Form 10-K405, Exhibit 13
period 1994-12-31
SANDY SPRING BANCORP INC
filed 1995-03-23
CIK 824410

                                   EXHIBIT 13

                        ITEM 2.  DESCRIPTION OF PROPERTY

               (from the inside back cover of the Annual Report)

OFFICE LOCATIONS

EXECUTIVE OFFICES                             GAITHERSBURG
17801 Georgia Avenue                          814 West Diamond Avenue
Olney, Maryland  20832                        Gaithersburg, Maryland  20878
(301) 774-6400                                (301) 963-3600

AIRPARK                                       LAYHILL
7653 Lindbergh Drive                          14241 Layhill Road
Gaithersburg, Maryland 20879                  Silver Spring, Maryland  20906
(301) 774-8408                                (301) 774-8406

ASHTON                                        LEISUREWORLD PLAZA
1 Ashton Road                                 3801 International Drive
Ashton, Maryland  20861                       Silver Spring, Maryland  20906
(301) 774-8405                                (301) 774-8407

ASPENWOOD                                     LISBON
(Aspenwood Residents and Employees Only)      710-N Lisbon Centre Drive
14400 Homecrest Road                          Woodbine, Maryland  21797
Silver Spring, Maryland  20906                (410) 442-1878
(301) 774-8406

BURTONSVILLE                                  OLNEY
3535 Spencerville Road                        17801 Georgia Avenue
Burtonsville, Maryland  20866                 Olney, Maryland  20832
(301) 774-8404                                (301) 774-8402

CLARKSVILLE                                   ROCKVILLE
12276 Clarksville Pike                        611 Rockville Pike
Clarksville, Maryland  21029                  Rockville, Maryland  20852
(410) 531-2650                                (301) 217-0555

COLESVILLE                                    SANDY SPRING
13300 New Hampshire Avenue                    908 Olney-Sandy Spring Road
Silver Spring, Maryland  20904                Sandy Spring, Maryland  20860
(301) 774-8403                                (301) 774-8401

DAMASCUS                                      MONTGOMERY VILLAGE (LATE 1995)
26250 Ridge Road                              9921 Stedwick Road
Damascus, Maryland  20872                     Gaithersburg, MD  20879
(301) 253-0133                                (301) 774-6400

                           ITEM 3.  LEGAL PROCEEDINGS

                       (FROM PAGE 37 OF THE ANNUAL REPORT)

NOTE 18 -- LITIGATION

     At December 31, 1994, the Company was involved in litigation arising from normal banking, financial, and other activities of the Bank. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of these matters will have a material effect on the Company's financial condition.

               ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON EQUITY
                         AND RELATED SHAREHOLDER MATTERS

                       (from page 11 of the Annual Report)

RECENT STOCK PRICES AND DIVIDENDS
(Dollars in thousands, except per share data)

     Shareholders received quarterly cash dividends totaling $2,273 in 1994, and $2,014 in 1993. Regular dividends have been declared for ninety-four consecutive years. The Company has increased its dividends per share each year for the past fourteen years. Since 1989, dividends per share have risen at an annual compound growth rate of 9.8%, with an increase of 9.2% in 1994.

     Total dividends, expressed as a percent of net income, were 28.3% in 1994 and 25.1% in 1993. The amount of dividends is established by the Board of Directors in consideration of operating results, financial condition, capital adequacy, regulatory requirements, shareholder returns and other factors.

     Shares issued under the dividend reinvestment plan totaled 16,613 in 1994 and 14,982 in 1993.

     There is no established public trading market for the Company's common stock, which is traded lightly in a local market. The number of shareholders of record continues to grow, reaching approximately 1,900 as of February 10, 1995 from approximately 1,800 a year earlier. Management estimates that about three fourths of the Company's shareholders reside in its market area.

     The following table sets forth the range of high and low sales prices for the common stock as well as dividends declared in each quarter of the two most recent years. Sales prices shown represent actual transactions known to the Company to have occurred in each quarterly period shown, with the exception of the high sales prices shown for the third and fourth quarters of 1994, and the low sales price shown for the second quarter of 1994, each of which is based upon reports of transactions published by third parties.


                       (from page 33 of the Annual Report)
                  (Dollars in thousands, except per share data)

NOTE 11 -- STOCKHOLDERS' EQUITY
     Bancorp's Articles of Incorporation authorize 6,000,000 shares of capital stock, par value $1.00 per share, to be initially classified as common stock. However, as set out in the Articles of Incorporation, remaining unissued stock may in the future be designated as either common or preferred stock.

     On July 24, 1992, Sandy Spring Bancorp issued and sold 237,426 shares of common stock for $34.00 per share in a combined shareholder rights and community offering. Net proceeds from the stock offering were $7,950, and are being used for general corporate purposes, including contributions to the Bank of $2,000.

     On December 16, 1992, the Board of Directors approved the Sandy Spring Bancorp Dividend Reinvestment Plan (the "Plan") effective for the first dividend of 1993. The Plan provides shareholders with the opportunity to increase their equity ownership in Bancorp by electing to have cash dividends automatically reinvested in additional shares of common stock without payment of any brokerage commission or service charge. The Board has reserved 100,000 shares for issuance under the Plan.

     Bank and holding company regulations, as well as Maryland law, impose certain restrictions on dividend payments by the Bank, as well as restricting extensions of credit and transfers of assets between the Bank and the holding company. These restrictions have had no impact on Bank dividend payments in prior years and none is anticipated in future periods. There were no loans outstanding between the Bank and Bancorp at December 31, 1994 and 1993.

                        ITEM 6.  SELECTED FINANCIAL DATA
                       (from page 13 of the Annual Report)

HISTORICAL TRENDS IN FINANCIAL DATA 1990-1994
(Dollars in thousands, except per share data)

                                                            1994           1993           1992           1991           1990
- ------------------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS (for the year):
  Interest Income                                         $46,264        $41,674        $ 44,520      $ 47,448        $ 44,986
  Interest Expense                                         19,179         17,695          21,188        28,471          28,520
    Net Interest Income                                    27,085         23,979          23,332        18,977          16,466
  Provision for Credit Losses                                 160            950           1,750           835             560
  Net Interest Income after Provision for Credit Losses    26,925         23,029          21,582        18,142          15,906
  Non-Interest Income                                       4,129          4,808           4,573         2,724           2,334
  Non-Interest Expenses                                    19,895         16,942          15,269        13,477          11,542
   Income before Taxes and Cumulative
      Effect of Accounting Change                          11,159         10,895          10,886         7,389           6,698
  Income Tax Expense                                        3,139          2,888           2,981         1,994           1,949
  Income before Cumulative Effect of Accounting Change      8,020          8,007           7,905         5,395           4,749
  Cumulative Effect of Accounting Change                       --             --             744            --              --
  Net Income                                                8,020          8,007           8,649         5,395           4,749

PER SHARE DATA
  Net Income                                                $3.78          $3.89    $4.53/$4.14*        $ 3.01          $ 2.66
  Dividends Declared                                         1.07           0.98          0.85            0.75            0.72
  Book Value                                              31.29**        31.46**           26.75         21.98           19.71

FINANCIAL CONDITION (at year end):
  Assets                                                 $764,135       $722,465        $626,084      $573,812        $517,899
  Deposits                                                645,619        622,056         557,958       517,110         466,539
  Loans                                                   401,524        324,372         274,189       313,315         336,072
  Securities                                              304,004        309,013         284,999       191,221         108,517
  Stockholders' Equity                                     66,956         66,391          54,668        39,501          35,233

MEASUREMENTS (for the year):
  Return on Average Assets                                  1.11%          1.24%    1.44%/1.32%*         1.00%           1.01%
  Return of Average Equity                                  12.12          13.74    19.31/17.65*         14.75           14.35
  Average Equity to Average Assets                           9.19           9.06            7.45          6.79            7.03
  Dividends Declared to Net Income                          28.34          25.14    18.97/20.76*         24.94           27.03

*Excludes the cumulative benefit recorded in 1992 from the change in accounting for income taxes.

**Includes the effects under Statement of Financial Accounting Standards No. 115 of marking to market the available-for-sale portion of the investment portfolio.

Item I. Business -- Tabular Financial Information


                ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                     (from pages 12-23 of the Annual Report)

Management's Discussion and Analysis (Dollars in thousands)

NET INTEREST INCOME

     The Company's net interest income rose $3,106 or 13.0% during 1994 to $27,085 for the year. The percentage increase was 2.8% in 1993 resulting in net interest income of $23,979, up from $23,332 the prior year. On a tax-equivalent basis, the respective net interest income figures for 1994, 1993 and 1992 amounted to $28,970 (representing a 10.9% annual rise), $26,132 (3.1% annual rise) and $25,347.

     One extremely important factor in the profitability of a bank is management's ability to maximize net interest income. The Company's performance in this regard is analyzed in the "Consolidated Average Balance, Yields and Rates" table accompanying this discussion.

     Greater volume of business was the predominant factor generating the higher level of net interest income in 1994, compared to 1993. Interest rate changes had an adverse, though relatively moderate, effect on net interest income.

INTEREST INCOME

     The Company's tax-equivalent interest income increased 9.9% or $4,329 in 1994, as a result of a $73,725 or 12.2%, increase in average earning assets offset in part by a decline of 14 basis points in average yield earned. Average loans (yielding 8.15%) increased 18.9% or $54,090 while average securities (yielding 6.08%) posted a 14.9% or $42,486 rise. The growth in loans and securities was funded in part by a decrease of 65.4% or $22,851 in time deposits with other banks and federal funds sold, the lowest yielding categories of earning assets.

     In 1993, tax-equivalent interest income declined, by 5.8% or $2,687, as an increase of 7.2% in average earning assets was more than offset by a 100 basis point reduction in average yield earned.

INTEREST EXPENSE

     Interest expense in 1994 increased 8.4% or $1,491 due primarily to a 9.8% rise in interest-bearing liabilities. The average rate paid on those liabilities was virtually unchanged from the prior year. Money market savings deposits (costing 3.03%) and time deposits (costing 4.24%) remained essentially the same in 1994 as in 1993. Average regular savings (costing 3.04%) grew 47.0% or $34,791 and average interest-bearing demand deposits (costing 2.62%) rose 8.6% or $6,772. Deposit growth did not provide sufficient support for the significant rise in loans during 1994. Average short-term and other borrowings (costing 4.26%) increased $10,774 or 53.3%, including an increase in advances from the Federal Home Loan Bank of Atlanta.

     In 1993, interest expense declined 16.4% or $3,472, compared to 1992, due to the opposing effects of 3.7% higher average interest-bearing liabilities and an 83 basis point decline in average rate paid.

INTEREST RATE PERFORMANCE

     The interest rate spread narrowed to 3.69% in 1994 from 1993's 3.79%, representing a 10 basis point decline for reasons discussed above. The decline in net interest margin was even smaller, as the level of interest-free funding of earning assets increased modestly.

     During 1993, the spread and margin both decreased by 17 basis points.

NON-INTEREST INCOME

     Total non-interest income decreased 14.1% or $679 during 1994 to $4,129 for the year, following an increase of 5.1% or $235 in 1993.

     The primary reason for the decline in total non-interest income was an $812 decrease in gains on residential mortgage loan sales to $164 on sales of $15,487 in 1994 from $976 on sales of $48,360 in 1993. During most of 1994, residential mortgage loan originations were retained in the Company's loan portfolio since these originations met the Bank's asset/liability management objectives. In the early months of the year when the Company desired to sell mortgages, rising interest rates adversely affected both loan production and the secondary market. Gains on mortgage sales totalled $1,001 on sales of $69,069 in 1992.

     Securities losses of $84 were recorded during 1994 compared to gains of $257 in 1993. Included in the securities gains for 1993 was $117 which represented the reversal of a valuation allowance for corporate debt securities established in a prior year. Securities gains were $507 in 1992 with $300 attributable to a reduction in a valuation allowance that year as the credit position of the issuer improved.

     Growth in service charge income amounted to 13.8% or $280 in 1994 preceded by 12.1% or $219 the prior year.

     Other non-interest income was up 12.5% or $194 during 1994 compared to a gain of 23.2% or $291 in the category in 1993. The majority of other non-interest income is comprised of commissions and fees from trust services, annuity and mutual fund sales and servicing of mortgages sold which rose 15.1% or $136 to $1,035 in 1994, following a 39.2% or $253 increase in 1993 to $899 from 1992's $646.

NON-INTEREST EXPENSES

     Non-interest expenses totaled $19,895 for 1994, representing a 17.4% increase over $16,942 in 1993. Non-interest expenses increased 11.0% in 1993, compared to 1992. Higher overall operating expense levels over the past two years, which are contributing to lower earnings, are seen as an essential requirement toward building a more solid base of operations necessary to better service a growing customer base.

     Salaries and employee benefits increased 22.0% or $1,994 in 1994, compared to a 9.1% or $759 rise in 1993. A significant part of the growth reported for 1994 is attributable to staff increases related to the Company's growth and, to a lesser extent, to nonrecurring special early retirement benefits of $291 extended to certain long term employees.

     The ratio of net income to average full-time-equivalent employees was $28 for 1994, $32 for 1993 and $34 for 1992 (excluding the accounting change benefit). The decline in this measure of productivity resulted mainly from an increase in employees. The number of average full-time-equivalent employees rose to 286 in 1994 from 250 in 1993 (up 14.4%), reflecting the staffing of three additional branches (two of which were from the merger with First Montgomery Bank completed in December 1993).

     Occupancy expense grew 14.4% or $230 during 1994 due in large measure to rental expenses associated with the two branches obtained in the merger with First Montgomery Bank and additional office space. Equipment expenses grew 23.4% or $293 in 1994, reflecting installation of a new teller terminal system, the first full year of operation of a new branch and acceleration of depreciation on automated teller machines. Expenses for occupancy and equipment rose at rates of 17.2% and 12.8%, respectively, in 1993 as compared to 1992.

     Other non-interest expenses, including the FDIC insurance and outside data services, rose 8.7% or $436 in 1994, compared to 1993. Major increases were attorney fees incurred for resolution of problem loans and consulting services related to training and implementing strategic plans.

NET OVERHEAD

     Management believes that the net overhead ratio, which indicates the level of net operating expenses (non-interest expenses less non-interest income) as a percentage of tax-equivalent net interest income, is the best general measure of non-interest expense performance. During 1994, the Company's net overhead ratio was 54.4%, up from a ratio of 46.4% in 1993. Ratios below 50% are considered generally desirable. However, the 1994 ratio reflects the costs of expansion in capacity for future growth.

BALANCE SHEET ANALYSIS

     At December 31, 1994, the Company's size, as measured by total assets, reached $764,135 as compared to $722,465 at December 31, 1993, for an increase of 5.8% or $41,670. Total assets, including $39,000 acquired from First Montgomery Bank in 1993, were 15.4% or $96,381 higher at December 31, 1993, compared to year-end 1992.

     Earning assets increased 5.2% in 1994, reaching $711,114 at December 31, 1994 from $675,825 at December 31, 1993.

     Total loans rose 23.8% or $77,152 during 1994 while the balance in the residential mortgage loans held for sale portfolio, which stood at $6,979 on December 31, 1993, was liquidated during 1994. All major categories of loans increased during 1994. Real estate mortgages grew $55,341 or 22.1% in part from loan purchases of $10,301. Construction loans increased $9,258 or 67.5%, consumer loans were up $9,489 or 50.3% and commercial loans grew $3,199 or 7.9%.

     Interest-bearing deposits with banks and federal funds sold together decreased $29,875 to $5,586, as funds considered excess liquidity earlier in 1994 were either reinvested in medium term securities at more attractive rates or into loans. By the end of 1994, the investment portfolio, which consists of investments available-for-sale and held-to-maturity as well as other equity securities, had decreased by 1.62% or $5,009 to $304,004 from $309,013 at December 31, 1993 as loan growth during 1994 absorbed available funds. Within the investment portfolio, securities with fair values totalling $66,925 were transferred in 1994 from the available-for-sale category to the held-to-maturity category. In accordance with Statement of Financial Accounting Standards No. 115 (FASB 115), $2,523 of unrealized losses on the securities transferred is being amortized over the remaining life of the securities. These unrealized losses along with net unrealized losses from declines in the fair value of investments available-for-sale (net of taxes) are shown as a component of stockholders' equity in accordance with FASB 115.

     Total deposits increased by $23,653 or 3.8%, primarily as a result of growth in core deposits (defined to include all deposits, except time deposits of $100,000 or more). Total deposits were $645,619 at December 31, 1994, up from $622,056 at December 31, 1993. The 1994 growth in core and total deposits was below the Company's historical growth experience. Competition for core deposits has increased, especially competition from investment alternatives outside banking, including U.S. Treasury securities. Core deposits comprised 86.2% of earning assets at December 31, 1994 compared to 87.5% at December 31, 1993. Total short term borrowings increased by $17.9 million, or 6.6%, in 1994. Most of this increase was attributable to $10,500 in additional short-term advances on the Company's line of credit with the Federal Home Loan Bank of Atlanta. Repurchase agreements, a component of short-term borrowings associated with business accounts, increased $7,140.

ANALYSIS OF LOANS
(Dollars in thousands)

The following table presents the trends in the composition of the loan portfolio over the previous five years.

                                                  December 31,
                             ---------------------------------------------------
                                   1994      1993      1992      1991      1990
- --------------------------------------------------------------------------------
Real estate-mortgage(1)        $306,122  $250,781  $224,494  $251,597  $255,096

Real estate-construction(2)      22,969    13,711    12,234    16,839    24,189

Consumer                         28,337    18,848    17,509    21,225    25,688

Commercial                       43,560    40,361    18,709    22,040    29,113

Tax exempt                          536       671     1,243     1,614     1,986
                               --------  --------  --------  --------  --------

  TOTAL LOANS                  $401,524  $324,372  $274,189  $313,315  $336,072
                               --------  --------  --------  --------  --------
                               --------  --------  --------  --------  --------

(1) Consists of fixed and adjustable rate first and second home mortgage loans, home equity lines of credit and commercial mortgage loans.
(2) Includes both residential and commercial properties.

ANALYSIS OF SECURITIES
(Dollars in thousands)
The composition of Securities at December 31 for each of the latest three fiscal years was:

                    Available-     Held-to-maturity    Total          Available-     Held-to-maturity    Total          Investment
                    for-sale(1)    and other equity    Securities     for-sale(1)    and other equity    Securities     Securities
       ----------------------------------------------------------     ---------------------------------------------     -----------
                                                          1994                                              1993           1992
- -----------------------------------------------------------------     ---------------------------------------------     ------------
U.S. Treasury       $  23,272         $      --        $  23,272      $  32,691          $     --        $  32,691      $  32,702
U.S. Agency            23,579            77,959          101,538         19,093             42,242          61,335         52,335
State and municipal    39,836            29,627           69,463         51,084             27,883          78,967         74,232
Corporate debt
 obligations            3,260                --            3,260          7,230                 --           7,230          9,749
Mortgage-backed
 securities (2)        37,307            64,680          101,987        119,151                 --         119,151        107,268
Marketable and other
 equity securities        518             3,966            4,484          5,715              3,924           9,639          8,713
                     -------------------------------------------     ---------------------------------------------      ------------
TOTAL SECURITIES (3) $127,772          $176,232         $304,004       $234,964            $74,049        $309,013       $284,999
                     -------------------------------------------     ---------------------------------------------      ------------
                     -------------------------------------------     ---------------------------------------------      ------------

(1) At estimated fair value.
(2) Mortgage-backed securities are either issued by a federal agency or are secured by U.S. Agency collateral and therefore are believed to be high-quality.
(3) The outstanding balance of no single issuer exceeded ten percent of stockholders' equity at December 31, 1994, 1993 or 1992.

Maturities and weighted average yields for held-to-maturity debt securities at December 31, 1994 are shown below:

                                                           Years to Maturity
                              ---------------------------------------------------------------------------
                                   Within              Over 1              Over 5              Over
                                      1              through 5           through 10             10
                              ---------------------------------------------------------------------------
                              Amount    Yield     Amount    Yield     Amount    Yield     Amount    Yield     TOTAL     YIELD
- ------------------------------------------------------------------------------------------------------------------------------------
U.S. Agency                  $ 3,398    5.70%   $ 57,548    5.61%    $12,013    6.10%     $5,000    7.60%  $ 77,959     5.82%

State and municipal              490    8.56       1,287    5.42      27,850    7.34          --      --     29,627     7.28

Mortgage-backed securuties     7,498    5.95      52,769    6.99       4,413    7.37          --      --     64,680     6.79
                             -------            --------             -------              ------           --------
 TOTAL INVESTMENTS
 HELD-TO-MATURITY            $11,386    5.99%   $111,604    6.20%    $44,276    7.01%     $5,000    7.60%  $172,266     6.43%
                             -------            --------             -------              ------           --------
                             -------            --------             -------              ------           --------

Note--The yields on state and municipal securities have been calculated on a tax-equivalent basis assuming a 34% marginal federal income tax rate.

Maturities (1) and weighted average yields for investments available-for-sale at December 31, 1994 are shown below:

                                                           Years to Maturity
                              ----------------------------------------------------------------------------
                                   Within              Over 1              Over 5              Over
                                      1              through 5           through 10             10
                              ----------------------------------------------------------------------------
                              Amount    Yield     Amount    Yield     Amount    Yield     Amount    Yield     TOTAL     YIELD
- ------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury                $ 7,042    4.65%    $16,917    5.68%    $    --       -%     $   --       -%    $ 23,959     5.37%

U.S. Agency                    1,002    8.95      21,859    8.08       1,984    9.06          --      --       24,845     5.86

State and municipal(2)         8,923    8.55      30,594    8.26         202    7.00          --               39,719     8.32

Corporate debt obligations       270    4.70       2.002    7.24       1,000    5.69          --      --        3,272     6.56

Mortgage-backed securities     4,418    6.79      19,852    5.69       8,011    5.97       7,009    5.89       39,290     5.91
                             -------            --------             -------              ------             --------
Total Debt Securities        $21,655    6.69%    $91,224    6.52%    $11,197    6.51%     $7,009    5.89%     131,085     6.55%
                             -------            --------             -------              ------
                             -------            --------             -------              ------
Marketable equity
securities                                                                                                          5
                                                                                                             --------
 TOTAL INVESTMENTS
 AVAILABLE-FOR-SALE                                                                                          $131,090
                                                                                                             --------
                                                                                                             --------

(1) Amounts shown at amortized cost without market value adjustments required by FASB 115 (see notes 1 and 4 of Notes to the
Consolidated Financial Statements.
(2) The yields on state and municipal securities have been calculated on a tax-equivalent basis assuming a 34% marginal federal income tax rate.


CAPITAL MANAGEMENT
(Dollars in thousands)

     Stockholders' equity grew slightly to $66,956 at December 31, 1994 from $66,391 at December 31, 1993 as capital additions from earnings net of dividends and stock issuances were nearly offset by valuation adjustments to investments available-for-sale recorded in stockholders' equity. Internal capital generation (net income less dividends) provided $5,747 in additional equity during 1994, for a growth rate on average equity of 8.7% versus 10.3% for 1993.

     Stockholder's equity was negatively affected by a $(3,287) net unrealized loss, net of taxes, on investments available-for-sale at December 31, 1994 compared to a $2,958 net unrealized gain, net of taxes, at December 31, 1993, for a net decrease in stockholders' equity from year end to year end of $(6,245). While these unrealized gains and losses are considered to be a part of stockholders' equity under generally accepted accounting principles, they are currently not included in capital for purposes of computing regulatory capital ratios.

     Sources of external capital formation over the two year period 1994-1993 included the Company's dividend reinvestment plan, resulting in $785 of additional equity through the issuance of 16,613 shares (1994) and $632 through 14,982 new shares (1993), and employee investment programs, which added $278 and $200 in the respective years to the Company's capital position. In 1993, new equity capital of $1,940 was raised as a result of the issuance of 44,605 shares of the Company's common stock in exchange for First Montgomery Bank stock in the merger transaction.

REGULATORY CAPITAL REQUIREMENTS

     The Company's capital position exceeds regulatory requirements which relate to safety and soundness. Year-end capital adequacy ratios were similar in 1994 and 1993. The total risk-based capital ratio was 17.52% at December 31, 1994 versus 17.74% at December 31, 1993. This ratio is the primary regulatory measure of capital adequacy and relates capital adequacy to the level of credit risk inherent in assets on and off the balance sheet, with higher-risk assets requiring a greater commitment of capital.

     The tier-1 risk-based capital ratio comparison was 16.27% at year-end 1994 versus 16.48% at year-end 1993.

     The leverage ratio, which measures the availability of tangible capital to average total assets, was 9.45% at December 31, 1994 versus 9.48% at December 31, 1993.

     The regulators continue to formulate policies for incorporation of interest rate risk into capital requirements, as mandated by the Federal Deposit Insurance Corporation Improvement Act of 1991. When new standards emerge, perhaps in 1995, management expects that the Company's capital adequacy will remain significantly above regulatory minimums.

     Management monitors historical and projected earnings, dividends and asset growth, as well as risks associated with the various types of on and off-balance sheet assets, in order to determine the appropriate capital levels and the action needed, if any, to preserve capital adequacy.

The capital position of the Company and the Bank are analyzed in the following table as of December 31, 1994 and December 31, 1993.

                                        December 31,                  Regulatory
                                   ----------------------
                                      1994        1993                Standards
- --------------------------------------------------------------------------------
COMPANY:
 Tier 1 Capital(1)                  $69,658     $62,331
 Tier 1 Risk-based Capital Ratio     16.27%      16.48%                   4.00%
 Total Risk-based Capital(2)        $74,974     $67,076
 Total Risk-based Capital Ratio      17.52%      17.74%                   8.00%
 Capital Leverage Ratio               9.45%       9.48%                 3-5%(3)

BANK:
 Tier 1 Capital (1)                 $61,423     $54,584
 Tier 1 Risk-based Capital Ratio     14.36%      14.44%                   4.00%
 Total Risk-based Capital (2)       $66,736     $59,325
 Total Risk-based Capital Ratio      15.61%      15.70%                   8.00%
 Capital Leverage Ratio               8.34%       8.31%                 3-5%(3)
- --------------------------------------------------------------------------------
(1) Total stockholders' equity less intangibles and the net unrealized gain
(loss) on investments available-for-sale.
(2) Tier 1 capital plus a permitted amount of the allowance for credit losses.
(3) Established on an individual basis for each bank.


CREDIT RISK MANAGEMENT
(Dollars in thousands)

     The allowance for credit losses is available for future loan charge-offs. The allowance is funded at a level deemed appropriate by charges to earnings through the provision for credit losses. The allowance is decreased for loan charge-offs and increased by recoveries of loans previously charged-off. The amount of provision necessary is determined by loss allocations for specific problem credits, historical loss experience and consideration of other factors including economic conditions, portfolio trends and credit concentrations, based upon data and analysis provided by the Company's loan review department.

     Management believes credit quality in the Bank's loan portfolio is satisfactory, as indicated by a ratio of nonperforming loans to total loans of 0.39% at December 31, 1994, down from 1.06% at December 31, 1993. The amount of total nonperforming loans declined by $1.9 million, or 54.2%, during 1994. The allowance for credit losses was nearly four times greater than nonperforming loans at December 31, 1994. During the year, net charge-offs of $229 were recorded out of an average loan portfolio totalling $340,585, a ratio of 0.07%. Other real estate owned was $277, net of allowance of $66, at December 31, 1994.

     Due to improved asset quality indicators, the 1994 provision for credit losses was lower than the $950 recorded in 1993. The amount of provision set aside in 1993 was influenced by 1993's higher nonperforming and problem loans, which were due in part to the merger with First Montgomery Bank.

     In 1993, the Company's allowance was increased by $1,158 as part of the merger transaction with First Montgomery Bank.

     The Company continues to experience a low level of charge-offs. While net charge-offs registered 0.07% of average loans during 1994, recoveries exceeded charge-offs by $253 in 1993.

     The major concentrations of credit risk for the Company arise by customer location, because it operates only in two counties in the State of Maryland, and by loan portfolio composition. Real estate credits represented 82.0% of total loans at December 31, 1994 and 81.5% at December 31, 1993. Within the real estate loan portfolio, commercial construction and development credits, generally considered to be a higher risk category of loans, comprised 3.6% of total real estate loans and 2.9% of total loans at December 31, 1994. By contrast, traditional first and second home mortgages, generally considered to be a lower risk category, amounted to 44.5% of total real estate loans and 36.5% of total loans. The remaining balances of real estate loans consist of mortgages on commercial properties, home equity lines of credit and residential lot loans.

ANALYSIS OF CREDIT RISK
(Dollars in thousands)

Activity in the allowance for credit losses for the preceding five years ended December 31, is shown below:

                                                            1994           1993           1992           1991           1990
- ------------------------------------------------------------------------------------------------------------------------------------
Balance, January 1                                        $6,177         $3,816         $2,690         $2,566          $2,137

Provision for credit losses                                  160            950          1,750            835             560

Allowance from merger transaction                             --          1,158             --             --              --

Loan charge-offs:

  Real estate-mortgage                                      (135)            --           (506)           (50)            (25)

  Real estate-construction                                    --             --              -             (5)             (9)

  Consumer                                                   (32)          (104)          (243)          (294)           (111)

  Commercial                                                (342)           (29)           (76)          (412)            (22)
                                                        --------       --------      ---------       --------        --------
    Total charge-offs                                       (509)          (133)          (825)          (761)           (167)

Loan recoveries:

  Real estate-mortgage                                        16             54             --             --              --

  Real estate-construction                                    --             --              5             --              --

  Consumer                                                    40             79             61             40              34

  Commercial                                                 224            253            135              8               4
                                                        --------       --------     ----------      ---------        --------

    Total recoveries                                         280            386            201            480              38
                                                        --------       --------     ----------      ---------        --------
Net recoveries (charge-offs)                                (229)           253           (624)          (713)           (129)
                                                        --------       --------     ----------      ---------        --------

BALANCE, DECEMBER 31                                      $6,108         $6,177         $3,816         $2,690          $2,568
                                                        --------       --------     ----------     ----------        --------
                                                        --------       --------     ----------     ----------        --------
Net recoveries (charge-offs) to average loans             (0.07)%         0.09%         (0.22)%        (0.22)%         (0.04)%

Allowance to total loans                                   1.52%          1.90%          1.39%          0.86%           0.76%

Balance sheet risk inherent in the lending function is presented as follows for a five year period:

                                                                                    December 31,
                                                    -------------------------------------------------------------------------------
                                                            1994           1993           1992           1991            1990
- ------------------------------------------------------------------------------------------------------------------------------------
Non-accrual loans(1)                                       $ 866         $2,933          $ 508          $ 580           $ 147

Loans 90 days past due                                       571            517            953          1,318           1,128

Restructured loans                                            44             --             --             --              --

                                                           -----         ------          -----         ------           -----
  Total Nonperforming Loans(2)                             1,581          3,450          1,461          1,898           1,276

Other real estate owned, net                                 277          1,387            999          1,097           1,869
                                                           -----         ------         ------         ------          ------

  TOTAL NONPERFORMING ASSETS                              $1,858         $4,837         $2,460         $2,995          $3,144
                                                           -----         ------         ------         ------          ------
                                                           -----         ------         ------         ------          ------
  NONPERFORMING ASSETS TO TOTAL ASSETS                     0.24%          0.67%          0.39%          0.52%           0.61%

(1) Gross interest income that would have been recorded in 1994 if non-accrual loans had been current and in accordance with their original terms approximated $131, while no interest was recognized on such loans during the year.

(2) Those performing loans considered potential problem loans, as defined and identified by management, amounted to $13,949 at December 31, 1994. Although these are loans where known information about the borrowers' possible credit problems causes management to have doubts as to their ability to comply with the present loan repayment terms, most are well collateralized and are not believed to present significant risk of loss.

LIQUIDITY AND INTEREST RATE SENSITIVITY
Liquidity

     The Company's liquidity position, considering both internal and external sources available, exceeds anticipated short and long term funding needs at December 31, 1994. Core deposits, defined to include all deposits except certificates of deposit of $100,000 or more, equal 86.2% of total earning assets at December 31, 1994. In addition, substantial amortizing residential mortgage loans, maturities and paydowns of securities, deposit growth and earnings have contributed a flow of funds available to meet liquidity requirements.

     Management monitors current and expected liquidity in order that sufficient funds are available on short notice to meet operating requirements, satisfy deposit withdrawals, fund loans, and to enable the Company to pursue new business opportunities.

     Internally generated funds available at December 31, 1994, consisted primarily of cash and cash equivalents, interest-bearing deposits with banks, maturities of investments held-to-maturity due within one year at fair value and investments available-for-sale and totalled $177,184 or 23.2% of total assets. Excluding investments available-for-sale, which have experienced depreciation in value due to the increase in general interest rates, funds available totalled $49,412 or 6.5% of total assets at year-end 1994, a position that may cause the Company to increase borrowing to meet loan demand in future periods.

     The Company's external sources of liquidity include a line of credit for $145,000 from the Federal Home Loan Bank of Atlanta of which approximately $23,520 was outstanding at December 31, 1994. Core deposits increased by $21,644 during 1994, while loans grew by $77,152, resulting in an increase in borrowed funds.

     The Bank's time deposits of $100,000 or more represented 5.0% of total deposits at December 31, 1994 and are broken out by maturity in the table below.


                                        Months to Maturity
                          ---------------------------------------------
                    3 or      Over 3         Over 6         Over
                    less       to 6           to 12          12       TOTAL
- --------------------------------------------------------------------------------
Time deposits --
$100,000 or more   $10,620    $5,659          $6,041       $10,257   $32,577
                   -------    ------          ------       -------   -------
                   -------    ------          ------       -------   -------

Management's Discussion and Analysis (Dollars in thousands)

Interest Rate Sensitivity

     The Company's rate sensitivity at December 31, 1994 is set forth in the table below. It shows a liability sensitive position cumulative to one year of $5,593 or 0.73% of total assets, indicating the assumption of relatively low interest rate risk.

     Interest sensitivity is one measure of the way earnings may react to changes in the general levels of interest rates. Whenever earning assets reprice to market interest rates at a different pace than interest-bearing liabilities, net interest income will be affected. Risk factors not reflected in gap analysis in the table below include differences in the speed and amount of response by the specific types of assets and liabilities to a change in general market interest rates. Management believes its overall rate sensitivity position is appropriate for current rate conditions.

     There is a prepayment risk associated with the Bank's portfolio of mortgage-backed securities, especially collateralized mortgage obligations, whose maturities can be significantly affected when interest rates change. However, based on current prepayment assumptions, these assets have a relatively short weighted average life.

     In addition to the analysis of rate sensitivity, management performs simulation analysis to more closely evaluate the short-term impact of changing interest rates on net interest income and the long-term impact on the value of equity. This approach is more is believed to provide a more accurate assessment of the economic impact of alternative investment and pricing decisions than the use of rate sensitivity analysis alone.

     The Board of Directors has established the limits of acceptable risk as a policy which the Asset-Liability Committee implements in its management of interest rate risk. The Committee, comprised of senior management, meets weekly and conducts comprehensive quarterly reviews with the Board of Directors.

     The following schedule sets out the time frames from December 31, 1994 in which the Company's assets and liabilities are subject to repricing:

                                        ------------------------------------------------------------------------------------------
                                                  0-90      91-365    Over 1-3    Over 3-5     Over 5-10   Over 10-20     Over 20
                                                  Days       Days       Years       Years        Years        Years        Years
                                        ------------------------------------------------------------------------------------------
RATE SENSITIVE ASSETS:

 Loans                                         $87,451   $108,351    $117,479      $60,849     $22,709       $4,663       $1,002

 Taxable securities                             39,773     46,550      80,215       52,384      19,281           --           --

 Nontaxable securities                           2,466      8,740      11,504       18,613      27,793           --           --

 Other investments                              17,915         --          --           --          --           --           --
                                     -------------------------------------------------------------------------------------------

    TOTAL                                      147,605    163,641     209,198      131,846      69,783        4,663        1,002

RATE SENSITIVE LIABILITIES:

 Noninterest-bearing demand deposits            16,679         --          --           --          --           --           --

 Interest-bearing demand deposits                4,592     13,777      36,738       36,737          --           --           --

 Regular savings deposits                        5,459     16,376      43,670       43,669          --           --           --

 Money market savings deposits                   7,825     86,062      62,590           --          --           --           --

 Time deposits                                  53,940     66,866      29,845       32,810          --           --           --

 Short-term borrowings and other
  rate sensitive liabilities                    24,749     20,514          44        1,079       2,038           --           --
    ----------------------------------------------------------------------------------------------------------------------------
    TOTAL                                      113,244    203,595     172,887      114,295       2,038           --           --
    ----------------------------------------------------------------------------------------------------------------------------
    CUMULATIVE GAP                             $34,361   $(5,593)     $30,718      $48,269    $116,014     $120,677     $121,679
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
      As a Percent of Total Assets               4.50%    (0.73)%       4.02%        6.32%      15.18%       15.79%       15.92%

    CUMULATIVE RATE SENSITIVE
     ASSETS TO RATE SENSITIVE
     LIABILITIES                                  1.30       0.98        1.06         1.08        1.19         1.20         1.20

NOTE: This analysis is based upon a number of significant assumptions including the following: Loans are repaid/rescheduled by contractual maturity.
Securities, except mortgage-backed securities, are repaid according to contractual maturity adjusted for call features. Mortgage-backed security repricing is adjusted for estimated early paydowns. In order to reflect the temporary seasonal influx of noninterest-bearing demand deposits at year end, which inflates short-term rate sensitive assets, such deposits in excess of their average balance for the year are shown in 0-90 days. Interest-bearing demand, regular savings and money market savings deposits are estimated to exhibit some rate sensitivity based on management's analysis of deposit withdrawals. Time deposits are shown in the table based on contractual maturity.

              ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                     (from pages 24-42 of the Annual Report)

REPORT OF INDEPENDENT AUDITORS

STEGMAN & COMPANY
Certified Public Accountants

BOARD OF DIRECTORS AND SHAREHOLDERS
SANDY SPRING BANCORP
OLNEY, MARYLAND

     We have audited the accompanying consolidated balance sheets of Sandy Spring Bancorp and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the management of Sandy Spring Bancorp and Subsidiaries. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sandy Spring Bancorp and Subsidiaries as of December 31, 1994 and 1993, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

     As discussed in the notes to the consolidated financial statements, the Company changed its methods of accounting for income taxes in 1992 and investment securities in 1993.


/s/ Stegman & Company
- -------------------------------

Towson, Maryland
February 2, 1995

Sandy Spring Bancorp and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

                                                            December 31,
                                                       --------------------
                                                       1994            1993
- --------------------------------------------------------------------------------
ASSETS
  Cash and due from banks                            $32,549         $29,595

  Interest-bearing deposits with banks                   211          12,076

  Federal funds sold                                   5,375          23,385

  Residential mortgage loans held for sale                --           6,979

  Investments available-for-sale (at fair value)     127,772         234,964

  Investments held-to-maturity --
   fair value of $164,103 (1994) and $72,032 (1993)  172,266          70,125

  Other equity securities                              3,966           3,924

  Total Loans (net of unearned income)               401,524         324,372

    Less: Allowance for credit losses                (6,108)         (6,177)
                                                   ---------      ----------
       Net Loans                                     395,416         318,195

  Premises and equipment                              14,230          13,914

  Accrued interest receivable                          5,726           4,631

  Other real estate owned, net of allowance
   of $66 (1994) and $81 (1993)                          277           1,387

  Other assets                                         6,347           3,290
                                                   ---------       ---------
     TOTAL ASSETS                                   $764,135        $722,465
                                                   ---------       ---------
                                                   ---------       ---------

LIABILITIES

  Noninterest-bearing deposits                      $104,663        $ 99,899

  Interest-bearing deposits                          540,956         522,157
                                                   ---------       ---------
      Total deposits                                 645,619         622,056

  Short-term borrowings                               45,243          27,307

  Long-term borrowings                                 3,180           2,206

  Accrued interest and other liabilities               3,137           4,505
                                                   ---------       ---------
      TOTAL LIABILITIES                              697,179         656,074

STOCKHOLDERS' EQUITY

  Common stock -- par value $1.00;
   shares authorized 6,000,000;
   shares issued and outstanding
   2,140,149 (1994) and 2,110,244 (1993)               2,140           2,110

  Surplus                                             27,133          26,100

  Retained earnings                                   40,970          35,223

  Net unrealized gain (loss) on investments
   available-for-sale, net of taxes                  (3,287)           2,958
                                                    --------        --------
      TOTAL STOCKHOLDERS' EQUITY                      66,956          66,391
                                                    --------        --------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $764,135        $722,465
                                                   ---------        --------
                                                   ---------        --------

See Notes to Consolidated Financial Statements.

Sandy Spring Bancorp and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

                                                                                     Years Ended December 31,
                                                                    -------------------------------------------------------------
                                                                           1994                1993                1992
- ------------------------------------------------------------------------------------------------------------------------------------
Interest income:

 Interest and fees on loans                                              $27,672             $23,695             $26,725

 Interest on loans held for sale                                              57                 300                 648

 Interest on deposits with banks                                              37                 399                 187

 Interest and dividends on securities:

   Taxable                                                                14,030              12,350              12,196

   Nontaxable                                                              4,037               4,247               3,999

Interest on federal funds sold                                               431                 683                 765
                                                                         -------            --------            --------
     TOTAL INTEREST INCOME                                                46,264              41,674              44,520

Interest expense:

 Interest on deposits                                                     17,864              16,990              20,777

 Interest on short-term borrowings                                         1,165                 641                 389

 Interest on long-term borrowings                                            150                  64                  22
                                                                         -------            --------            --------
      TOTAL INTEREST EXPENSE                                              19,179              17,695              21,188
                                                                         -------            --------            --------
NET INTEREST INCOME                                                       27,085              23,979              23,332

Provision for Credit Losses                                                  160                 950               1,750
                                                                         -------            --------            --------
NET INTEREST INCOME AFTER PROVISION
  FOR CREDIT LOSSES                                                       26,925              23,029              21,582

Non-Interest Income:

 Securities gains (losses)                                                  (84)                 257                 507

 Service charges on deposit accounts                                       2,308               2,028               1,809

 Gains on mortgage sales                                                     164                 976               1,001

 Other income                                                              1,741               1,547               1,256
                                                                         -------            --------            --------
      TOTAL NON-INTEREST INCOME                                            4,129               4,808               4,573

Non-Interest Expenses:

 Salaries and employee benefits                                           11,060               9,066               8,307

 Occupancy expense of premises                                             1,828               1,598               1,364

 Equipment expenses                                                        1,545               1,252               1,110

 FDIC insurance expense                                                    1,388               1,275               1,184

 Outside data services                                                       582                 519                 646

 Other expenses                                                            3,492               3,232               2,658
                                                                         -------            --------            --------

      TOTAL NON-INTEREST EXPENSES                                         19,895              16,942              15,269
                                                                         -------            --------            --------
Income Before Income Taxes and Cumulative Effect of Accounting Change     11,159              10,895              10,886

Income Tax Expense                                                         3,139               2,888               2,981
                                                                         -------            --------            --------
Income before Cumulative Effect of Accounting Change                       8,020               8,007               7,905

Cumulative effect of accounting change                                        --                  --                 744
                                                                         -------            --------            --------

NET INCOME                                                                $8,020              $8,007             $ 8,649
                                                                         -------            --------            --------
                                                                         -------            --------            --------
PER SHARE DATA:

 Income before Cumulative Effect of Accounting Change                      $3.78               $3.89             $  4.14

 Cumulative effect of accounting change                                       --                  --                 .39
                                                                         -------            --------            --------
   NET INCOME                                                              $3.78               $3.89             $  4.53
                                                                         -------            --------            --------
                                                                         -------            --------            --------

See Notes to Consolidated Financial Statements.

Sandy Spring Bancorp and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

                                                                           Years Ended December 31,
                                                                      ----------------------------------
                                                                      1994           1993           1992
- ------------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:

 Net Income                                                          $8,020         $8,007       $  8,649

 Adjustments to reconcile net income to net cash provided by operating activities:

   Cumulative effect of accounting change                                --             --          (744)

   Depreciation and amortization                                      1,435          1,078          1,008

   Provision for credit losses                                          160            950          1,750

   Deferred income taxes                                              (267)          (508)          (532)

   Origination of loans held for sale                               (8,508)       (49,787)       (70,189)

   Proceeds from sales of loans held for sale                        15,651         49,336         70,070

   Gains on sales of loans held for sale                              (164)          (976)        (1,001)

   Securities (gains) losses                                             84          (139)          (507)

   Net change in:

     Accrued interest receivable                                    (1,095)            213          (112)

     Accrued income taxes                                             (133)          (499)            104

     Other accrued expenses                                           (263)            433        (1,358)

   Other -- net                                                         492          1,678          2,444
                                                                  ---------     ----------     ----------
      NET CASH PROVIDED BY OPERATING ACTIVITIES                      15,412          9,786          9,582

Cash Flows from Investing Activities:

 Net (increase) decrease in interest-bearing deposits with banks     11,865       (11,976)             --

 Purchases of investment securities                                      --       (81,561)      (178,131)

 Purchases of investments held-to-maturity                         (56,191)             --             --

 Origination of investments held for sale                                --       (39,693)             --

 Purchases of investments available-for-sale                       (65,782)             --             --

 Proceeds from sales of investment securities                            --          6,132         18,136

 Proceeds from sales of investments held for sale                        --         10,683             --

 Proceeds from sales of investments available-for-sale               33,879             --             --

 Proceeds from maturities and principal payments of investment
  securities                                                             --         83,955         65,558

 Proceeds from maturities and principal payments of investments
  held-to-maturity                                                   15,286             --             --

 Proceeds from principal payments of investments held for sale           --            516             --

 Proceeds from maturities and principal payments of investments
  available-for-sale                                                 66,955             --             --

 Proceeds from sales of other real estate owned                       1,459            752          1,733

 Net (increase) decrease in loans receivable                       (67,174)       (50,183)         36,634

 Purchases of loans                                                (10,301)             --             --

 Expenditures for premises and equipment                            (1,727)        (2,409)        (1,325)
                                                                -----------     ----------   ------------
     NET CASH USED BY INVESTING ACTIVITIES                         (71,731)       (83,784)       (57,395)

Cash Flows from Financing Activities:

 Net increase in demand and savings accounts                          5,372         67,265         84,066

 Net increase (decrease) in time and other deposits                  18,191        (3,166)       (43,218)

 Net increase (decrease) in short-term borrowings                    17,936         17,543        (1,289)

 Proceeds from long-term borrowings                                   1,000          2,020             --

 Retirement of long-term borrowings                                    (26)           (24)           (22)

 Proceeds from issuance of common stock                               1,063            726          8,159

 Dividends paid                                                     (2,273)        (2,014)        (1,641)
                                                                  ---------      ---------     ----------
     NET CASH PROVIDED BY FINANCING ACTIVITIES                       41,263         82,350         46,055
                                                                 ----------      ---------     ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS               (15,056)          8,352        (1,758)
Cash and Cash Equivalents at Beginning of Year                       52,980         44,628         46,386
                                                                -----------      ---------    -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR *                          $37,924        $52,980       $ 44,628
                                                                -----------      ---------    -----------
                                                                -----------      ---------    -----------
Supplemental Disclosures:

 Interest payments                                                  $18,211        $18,105       $ 22,650

 Income tax payments                                                 $3,547        $ 4,127       $  3,384

Noncash Investing Activities:

 Transfers from loans to other real estate owned                       $323        $    --       $  1,667

 Transfers from investments available-for-sale to investments
  held-to-maturity                                                  $66,925        $    --       $     --

 Unrealized gain (loss) on investments available-for-sale
   net of deferred tax effect of $(3,929) in 1994 and
   $1,861 in 1993                                                  $(6,245)        $ 2,958       $     --

*Cash and cash equivalents include those amounts under the captions "Cash and due from banks" and "Federal funds sold" on the Consolidated Balance Sheets.

See Notes to Consolidated Financial Statements.

Sandy Spring Bancorp and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(Dollars in thousands, except per share data)

                                                                           Years Ended December 31,
                                                                      -----------------------------------
                                                                      1994           1993           1992
- ------------------------------------------------------------------------------------------------------------------------------------
Common Stock:

  Balance at beginning of year                                       $2,110         $2,044        $1,797

    Employee stock purchases - shares issued 4,950 (1994),
     5,276 (1993) and 5,677 (1992)                                        5              5             6

    Exercise of stock options - shares issued 8,356 (1994),
     1,524 (1993) and 3,900 (1992)                                        8              2             4

    Dividend reinvestment plan stock purchases - shares
     issued 16,613 (1994) and 14,982 (1993)                              17             15            --

    Common stock sold - 237,426 shares                                   --             --           237
    Common stock issued pursuant to merger with
     First Montgomery Bank - 44,605 shares                               --             44            --
                                                                    -------        -------        ------
      COMMON STOCK AT END OF YEAR                                     2,140          2,110         2,044


Surplus:

  Balance at beginning of year                                       26,100         23,394        15,482

    Employee stock purchases                                            223            195           176

    Exercise of stock options                                            42            (2)            23

    Dividend reinvestment stock purchases                               768            617            --

    Sale of common stock                                                 --             --         7,713

    Common stock issued in merger                                        --          1,896            --
                                                                    -------        -------       -------
      SURPLUS AT END OF YEAR                                         27,133         26,100        23,394


Retained Earnings:

  Balance at beginning of year                                       35,223         29,230        22,222

    Net income                                                        8,020          8,007         8,649

    Cash dividends - $1.07 (1994), $0.98 (1993)
     and $0.85 (1992) per share                                     (2,273)        (2,014)       (1,641)
                                                                  ---------    -----------      --------
      RETAINED EARNINGS AT END OF YEAR                               40,970         35,223        29,230

Net Unrealized Gain (Loss) on Investments Available-for-Sale, net of taxes:

  Balance at beginning of year                                        2,958             --            --

   Initial valuation adjustments, net of taxes                           --          2,958            --

    Net decrease in fair value of investments available-for-sale,
    net of taxes                                                    (4,994)             --            --

    Net unrealized losses, net of taxes, on securities transferred from investments available-for-sale to investments held-to-
    maturity                                                        (1,251)             --            --
                                                                  ---------       --------      --------
      NET UNREALIZED GAIN (LOSS), NET OF TAXES,
      AT END OF YEAR                                                (3,287)          2,958            --
                                                                  ---------       --------      --------
      TOTAL STOCKHOLDERS' EQUITY                                    $66,956        $66,391       $54,668
                                                                  ---------       --------     ---------
                                                                  ---------       --------     ---------

See Notes to Consolidated Financial Statements.

Sandy Spring Bancorp and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of the Company, which includes Sandy Spring Bancorp, its wholly owned subsidiary, Sandy Spring National Bank of Maryland (the Bank), and Sandy Spring Insurance Corporation, the Bank's subsidiary, conform to generally accepted accounting principles and to general practice within the banking industry. Certain reclassifications have been made to amounts previously reported to conform with the classifications made in 1994. The following is a summary of the more significant accounting policies:

POLICY FOR CONSOLIDATION

     The consolidated financial statements include the accounts of Sandy Spring Bancorp and its subsidiaries. Consolidation has resulted in the elimination of all significant intercompany balances and transactions.

     The financial statements of Sandy Spring Bancorp (Parent Only) include the Bank under the equity method of accounting.

INVESTMENTS HELD-TO-MATURITY AND OTHER EQUITY SECURITIES

     Under the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities"(FASB
115), adopted as of December 31, 1993, investments held-to-maturity are those securities which the Company has the ability and positive intent to hold until maturity. Securities so classified at time of purchase are recorded at cost. Securities transferred into held-to-maturity from the available-for-sale portfolio are recorded at fair value at time of transfer with unrealized gains or losses reflected in equity and amortized over the remaining life of the security. The carrying values of securities held-to-maturity are adjusted for premium amortization and discount accretion.

     Other equity securities represent Federal Reserve Bank and Federal Home Loan Bank stock which are considered restricted as to marketability.

     Prior to adoption of FASB 115, the Company had investment securities, defined somewhat differently than investments held-to-maturity to include securities for which there was the ability and intent to hold on a long term basis or until maturity. The Company's holdings of investment securities included debt securities, carried at cost adjusted for amortization of premiums and accretion of discounts, and marketable equity securities stated at the lower of aggregate cost or market value. Realized gains and losses on disposition of investment securities were recognized using the specific identification method and were reported as non-interest income.

INVESTMENTS AVAILABLE-FOR-SALE

     Under the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", adopted as of December 31, 1993, marketable equity securities and debt securities not classified as held-to-maturity are classified as available-for-sale. Securities available-for-sale are acquired as part of the Company's asset/liability management strategy and may be sold in response to changes in interest rates, loan demand, changes in prepayment risk and other factors. Securities available-for-sale are carried at fair value, with unrealized gains or losses based on the difference between amortized cost and fair value, reported as a separate component of shareholders' equity, net of deferred tax. Realized gains and losses, using the specific identification method, are included as a separate component of non-interest income. Related interest and dividends are included in interest income.

LOANS
     Loans are stated at their principal balance outstanding net of any deferred fees and costs. Interest income on loans is accrued at the contractual rate based on the principal outstanding. The Company places loans, except for installment, on non-accrual when any portion of the principal or interest is ninety days past due and collateral is insufficient to discharge the debt in full. Interest accrual may also be discontinued earlier if, in management's opinion, collection is unlikely. Generally, installment loans are not placed on non-accrual, but are charged off when they are five months past due.

RESIDENTIAL MORTGAGE LOANS HELD FOR SALE
     The Bank engages in sales of fixed rate mortgage loans. These loans are originated by the Bank and are sold without recourse. Mortgage loans held for sale are carried at the lower of aggregate cost or fair value. Gains and losses on sales of these mortgage loans are recorded as a component of non-interest income in the Consolidated Statements of Income.
     The Company typically retains the servicing rights to collect and remit principal and interest payments, manage escrow account matters and handle borrower relationships on the mortgage loans it sells. Service fee income on these loans is included in non-interest income.

ALLOWANCE FOR CREDIT LOSSES
     The allowance for credit losses represents an amount which, in management's judgement, will be adequate to absorb probable losses on existing loans and other extensions of credit that may become uncollectible. The allowance for credit losses is available for future loan charge-offs. The adequacy of the allowance is determined by regular review and evaluation of the loan portfolio considering current economic conditions, past and expected future loss experience, changes in the character and size of the portfolio and management's judgement. Loans deemed uncollectible are charged against, while recoveries are credited to, the allowance. Management adjusts the level of the allowance through the provision for credit losses, which is recorded as a current period operating expense.

PREMISES AND EQUIPMENT
     Premises and equipment are stated at cost less accumulated depreciation and amortization computed using the straight-line method. Premises and equipment are depreciated over the useful lives of the assets, except for leasehold improvements which are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. The costs of major renewals and betterments are capitalized, while the costs of ordinary maintenance and repairs are expensed as incurred.

OTHER REAL ESTATE OWNED (OREO)
     OREO comprises properties acquired in partial or total satisfaction of problem loans and those that have been "insubstance" foreclosed. The properties are recorded at the lower of cost or fair value at the date acquired. Losses arising at the time of acquisition of such properties are charged against the allowance for credit losses. Subsequent write-downs that may be required are charged to the asset balance. Gains and losses realized from the sale of OREO, as well as valuation adjustments, are included in non-interest income. Expenses of operation are included in non-interest expense.

INCOME TAXES
     The Company computes its tax expense and deferred income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FASB 109). Under this standard, deferred tax assets and liabilities are recorded at current statutory tax rates. The Company recorded a $744 cumulative benefit on its 1992 income statement, reflecting application of FASB 109 as of January 1, 1992.

NEW ACCOUNTING STANDARD - DERIVATIVE FINANCIAL INSTRUMENT AND FAIR VALUE DISCLOSURE
     Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" (FASB
119), was issued by the Financial Accounting Standards Board in October 1994 and is effective for financial statements for fiscal years ending after December 15, 1994. The new standard amends Statement of Financial Accounting Standards No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk" and Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments". FASB 119 covers certain derivative financial instruments not currently held by the Company. FASB 119 also requires that disclosures concerning the fair value of financial instruments, together with related carrying amounts, be presented in either the body of the financial statements, a single note, or summary table and that the disclosures clearly present amounts which represent assets or liabilities. See Note 19 for a presentation of the Company's fair value disclosures.

NOTE 2 -- ACQUISITION OF FIRST MONTGOMERY BANK

     On November 10, 1993, the shareholders of First Montgomery Bank of Maryland
(FMB), headquartered in Gaithersburg, Maryland approved a merger transaction between FMB, the Company and the Bank whereby outstanding shares of FMB were exchanged for shares of the Company and the assets and liabilities of FMB were merged into the Bank. Upon completion of the merger on December 1, 1993, each share of FMB common stock outstanding immediately prior to the merger was converted into .17857 of a share of Sandy Spring Bancorp common stock par value $1.00 per share, and cash in lieu of fractional shares. As a result of the transaction, 44,605 new shares were issued. A contingent cash payment to FMB shareholders was made in February 1994, in accordance with terms of the agreement. The merger has been accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16 (Accounting for Business Combination) and, accordingly, the results of operations of FMB are included in the accompanying consolidated financial statements since December 1, 1993 only. Goodwill resulting from the transaction, consisting of the excess of purchase price over the fair value of FMB net assets including the cost of acquisition, amounted to $650, and is included in other assets on the consolidated balance sheet. Goodwill will be amortized on the straight-line method over ten years. At the time of merger, FMB had total assets of approximately $39,000, representing approximately 5% of total assets of the company.

NOTE 3 -- CASH AND DUE FROM BANKS

     Regulation D of the Federal Reserve Act requires that banks maintain reserve balances with the Federal Reserve Bank based principally on the type and amount of their deposits. At its option, the Bank maintains additional balances to compensate for clearing and safekeeping services. The average daily balance maintained in 1994 was $5,868 and in 1993 was $5,343.

NOTE 4 -- INVESTMENTS AVAILABLE-FOR-SALE
     The amortized cost and estimated fair values of investments available-for-sale at December 31 are as follows:

                                               1994                                                    1993
                         -------------------------------------------------    ---------------------------------------------------
                                        Gross          Gross     Estimated                     Gross          Gross     Estimated
                         Amortized   Unrealized     Unrealized      Fair        Amortized    Unrealized    Unrealized      Fair
                           Cost         Gains         Losses       Value           Cost         Gains        Losses        Value
- ---------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury            $23,959         $ 12        $ (699)     $23,272        $31,811         $890          $(10)       $32,691

U.S. Agency               24,845            6        (1,272)      23,579         18,945          206           (57)        19,093

State and municipal       39,719          337          (220)      39,836         48,803        2,285            (4)        51,084

Corporate debt
 obligations               3,272            6           (18)       3,260          7,117          123           (10)         7,230

Mortgage-backed
 securities               39,290            4        (1,987)      37,307        118,465        1,060          (374)       119,151
                        -------------------------------------------------    ----------------------------------------------------
  Total Debt Securities  131,085          365        (4,196)     127,254        225,141       $4,563         $(455)       229,249

Marketable equity
 securities                    5          513             --         518          6,005       $  710          $  --         5,715
                        -------------------------------------------------    ----------------------------------------------------
  Total Investments
  Available-for-Sale    $131,090         $878       $(4,196)    $127,772       $230,146       $5,273         $(459)      $234,984
                        -------------------------------------------------    ----------------------------------------------------
                        -------------------------------------------------    ----------------------------------------------------

     The book and estimated fair values of investments available-for-sale at December 31, 1994 and 1993 by contractual maturity, except mortgage-backed securities for which an average life is used, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                        1994                      1993
                              -----------------------     ----------------------
                                             Estimated                Estimated
                              Amortized         Fair      Amortized      Fair
                                 Cost          Value         Cost       Value
- --------------------------------------------------------------------------------
Due in one year or less        $21,655      $ 21,576      $79,426      $80,134

Due after one through five
 years                          91,224        88,537      113,225      115,864

Due after five years through
 ten years                      11,197        10,706       26,644       27,284

Due after ten years              7,009         6,435        5,846        5,967
                              --------     ---------    ---------    ---------
     Total Debt Securities    $131,085      $127,254     $225,141     $229,249
                              --------     ---------    ---------    ---------
                              --------     ---------    ---------    ---------

     Proceeds from sales of investments available-for-sale were $33,879 in 1994, and gross gains of $139 and gross losses of $284 were realized on those sales.

     At December 31, 1994 and 1993, investments available-for-sale with a book value of $27,020 and $25,774, respectively, were pledged as collateral for certain government deposits and for other purposes as required or permitted by law. The outstanding balance of no single issuer exceeded ten percent of stockholders' equity at December 31, 1994 and 1993.

     During 1993, prior to adoption of FASB 115, the Company had proceeds from sales of its investments held for sale of $10,683, and gross gains of $188 and gross losses of $44 were realized on those sales.

NOTE 5 -- INVESTMENTS HELD-TO-MATURITY AND OTHER EQUITY SECURITIES
     The amortized cost and estimated fair values of investments held-to-maturity at December 31 are as follows:


                                               1994                                                    1993
                         -------------------------------------------------    ---------------------------------------------------
                                        Gross          Gross     Estimated                     Gross          Gross     Estimated
                         Amortized   Unrealized     Unrealized      Fair        Amortized    Unrealized    Unrealized      Fair
                           Cost         Gains         Losses       Value           Cost         Gains        Losses        Value
- ---------------------------------------------------------------------------------------------------------------------------------
U.S. Agency              $77,959         $ 10       $(4,516)     $73,482        $42,242         $629          $(97)       $42,774

State and municipal       29,627           31        (1,273)      28,385         27,882        1,418           (41)        28,258

Mortgage-backed
 securities               64,680           --        (2,424)      62,258             --           --             --            --
                       -------------------------------------------------    -----------------------------------------------------
  Total Investments
  Held-to-Maturity      $172,266         $ 50       $(8,213)    $184,103       $ 70,125       $2,045         $(138)      $ 72,032
                       -------------------------------------------------    ----------------------------------------------------
                       -------------------------------------------------    ----------------------------------------------------

     The amortized cost and estimated fair values of debt securities at December 31 by contractual maturity, except mortgage-backed securities for which an average life is used, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                      1994                         1993
                         -----------------------------    ----------------------
                                        Estimated                    Estimated
                              Amortized   Fair           Amortized     Fair
                                 Cost     Value            Cost        Value
- --------------------------------------------------------------------------------
Due in one year or less        $11,388   $11,277           $7,170     $7,178

Due after one through five
 years                         111,804   105,910           30,692     31,200

Due after five years through
 ten years                      44,276    42,100           30,868     32,020

Due after ten years              5,000     4,816            1,395      1,534
                              -------- ---------        ---------  ---------
     Total Investments
     Held-to-Maturity         $172,286  $164,103          $70,125    $72,032
                              -------- ---------        ---------  ---------
                              -------- ---------        ---------  ---------

     At December 31, 1994 and 1993, investments held-to-maturity with a book value of $24,975 and $11,398, respectively, were pledged as collateral for certain government deposits and for other purposes as required or permitted by law. The outstanding balance of no single issuer exceeded ten percent of stockholders' equity at December 31, 1994 or 1993.

     Other equity securities at December 31, 1994 and 1993 include the Company's required investments in stock of the Federal Home Loan Bank of Atlanta of $3,110 and $3,071, respectively, and in the Federal Reserve Bank of $855 and $853, respectively.

     During the two years prior to adoption of FASB 115, the Company had proceeds, gross gains and gross losses on sales of its investment securities as follows:

                 1993             1992
- --------------------------------------------
Proceeds         $6,132        $18,136
Gross Gains          10            239
Gross Losses        (48)           (45)

NOTE 6 -- LOANS
     Book values for the two most recent years are presented below for the major loan categories at December 31:

                                  1994                   1993
- --------------------------------------------------------------
Real estate-mortgage           $306,122               $250,781

Real estate-construction         22,969                 13,711

Consumer                         28,337                 18,848

Commercial                       43,560                 40,361

Tax exempt                          536                    671
                            -----------            -----------
   Total Loans                  401,524                324,372

Less: Allowance for credit
 losses                          (6,108)                (6,177)
                            -----------             ----------

NET LOANS                      $395,416               $318,195
                             ----------             ----------
                             ----------             ----------

     Loan fees amounting to $207 (1994), $250 (1993) and $283 (1992) were included in interest and fees on loans.
     The servicing portfolio of mortgage loans sold totalled $112,456 at December 31, 1994 and $115,419 at December 31, 1993.


     Activity in the allowance for credit losses for the preceding three years ended December 31 is shown below:

                                   1994           1993           1992
- -----------------------------------------------------------------------
Balance at beginning of year      $6,177         $3,816         $2,690

Provision for credit losses          160            950          1,750

Allowance from merger transaction     --          1,158             --

Loan charge-offs                   (509)          (133)          (825)

Loan recoveries                      280            386            201
                                 -------      ---------      ---------
   Net recoveries (charge-offs)    (229)            253          (624)
                                 -------      ---------      ---------
BALANCE AT END OF YEAR            $6,108         $6,177         $3,816
                                 -------      ---------      ---------
                                 -------      ---------      ---------

NOTE 7 -- PREMISES AND EQUIPMENT
     Premises and equipment at December 31 consist of:

                                                   1994           1993
- --------------------------------------------------------------------------
Land                                             $4,307         $3,777

Buildings and leasehold improvements              9,228          8,633

Equipment                                         9,373          8,951
- -------------------------------------------------------------------------
                                                 22,908         21,361

Less: Accumulated depreciation and
 amortization                                    (8,678)        (7,447)
                                            -----------     ----------
NET PREMISES AND EQUIPMENT                      $14,230        $13,914
                                            -----------     ----------
                                            -----------     ----------

     Depreciation and amortization expense amounted to $1,435 for 1994, $1,078 for 1993, and $1,008 for 1992.

     Total rental expenses for premises and equipment for the three years ended December 31 were $700 (1994), $525 (1993) and $446 (1992). Lease commitments bear initial terms varying from 3 to 10 years and are associated with premises.

     Future minimum payments as of December 31, 1994 for all noncancelable operating leases are:

Year Ending December 31,                          Premises and
                                                   Equipment
                                                  ------------
1995                                                 $  671

1996                                                    568

1997                                                    425

1998                                                    158

1999                                                    111

Thereafter                                               --
                                                     -------
   TOTAL                                             $1,933
                                                     -------
                                                     -------

NOTE 8 -- DEPOSITS
         Deposits outstanding at December 31 consist of:

                                                   1994           1993
- ------------------------------------------------------------------------
Noninterest-bearing Demand                     $104,663         $99,899

Interest-bearing:

  Demand                                         91,844           85,099

  Money market savings                          156,477          185,365

  Regular savings                               109,174           86,423

  Time deposits                                 150,884          134,612

  Time deposits -- $100,000 or more              32,577           30,658
                                               --------         --------
    Total Interest-bearing                      540,956          522,157
                                               --------         --------
      TOTAL DEPOSITS                           $645,619         $622,056
                                               --------         --------
                                               --------         --------

Interest expense on time deposits of $100,000 or more amounted to $1,317, $1,239 and $1,747 for 1994, 1993 and 1992 respectively.

NOTE 9 -- SHORT-TERM BORROWINGS

     Short term borrowings consist of securities sold under agreements to repurchase, a U.S. Treasury demand note, federal funds purchased and advances from the Federal Home Loan Bank of Atlanta (FHLB).

     During 1992, the Company entered into a line of credit arrangement with the FHLB under which it may borrow up to $70,000, increased to $145,000 during 1994, at interest rates based upon current market conditions. Advances outstanding on this line credit totalled $23,520 (including $3,020 of long-term borrowings) at December 31, 1994 and $12,020 (including $2,020 of long-term borrowings) at December 31, 1993.

     Information relating to short-term borrowings is as follows for the years ended December 31:

                                             1994           1993           1992
- --------------------------------------------------------------------------------
Amount outstanding at year end            $45,243        $27,307         $9,764

Weighted-average interest rate at
 year end                                    5.5%           3.1%           3.1%

Maximum amount outstanding at any
 month end                                $52,927        $27,307        $12,908

Average amount outstanding                $28,717        $19,761        $10,729

Weighted-average interest rate during
 the year                                    4.1%           3.3%           3.6%


NOTE 10 -- LONG-TERM BORROWINGS

     The Company had outstanding mortgages with a book value of $160 at December 31, 1994 and $186 at December 31, 1993. Interest rates range up to 10% and the maximum maturity is July 2000.

     In addition, the Company had long-term advances from the Federal Home Loan Bank of Atlanta of $3,020 at December 31, 1994 and $2,020 at December 31, 1993. Interest rates as of December 31, 1994 range up to 8.21% and the maximum maturity is August 2003.

NOTE 11 -- STOCKHOLDERS' EQUITY

     Bancorp's Articles of Incorporation authorize 6,000,000 shares of capital stock, par value $1.00 per share, to be initially classified as common stock. However, as set out in the Articles of Incorporation, remaining unissued stock may in the future be designated as either common or preferred stock.

     On July 24, 1992, Sandy Spring Bancorp issued and sold 237,426 shares of common stock for $34.00 per share in a combined shareholder rights and community offering. Net proceeds from the stock offering were $7,950, and are being used for general corporate purposes, including contributions to the Bank of $2,000.

     On December 16, 1992, the Board of Directors approved the Sandy Spring Bancorp Dividend Reinvestment Plan (the "Plan") effective for the first dividend of 1993. The Plan provides shareholders with the opportunity to increase their equity ownership in Bancorp by electing to have cash dividends automatically reinvested in additional shares of common stock without payment of any brokerage commission or service charge. The Board has reserved 100,000 shares for issuance under the Plan.

     Bank and holding company regulations, as well as Maryland law, impose certain restrictions on dividend payments by the Bank, as well as restricting extensions of credit and transfers of assets between the Bank and the holding company. These restrictions have had no impact on Bank dividend payments in prior years and none is anticipated in future periods. There were no loans outstanding between the Bank and Bancorp at December 31, 1994 and 1993.

NOTE 12 -- INCENTIVE STOCK OPTION PLAN

     The Company's 1992 Stock Option Plan, which essentially replaced the expired 1982 Incentive Stock Option Plan, provides for the granting of incentive and non-incentive options to selected key employees on a periodic basis at the discretion of the Board. The 1992 Plan authorizes the issuance of up to 135,000 shares of common stock, has a term of ten years, and will be administered by the Compensation Committee of the Board. Options are granted at market value at date of grant, are immediately exercisable, and must be exercised within ten years.

     A total of 51,950 shares of common stock were granted under the 1982 Plan, of which 23,100 are outstanding, and the outstanding options will continue until exercise or expiration.

     The following is a summary of changes in shares under option for the years ended December 31:

                                                  1994                1993
- ----------------------------------------------------------------------------
Balance, beginning of year                      41,650               40,500

Granted                                          5,500                3,150

Exercised                                      (12,250)              (2,000)
                                             ---------           ----------
BALANCE, END OF YEAR                            34,900               41,650
                                             ---------           ----------
                                             ---------           ----------

   The following is a summary of option prices per share:

                                              1994                 1993
- ------------------------------------------------------------------------------
Prices of shares under option at
 December 31                            $13.00 to $49.00      $10.00 to $46.00

Weighted average price of shares under
 option at December 31                       $31.95                $25.81

Prices of shares exercised during year  $10.00 to $38.00           $10.00

NOTE 13 -- PENSION, PROFIT SHARING AND OTHER EMPLOYEE BENEFIT PLANS

     The Company has a qualified, noncontributory, defined benefit pension plan covering substantially all employees. Benefits are based on years of service and the employee's compensation during the last five years of employment. The Company's funding policy is to contribute the maximum amount deductible for federal income tax purposes. Contributions provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Net pension cost for the previous three years include the following components:

                                        1994           1993           1992
- ---------------------------------------------------------------------------
Service cost for benefits earned        $316            $253          $ 231

Interest cost on projected benefit
 obligation                              307             307            257

Actual (return) loss on plan assets        5            (427)          (185)

Net amortization and deferral           (370)             92           (118)
                                   ---------       ---------     ----------
PENSION EXPENSE FOR THE YEAR            $258            $225           $185
                                   ---------       ---------     ----------

     Key Assumptions used in determining the actuarial present value of the projected benefit obligations included, at December 31:

                                        1994           1993           1992
- --------------------------------------------------------------------------
Weighted-average discount rate          7.50%          7.50%          8.00%

Rate of increase in future salary
 levels                                 5.50           5.50           6.50

Expected long-term return on assets     8.50           8.50           8.50

The Plan's funded status as of December 31 is:

                                             1994                1993
- ------------------------------------------------------------------------
Actuarial present value of benefit obligations:

  Accumulated benefit obligation, including
    vested benefits of $2,678 in 1994 and
    $3,327 in 1993                           $2,922             $3,490

  Additional liability based upon
    projected compensation                    1,148                999
                                            -------             ------
  Projected benefit obligation for service
    rendered to date (PBO)                    4,070              4,489

Plan assets at fair value                     3,484              4,759
                                            -------             ------
Plan Assets greater than (less than) PBO      (586)                270

Unrecognized net gain                         1,535                767

Prior service cost not yet recognized in
  net periodic pension expense                   10                 11

Unrecognized net asset, net of amortization     (16)               (21)
                                             ------              -------
PREPAID PENSION COST INCLUDED
  IN OTHER ASSETS                              $943              $1,027
                                             ------              -------
                                             ------              -------


     The Company has a qualified, noncontributory profit sharing plan that covers all employees after one year of service. The Plan was amended on May 31, 1989 to permit employees to purchase shares of Sandy Spring Bancorp's common stock with their profit sharing allocations and other contributions under the Plan. Profit sharing contributions by the Company, which are included in operating expenses, totaled $466 in 1994, $320 in 1993 and $402 in 1992.

     The Company has a Supplemental Executive Retirement Plan (SERP) providing for retirement income benefits as well as pre-retirement death benefits for selected executives. Retirement benefits payable under the SERP, if any, are integrated with other pension plan and Social Security retirement benefits expected to be received by the SERP plan participants. The Company is accruing the present value of these benefits over the remaining number of years to the participants' retirement dates. Benefit accruals included in operating expenses for 1994, 1993 and 1992 were $55, $48 and $95, respectively.

     The Company has an Executive Health Plan effective January 1, 1991 that provides for payment of defined medical and dental expenses not otherwise covered for selected executives including their families. Benefits, which are paid during both employment and retirement, are subject to a $5 limitation for each executive per year. Expenses paid under the plan, covering insurance premium and out-of-pocket expense reimbursement benefits, totalled $20 in 1994, $12 in 1993 and $17 in 1992. The Company recorded a one-time expense of $132 in 1992 in order to cover the present value of post retirement benefits under the plan.

NOTE 14 -- INCOME TAXES
     Income tax expense for the years ended December 31 consists of:

                                        1994           1993           1992
- --------------------------------------------------------------------------------
Current Income Taxes:

  Federal                             $2,562         $2,539         $2,612

  State                                  844            857            850
                                      ------         ------         ------
    TOTAL CURRENT                      3,406          3,396          3,462

Deferred Income Tax Benefit:

  Federal                               (219)          (416)          (394)

  State                                  (48)           (92)           (87)
                                      ------         ------         ------
    TOTAL DEFERRED                      (267)          (508)          (481)
                                      ------         ------         ------
    TOTAL INCOME TAX EXPENSE          $3,139         $2,888         $2,981
                                      ------         ------         ------
                                      ------         ------         ------

     Temporary differences between the amounts reported in the financial statements and the tax bases of assets and liabilities result in deferred taxes. Deferred tax assets and liabilities, shown as the sum of the appropriate tax effect for each significant type of temporary difference, are presented below for the years ended December 31:

                                                  1994           1993
- ----------------------------------------------------------------------
Deferred Tax Liabilities:

  Depreciation                                    $929           $968

  Deferred loan costs                              341            296

  Pension plan costs                               676            527

  Deferred gains on mortgage sales                  --             32

  Unrealized gains on Investments
   available-for-sale                               --          1,861

  Other                                            273            174
                                             ---------      ---------
    Gross Deferred Tax Liabilities               2,219          3,858

Deferred Tax Assets:

  Allowance for credit losses                  (1,911)        (1,762)

  Deferred loan fees                             (930)          (590)

  Unrealized losses on investments
   available-for-sale                          (2,068)             --

  Net operating loss carry forward from merger   (513)          (553)

  Other                                          (257)          (217)
                                            ----------     ----------
    Gross Deferred Tax Assets                  (5,679)        (3,122)
                                            ----------     ----------
      NET DEFERRED TAX (ASSET) LIABILITY      $(3,460)           $736
                                            ----------     ----------
                                            ----------     ----------

No valuation allowance exists with respect to deferred tax items. The net deferred tax asset in 1994 is included in other assets while the net deferred tax liability in 1993 is included in other liabilities.

     A three year reconcilement of the difference between the statutory Federal income tax rate and the effective tax rate for the Company is as follows:

                                             1994           1993           1992
- --------------------------------------------------------------------------------
FEDERAL INCOME TAX RATE                     35.0%          35.0%           4.0%

  Increase (decrease) resulting from:
    Tax-exempt interest income             (11.7)         (12.2)         (11.4)

    State income taxes, net of
    federal income tax benefits               4.7            4.6            4.6

    Other                                     0.1          (0.9)            0.2
                                         --------      ---------       --------
     EFFECTIVE TAX RATE                     28.1%          26.5%          27.4%
                                         --------      ---------       --------
                                         --------      ---------       --------

NOTE 15 -- INCOME PER COMMON SHARE

Income per common share is based in weighted average number of shares outstanding of 2,124,093 in 1994, 2,058,610 in 1993, and 1,908,631 in 1992. The
dilutive effect of stock options is not material for any of the three years.

NOTE 16 -- RELATED PARTY TRANSACTIONS

Certain directors and senior officers have loan transactions with the Bank.
Such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with outsiders. The following schedule summarizes changes in amounts of loans outstanding, both direct and indirect, to these persons during 1994.

- --------------------------------------------------------------------------------
Balance at January 1, 1994                                               $6,732

Additions                                                                 7,570

Repayments                                                              (4,264)
                                                                      ---------
BALANCE AT DECEMBER 31, 1994                                            $10,038
                                                                      ---------
                                                                      ---------

NOTE 17 -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     In the normal course of business, the Company has various outstanding credit commitments which are properly not reflected in the financial statements. These commitments are made to satisfy the financing needs of the Company's clients. The associated credit risk is controlled by subjecting such activity to the same credit and quality controls as exist for the Company's lending and investment activities. The commitments involve diverse business and consumer customers and are generally well collateralized. Management does not anticipate that losses, if any, which may occur as a result of these commitments would materially affect the stockholders' equity of the Company. Since a portion of the commitments have some likelihood of not being exercised, the amounts do not necessarily represent future cash requirements.

     Loan and credit line commitments, excluding unused portions of home equity lines of credit, totaled $64,648 at December 31, 1994 and $43,227 at December 31, 1993. These commitments are contingent upon continuing customer compliance with the terms of the agreement.

     Unused portions of equity lines at year end amounted to $56,901 in 1994 and $56,741 in 1993. The Company's home equity line accounts, which are secured by the borrower's residence, are reviewed annually.

     Irrevocable letters of credit, totalling $6,725 at December 31, 1994 and $4,380 at December 31, 1993, are obligations to make payments under certain conditions to meet contingencies related to customers' contractual agreements. They are primarily used to guarantee a customer's contractual and/or financial performance, and are seldom exercised.

     Commitments to deliver loans under forward sale contracts amount to $0 at December 31, 1994 and $7,561 at December 31, 1993.

NOTE 18 -- LITIGATION

     At December 31, 1994, the Company was involved in litigation arising from normal banking, financial, and other activities of the Bank. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of these matters will have a material effect on the Company's financial condition.

NOTE 19 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments" (FASB 107), as amended by Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," requires the disclosure in statement form of estimated fair values of financial instruments. Financial instruments have been defined broadly to encompass 98% of the Company's assets and 99% of its liabilities.

     Quoted market prices, where available, are shown as estimates of fair market values. Because no quoted market prices are available for a significant part of the Company's financial instruments, the fair values of such instruments have been derived based on the amount and timing of future cash flows and estimated discount rates.

     Present value techniques used in estimating the fair value of many of the Company's financial instruments are significantly affected by the assumptions used. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases could not be realized in immediate cash settlement of the instrument. Additionally, the accompanying estimates of fair values are only representative of individual financial assets' and liabilities' values and should not be considered an indication of the fair value of the Company.

The estimated fair values of the Company's financial instruments at December 31 are as follows:

                                                                 1994                                    1993
                                                  ------------------------------            -------------------------------
                                                       Book           Estimated                Book              Estimated
                                                       Value          Fair Value               Value             Fair Value
                                                  ------------------------------            -------------------------------
FINANCIAL ASSETS
- -----------------------------------------
 Cash and temporary investments (1)                   $ 38,135          $ 38,135             $ 72,035               $ 72,113

 Investments available-for-sale                        127,772           127,772              234,964                234,964

 Investments held-to-maturity and
  other equity securities                              176,232           168,069               74,049                 75,956

 Loans, net of allowance                               395,416           395,615              318,195                324,685

 Accrued interest receivable and other assets(2)         9,495             9,495                4,633                  4,633

FINANCIAL LIABILITIES
- ----------------------------------------
 Deposits                                             $645,619          $644,454             $622,056               $623,483

 Short-term borrowings                                  45,243            45,175               27,307                 27,307

 Long-term borrowings                                    3,180             2,857                2,206                  2,208

 Accrued interest payable and other liabilities (2)      1,590             1,590                1,547                  1,547




                                                                      Estimated                                    Estimated
                                                       Amount         Fair Value               Amount             Fair Value
                                                --------------------------------          ----------------------------------
OFF-BALANCE SHEET FINANCIAL ASSETS
- ----------------------------------------
 Commitments to extend credit (3)                     $121,549          $  (274)               $88,988               $ (112)

 Irrevocable letters of credit                           6,725              (34)                 4,380                  (33)

 Commitments to deliver loans under
  forward sale contracts                                    --                --                 7,561                    --

 Servicing rights on mortgages sold                    112,456             1,113               115,419                   590

(1) Temporary investments include interest-bearing deposits with banks, federal funds sold and residential mortgage loans held for sale.
(2) Only financial instruments as defined in FASB 107 are included in other assets and other liabilities.
(3) Includes loan and credit line commitments and unused portions of equity lines.

     The following methods and assumptions were used to estimate the fair value of each category of financial instruments for which it is practicable to estimate that value:

     CASH AND DUE FROM BANKS AND FEDERAL FUNDS SOLD. Book value approximated fair value.

     INTEREST-BEARING DEPOSITS WITH BANKS. The fair value was estimated by computing the discounted value of contractual cash flows using a current interest rate for similar instruments.

     RESIDENTIAL MORTGAGE LOANS HELD FOR SALE. The fair value of mortgage loans held for sale was derived from secondary market quotations for similar instruments.

     SECURITIES. The fair value for U.S. Treasury and Agency, state and municipal, and corporate debt securities is based upon quoted market bids; for mortgage-backed securities upon bid prices for similar pools of fixed and variable rate assets, considering current market spreads and prepayment speeds; and for equity securities upon quoted market prices.

     LOANS. Fair value was estimated by computing the discounted value of the contractual weighted average cash flows, adjusted for potential credit losses, for pools of loans having similar characteristics. The discount rate was based on the current loan origination rate for a similar loan. Nonperforming loans have an assumed interest rate of 0%.

     ACCRUED INTEREST RECEIVABLE. Book value approximated the fair value of accrued interest, considering the short-term nature of the receivable and its expected collection.

     OTHER ASSETS. Book value approximated fair value of certain accrued commissions in other assets, considering the short-term nature of the receivable and its expected collection.

     DEPOSIT LIABILITIES. Under FASB 107, the fair value of demand, money market savings and regular savings deposits, which have no stated maturity, must be considered equal to their book value, representing the amount payable on demand, regardless of any value which may be derived from retaining those deposits for an expected future period of time (the deposit base intangible).

     The fair value of certificates of deposit was based upon the discounted value of contractual cash flows at current rates for deposits of similar remaining maturity.

     SHORT-TERM BORROWINGS. Book value approximated fair value of repurchase agreements and the Treasury demand note due to their variable interest rates. The fair value of Federal Home Loan Bank advances was estimated by computing the discounted value of contractual cash flows payable at current interest rates for obligations with similar remaining terms.

     LONG-TERM BORROWINGS. The fair value of these mortgage and Federal Home Loan Bank advances was estimated by computing the discounted value of contractual cash flows payable at current interest rates for obligations with similar remaining terms.

     OTHER LIABILITIES. Book value approximated fair value of accrued interest payable, accrued dividends and premiums payable, considering their short-term nature and expected payment.

     OFF-BALANCE SHEET INSTRUMENTS. The fair value of unused lines of credit, letters of credit, and commitments to fund and deliver loans was estimated based upon the amount of unamortized fees collected or paid incident to granting or receiving the commitment. The fair value of the Bank's serviced mortgage loan portfolio was estimated utilizing an independent appraisal which considered fees receivable, number of loans, average loan size, delinquency data, prepayment risks, and current market supply and demand factors.

NOTES (Dollars in thousands)

NOTE 20 -- PARENT COMPANY FINANCIAL INFORMATION
     The condensed financial statements for Sandy Spring Bancorp (Parent Only) pertaining to the periods covered by the Company's consolidated financial statements are presented below:

                                                       December 31,
                                             --------------------------------
Balance Sheets                               1994                        1993
- --------------------------------------------------------------------------------
ASSETS

  Cash and due from banks                  $8,107                       $7,636

  Investment in subsidiary                 62,008                       55,690

  Other assets                                259                          258
                                     ------------                 ------------
    Total Assets                          $70,374                      $63,584
                                     ------------                 ------------
                                     ------------                 ------------

LIABILITIES

  Other liabilities                          $131                         $151
                                    -------------                -------------
   Total Liabilities                          131                          151

STOCKHOLDERS' EQUITY

  Common stock                              2,140                        2,110

  Surplus                                  27,133                       26,100

  Retained earnings                        40,970                       35,223
                                    -------------                 ------------

    Total Stockholders' Equity             70,243                       63,433
                                    -------------                -------------

    Total Liabilities and
      Stockholders' Equity                $70,374                      $63,584
                                    -------------                -------------
                                    -------------                -------------

                                                 Years Ended December 31,
                                             ---------------------------------
STATEMENTS OF INCOME                         1994           1993          1992
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
Income:

   Cash dividend from subsidiary           $1,705         $1,515        $1,641

   Other income                               250            236           154
                                      -----------    -----------    ----------
     Total Income                           1,955          1,751         1,795

Interest and other expenses                   261            241           118
                                      -----------    -----------    ----------
Income before income taxes and
   equity in undistributed income
   of subsidiary                            1,694          1,510         1,677

Income tax expense (benefit)                  (4)           (10)            32
                                      -----------    -----------   -----------

Income before equity in
   undistributed income
   of subsidiary                            1,698          1,520         1,645

Equity in undistributed
   income of subsidiary                     6,322          6,487         7,004
                                      -----------   ------------   -----------
     NET INCOME                            $8,020         $8,007        $8,649
                                      -----------   ------------   -----------
                                      -----------   ------------   -----------

                                                                 Years Ended December 31,
                                                  -------------------------------------------------------
STATEMENTS OF CASH FLOWS                          1994                     1993                     1992
- ------------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:

  Net Income                                     $8,020                  $ 8,007                  $ 8,649

  Adjustments to reconcile net income to
   net cash provided by operating activities:

    Equity in undistributed income --
     subsidiary                                 (6,322)                  (6,487)                  (7,004)

    Other -- net                                     --                     (20)                       93
                                             ----------              -----------                ---------
      NET CASH PROVIDED BY OPERATING
       ACTIVITIES                                 1,698                    1,500                    1,738

Cash Flows from Investing Activities:

    Contributions to the capital of the Bank         --                       --                  (2,000)
                                             ----------             ------------             ------------
      NET CASH USED BY INVESTING ACTIVITIES          --                       --                  (2,000)

Cash Flows from Financing Activities:

    Retirement of long-term debt                   (17)                     (14)                     (14)

    Proceeds from issuance of common stock        1,063                      726                    8,159

    Dividends paid                              (2,273)                  (2,014)                  (1,641)
                                            -----------             ------------             ------------
      NET CASH PROVIDED (USED) BY FINANCING
       ACTIVITIES                               (1,227)                  (1,302)                    6,504
                                            -----------             ------------            -------------
NET INCREASE IN CASH AND CASH EQUIVALENTS           471                      198                    6,242

Cash and Cash Equivalents at Beginning of Year    7,636                    7,438                    1,196
                                            -----------             ------------            -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR         $8,107                   $7,636                   $7,438
                                            -----------             ------------           --------------

NOTE 21 -- PROSPECTIVE ACCOUNTING CHANGES

     In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (FASB 114). FASB 114 applies to loans where it is probable that the creditor will not collect all principal and interest payments according to the loan's contractual terms. Under FASB 114, impaired loans must be measured by methods that consider the present value of the expected future cash flows discounted at the loan's effective interest rate, the observable market price of the loan, or the fair value of the collateral. If the measure of an impaired loan is less than the carrying value, a valuation allowance must be established.

     In October 1994, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (FASB 118), which amends FASB 114 and permits a creditor to use its existing income recognition methods for impaired loans.

     FASB 114, as amended by FASB 118, is effective for financial statements for fiscal years beginning after December 15, 1994. Management does not expect the adoption of the standard to have a material impact on the Company's financial position or results of operations.