Form 10-K405, Exhibit 13
period 1995-12-31
SANDY SPRING BANCORP INC
filed 1996-03-25
CIK 824410

                                  EXHIBIT 13

                        ITEM 2. DESCRIPTION OF PROPERTY

              (FROM THE OUTSIDE BACK COVER OF THE ANNUAL REPORT)

Executive Offices
17801 Georgia Avenue
Olney, Maryland 20832                           East Gude Drive
(301) 774-6400                                  1601 East Gude Drive
                                                Rockville, Maryland 20850
Airpark                                         (301) 570-8330
7653 Lindbergh Drive
Gaithersburg, Maryland 20879                    Gaithersburg
(301) 774-8408                                  814 West Diamond Avenue
                                                Gaithersburg, Maryland 20878
Ashton                                          (301) 963-3600
1 Ashton Road
Ashton, Maryland 20861                          Layhill
(301) 774-8405                                  14241 Layhill Road
                                                Silver Spring, Maryland 20906
Aspenwood                                       (301) 774-8406
(Aspenwood Residents and Employees Only)
14400 Homecrest Road                            Leisureworld Plaza
Silver Spring, Maryland 20906                   3801 International Drive
(301) 774-8406                                  Silver Spring, Maryland 20906
                                                (301) 774-8407
Bedford Court
(Bedford Court Residents and Employees Only)    Lisbon
3701 International Drive                        710-N Lisbon Centre Drive
Silver Spring, Maryland 20906                   Woodbine, Maryland 21797
(301) 774-8407                                  (410) 442-1878

Burtonsville                                    Montgomery Village
3535 Spencerville Road                          9921 Stedwick Road
Burtonsville, Maryland 20866                    Gaithersburg, Maryland 20879
(301) 774-8404                                  (301) 990-3800

Clarksville                                     Olney
12276 Clarksville Pike                          17801 Georgia Avenue
Clarksville, Maryland 21029                     Olney, Maryland 20832
(410) 531-2650                                  (301) 774-8402

Colesville                                      Rockville
13300 New Hampshire Avenue                      611 Rockville Pike
Silver Spring, Maryland 20904                   Rockville, Maryland 20852
(301) 774-8403                                  (301) 217-0555

Damascus                                        Sandy Spring
26250 Ridge Road                                908 Olney-Sandy Spring Road
Damascus, Maryland 20872                        Sandy Spring, Maryland 20860
(301) 253-0133                                  (301) 774-8401

--------------------------------------------------------------------------------

                   [SANDY SPRING BANCORP LOGO APPEARS HERE]

--------------------------------------------------------------------------------

                           ITEM 3. LEGAL PROCEEDINGS

                      (FROM PAGE 39 OF THE ANNUAL REPORT)









               ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY
                        AND RELATED SHAREHOLDER MATTERS

                      (FROM PAGE 13 OF THE ANNUAL REPORT)









                      (FROM PAGE 35 OF THE ANNUAL REPORT)

NOTE 17 -- LITIGATION

In the normal course of business, the Company may become involved in litigation arising from banking, financial, and other activities of the Company. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of these matters will have a material effect on the Company's financial condition.

RECENT STOCK PRICES AND DIVIDENDS

(Dollars in thousands, except per share data)

Shareholders received quarterly cash dividends totaling $2,755 in 1995 and $2,273 in 1994. Regular dividends have been declared for ninety-five consecutive years. The Company has increased its dividends per share each year for the past fifteen years. Since 1990, dividends per share have risen at an annual compound growth rate of 12.2%, with an increase of 18.5% in 1995. On March 29, 1995, the Board of Directors declared a 2-for-1 stock split in the form of a stock dividend intended to enhance the marketability of the stock.

     Total dividends, expressed as a percentage of net income, were 30.9% in 1995 and 28.3% in 1994. The amount of dividends is established by the Board of Directors in consideration of operating results, financial condition, capital adequacy, regulatory requirements, shareholder returns and other factors.

     Shares issued under the dividend reinvestment plan totaled 35,300 in 1995 and 16,613 in 1994.

     There is no established public trading market for the Company's common stock, which is traded lightly in a local market. The number of shareholders of record continues to grow, reaching approximately 2,000 as of February 10, 1996, from approximately 1,900 a year earlier. Management estimates that about three fourths of the Company's shareholders reside in its market area.

     The following table presents the range of high and low sales prices for the common stock along with dividends declared in each quarter of the two most recent years, adjusted retroactively to reflect the 2-for-1 stock split. Sales prices reported were based upon actual transactions known to the Company to have occurred in each quarter, as well as upon reports of transactions published by third parties.


QUARTERLY STOCK INFORMATION

                         1995                               1994
             ---------------------------------  ------------------------------
             Stock Price Range     Per Share    Stock Price Range    Per Share
             -----------------                  -----------------
Quarter      Low          High     Dividend     Low          High    Dividend
--------------------------------------------------------------------------------
1st         $24.50      $26.25      $0.15       $23.00      $23.50    $0.13
2nd          25.38       32.00       0.15        22.50       24.32     0.13
3rd          29.25       39.00       0.16        23.50       27.00     0.14
4th          35.00       39.00       0.18        23.75       26.25     0.14
--------------------------------------------------------------------------------
Total                              $ 0.64                            $ 0.54
                                   ======                            ======

NOTE 10 -- STOCKHOLDERS' EQUITY

Bancorp's Articles of Incorporation authorize 6,000,000 shares of capital stock, par value $1.00 per share, to be initially classified as common stock. However, as set out in the Articles of Incorporation, remaining unissued stock may in the future be designated as either common or preferred stock.

     On December 16, 1992, the Board of Directors approved the Sandy Spring Bancorp Dividend Reinvestment Plan (the Plan) effective for the first dividend of 1993. The Plan provides shareholders with the opportunity to increase their equity ownership in Bancorp by electing to have cash dividends automatically reinvested in additional shares of common stock without payment of any brokerage commission or service charge. The Board has reserved 200,000 shares for issuance under the Plan.

     Bank and holding company regulations, as well as Maryland law, impose certain restrictions on dividend payments by the Bank, as well as restricting extensions of credit and transfers of assets between the Bank and the holding company. These restrictions have had no impact on Bank dividend payments in prior years and none is anticipated in future periods. There were no loans outstanding between the Bank and Bancorp at December 31, 1995 and 1994.

     On March 29, 1995, the Board of Directors approved a 2-for-1 stock split in the form of a stock dividend payable to shareholders of record at the close of business on April 12, 1995.

                        ITEM 6. SELECTED FINANCIAL DATA

                      (FROM PAGE 15 OF THE ANNUAL REPORT)

Historical Trends in Financial Data 1991-1995

(Dollars in thousands, except per share data)

                                                                            1995       1994       1993       1992         1991
----------------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS (for the year):
  Interest income                                                          $ 55,241   $ 46,264   $ 41,674   $ 44,520     $ 47,448
  Interest expense                                                           25,998     19,179     17,695     21,188       28,471
    Net interest income                                                      29,243     27,085     23,979     23,332       18,977
  Provision for credit losses                                                    --        160        950      1,750          835
  Net interest income after provision
    for credit losses                                                        29,243     26,925     23,029     21,582       18,142
  Noninterest income                                                          4,446      4,129      4,808      4,573        2,724
  Noninterest expenses                                                       20,787     19,895     16,942     15,269       13,477
  Income before taxes and cumulative effect
    of accounting change                                                     12,902     11,159     10,895     10,886        7,389
  Income tax expense                                                          3,979      3,139      2,888      2,981        1,994
  Income before cumulative effect of
    accounting change                                                         8,923      8,020      8,007      7,905        5,395
  Cumulative effect of accounting change                                         --         --         --        744           --
  Net income                                                                  8,923      8,020      8,007      8,649        5,395
PER SHARE DATA:/(1)/
  Net income                                                               $   2.07   $   1.89   $   1.95   $   2.07/(2)/$   1.51
  Dividends declared                                                           0.64       0.54       0.49       0.43         0.38
  Book value                                                                  18.04      15.65      15.73      13.38        10.99
FINANCIAL CONDITION (at year end):
  Assets                                                                   $794,319   $764,135   $722,465   $626,084     $573,812
  Deposits                                                                  679,587    645,619    622,056    557,958      517,110
  Loans                                                                     424,626    401,524    324,372    274,189      313,315
  Securities                                                                286,411    304,004    309,013    284,999      191,221
  Stockholders' equity                                                       78,091     66,956     66,391     54,668       39,501
MEASUREMENTS (for the year):
  Return on average assets                                                     1.16%      1.11%      1.24%      1.32%/(2)/   1.00%
  Return on average equity                                                    12.24      12.12      13.74      17.65/(2)/   14.75
  Average equity to average assets                                             9.46       9.19       9.06       7.45         6.79
  Dividends declared to net income                                            30.88      28.34      25.14      20.76/(2)/   24.94

/(1)/ Adjusted to give retroactive effect to a 2-for-1 stock split declared on March 29, 1995.

/(2)/ Excludes the cumulative benefit recorded in 1992 from the change in accounting for income taxes.

                ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                (FROM PAGES 14 THROUGH 25 OF THE ANNUAL REPORT)

Management's Analysis of Operations and Financial Condition
(Dollars in thousands, except per share data)



OVERVIEW

The year 1995 was characterized by the Company achieving record earnings while Sandy Spring National Bank posted average deposit growth and above average loan growth during the year as compared to recent historical levels.

     Average total deposits increased 5%, while average total loans grew by 24%. During 1995, market interest rates declined steadily, although for the full year of 1995, average interest rates were higher than for the full year of 1994. Both the Prime interest rate and the federal funds rates ended 1995 at the same level as they began the year: 8.50% and 5.50%, respectively. Sandy Spring Bank's one year C.D., a popular product during the past year, began 1995 at 5.00% and finished the year at 5.20%. The Company experienced a successful "C.D.'s ARE BACK" marketing campaign in the first half of 1995, resulting in substantial growth in this category of deposit, although a portion of the growth was the result of depositors shifting funds from other types of deposits held at the Bank into Bank certificates of deposit.

     For the year 1995, Sandy Spring Bancorp recorded an 11% improvement in net earnings to a record level $8,923 ($2.07 per share) as compared to $8,020 ($1.89 per share) for 1994. This improvement was accomplished primarily as a result of earning asset growth in the Bank and by reductions in the rate of growth of noninterest expenses. For the year 1995, average earning assets increased 7%, which combined with a stable net interest margin, resulted in an 8% increase in net interest income in 1995 over 1994. Noninterest expenses grew by 4% in 1995 over 1994. This lower rate of operating expense growth was due in part to lower FDIC insurance premiums for 1995. This premium rate reduction was a reflection of the FDIC achieving a more fully funded status in reserves. Excluding the benefits of lower deposit insurance premiums, noninterest expenses in 1995 were 8% higher than 1994.

     Contributing to the improvement in earnings growth in 1995 over 1994, was a continuation of favorable asset quality trends in the Bank's loan portfolios. Nonperforming loans, classified assets and net credit losses all recorded reduced amounts at year-end 1995 compared to year-end 1994. Based on these favorable conditions, the Bank was able to omit any provisions for its allowance for credit losses during 1995. This compares to a modest provision of $160 recorded in 1994.

     Noninterest income, on which the Company is placing greater emphasis in order to achieve revenue growth, posted an increase of 11% in 1995 over 1994, excluding the effect of investment gains and losses. This growth was achieved primarily from increases in trust services revenues and deposit account service charges.

     For the year 1995, return on average assets was 1.16%, which represented an increase over 1994's 1.11%, while return on average stockholders' equity advanced to 12.24% in 1995 from 12.12% in 1994.


CHANGES IN NET INCOME PER COMMON SHARE
                                                          1994     1993
                                                           to       to
                                                          1995     1994
--------------------------------------------------------------------------
Prior year net income per share                         $ 1.89   $ 1.95
  Change attributed to:
    Net interest income                                   0.29     0.47
    Provision for credit losses                           0.02     0.12
    Noninterest income                                    0.05    (0.11)
    Noninterest expenses                                 (0.14)   (0.46)
    Income taxes                                         (0.01)   (0.02)
    Increased shares outstanding                         (0.03)   (0.06)
                                                        ------   ------
      Total                                               0.18    (0.06)
                                                        ------   ------
NET INCOME PER SHARE                                    $ 2.07   $ 1.89
                                                        ======   ======

Historical Trends in Financial Data 1991-1995
(Dollars in thousands, except per share data)




                                                                             1995       1994       1993         1992        1991
-----------------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS (for the year):
  Interest income                                                          $ 55,241   $ 46,264   $ 41,674   $ 44,520      $ 47,448
  Interest expense                                                           25,998     19,179     17,695     21,188        28,471
    Net interest income                                                      29,243     27,085     23,979     23,332        18,977
  Provision for credit losses                                                    --        160        950      1,750           835
  Net interest income after provision
    for credit losses                                                        29,243     26,925     23,029     21,582        18,142
  Noninterest income                                                          4,446      4,129      4,808      4,573         2,724
  Noninterest expenses                                                       20,787     19,895     16,942     15,269        13,477
  Income before taxes and cumulative effect
    of accounting change                                                     12,902     11,159     10,895     10,886         7,389
  Income tax expense                                                          3,979      3,139      2,888      2,981         1,994
  Income before cumulative effect of
    accounting change                                                         8,923      8,020      8,007      7,905         5,395
  Cumulative effect of accounting change                                         --         --         --        744            --
  Net income                                                                  8,923      8,020      8,007      8,649         5,395
PER SHARE DATA:(1)
  Net income                                                               $   2.07   $   1.89   $   1.95   $   2.07(2)   $   1.51
  Dividends declared                                                           0.64       0.54       0.49       0.43          0.38
  Book value                                                                  18.04      15.65      15.73      13.38         10.99
FINANCIAL CONDITION (at year end):
  Assets                                                                   $794,319   $764,135   $722,465   $626,084      $573,812
  Deposits                                                                  679,587    645,619    622,056    557,958       517,110
  Loans                                                                     424,626    401,524    324,372    274,189       313,315
  Securities                                                                286,411    304,004    309,013    284,999       191,221
  Stockholders' equity                                                       78,091     66,956     66,391     54,668        39,501
MEASUREMENTS (for the year):
  Return on average assets                                                     1.16%      1.11%      1.24%      1.32%(2)      1.00%
  Return on average equity                                                    12.24      12.12      13.74      17.65(2)      14.75
  Average equity to average assets                                             9.46       9.19       9.06       7.45          6.79
  Dividends declared to net income                                            30.88      28.34      25.14      20.76(2)      24.94

/(1)/ Adjusted to give retroactive effect to a 2-for-1 stock split declared on March 29, 1995.
/(2)/ Excludes the cumulative benefit recorded in 1992 from the change in accounting for income taxes.

Sandy Spring Bancorp and Subsidiaries

Consolidated Average Balances, Yields and Rates/(1)/

(Dollars in thousands and tax-equivalent)


                                              1995                            1994                          1993
                                   -----------------------------------------------------------------------------------------------
                                    Average                 Yield/  Average                 Yield/  Average              Yield/
                                    Balance    Interest      Rate   Balance    Interest      Rate   Balance   Interest   Rate
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans:/(2)/
  Real estate/(3)/                  $347,056   $30,693       8.84%  $281,280   $22,764       8.09%  $248,805   $20,596    8.28%
  Consumer                            26,099     2,373       9.09     19,826     1,716       8.66     15,428     1,585   10.27
  Commercial                          47,351     4,495       9.49     38,868     3,194       8.22     21,295     1,744    8.19
  Tax exempt                             479        63      13.15        611        77      12.60        967       115   11.89
                                     -------   -------              --------    ------              --------   -------
    Total loans                      420,985    37,624       8.94    340,585    27,751       8.15    286,495    24,040    8.39
Securities:
  Taxable                            229,084    13,504       5.89    252,781    13,924       5.51    209,860    12,380    5.90
  Nontaxable                          65,606     5,140       7.83     75,046     6,013       8.01     75,481     6,326    8.38
                                     -------   -------              --------    ------              --------   -------
  Total securities                   294,690    18,644       6.33    327,827    19,937       6.08    285,341    18,706    6.56
Interest-bearing deposits
  with banks                             651        35       5.38      1,004        37       3.69     12,385       399    3.22
Federal funds sold                    11,366       654       5.75     11,070       431       3.89     22,540       682    3.03
                                     -------   -------              --------    ------              --------   -------
    TOTAL EARNING
      ASSETS                         727,692    56,957       7.83    680,486    48,156       7.08    606,761    43,827    7.22
Less: allowance for
  credit losses                       (6,049)                         (6,309)                         (4,519)
Cash and due from banks               24,115                          22,482                          19,621
Premises and equipment, net           15,047                          14,419                          13,185
Other assets                           9,824                           9,011                           8,340
                                     -------                        --------                        --------
    Total assets                    $770,629                        $720,089                        $643,388
                                     =======                        ========                        ========
LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest-bearing
  demand deposits                   $ 84,902   $ 2,211       2.60%  $ 85,898   $ 2,253       2.62%  $ 79,126   $ 2,239    2.83%
Regular savings deposits              99,080     2,977       3.00    108,747     3,304       3.04     73,956     2,266    3.06
Money market
  savings deposits                   145,430     5,298       3.64    173,744     5,260       3.03    177,547     5,500    3.10
Time deposits                        236,672    13,118       5.54    166,392     7,047       4.24    164,381     6,985    4.25
                                     -------   -------              --------    ------              --------   -------
    Total interest-
      bearing deposits               566,084    23,604       4.17    534,781    17,864       3.34    495,010    16,990    3.43
Short-term and
  other borrowings                    42,151     2,394       5.68     31,004     1,315       4.24     20,230       705    3.48
                                     -------   -------              --------    ------              --------   -------
    TOTAL INTEREST-
      BEARING
      LIABILITIES                    608,235    25,998       4.27    565,785    19,179       3.39    515,240    17,695    3.43
                                     -------   -------      -----               ------      -----              -------   -----
    Net Interest Income
      and Spread                               $30,959       3.56%             $28,977       3.69%             $26,132    3.79%
                                               =======      =====               ======      =====              =======   =====
Non-interest-bearing
  demand deposits                     88,337                          87,880                          68,531
Other liabilities                      1,175                             275                           1,350
Stockholders' equity                  72,882                          66,149                          58,267
                                     -------                        --------                        --------
    Total liabilities and
      stockholders' equity          $770,629                        $720,089                        $643,388
                                     =======                        ========                        ========
  Interest income/
    earning assets                                           7.83%                           7.08%                        7.22%
  Interest expense/
    earning assets                                           3.58                            2.82                         2.91
                                                            -----                           -----                        -----

    Net interest margin                                      4.25%                           4.26%                        4.31%
                                                            =====                           =====                        =====

/(1)/ Income and yields are presented on a tax-equivalent basis using a federal income tax rate of 34%.
/(2)/ Nonaccrual loans are included in the average balances.
/(3)/ Includes residential mortgage loans held for sale.

Management's Discussion and Analysis
(Dollars in thousands)


NET INTEREST INCOME

Net interest income for 1995 was $29,243, representing an increase of $2,158 or 8.0% from 1994. Net interest income for 1994 of $27,085 was up 13.0% from the 1993 level of $23,979. On a tax-equivalent basis, net interest income amounted to $30,959 in 1995, representing a 6.8% annual rise, and $28,977 in 1994, representing a 10.9% annual rise, preceded by $26,132 in 1993.

     Since net interest income is the most significant element of earnings, management focuses considerable efforts in this area. This involves a balancing effort to increase the amount of sound earning assets at yields that are competitive while being sufficiently high, compared to funding costs, to generate a rise in net interest income consistent with desirable profitability ratios. See the "Consolidated Average Balances, Yields and Rates" table accompanying this discussion. During 1995, the Company encountered higher than expected money costs, resulting in an essentially unchanged net interest margin. Thus, improvement in net interest income came primarily from an increase in earning assets. This was also the major factor in the significant rise in net interest income in 1994, compared to 1993.

Interest Income

The Company's tax-equivalent interest income increased by 18.3% or $8,801 in 1995, as a result of a $47,206 or 6.9% increase in average earning assets. The average yield on earning assets for 1995 was 75 basis points more than in 1994. Average loans (yielding 8.94%) increased 23.6% or $80,400, while average securities (yielding 6.33%) decreased by 10.1% or $33,137 in 1995 compared to 1994, as a result of increased loan demand.

     In 1994, tax-equivalent interest income increased, by 9.9% or $4,329, as a rise of 12.2% in average earning assets was partially offset by a decline of 14 basis points in the average yield earned on them.

Interest Expense

Interest expense increased more in 1995 than tax-equivalent interest income, rising 35.6% or $6,819, due to the combined effects of a 7.5% increase in average interest-bearing liabilities and an 88 basis point rise in the average rate paid for those funds. Average time deposits (costing 5.54%) rose 42.2% or $70,280, principally due to a focused advertising program targeting this customer base. All other major categories of interest-bearing deposits declined, including average money market savings deposits (costing 3.64%), down 16.3% or $28,314, average regular savings (costing 3.00%), down 8.9% or $9,667, and average interest-bearing demand deposits (costing 2.60%), down 1.2% or $996. Average short-term and other borrowings (costing 5.68%) increased 36.0% or $11,147, with a significant part of the rise coming from repurchase agreements related to cash management services provided to small businesses.

     In 1994, interest expense increased 8.4% or $1,484, compared to 1993, due to a 9.8% rise in average interest-bearing liabilities coupled with a small decline in average rate paid.

Interest Rate Performance

In 1994 and 1995, changes in net interest spread and margin were modest, compared to the prior year, and thus were not significant factors in net interest income growth. Maintenance of the profit spreads between 1994 and 1995 means that the Company increased its earning asset base at a fairly consistent level of profitability. The interest rate spread was 3.56% in 1995, compared to 3.69% in 1994, while the net interest margin was essentially unchanged due to the more positive impact of noninterest sources of funds in a higher interest rate environment. Both the spread and margin showed little change in 1994, compared to 1993.

NONINTEREST INCOME

Total noninterest income increased 7.7% during 1995 to $4,446 for the year, an improvement following the 14.1% or $679 decline during 1994. Holding down the size of increase in 1995 were $156 higher losses on securities transactions in 1995 than in 1994, and the small amount of increase achieved in gains on residential mortgage loan sales. The Company is beginning to see results from organizational changes in 1995 to increase residential mortgage loan originations and sales in order to generate additional income in this category in future periods.

     Securities losses of $240 in 1995 and $84 in 1994 were preceded by securities gains of $257 in 1993.

     Gains on mortgage sales were $232 in 1995 on sales of $16,822 and $164 in 1994 on sales of $15,487. More substantial gains of $976 on sales of $48,360 were recorded in 1993, which included a period of substantial refinancing.

     Service charges on deposit accounts increased 9.7% or $225 to $2,533 in 1995, up from $2,308 in 1994 and $2,028 in 1993. A majority of the rise in this category during 1995, compared to 1994, was attributable to return check charges.

Management's Discussion and Analysis
(Dollars in thousands)


Many types of service charges either declined or increased slightly, reflecting a substantial shift in 1995 from deposit products having service charges into time deposits which generally do not.

     Other noninterest income was up 10.3% or $180 during 1995, preceded by 12.5% or $194 the prior year. Of significance to 1995's increase were higher gains on sales of student loans, recording a rise of $130 which was both volume and price driven. Fees for trust services increased 20.8% or $131 in 1995, compared to 1994, and 18.3% in 1994. Newer fee based businesses, such as credit cards, annuities and mutual funds, are generating revenue, while a decline in servicing fees on mortgages sold reflects the Company's current practice of releasing the servicing rights on a substantial portion of the mortgages it sells.

NONINTEREST EXPENSES

Noninterest expenses totaled $20,787 in 1995, representing a 4.5% increase over $19,895 in 1994. By contrast, noninterest expenses increased 17.4% in 1994, compared to 1993. Costs associated with building a more solid base of operations necessary to better service a growing customer base, which led to higher overall operating expense levels in 1994, were not a predominate factor in 1995, when the focus was on cost containment.

     Salaries and employee benefits increased 5.2% or $570 in 1995, compared to a 22.0% or $1,994 rise in 1994. A significant part of the growth reported for 1995 is attributable to merit salary increases in 1995 and growth related staff increases in 1994. The Company had nonrecurring costs associated with special early retirement benefits extended to certain long-term employees of approximately $300 in both 1995 and 1994.

     The ratio of net income to average full-time-equivalent employees was $31 for 1995, $28 for 1994 and $32 for 1993. The improvement in 1995 was the result of greater relative growth in net income compared to a small increase in average full-time equivalent employees during the year. The decline in this measure in 1994 reflected an increase in staffing related in part to opening three additional branches.

     Occupancy expense, which is recorded net of rental income, grew 2.9% or $53 during 1995. The increase was moderated in part by rental income from a newly acquired facility. The increase was 14.4% or $230 in 1994, compared to 1993, due in large measure to rental expenses for new branches and office space.

     Equipment expenses grew 20.8% or $322 in 1995, reflecting to a great extent additional depreciation charges for Bank equipment and furniture and the $157 write-off of software incident to the new systems that were put in place in 1995. The rise in equipment expenses was 23.4% or $293 in 1994, and was significantly associated with branch automation, equipping a new branch and acceleration of depreciation on automated teller machines.

     The aggregate of FDIC insurance, outside data services and other noninterest expenses decreased 1.0% or $53 in 1995, compared to 1994. There was a significant industrywide reduction in FDIC insurance premiums in 1995, a year when the Company's insurance premiums amounted to .11% of average deposits versus .22% in 1994. Partially offsetting this positive development were $192 in nonrecurring conversion costs associated with moving to a new data processing provider during 1995. Attorney fees and consulting services were major contributors to the 8.7% overall increase shown for these expense categories in 1994, compared to 1993.

Net Overhead

Management believes that the net overhead ratio, which expresses the level of net operating expenses (noninterest expenses less noninterest income) as a percentage of tax-equivalent net interest income, is a good measure of overall noninterest expense performance. During 1995, the Company's net overhead ratio was 52.8%, compared to ratios of 54.4% achieved in 1994 and 46.4% in 1993. Ratios close to 50% are considered desirable.

BALANCE SHEET ANALYSIS

During 1995, the Company's size, as measured by total assets, grew by $30,184 or 4.0%, to $794,319 at December 31, 1995, from $764,135 at December 31, 1994. The
Company's decision to reduce borrowed funds (Federal Home Loan Bank advances) during 1995 had the effect of reducing asset growth below historical levels. Earning assets increased

Management's Discussion and Analysis
(Dollars in thousands)



$28,974 or 4.1%, to $740,088 from $711,114. The majority of the rise in earning assets occurred in the loan portfolio, which increased $23,102 or 5.8%.

Loans

Real estate mortgage loans rose 3.1% to $315,708 in 1995. Included in this category are commercial mortgages, which increased 0.6% during 1995 and totalled $116,744 at December 31, 1995. These mortgages mainly consist of owner occupied properties where an established banking relationship exists. Home equity lines and home equity loans, types of real estate mortgages which permit homeowning consumers to leverage their equity and possibly receive an income tax deduction on the interest, advanced 9.3% during 1995 to $60,056 at year end. One to four family residential loans, up 1.3% in 1995, represented $126,149 of the real estate mortgage portfolio at December 31, 1995. Other real estate mortgages, including residential lot loans, collectively rose 20.7% to $12,759.

     Real estate construction loans increased 34.4% to $30,859 from 1994, attributable to a substantial rise in commercial construction credits. The Company conducts its commercial construction lending in the markets it knows and understands, works selectively with local, top-quality builders and developers, and requires substantial equity from the borrower.

     The consumer loan portfolio remained essentially unchanged, decreasing slightly to $28,083 at December 31, 1995, from $28,337 at December 31, 1994. In recent years, much of consumer lending has moved from traditional installment credits into home equity lines and credit cards. During 1995, the Company achieved a 7.5% increase in home equity lines, which are included above in real estate mortgage loans. Credit cards were introduced in 1995 and comprise a small part of the loan portfolio.

     Commercial loans rose 13.8% to $49,568 during 1995. For the most part, these are loans to a diverse cross-section of small to mid-size local businesses, many of whom are existing customers of the Company. These types of banking relationships are a natural fit for the Company, which is experienced in serving and lending to this market segment and has knowledge of the marketplace through its community roots and involvement. The Company desires to expand this part of its loan portfolio.

Analysis of Loans
(Dollars in thousands)

The following table presents the trends in the composition of the loan portfolio over the previous five years.




                                                    December 31,
                                 -----------------------------------------------
                                  1995      1994      1993      1992      1991
--------------------------------------------------------------------------------
Real estate -- mortgage/(1)/    $315,708  $306,122  $250,781  $224,494  $251,597
Real estate -- construction/(2)/  30,859    22,969    13,711    12,234    16,839
Consumer                          28,083    28,337    18,848    17,509    21,225
Commercial                        49,568    43,560    40,361    18,709    22,040
Tax exempt                           408       536       671     1,243     1,614
                                --------  --------  --------  --------  --------
  TOTAL LOANS                   $424,626  $401,524  $324,372  $274,189  $313,315
                                ========  ========  ========  ========  ========

/(1)/ Consists of fixed and adjustable rate first and second home mortgage loans, home equity lines of credit and commercial mortgage loans. /(2)/ Includes both residential and commercial properties.

Securities

The investment portfolio, which consists of available-for-sale and held-to-maturity as well as other equity securities, declined $17,593 or 5.8% during 1995 to $286,411 at December 31, 1995, from $304,004 at the prior year end. This portfolio is managed to generate interest revenue, achieve asset/liability management objectives and provide liquidity. As permitted by a newly issued accounting pronouncement, $41,097 were transferred during the fourth quarter of 1995 from the held-to-maturity category to the available-for-sale portfolio in order to add flexibility to the Bank's future management of this portfolio. This transaction resulted in an increase in stockholders' equity since the transfer allowed for the recognition of net unrealized gains of $342, net of taxes, on the securities transferred.

Management's Discussion and Analysis
(Dollars in thousands)

Analysis of Securities
(Dollars in thousands)
The composition of Securities at December 31 for each of the latest three fiscal years was:

                                       1995      1994      1993
-----------------------------------------------------------------
AVAILABLE-FOR-SALE/(1)/
 U.S. Treasury                       $ 15,991  $ 23,272  $ 32,691
 U.S. Agency                           68,301    23,579    19,093
 State and municipal                   35,330    39,836    51,084
 Corporate debt obligations             2,458     3,260     7,230
 Mortgage-backed securities/(2)/       40,282    37,307   119,151
 Marketable equity securities           1,786       518     5,715
                                     --------  --------  --------
  Total                               164,148   127,772   234,964

HELD-TO-MATURITY AND OTHER EQUITY
 U.S. Agency                           39,685    77,959    42,242
 State and municipal                   30,432    29,627    27,883
 Mortgage-backed securities/(2)/       48,181    64,680        --
 Other equity securities                3,965     3,966     3,924
                                     --------  --------  --------
  Total                               122,263   176,232    74,049
                                     --------  --------  --------
TOTAL SECURITIES/(3)/                $286,411  $304,004  $309,013
                                     ========  ========  ========

/(1)/  At estimated fair value.
/(2)/ Mortgage-backed securities are either issued by a federal agency or are secured by U.S. Agency collateral and therefore are believed to be high-quality.
/(3)/ The outstanding balance of no single issuer exceeded ten percent of stockholders' equity at December 31, 1995, 1994 or 1993.

     Maturities and weighted average yields for investments available-for-sale and held-to-maturity at December 31, 1995, are shown below:

                                    Within                 Over 1              Over 5              Over
                                      1                   through 5          through 10             10
                                 -------------------------------------------------------------------------------------------
                                 Amount  Yield         Amount     Yield     Amount   Yield    Amount   Yield   TOTAL   YIELD
----------------------------------------------------------------------------------------------------------------------------
INVESTMENTS
 AVAILABLE-FOR-SALE/(1)/
 U.S. Treasury                   $ 7,990  5.87%       $  7,982    5.45%     $    --    --%    $   --     --%  $ 15,972  5.66%
 U.S. Agency                      13,990  5.93          50,251    5.84        4,000  7.08         --     --     68,241  5.93
 State and municipal/(2)/          8,296  9.00          23,758    7.74        2,632  6.49         --     --     34,686  7.95
 Corporate debt obligations          999  8.15             500    6.13        1,000  6.06         --     --      2,499  6.91
 Mortgage-backed securities          479  6.55          28,709    6.25        6,303  6.03      5,067   6.49     40,558  6.25
                                 -------              --------              -------           ------           -------
  Total debt securities          $31,754  6.80%       $111,200    6.33%     $13,935  6.42%    $5,067   6.49%   161,956  6.43%
                                 =======              ========              =======           ======
Marketable equity securities                                                                                       470
                                                                                                               -------
 TOTAL INVESTMENTS
  AVAILABLE-FOR-SALE                                                                                          $162,426
                                                                                                              ========
INVESTMENTS HELD-
  TO-MATURITY
 U.S. Agency                      $1,000  5.03%        $28,698    5.33%     $ 6,987  6.36%    $3,000   7.48%  $ 39,685  5.67%
 State and municipal/(2)/             --    --           8,703    7.51       21,129  7.31        600   7.79     30,432  7.38
 Mortgage-backed securities        3,587  7.19          44,594    6.92           --    --         --     --     48,181  6.94
                                  ------               -------              -------           ------          --------
  TOTAL INVESTMENTS
   HELD-TO-MATURITY               $4,587  6.72%        $81,995    6.43%     $28,116  7.08%    $3,600   7.53%  $118,298  6.63%
                                  ======               =======              =======           ======          ========

/(1)/Amounts shown at amortized cost without market value adjustments required by FASB 115 (see notes 1 and 3 of Notes to the Consolidated Financial Statements).
/(2)/The yields on state and municipal securities have been calculated on a tax-equivalent basis assuming a 34% marginal federal income tax rate.

Other Earning Assets

Residential mortgage loans held for sale rose to $3,975 in 1995 from a zero balance at the prior year end. Interest-bearing deposits with banks and federal funds sold together rose $19,490 from December 31, 1994, to December 31, 1995.

Deposits and Borrowings

Customer-based deposits continue to be the Company's primary funding source and increased $33,968 or 5.3% to $679,587 at December 31, 1995, from $645,619 at
December 31, 1994. All deposit categories declined except certificates of deposit, which rose $79,798 or 43.5%, reflecting in large part aggressive marketing and competitive pricing. The decrease in non-

Management's Discussion and Analysis
(Dollars in thousands)

interest bearing deposits balances of $10,770 or 10.3% included seasonal losses. Based on average balances, these deposits increased slightly by 0.5% during 1995. Over the same period, total borrowings decreased $15,493.

CAPITAL MANAGEMENT

During 1995, stockholders' equity increased $11,135 or 16.6%, to $78,091 at December 31, 1995, from $66,956 at December 31, 1994. Capital additions resulted from earnings, net of dividends, and, to a lesser extent, from stock issuances. Also included in the increase was $3,731 of change (net of taxes) related to the fair value of the investments available-for-sale portfolio. Such unrealized gains and losses on available-for-sale securities are a component of stockholders' equity under generally accepted accounting principles, but are not included in capital for purposes of computing regulatory capital ratios.

  Internal capital generation (net income less dividends) provided $6,168 in additional equity during 1995, which equates to an internal capital generation rate of 8.5% as compared to 8.7% for 1994.

  External capital formation resulted from dividend reinvestment, which provided $1,000 of additional equity through the issuance of 35,300 shares in 1995 and $785 through 16,613 new shares in 1994, and from employee investment programs, which added $236 and $278 in the respective years to the Company's capital position. In 1993, new equity capital of $1,940 was raised as a result of the issuance of 44,605 shares of the Company's common stock in exchange for First Montgomery Bank stock in the merger transaction.

  In a transaction that did not affect either the total common stock and surplus of the Company or the relative stock ownership of the shareholders, a 2-for-1 stock split in the form of a stock dividend was declared by the Board of Directors on March 29, 1995.

Regulatory Capital Requirements

The Company recorded a total risk-based capital ratio of 18.16% at December 31, 1995, compared to 17.52% at December 31, 1994, a tier 1 risk-based capital ratio of 16.91% compared to 16.27%, and a capital leverage ratio of 9.89% compared to 9.45%. The total risk-based capital ratio is the primary regulatory measure of capital adequacy. This ratio relates capital adequacy to the level of credit risk inherent in assets both on and off the balance sheet, with higher-risk assets requiring a greater commitment of capital.

  Management monitors historical and projected earnings, dividends and asset growth, as well as risks associated with the various types of on- and off-balance sheet assets, in order to determine the appropriate capital levels and the action needed, if any, to preserve capital adequacy.

  As is evident in the following table, both the Company and its subsidiary bank are well capitalized as measured by regulatory standards for safety and soundness.

                                              December 31,
                                           ------------------    Regulatory
                                            1995        1994      Standards
-------------------------------------------------------------------------------
COMPANY:
  Tier 1 capital/(1)/                     $77,128      $69,658
  Tier 1 risk-based capital ratio           16.91%       16.27%     4.00%
  Total risk-based capital/(2)/           $82,830      $74,974
  Total risk-based capital ratio            18.16%       17.52%     8.00%
  Capital leverage ratio                     9.89%        9.45%      3-5%/(3)/
BANK:
  Tier 1 capital/(1)/                     $67,643      $61,423
  Tier 1 risk-based capital ratio           14.86%       14.36%     4.00%
  Total risk-based capital/(2)/           $73,335      $66,736
  Total risk-based capital ratio            16.11%       15.61%     8.00%
  Capital leverage ratio                     8.69%        8.34%      3-5%/(3)/

/(1)/Total stockholders' equity less intangibles and the net unrealized gain
     (loss) on investments available-for-sale.
/(2)/Tier 1 capital plus a permitted amount of the allowance for credit losses. /(3)/Established on an individual basis for each bank.

CREDIT RISK MANAGEMENT

The allowance for credit losses is available for future loan charge-offs. The allowance is funded at a level deemed appropriate by charges to earnings through the provision for credit losses. The allowance is decreased for loan charge-offs and increased for recoveries of loans previously charged off. The amount of provision necessary is determined by loss allocations for specific problem credits, historical loss experience and consideration of other factors including economic conditions, portfolio trends

Management's Discussion and Analysis
(Dollars in thousands)

and credit concentrations, based upon data and analysis provided by the Company's loan review department. With adoption of Statement of Financial Accounting Standards No. 114, as amended by Statement of Financial Accounting Standards No. 118 (see Note 1 of the Notes to the Consolidated Financial Statements), effective in 1995, impaired loans are accounted for within the allowance for credit losses, with the amount of provision generally determined based upon collateral values or the present value of estimated cash flows. The Company had no impaired loans at December 31, 1995, as defined by these accounting standards. Although $590 of loans were classified as being in nonaccrual status at December 31, 1995, the insignificant delay of payments caused the loans not to be classified as impaired loans in the Company's loan review process.

  Management believes overall credit quality in the loan portfolio is excellent, as indicated by a ratio of nonperforming loans to total loans of 0.16% at December 31, 1995, down from 0.39% at December 31, 1994. The amount of total nonperforming loans declined by $894 or 56.5% during 1995. The allowance for credit losses was 8.6 times greater than nonperforming loans at December 31, 1995. During the year, net charge-offs of $198 were recorded out of an average loan portfolio totalling $420,985, a ratio of 0.05%. Other real estate owned was $47, net of an allowance of $45, at December 31, 1995.

  Due to continuing improvement in asset quality indicators, there was no provision for credit losses in 1995 and a small provision of $160 in 1994, as compared to $950 for 1993.

  The Company continues to experience a low level of credit losses. Net charge-offs of $198 were 0.05% of average loans during 1995, preceded by $229 and 0.07%, respectively, in 1994.

  The major concentrations of credit risk for the Company arise by customer location, because it operates only in two counties in the State of Maryland, and by loan portfolio composition. Real estate credits represented 81.6% of total loans at December 31, 1995, and 82.0% at December 31, 1994. In the past, the Company has experienced low loss levels, especially in real estate secured loans, through various economic cycles and conditions. Within the real estate loan portfolio, one category generally thought to possess high risk potential is commercial construction lending, which comprised 5.8% of total real estate loans and 4.8% of total loans at December 31, 1995. However, management believes these loans represent low risk due to characteristics outlined in the loan section of Balance Sheet Analysis on page 19. In addition, the Bank's sizeable portfolio of traditional home construction and mortgage loans, considered by the industry to be among the safest credit categories, amounted to 43.1% of total real estate loans and 35.2% of total loans. The remaining balances of real estate loans consisted primarily of commercial mortgages, home equity lines of credit and residential lot loans which bear risk profiles that have been reduced by the Bank's substantial experience in its markets and its historically risk aversive lending culture.

Analysis of Credit Risk
(Dollars in thousands)

Activity in the allowance for credit losses for the preceding five years ended December 31 is shown below:

                                      1995     1994     1993     1992     1991
-------------------------------------------------------------------------------
Balance, January 1                   $6,108   $6,177   $3,816   $2,690   $2,568
Provision for credit losses              --      160      950    1,750      835
Allowance from merger transaction        --       --    1,158       --       --
Loan charge-offs:
  Real estate -- mortgage               (33)    (135)      --     (506)     (50)
  Real estate -- construction            --       --       --       --       (5)
  Consumer                             (209)     (32)    (104)    (243)    (294)
  Commercial                           (190)    (342)     (29)     (76)    (412)
                                     ------   ------   ------   ------   ------
    Total charge-offs                  (432)    (509)    (133)    (825)    (761)
Loan recoveries:
  Real estate -- mortgage               153       16       54       --       --
  Real estate -- construction            --       --       --        5       --
  Consumer                               30       40       79       61       40
  Commercial                             51      224      253      135        8
                                     ------   ------   ------   ------   ------
    Total recoveries                    234      280      386      201       48
                                     ------   ------   ------   ------   ------
Net recoveries (charge-offs)           (198)    (229)     253     (624)    (713)
                                     ------   ------   ------   ------   ------
BALANCE, DECEMBER 31                 $5,910   $6,108   $6,177   $3,816   $2,690
                                     ======   ======   ======   ======   ======
Net charge-offs to average loans       0.05%    0.07%       *     0.22%    0.22%
Allowance to total loans               1.39%    1.52%    1.90%    1.39%    0.86%

* The Company had net recoveries in 1993.

Management's Discussion and Analysis
(Dollars in thousands)


The following table presents nonperforming assets for a five year period:

                                                    December 31,
                                        -------------------------------------
                                        1995    1994    1993    1992    1991
-----------------------------------------------------------------------------
Nonaccrual loans/(1)/                    $590  $  866  $2,933  $  508  $  580
Loans 90 days past due                     61     671     517     953   1,318
Restructured loans                         36      44      --      --      --
                                         ----  ------  ------  ------  ------
  Total nonperforming loans/(2)/          687   1,581   3,450   1,461   1,898
Other real estate owned, net               47     277   1,387     999   1,097
                                         ----  ------  ------  ------  ------
  TOTAL NONPERFORMING ASSETS             $734  $1,858  $4,837  $2,460  $2,995
                                         ====  ======  ======  ======  ======
  NONPERFORMING ASSETS TO TOTAL ASSETS   0.09%   0.24%   0.67%   0.39%   0.52%

/(1)/Gross interest income that would have been recorded in 1995 if nonaccrual loans had been current and in accordance with their original terms was $64, while interest actually recorded on such loans was $49.

/(2)/Those performing loans considered potential problem loans, as defined and identified by management, amounted to $3,867 at December 31, 1995. Although these are loans where known information about the borrowers' possible credit problems causes management to have doubts as to their ability to comply with the present loan repayment terms, most are well collateralized and are not believed to present significant risk of loss.

LIQUIDITY AND INTEREST RATE SENSITIVITY

Liquidity

The Company's liquidity position, considering both internal and external sources available, exceeded anticipated short- and long-term funding needs at December 31, 1995. Core deposits, considered to be stable funds sources and defined to include all deposits except certificates of deposit of $100,000 or more, equaled 86.0% of total earning assets at December 31, 1995. In addition, substantial amortizing residential mortgage loans, maturities and paydowns of securities, deposit growth and earnings contribute a flow of funds available to meet liquidity requirements. In assessing liquidity, management considers operating requirements, the seasonality of deposit flows, investment, loan and deposit maturities, expected fundings of loans, deposit withdrawals, and the market values of available-for-sale investments, so that sufficient funds are available on short notice to meet obligations as they arise and to ensure that the Company is able to pursue new business opportunities.

  Internally generated funds on hand at December 31, 1995, consisting of cash and cash equivalents, interest-bearing deposits with banks, residential mortgage loans held for sale, maturities of investments held-to-maturity due within one year at fair value and investments available-for-sale, totalled $227,907 or 28.7% of total assets.

  The primary external source of liquidity available is a line of credit for $145,000 with the Federal Home Loan Bank of Atlanta of which $3,020 was outstanding at December 31, 1995. Core deposits increased by $23,198 during 1995, while loans grew by $23,102, results which did not require borrowed funds. In fact, the Company reduced Federal Home Loan Bank borrowings by $20,500 during 1995.

  The Company's time deposits of $100,000 or more represented 6.4% of total deposits at December 31, 1995, and are shown by maturity in the table below.


                                               Months to Maturity
                                     -----------------------------------------
                                       3 or   Over 3  Over 6   Over
                                       less    to 6    to 12    12      TOTAL
------------------------------------------------------------------------------
Time deposits -- $100,000 or more    $13,214  $5,114  $8,648  $16,371  $43,347
                                     =======  ======  ======  =======  =======

Interest Rate Sensitivity

The Bank's interest rate sensitivity at December 31, 1995, which did not differ materially from that of the Company, is analyzed in the gap table on page 24. It shows an asset sensitive position cumulative to one year of $61,284 or 7.7% of total assets, indicating the assumption of relatively low interest rate risk.

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

Management's Discussion and Analysis
(Dollars in thousands)

  There is a prepayment risk associated with the Bank's portfolio of mortgage-backed securities, especially collateralized mortgage obligations, whose maturities can be significantly affected when interest rates change. However, based on current prepayment assumptions, these assets have a relatively short weighted average life.

  In addition to the analysis of rate sensitivity, management performs simulation analysis to more closely evaluate the short-term impact of changing interest rates on net interest income and the long-term impact on the value of equity capital. This approach is believed to provide a more accurate assessment of the interest rate risk embedded in the Bank's balance sheet.

  The Board of Directors has established the limits of acceptable risk as a policy which the Asset-Liability Committee implements in its management of interest rate risk. The Committee, comprised of senior management, meets weekly and conducts comprehensive quarterly reviews with the Board of Directors.

  The following schedule sets out the time frames from December 31, 1995, in which the Bank's assets and liabilities are subject to repricing:

                                      ----------------------------------------------
                                        0-90    91-365   Over 1-3 Over 3-5  Over 5
                                        Days     Days      Years    Years    Years
------------------------------------------------------------------------------------
RATE SENSITIVE ASSETS:
  Loans                               $148,886  $ 77,551  $129,851  $34,577  $33,761
  Taxable securities                    61,911    55,502    66,142   12,495   23,055
  Nontaxable securities                  3,155     5,120    12,475   19,120   25,248
  Other investments                     35,337        --        --       --      821
                                      --------  --------  --------  -------  -------
      TOTAL                            249,289   138,173   208,468   66,192   82,885

RATE SENSITIVE LIABILITIES:
  Noninterest-bearing demand
   deposits                              9,392        --        --       --   84,525
  Interest-bearing demand
   deposits                              5,299    15,898    42,396   24,731       --
  Regular savings deposits               7,583    22,749    60,664    2,528       --
  Money market savings deposits         14,945    44,834    89,666       --       --
  Time deposits                         72,483   103,208    65,563   22,005       --
  Short-term borrowings and
   other rate sensitive liabilities     29,780         7         5    1,000    2,020
                                      --------  --------  --------  -------  -------
      TOTAL                            139,482   186,696   258,294   50,264   86,545
                                      --------  --------  --------  -------  -------
      CUMULATIVE GAP                  $109,807  $ 61,284  $ 11,458  $27,386  $23,726
                                      ========  ========  ========  =======  =======
        As a percent of total assets     13.82%     7.72%     1.44%    3.45%    2.99%
      CUMULATIVE RATE SENSITIVE
       ASSETS TO RATE SENSITIVE
       LIABILITIES                        1.79      1.19      1.02     1.04     1.03

NOTE: This analysis is based upon a number of significant assumptions including the following: Loans are repaid/rescheduled by contractual maturity and repricings. Securities, except mortgage-backed securities, are repaid according to contractual maturity adjusted for call features. Mortgage-backed security repricing is adjusted for estimated early paydowns. In order to reflect the temporary seasonal influx of non-interest-bearing demand deposits at year end, which inflates short-term rate sensitive assets, such deposits in excess of their average balance for the year are shown in 0-90 days. Interest-bearing demand, regular savings and money market savings deposits are estimated to exhibit some rate sensitivity based on management's analysis of deposit withdrawals. Time deposits are shown in the table based on contractual maturity.

Selected Glossary and Abbreviations

BASIS POINT: One hundredth of one percent. An increase in yield from 7.00% to 7.50% could be expressed as a change of 50 basis points.

BOOK VALUE PER SHARE: Total stockholders' equity divided by the number of shares of common stock outstanding at year-end.

CAPITAL LEVERAGE RATIO: Year-end core capital (stockholders' equity less intangibles and the net unrealized gain or loss on investments available-for-
sale) as a percentage of average total assets for the fourth quarter.

THE COMPANY: Sandy Spring Bancorp, Sandy Spring National Bank of Maryland and Sandy Spring Insurance Corporation.

INTERNAL CAPITAL GENERATION RATE: Net income less cash dividends, expressed as a percentage of average total stockholders' equity.

NET INTEREST MARGIN: Fully tax-equivalent net interest income as a percentage of average earning assets.

NET INTEREST SPREAD: Fully tax-equivalent yield on earning assets less the average rate paid on interest-bearing liabilities.

NET OVERHEAD RATIO: Net overhead (noninterest expenses less noninterest income) divided by fully tax-equivalent net interest income.

NONPERFORMING LOANS: Sum of loans which are nonaccrual, 90 days past due or restructured.

RETURN ON AVERAGE ASSETS: Net income as a percentage of average total assets.

RETURN ON AVERAGE EQUITY: Net income as a percentage of average total stockholders' equity.

TOTAL RISK-BASED CAPITAL RATIO: Qualifying regulatory capital (stockholders' equity less intangibles and the net unrealized gain or loss on investments available-for-sale, plus a portion of the allowance for credit losses) as a percentage of risk-adjusted total assets.

TAX-EQUIVALENT NET INTEREST INCOME: Interest income, plus the addition of tax savings from nontaxable loans and investments, less interest expense.

TIER 1 RISK-BASED CAPITAL RATIO: Regulatory core capital (stockholders' equity less intangibles and the net unrealized gain or loss on investments available-for-sale) as a percentage of risk-adjusted total assets.

              ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                (FROM PAGES 26 THROUGH 43 OF THE ANNUAL REPORT)

Sandy Spring Bancorp and Subsidiaries


Consolidated Balance Sheets
(Dollars in thousands, except per share data)

                                                                              December 31,
                                                                         ---------------------
                                                                            1995       1994
----------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks                                                $ 30,108   $ 32,549
  Interest-bearing deposits with banks                                        821        211
  Federal funds sold                                                       24,255      5,375
  Residential mortgage loans held for sale                                  3,975         --
  Investments available-for-sale (at fair value)                          164,148    127,772
  Investments held-to-maturity -- fair value of $119,597
   (1995) and $164,103 (1994)                                             118,298    172,266
  Other equity securities                                                   3,965      3,966
  Total loans (net of unearned income)                                    424,626    401,524
    Less: Allowance for credit losses                                      (5,910)    (6,108)
                                                                         --------   --------
      Net loans                                                           418,716    395,416
  Premises and equipment                                                   17,953     14,230
  Accrued interest receivable                                               5,847      5,726
  Other real estate owned, net of allowance of $45 (1995)
   and $66 (1994)                                                              47        277
  Other assets                                                              6,186      6,347
                                                                         --------   --------
      TOTAL ASSETS                                                       $794,319   $764,135
                                                                         ========   ========

LIABILITIES
  Noninterest-bearing deposits                                           $ 93,893   $104,663
  Interest-bearing deposits                                               585,694    540,956
                                                                         --------   --------
      Total deposits                                                      679,587    645,619
  Short-term borrowings                                                    29,779     45,243
  Long-term borrowings                                                      3,151      3,180
  Accrued interest and other liabilities                                    3,711      3,137
                                                                         --------   --------
      TOTAL LIABILITIES                                                   716,228    697,179

STOCKHOLDERS' EQUITY
  Common stock -- par value $1.00; shares authorized 6,000,000;
   shares issued and outstanding 4,329,828 (1995)
   and 2,140,149 (1994)                                                     4,330      2,140
  Surplus                                                                  26,179     27,133
  Retained earnings                                                        47,138     40,970
  Net unrealized gain (loss) on investments
   available-for-sale, net of taxes                                           444     (3,287)
                                                                         --------   --------
      TOTAL STOCKHOLDERS' EQUITY                                           78,091     66,956
                                                                         --------   --------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $794,319   $764,135
                                                                         ========   ========

See Notes to Consolidated Financial Statements.

Sandy Spring Bancorp and Subsidiaries


Consolidated Statements of Income
(Dollars in thousands, except per share data)


                                                   Years Ended December 31,
                                                 ----------------------------
                                                   1995      1994      1993
-----------------------------------------------------------------------------
Interest income:
  Interest and fees on loans                     $37,576   $27,672   $23,695
  Interest on loans held for sale                     55        57       300
  Interest on deposits with banks                     35        37       399
  Interest and dividends on securities:
    Taxable                                       13,471    14,030    12,350
    Nontaxable                                     3,450     4,037     4,247
Interest on federal funds sold                       654       431       683
                                                 -------   -------   -------
    TOTAL INTEREST INCOME                         55,241    46,264    41,674
Interest expense:
  Interest on deposits                            23,604    17,864    16,990
  Interest on short-term borrowings                2,175     1,165       641
  Interest on long-term borrowings                   219       150        64
                                                 -------   -------   -------
    TOTAL INTEREST EXPENSE                        25,998    19,179    17,695
                                                 -------   -------   -------
NET INTEREST INCOME                               29,243    27,085    23,979
Provision for credit losses                           --       160       950
                                                 -------   -------   -------
NET INTEREST INCOME AFTER PROVISION
  FOR CREDIT LOSSES                               29,243    26,925    23,029
Noninterest income:
  Securities gains (losses)                         (240)      (84)      257
  Service charges on deposit accounts              2,533     2,308     2,028
  Gains on mortgage sales                            232       164       976
  Other income                                     1,921     1,741     1,547
                                                 -------   -------   -------
    TOTAL NONINTEREST INCOME                       4,446     4,129     4,808
Noninterest expenses:
  Salaries and employee benefits                  11,630    11,060     9,066
  Occupancy expense of premises                    1,881     1,828     1,598
  Equipment expenses                               1,867     1,545     1,252
  FDIC insurance expense                             752     1,388     1,275
  Outside data services                              737       582       519
  Other expenses                                   3,920     3,492     3,232
                                                 -------   -------   -------
    TOTAL NONINTEREST EXPENSES                    20,787    19,895    16,942
                                                 -------   -------   -------
Income before income taxes                        12,902    11,159    10,895
Income tax expense                                 3,979     3,139     2,888
                                                 -------   -------   -------
NET INCOME                                       $ 8,923   $ 8,020   $ 8,007
                                                 =======   =======   =======
NET INCOME PER COMMON SHARE                      $  2.07   $  1.89   $  1.95

See Notes to Consolidated Financial Statements.

Sandy Spring Bancorp and Subsidiaries


Consolidated Statements of Cash Flows
(Dollars in thousands, except per share data)


                                                   Years Ended December 31,
                                                -------------------------------
                                                   1995       1994       1993
-------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                    $  8,923   $  8,020   $  8,007
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization                  1,547      1,435      1,078
    Provision for credit losses                       --        160        950
    Deferred income taxes                            285       (267)      (508)
    Origination of loans held for sale           (20,797)    (8,508)   (49,787)
    Proceeds from sales of loans held for sale    17,054     15,651     49,336
    Gains on sales of loans held for sale           (232)      (164)      (976)
    Securities (gains) losses                        240         84       (139)
    Net change in:
      Accrued interest receivable                   (121)    (1,095)       213
      Accrued income taxes                           477       (133)      (499)
      Other accrued expenses                         239       (263)       433
    Other -- net                                  (2,533)       492      1,678
                                                --------   --------   --------
        NET CASH PROVIDED BY OPERATING
         ACTIVITIES                                5,082     15,412      9,786
Cash flows from investing activities:
  Net (increase) decrease in interest-bearing
   deposits with banks                              (610)    11,865    (11,976)
  Purchases of investment securities                  --         --    (81,561)
  Purchases of investments held-to-maturity      (25,035)   (56,191)        --
  Origination of investments held for sale            --         --    (39,693)
  Purchases of investments available-for-sale    (38,030)   (65,782)        --
  Proceeds from sales of investment securities        --         --      6,132
  Proceeds from sales of investments held for
   sale                                               --         --     10,683
  Proceeds from sales of investments
   available-for-sale                             12,496     33,879         --
  Proceeds from maturities and principal
   payments of investment securities                  --         --     83,955
  Proceeds from maturities and principal
   payments of investments held-to-maturity       37,973     15,286         --
  Proceeds from principal payments of
   investments held for sale                          --         --        516
  Proceeds from maturities and principal
   payments of investments available-for-sale     35,729     66,955         --
  Proceeds from sales of other real estate
   owned                                             230      1,459        752
  Net increase in loans receivable               (23,102)   (67,174)   (50,183)
  Purchases of loans                                  --    (10,301)        --
  Expenditures for premises and equipment         (5,250)    (1,727)    (2,409)
                                                --------   --------   --------
        NET CASH USED BY INVESTING ACTIVITIES     (5,599)   (71,731)   (83,784)
Cash flows from financing activities:
  Net increase (decrease) in demand and
   savings accounts                              (45,830)     5,372     67,265
  Net increase (decrease) in time and other
   deposits                                       79,798     18,191     (3,166)
  Net increase (decrease) in short-term
   borrowings                                    (15,464)    17,936     17,543
  Proceeds from long-term borrowings                  --      1,000      2,020
  Retirement of long-term borrowings                 (29)       (26)       (24)
  Proceeds from issuance of common stock           1,236      1,063        726
  Dividends paid                                  (2,755)    (2,273)    (2,014)
                                                --------   --------   --------
        NET CASH PROVIDED BY FINANCING
         ACTIVITIES                               16,956     41,263     82,350
                                                --------   --------   --------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                      16,439    (15,056)     8,352
Cash and cash equivalents at beginning of year    37,924     52,980     44,628
                                                --------   --------   --------
CASH AND CASH EQUIVALENTS AT END OF YEAR*       $ 54,363   $ 37,924   $ 52,980
                                                ========   ========   ========

Supplemental disclosures:
  Interest payments                             $ 26,077   $ 18,211   $ 18,105
  Income tax payments                              3,584      3,547      4,127
Noncash investing activities:
  Transfers from loans to other real estate
   owned                                        $     --   $    323   $     --
  Investment transfers from
   available-for-sale to held-to-maturity             --     66,925         --
  Investment transfers from held-to-maturity
   to available-for-sale                          41,097         --         --
  Unrealized gain (loss) on investments
   available-for-sale net of
    deferred tax effect of $2,348, $(3,929),
     and $1,861, respectively                      3,731     (6,245)     2,958

* Cash and cash equivalents include those amounts under the captions "Cash and due from banks" and "Federal funds sold" on the Consolidated Balance Sheets. See Notes to Consolidated Financial Statements.

Sandy Spring Bancorp and Subsidiaries


Consolidated Statements of Changes in Stockholders' Equity
(Dollars in thousands, except per share data)


                                                     Years Ended December 31,
                                                   ----------------------------
                                                     1995      1994      1993
-------------------------------------------------------------------------------
Common stock:
  Balance at beginning of year                     $ 2,140   $ 2,110   $ 2,044
    Increase in beginning shares as a result of
     2-for-1 stock split in the form of a
     stock dividend                                  2,140        --        --
    Employee stock purchases -- shares issued
     8,592 (1995), 4,950 (1994) and 5,276 (1993)         9         5         5
    Exercise of stock options -- shares issued
     5,649 (1995), 8,356 (1994) and 1,524 (1993)         6         8         2
    Dividend reinvestment plan stock purchases
     -- shares issued 35,300 (1995), 16,613 (1994)
     and 14,982 (1993)                                  35        17        15
    Common stock issued pursuant to merger with
      First Montgomery Bank -- 44,605 shares            --        --        44
                                                   -------   -------   -------
        COMMON STOCK AT END OF YEAR                  4,330     2,140     2,110
Surplus:
  Balance at beginning of year                      27,133    26,100    23,394
    Transfer to common stock -- for 2-for-1
     stock split                                    (2,140)       --        --
    Employee stock purchases                           201       223       195
    Exercise of stock options                           20        42        (2)
    Dividend reinvestment stock purchases              965       768       617
    Common stock issued in merger                       --        --     1,896
                                                   -------   -------   -------
        SURPLUS AT END OF YEAR                      26,179    27,133    26,100

Retained earnings:
  Balance at beginning of year                      40,970    35,223    29,230
    Net income                                       8,923     8,020     8,007
    Cash dividends* -- $0.64 (1995), $0.54 (1994)
      and $0.49 (1993) per share                    (2,755)   (2,273)   (2,014)
                                                   -------   -------   -------
        RETAINED EARNINGS AT END OF YEAR            47,138    40,970    35,223

Net unrealized gain (loss) on investments
 available-for-sale, net of taxes:
  Balance at beginning of year                      (3,287)    2,958        --
    Initial valuation adjustments, net of taxes         --        --     2,958
    Net change in unrealized gains (losses) on
     investments available-for-sale, net of taxes    3,731    (6,245)       --
                                                   -------   -------   -------
        NET UNREALIZED GAIN (LOSS), NET OF TAXES,
          AT END OF YEAR                               444    (3,287)    2,958
                                                   -------   -------   -------
        TOTAL STOCKHOLDERS' EQUITY                 $78,091   $66,956   $66,391
                                                   =======   =======   =======

* Per share data have been adjusted to give retroactive effect to a 2-for-1 stock split declared on March 29, 1995.

See Notes to Consolidated Financial Statements.

Sandy Spring Bancorp and Subsidiaries


Notes to the Consolidated Financial Statements
(Dollars in thousands, except per share data)


NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Company, which includes Sandy Spring Bancorp, its wholly owned subsidiary, Sandy Spring National Bank of Maryland (the Bank), and Sandy Spring Insurance Corporation, the Bank's subsidiary, conform to generally accepted accounting principles and to general practice within the banking industry. Certain reclassifications have been made to amounts previously reported to conform with the classifications made in 1995. The following is a summary of the more significant accounting policies:

Nature of Operations

Through its subsidiary, the Company conducts a full-service commercial banking business. Services to individuals and businesses include accepting deposits, extending real estate, consumer and commercial loans and lines of credit, safe deposit boxes, and personal trust services. The Company operates only in two Maryland counties, Montgomery and Howard, and continues to show a concentration in residential and commercial real estate loans. The Company has a small presence, based on revenue, in the annuity business through an insurance agency.

Policy for Consolidation

The consolidated financial statements include the accounts of Sandy Spring Bancorp and its subsidiaries. Consolidation has resulted in the elimination of all significant intercompany balances and transactions.

  The financial statements of Sandy Spring Bancorp (Parent Only) include the Bank under the equity method of accounting.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investments Held-to-Maturity and Other Equity Securities

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

Investments Available-for-Sale

Marketable equity securities and debt securities not classified as held-to-maturity are classified as available-for-sale. Securities available-for-sale are acquired as part of the Company's asset/liability management strategy and may be sold in response to changes in interest rates, loan demand, changes in prepayment risk and other factors. Securities available-for-sale are carried at fair value, with unrealized gains or losses based on the difference between amortized cost and fair value, reported as a separate component of shareholders' equity, net of deferred tax. Realized gains and losses, using the specific identification method, are included as a separate component of noninterest income. Related interest and dividends are included in interest income.

Loans

Loans are stated at their principal balance outstanding net of any deferred fees and costs. Interest income on loans is accrued at the contractual rate based on the principal outstanding. The Company places loans, except for installment, on nonaccrual when any portion of the principal or interest is ninety days past due and collateral is insufficient to discharge the debt in full. Interest accrual may also be discontinued earlier if, in management's opinion, collection is unlikely. Generally, installment loans are not placed on nonaccrual, but are charged off when they are five months past due.

Residential Mortgage Loans Held for Sale

The Company engages in sales of residential mortgage loans originated by the Bank. Mortgage loans held for sale are carried at the lower of aggregate cost or fair value. Gains and losses on sales of these mortgage loans are recorded as a component of noninterest income in the Consolidated Statements of Income.

  When the Company retains the servicing rights to collect and remit principal and interest payments, manage escrow account matters and handle borrower relationships on mortgage loans sold, resulting service fee income is included in noninterest income.

Allowance for Credit Losses

The allowance for credit losses represents an amount which, in management's judgement, will be adequate to absorb probable losses on existing loans and other extensions of credit that may become uncollectible. The allowance for credit losses is available for future loan charge-offs. The adequacy of the allowance is determined by regular review and evaluation of the loan portfolio considering current economic conditions, past and expected future loss experience, changes in the character and size of the portfolio and management's judgement. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Loans deemed uncollectible are charged against, while recoveries are credited to, the allowance. Management adjusts the level of the allowance through the provision for credit losses, which is recorded as a current period operating expense.

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

Other Real Estate Owned (OREO)

OREO comprises properties acquired in partial or total satisfaction of problem loans. The properties are recorded at the lower of cost or fair value at the date acquired. Losses arising at the time of acquisition of such properties are charged against the allowance for credit losses. Subsequent write-downs that may be required are added to a valuation reserve. Gains and losses realized from the sale of OREO, as well as valuation adjustments, are included in noninterest income. Expenses of operation are included in noninterest expense.

Income Taxes

Income tax expense is based on the results of operations, adjusted for permanent differences between items of income or expense reported in the financial statements and those reported for tax purposes. Under the liability method, deferred income taxes are determined based on the differences between the financial statement carrying amounts and the income tax bases of assets and liabilities and are measured at the enacted tax rates that will be in effect when these differences reverse.

New Accounting Standard -- Accounting for Loan Impairment

In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (FASB 114). FASB 114 applies to loans where it is probable that the creditor will not collect all principal and interest payments according to the loan's contractual terms. Under FASB 114, impaired loans must be measured by methods that consider the present value of the expected future cash flows discounted at the loan's effective interest rate, the observable market price of the loan, or the fair value of the collateral. If the measure of an impaired loan is less than the carrying value, a valuation allowance must be estimated.

  In October 1994, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures" (FASB 118), which amends FASB 114 and permits a creditor to use its existing income recognition methods for impaired loans.

     FASB 114, as amended by FASB 118, is effective for financial statements for fiscal years beginning after December 15, 1994, and was adopted by the Company on January 1, 1995. Loan impairment is evaluated on a regular basis as an element of the Company's overall review of the adequacy of the allowance for credit losses.

NOTE 2 -- CASH AND DUE FROM BANKS

Regulation D of the Federal Reserve Act requires that banks maintain reserve balances with the Federal Reserve Bank based principally on the type and amount of their deposits. At its option, the Bank maintains additional balances to compensate for clearing and safekeeping services. The average daily balance maintained in 1995 was $19,041 and in 1994 was $16,514.

NOTE 3 -- INVESTMENTS AVAILABLE-FOR-SALE

The amortized cost and estimated fair values of investments available-for-sale at December 31 are as follows:

                                                   1995                                            1994
                              -----------------------------------------------  ----------------------------------------------
                                            Gross       Gross     Estimated                  Gross       Gross     Estimated
                               Amortized  Unrealized  Unrealized     Fair       Amortized  Unrealized  Unrealized     Fair
                                 Cost       Gains       Losses      Value         Cost       Gains       Losses      Value
-----------------------------------------------------------------------------------------------------------------------------
U.S. Treasury                  $ 15,972    $   49       $ (30)    $ 15,991      $ 23,959       $ 12     $  (699)   $ 23,272
U.S. Agency                      68,241       300        (240)      68,301        24,845          6      (1,272)     23,579
State and municipal              34,686       692         (48)      35,330        39,719        337        (220)     39,836
Corporate debt obligations        2,499         9         (50)       2,458         3,272          6         (18)      3,260
Mortgage-backed securities       40,558       159        (435)      40,282        39,290          4      (1,987)     37,307
                               --------    ------       -----     --------      --------       ----     -------    --------
  Total debt securities         161,956     1,209        (803)     162,362       131,085        365      (4,196)    127,254
Marketable equity securities        470     1,316          --        1,786             5        513          --         518
                               --------    ------       -----     --------      --------       ----     -------    --------
  Total investments
    available-for-sale         $162,426    $2,525       $(803)    $164,148      $131,090       $878     $(4,196)   $127,772
                               ========    ======       =====     ========      ========       ====     =======    ========

    The amortized cost and estimated fair values of investments available-for-sale at December 31, 1995 and 1994, by contractual maturity, except mortgage-backed securities for which an average life is used, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                          1995               1994
                                                                                ---------------------- ----------------------
                                                                                            Estimated              Estimated
                                                                                 Amortized    Fair      Amortized    Fair
                                                                                   Cost       Value       Cost       Value
-----------------------------------------------------------------------------------------------------------------------------
Due in one year or less                                                          $ 31,754   $ 31,871    $ 21,655    $ 21,576
Due after one through five years                                                  111,200    111,620      91,224      88,537
Due after five years through ten years                                             13,935     13,848      11,197      10,706
Due after ten years                                                                 5,067      5,023       7,009       6,435
                                                                                 --------   --------    --------    --------
  Total debt securities                                                          $161,956   $162,362    $131,085    $127,254
                                                                                 ========   ========    ========    ========

    Sales of investments available-for-sale during 1995 and 1994 resulted in the following:

                                                                                                           1995       1994
-----------------------------------------------------------------------------------------------------------------------------
Proceeds                                                                                                 $12,496     $33,879
Gross gains                                                                                                    4         139
Gross losses                                                                                                 242         284

     At December 31, 1995 and 1994, investments available-for-sale with a carrying value of $48,709 and $27,020, respectively, were pledged as collateral for certain government deposits and for other purposes as required or permitted by law. The outstanding balance of no single issuer exceeded ten percent of stockholders' equity at December 31, 1995 and 1994.

     During 1993, the Company had proceeds from sales of its investments held for sale of $10,683, and gross gains of $188 and gross losses of $44 were realized on those sales.

NOTE 4 -- INVESTMENTS HELD-TO-MATURITY AND OTHER EQUITY SECURITIES

The amortized cost and estimated fair values of investments held-to-maturity at December 31 are as follows:

                                                   1995                                            1994
                              -----------------------------------------------  ----------------------------------------------
                                            Gross       Gross     Estimated                  Gross       Gross     Estimated
                               Amortized  Unrealized  Unrealized     Fair       Amortized  Unrealized  Unrealized     Fair
                                 Cost       Gains       Losses      Value         Cost       Gains       Losses      Value
-----------------------------------------------------------------------------------------------------------------------------
U.S. Agency                    $ 39,685    $   89       $(361)    $ 39,413      $ 77,959        $19     $(4,516)   $ 73,462
State and municipal              30,432       855         (38)      31,249        29,627         31      (1,273)     28,385
Mortgage-backed securities       48,181       807         (53)      48,935        64,680         --      (2,424)     62,256
                               --------    ------       -----     --------      --------       ----     -------    --------
  Total investments
    held-to-maturity           $118,298    $1,751       $(452)    $119,597      $172,266        $50     $(8,213)   $164,103
                               ========    ======       =====     ========      ========       ====     =======    ========

     In accordance with a Financial Accounting Standards Board pronouncement in late 1995, permitting a one-time transfer from investments held-to-maturity into investments available-for-sale, the Company transferred $41,097 from its held-to-maturity portfolio into the available-for-sale category with net unrealized gains of $342, net of taxes.

     The amortized cost and estimated fair values of debt securities at December 31 by contractual maturity, except mortgage-backed securities for which an average life is used, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                          1995               1994
                                                                                ---------------------- ----------------------
                                                                                            Estimated              Estimated
                                                                                 Amortized    Fair      Amortized    Fair
                                                                                   Cost       Value       Cost       Value
-----------------------------------------------------------------------------------------------------------------------------
Due in one year or less                                                          $  4,587   $  4,600    $ 11,386    $ 11,277
Due after one through five years                                                   81,995     82,739     111,604     105,910
Due after five years through ten years                                             28,116     28,661      44,276      42,100
Due after ten years                                                                 3,600      3,597       5,000       4,816
                                                                                 --------   --------    --------    --------
  Total investments held-to-maturity                                             $118,298   $119,597    $172,266    $164,103
                                                                                 ========   ========    ========    ========

     At December 31, 1995 and 1994, investments held-to-maturity with a book value of $23,835 and $24,975, respectively, were pledged as collateral for certain government deposits and for other purposes as required or permitted by law. The outstanding balance of no single issuer exceeded ten percent of stockholders' equity at December 31, 1995 or 1994.

     Other equity securities at both December 31, 1995 and 1994, included the Company's required investments in stock of the Federal Home Loan Bank of Atlanta of $3,110 and in the Federal Reserve Bank of $855.

     During 1993, the Company had proceeds from sales of its investment securities of $6,132, and gross gains of $10 and gross losses of $48 were realized on those sales.

NOTE 5 -- LOANS

Book values for the two most recent years are presented below for the major loan categories at December 31:

                                                                                                         1995       1994
-----------------------------------------------------------------------------------------------------------------------------
Real estate--mortgage                                                                                  $315,708   $306,122
Real estate--construction                                                                                30,859     22,969
Consumer                                                                                                 28,083     28,337
Commercial                                                                                               49,568     43,560
Tax exempt                                                                                                  408        536
                                                                                                       --------   --------
  Total Loans                                                                                           424,626    401,524
Less: Allowance for credit losses                                                                        (5,910)    (6,108)
                                                                                                       --------   --------
NET LOANS                                                                                              $418,716   $395,416
                                                                                                       ========   ========

     Loan fees amounting to $230 (1995), $207 (1994) and $250 (1993) were included in interest and fees on loans.

     The servicing portfolio of mortgage loans sold totalled $103,801 at December 31, 1995, and $112,456 at December 31, 1994.

   Activity in the allowance for credit losses for the preceding three years ended December 31 is shown below:

                                                                                           1995          1994          1993
-----------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                                              $6,108        $6,177        $3,816
Provision for credit losses                                                                   --           160           950
Allowance from merger transaction                                                             --            --         1,158
Loan charge-offs                                                                            (432)         (509)         (133)
Loan recoveries                                                                              234           280           386
                                                                                          ------        ------        ------
  Net recoveries (charge-offs)                                                              (198)         (229)          253
                                                                                          ------        ------        ------
BALANCE AT END OF YEAR                                                                    $5,910        $6,108        $6,177
                                                                                          ======        ======        ======

     There were no impaired loans at December 31, 1995, as defined by FASB 114, which was amended by FASB 118. Although $590 of loans were classified as being in nonaccrual status at December 31, 1995, the insignificant delay of payments caused the loans not to be classified as impaired in the Company's loan review process.

NOTE 6 -- PREMISES AND EQUIPMENT

Premises and equipment at December 31 consist of:

                                                                                                         1995       1994
-----------------------------------------------------------------------------------------------------------------------------
Land                                                                                                   $ 7,044    $ 4,307
Buildings and leasehold improvements                                                                    10,245      9,228
Equipment                                                                                               10,528      9,373
                                                                                                       -------    -------
                                                                                                        27,817     22,908
Less: Accumulated depreciation and amortization                                                         (9,864)    (8,678)
                                                                                                       -------    -------
NET PREMISES AND EQUIPMENT                                                                             $17,953    $14,230
                                                                                                       =======    =======

     Depreciation and amortization expense amounted to $1,482 for 1995, $1,367 for 1994 and $1,078 for 1993.


     Total rental expenses (net of rental income) for premises and equipment for the three years ended December 31 were $694 (1995), $684 (1994) and $505 (1993).
Lease commitments bear initial terms varying from 3 to 10 years and are associated with premises. Future minimum payments as of December 31, 1995, for all noncancelable operating leases are:

                                                                                                            Premises and
Year Ending December 31,                                                                                      Equipment
-----------------------------------------------------------------------------------------------------------------------------
1996                                                                                                           $  587
1997                                                                                                              436
1998                                                                                                              165
1999                                                                                                              114
                                                                                                               ------
  TOTAL                                                                                                        $1,302
                                                                                                               ======

NOTE 7 -- DEPOSITS

Deposits outstanding at December 31 consist of:

                                                                                                         1995       1994
-----------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing demand                                                                           $ 93,893    $104,663
Interest-bearing:
  Demand                                                                                                88,325      91,844
  Money market savings                                                                                 140,587     156,477
  Regular savings                                                                                       93,523     109,174
  Time deposits                                                                                        219,912     150,884
  Time deposits -- $100,000 or more                                                                     43,347      32,577
                                                                                                      --------    --------
    Total Interest-bearing                                                                             585,694     540,956
                                                                                                      --------    --------
      TOTAL DEPOSITS                                                                                  $679,587    $645,619
                                                                                                      ========    ========

     Interest expense on time deposits of $100,000 or more amounted to $2,200, $1,317 and $1,239 for 1995, 1994 and 1993, respectively.

NOTE 8 -- SHORT-TERM BORROWINGS

Short-term borrowings consist of securities sold under agreements to repurchase, a U.S. Treasury demand note, federal funds purchased and advances from the Federal Home Loan Bank of Atlanta (FHLB).

     The Company has a line of credit arrangement with the FHLB under which it may borrow up to $145,000 at interest rates based upon current market conditions. Short-term advances outstanding were $0 at December 31, 1995, and $20,500 at December 31, 1994.

     Information relating to short-term borrowings is as follows for the years ended December 31:

                                                                            1995                1994                1993
                                                                      --------------      --------------      ---------------
                                                                      Amount    Rate      Amount    Rate      Amount    Rate
-----------------------------------------------------------------------------------------------------------------------------
At year end:
  Repurchase agreements                                               $29,529   5.00%     $20,824   4.70%     $13,684   2.75%
  Other short-term borrowings                                             250   5.61       24,419   6.12       13,623   3.48
                                                                      -------             -------             -------
    Total                                                             $29,779   5.01%     $45,243   5.47%     $27,307   3.12%
                                                                      =======             =======             =======
Average for the year:
  Repurchase agreements                                               $23,835   5.15%     $14,973   3.61%     $10,019   2.97%
  Other short-term borrowings                                          14,928   6.36       13,744   4.61        9,741   3.56
Maximum month-end balance:
  Repurchase agreements                                               $32,415             $20,824             $13,684
  Other short-term borrowings                                          40,359              35,730              13,624


NOTE 9 -- LONG-TERM BORROWINGS

The Company had outstanding mortgages with balances due of $131 at December 31, 1995, and $160 at December 31, 1994. Interest rates range up to 10% and the maximum maturity is July 2000.

     In addition, the Company had long-term advances from the Federal Home Loan Bank of Atlanta of $3,020 at December 31, 1995 and 1994 (see line of credit described in note 8). Interest rates at December 31, 1995, range up to 8.21% and the maximum maturity is August 2003.


NOTE 10 -- STOCKHOLDERS' EQUITY

Bancorp's Articles of Incorporation authorize 6,000,000 shares of capital stock, par value $1.00 per share, to be initially classified as common stock. However, as set out in the Articles of Incorporation, remaining unissued stock may in the future be designated as either common or preferred stock.

     On December 16, 1992, the Board of Directors approved the Sandy Spring Bancorp Dividend Reinvestment Plan (the Plan) effective for the first dividend of 1993. The Plan provides shareholders with the opportunity to increase their equity ownership in Bancorp by electing to have cash dividends automatically reinvested in additional shares of common stock without payment of any brokerage commission or service charge. The Board has reserved 200,000 shares for issuance under the Plan.

     Bank and holding company regulations, as well as Maryland law, impose certain restrictions on dividend payments by the Bank, as well as restricting extensions of credit and transfers of assets between the Bank and the holding company. These restrictions have had no impact on Bank dividend payments in prior years and none is anticipated in future periods. There were no loans outstanding between the Bank and Bancorp at December 31, 1995 and 1994.

     On March 29, 1995, the Board of Directors approved a 2-for-1 stock split in the form of a stock dividend payable to shareholders of record at the close of business on April 12, 1995.


NOTE 11 -- INCENTIVE STOCK OPTION PLAN

The Company's 1992 Stock Option Plan, which essentially replaced the expired 1982 Incentive Stock Option Plan, provides for the granting of incentive and nonincentive options to selected key employees on a periodic basis at the discretion of the Board. Share amounts and prices which follow have been adjusted to give retroactive effect to the 2-for-1 stock split declared March 29, 1995. The 1992 Plan authorizes the issuance of up to 270,000 shares of common stock, has a term of ten years, and is administered by the Compensation Committee of the Board. Options are granted at market value at date of grant, are immediately exercisable, and must be exercised within ten years.

     A total of 103,900 shares of common stock were granted under the 1982 Plan, of which 40,200 are outstanding, and the outstanding options will continue until exercise or expiration.

     The following is a summary of changes in shares under option for the years ended December 31:

                                                                                                         1995       1994
-----------------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                                                              69,800      83,300
Granted                                                                                                  5,250      11,000
Exercised                                                                                               (6,000)    (24,500)
                                                                                                        ------      ------
BALANCE, END OF YEAR                                                                                    69,050      69,800
                                                                                                        ======      ======

The following is a summary of option prices per share:

                                                                                                  1995            1994
-----------------------------------------------------------------------------------------------------------------------------
Prices of shares under option at December 31                                                 $9.25 to $37.00  $6.50 to $24.50
Weighted average price of shares under option at December 31                                     $18.34           $15.93
Prices of shares exercised during year                                                           $ 6.50       $5.00 to $19.00

NOTE 12 -- PENSION, PROFIT SHARING AND OTHER EMPLOYEE BENEFIT PLANS

The Company has a qualified, noncontributory, defined benefit pension plan covering substantially all employees. Benefits are based on years of service and the employee's compensation during the last five years of employment. The Company's funding policy is to contribute the maximum amount deductible for federal income tax purposes. Contributions provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Net pension cost for the previous three years includes the following components:

                                                                                           1995          1994          1993
-----------------------------------------------------------------------------------------------------------------------------
Service cost for benefits earned                                                          $ 333         $ 316        $ 253
Interest cost on projected benefit obligation                                               301           307          307
Actual (return) loss on plan assets                                                        (721)            5         (427)
Net amortization and deferral                                                               479          (370)          92
Early retirement window options                                                             274           271           --
                                                                                          -----         -----        -----
PENSION EXPENSE FOR THE YEAR                                                              $ 666         $ 529        $ 225
                                                                                          =====         =====        =====

     For 1995, 1994 and 1993, the weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.50% and 5.50%, respectively, while the expected long-term rate of return on assets was 8.50%.

     The Plan's funded status as of December 31 is:

                                                                                                         1995       1994
-----------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested
    benefits of $3,169 in 1995 and $2,678 in 1994                                                       $3,460     $2,922
  Additional liability based upon projected compensation                                                 1,268      1,148
                                                                                                        ------     ------
  Projected benefit obligation for service rendered to date (PBO)                                        4,728      4,070
Plan assets at fair value                                                                                4,787      3,484
                                                                                                        ------     ------
Plan assets greater than (less than) PBO                                                                    59       (586)
Unrecognized net gain                                                                                      915      1,535
Prior service cost not yet recognized in net periodic pension expense                                       10         10
Unrecognized net asset, net of amortization                                                                (11)       (16)
                                                                                                        ------     ------
PREPAID PENSION COST INCLUDED IN OTHER ASSETS                                                           $  973     $  943
                                                                                                        ======     ======

     The Company has a qualified, noncontributory profit sharing plan that covers all employees after ninety days of service. The Plan permits employees to purchase shares of Sandy Spring Bancorp's common stock with their profit sharing allocations and other contributions under the Plan. Profit sharing contributions by the Company, which are included in operating expenses, totaled $400 in 1995, $346 in 1994 and $320 in 1993.

     The Company has a Supplemental Executive Retirement Plan (SERP) providing for retirement income benefits as well as preretirement death benefits for selected executives. Retirement benefits payable under the SERP, if any, are integrated with other pension plan and Social Security retirement benefits expected to be received by the SERP plan participants. The Company is accruing the present value of these benefits over the remaining number of years to the participants' retirement dates. Benefit accruals included in operating expenses for 1995, 1994 and 1993 were $99, $55 and $48, respectively.

     The Company has an Executive Health Plan effective January 1, 1991, that provides for payment of defined medical and dental expenses not otherwise covered for selected executives including their families. Benefits, which are paid during both employment and retirement, are subject to a $5 limitation for each executive per year. Expenses paid under the plan, covering insurance premium and out-of-pocket expense reimbursement benefits, totalled $21 in 1995, $20 in 1994 and $12 in 1993.

NOTE 13 -- INCOME TAXES

Income tax expense for the years ended December 31 consists of:

                                                                                           1995          1994          1993
-----------------------------------------------------------------------------------------------------------------------------
Current income taxes:
  Federal                                                                                 $2,836        $2,562        $2,539
  State                                                                                      858           844           857
                                                                                          ------        ------        ------
    TOTAL CURRENT                                                                          3,694         3,406         3,396
Deferred income tax benefit:
  Federal                                                                                    233          (219)         (416)
  State                                                                                       52           (48)          (92)
                                                                                          ------        ------        ------
    TOTAL DEFERRED                                                                           285          (267)         (508)
                                                                                          ------        ------        ------
    TOTAL INCOME TAX EXPENSE                                                              $3,979        $3,139        $2,888
                                                                                          ======        ======        ======

     Temporary differences between the amounts reported in the financial statements and the tax bases of assets and liabilities result in deferred taxes. Deferred tax assets and liabilities, shown as the sum of the appropriate tax effect for each significant type of temporary difference, are presented below for the years ended December 31:

                                                                                                         1995       1994
-----------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for credit losses                                                                         $(1,835)    $(1,911)
  Deferred loan fees and costs                                                                           (294)       (589)
  Unrealized losses on investments available-for-sale                                                      --      (2,068)
  Net operating loss carryforward                                                                        (473)       (513)
  Other                                                                                                  (297)       (257)
                                                                                                      -------     -------
    Gross deferred tax assets                                                                          (2,899)     (5,338)
Deferred tax liabilities:
  Depreciation                                                                                            843         929
  Pension plan costs                                                                                      660         676
  Unrealized gains on investments available-for-sale                                                      175          --
  Other                                                                                                   207         273
                                                                                                      -------     -------
    Gross deferred tax liabilities                                                                      1,885       1,878
                                                                                                      -------     -------
      NET DEFERRED TAX (ASSET) LIABILITY                                                              $(1,014)    $(3,460)
                                                                                                      =======     =======

No valuation allowance exists with respect to deferred tax items. Net deferred tax assets are included in other assets.

     A three-year reconcilement of the difference between the statutory federal income tax rate and the effective tax rate for the Company is as follows:

                                                                                           1995          1994          1993
-----------------------------------------------------------------------------------------------------------------------------
FEDERAL INCOME TAX RATE                                                                   34.0%         34.0%         34.0%
  Increase (decrease) resulting from:
    Tax-exempt interest income                                                            (8.1)        (11.7)        (12.2)
    State income taxes, net of federal income tax
     benefits                                                                              4.6           4.7           4.6
    Other                                                                                  0.3           1.1           0.1
                                                                                          -----         -----         -----
      EFFECTIVE TAX RATE                                                                  30.8%         28.1%         26.5%
                                                                                          =====         =====         =====

NOTE 14 -- NET INCOME PER COMMON SHARE

Income per common share is based on weighted average number of shares outstanding of 4,303,287 in 1995, 4,248,186 in 1994 and 4,117,220 in 1993. All
per share data have been adjusted to give retroactive effect to a 2-for-1 stock split in the form of a stock dividend declared on March 29, 1995. The dilutive effect of stock options is not material for any of the three years.

NOTE 15 -- RELATED PARTY TRANSACTIONS

Certain directors and senior officers have loan transactions with the Company. Such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with outsiders. The following schedule summarizes changes in amounts of loans outstanding, both direct and indirect, to these persons during 1995.

-----------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1995                                                                                       $10,038
Additions                                                                                                          3,426
Repayments                                                                                                        (6,241)
                                                                                                                 -------
BALANCE AT DECEMBER 31, 1995                                                                                     $ 7,223
                                                                                                                 =======

NOTE 16 -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

     Loan and credit line commitments, excluding unused portions of home equity lines of credit, totaled $74,169 at December 31, 1995, and $64,648 at December 31, 1994. These commitments are contingent upon continuing customer compliance with the terms of the agreement.

     Unused portions of equity lines at year end amounted to $50,926 in 1995 and $56,901 in 1994. The Company's home equity line accounts, which are secured by the borrower's residence, are reviewed annually.

     Irrevocable letters of credit, totalling $5,021 at December 31, 1995, and $6,725 at December 31, 1994, are obligations to make payments under certain conditions to meet contingencies related to customers' contractual agreements. They are primarily used to guarantee a customer's contractual and/or financial performance, and are seldom exercised.

NOTE 17 -- LITIGATION

In the normal course of business, the Company may become involved in litigation arising from banking, financial, and other activities of the Company. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of these matters will have a material effect on the Company's financial condition.

NOTE 18 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments" (FASB 107), as amended by Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," requires the disclosure in statement form of estimated fair values of financial instruments. Financial instruments have been defined broadly to encompass 97.4% of the Company's assets and 99.7% of its liabilities.

Quoted market prices, where available, are shown as estimates of fair market values. Because no quoted market prices are available for a significant part of the Company's financial instruments, the fair values of such instruments have been derived based on the amount and timing of future cash flows and estimated discount rates.

Present value techniques used in estimating the fair value of many of the Company's financial instruments are significantly affected by the assumptions used. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases could not be realized in immediate cash settlement of the instrument. Additionally, the accompanying estimates of fair values are only representative of the fair values of the individual financial assets and liabilities and should not be considered an indication of the fair value of the Company.

The estimated fair values of the Company's financial instruments at December 31 are as follows:

                                                                                     1995                     1994
                                                                            -----------------------  ------------------------
                                                                              Book      Estimated       Book      Estimated
                                                                             Value     Fair Value      Value     Fair Value
-----------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
  Cash and temporary investments(1)                                         $ 59,159    $ 59,219      $ 38,135    $ 38,135
  Investments available-for-sale                                             164,148     164,148       127,772     127,772
  Investments held-to-maturity and
    other equity securities                                                  122,263     123,562       176,232     168,069
  Loans, net of allowance                                                    418,716     423,916       395,416     395,615
  Accrued interest receivable and other assets(2)                              9,307       9,307         9,495       9,495

FINANCIAL LIABILITIES
  Deposits                                                                  $679,587    $680,421      $645,619    $644,454
  Short-term borrowings                                                       29,779      29,779        45,243      45,175
  Long-term borrowings                                                         3,151       3,304         3,180       2,857
  Accrued interest payable and other liabilities(2)                            1,545       1,545         1,590       1,590
                                                                                        Estimated                 Estimated
                                                                              Amount    Fair Value      Amount    Fair Value
-----------------------------------------------------------------------------------------------------------------------------
OFF-BALANCE SHEET FINANCIAL
 ASSETS
  Commitments to extend credit(3)                                           $125,095       $(314)     $121,549       $(274)
  Irrevocable letters of credit                                                5,021         (25)        6,725         (34)
  Servicing rights on mortgages sold                                         103,801         986       112,456       1,113

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

     Cash and due from banks and federal funds sold. Carrying amount approximated fair value.

     Interest-bearing deposits with banks. The fair value was estimated by computing the discounted value of contractual cash flows using a current interest rate for similar instruments.

     Residential mortgage loans held for sale. The fair value of mortgage loans held for sale was derived from committed sales prices for this portfolio.

     Securities. The fair value for U.S. Treasury and Agency, state and municipal, and corporate debt securities is based upon quoted market bids; for mortgage-backed securities upon bid prices for similar pools of fixed and variable rate assets, considering current market spreads and prepayment speeds; and for equity securities upon quoted market prices.

     Loans. Fair value was estimated by computing the discounted value of estimated cash flows, adjusted for potential credit losses, for pools of loans having similar characteristics. The discount rate was based on the current loan origination rate for a similar loan. Nonperforming loans have an assumed interest rate of 0%.

     Accrued interest receivable. Carrying amount approximated the fair value of accrued interest, considering the short-term nature of the receivable and its expected collection.

     Other assets. Carrying amount approximated fair value of certain accrued commissions in other assets, considering the short-term nature of the receivable and its expected collection.

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

     Short-term borrowings. Carrying amount approximated fair value of repurchase agreements and the Treasury demand note due to their variable interest rates. The fair value of Federal Home Loan Bank advances was estimated by computing the discounted value of contractual cash flows payable at current interest rates for obligations with similar remaining terms.

     Long-term borrowings. The fair value of these mortgage and Federal Home Loan Bank advances was estimated by computing the discounted value of contractual cash flows payable at current interest rates for obligations with similar remaining terms.

     Other liabilities. Carrying amount approximated fair value of accrued interest payable, accrued dividends and premiums payable, considering their short-term nature and expected payment.

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

NOTE 19 -- PARENT COMPANY FINANCIAL INFORMATION

The condensed financial statements for Sandy Spring Bancorp (Parent Only) pertaining to the periods covered by the Company's consolidated financial statements are presented below:

                                                                                                           December 31,
                                                                                                       ----------------------
BALANCE SHEETS                                                                                          1995         1994
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks                                                                               $ 8,880      $ 8,107
  Investments available-for-sale (at fair value)                                                            735           --
  Investment in subsidiary                                                                               68,163       62,008
  Other assets                                                                                              159          259
                                                                                                        -------      -------
    Total assets                                                                                        $77,937      $70,374
                                                                                                        =======      =======
LIABILITIES
  Other liabilities                                                                                     $   124      $   131
                                                                                                        -------      -------
    Total liabilities                                                                                       124          131
STOCKHOLDERS' EQUITY
  Common stock                                                                                            4,330         2,140
  Surplus                                                                                                26,179        27,133
  Retained earnings                                                                                      47,138        40,970
  Unrealized gain on investments available-for-sale, net of taxes                                           166            --
                                                                                                        -------       -------
    Total stockholders' equity                                                                           77,813        70,243
                                                                                                        -------       -------
    Total liabilities and stockholders' equity                                                          $77,937       $70,374
                                                                                                        =======       =======
                                                                                               Years Ended December 31,
                                                                                       --------------------------------------
STATEMENTS OF INCOME                                                                    1995           1994          1993
-----------------------------------------------------------------------------------------------------------------------------
Income:
  Cash dividends from subsidiary                                                       $2,755         $1,705        $1,515
  Interest income                                                                         358            250           236
                                                                                      -------        -------       -------
    Total income                                                                        3,113          1,955         1,751
Interest and other expenses                                                               337            261           241
                                                                                      -------        -------       -------

Income before income taxes and equity in undistributed income of subsidiary             2,776          1,694         1,510
Income tax expense (benefit)                                                                8             (4)          (10)
                                                                                      -------        -------       -------

Income before equity in undistributed income of subsidiary                              2,768          1,698         1,520
Equity in undistributed income of subsidiary                                            6,155          6,322         6,487
                                                                                      -------        -------       -------
    NET INCOME                                                                         $8,923         $8,020        $8,007
                                                                                      =======        =======       =======

                                                                                               Years Ended December 31,
                                                                                       --------------------------------------
STATEMENTS OF CASH FLOWS                                                                1995           1994          1993
-----------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                                          $ 8,923        $ 8,020       $ 8,007
  Adjustments to reconcile net income to net cash provided
   by operating activities:
  Equity in undistributed income -- subsidiary                                         (6,155)        (6,322)       (6,487)
  Other -- net                                                                              6             --           (20)
                                                                                       ------        -------       -------
    NET CASH PROVIDED BY OPERATING ACTIVITIES                                           2,774          1,698         1,500
Cash flows from investing activities:
  Purchase of investments available-for-sale                                             (465)            --            --
                                                                                      -------        -------       -------
    NET CASH USED BY INVESTING ACTIVITIES                                                (465)            --            --
Cash flows from financing activities:
  Retirement of long-term debt                                                            (17)           (17)          (14)
  Proceeds from issuance of common stock                                                1,236          1,063           726
  Dividends paid                                                                       (2,755)        (2,273)       (2,014)
                                                                                      -------        -------       -------
    NET CASH USED BY FINANCING ACTIVITIES                                              (1,536)        (1,227)       (1,302)
                                                                                      -------        -------       -------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                                 773            471           198
Cash and cash equivalents at beginning of year                                          8,107          7,636         7,438
                                                                                      -------        -------       -------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                              $ 8,880        $ 8,107       $ 7,636
                                                                                      =======        =======       =======


NOTE 20 -- PROSPECTIVE ACCOUNTING CHANGES

Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (FASB 121), requires, among other things, that certain long-lived assets be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized if, upon such review, the sum of expected future cash flows is less than the carrying amount of the asset. An impairment loss is measured based on the difference between the carrying amount of the asset and its fair value. The effect of adopting FASB 121 on the Company is not expected to be material. Adoption is required by no later than the first quarter of 1996.

     Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" (FASB 122), requires that rights to service mortgage loans be recognized as an intangible asset when the underlying loans are sold and the servicing rights related to these loans are retained. The standard also requires that capitalized mortgage servicing rights be assessed for impairment by individual risk stratum based on the fair value of such rights. The effect of adopting FASB 122 is not expected to be material. Adoption is required by no later than the first quarter of 1996.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FASB 123), establishes a fair value based method of accounting for employee stock options and expands disclosure requirements, including a description of the plan. FASB 123 permits a company to continue to measure compensation cost for its stock option plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). In the event that the Company continues to measure the value of stock based compensation in accordance with APB 25, pro forma disclosures of net income and earnings per share are required as if the fair value based method of accounting defined in FASB 123 had been applied. Under APB 25, the Company recognizes no compensation cost for its stock option plan, whereas under the fair value based method of FASB 123, compensation cost is measured at the grant date based on a computed value of the award using option-pricing methodology. Such value is recognized over the service period. The Company expects to elect to continue using APB 25 treatment, in which event adoption of FASB 123 would have no effect on earnings or financial position. FASB 123 is effective for transactions entered into in fiscal years that begin after December 15, 1995. The 1996 financial statements must include pro forma disclosures for 1995 and 1996 grants.

REPORT OF INDEPENDENT AUDITORS


STEGMAN & COMPANY
Certified Public Accountants

BOARD OF DIRECTORS AND SHAREHOLDERS
SANDY SPRING BANCORP
OLNEY, MARYLAND

We have audited the accompanying consolidated balance sheets of Sandy Spring Bancorp and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the management of Sandy Spring Bancorp and Subsidiaries. Our responsibility is to express an opinion on these financial statements based on our audits.

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

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sandy Spring Bancorp and Subsidiaries as of December 31, 1995 and 1994, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                             /s/ Stegman & Company


Towson, Maryland
February 8, 1996