Form 10-K, Exhibit 13
period 1996-12-31
SANDY SPRING BANCORP INC
filed 1997-03-26
CIK 824410

                                                                      Exhibit 13

                             Sandy Spring Bancorp


                              1996 Annual Report


                             [PHOTO APPEARS HERE]

CONTENTS

          2  Letter to Shareholders

          6  Our Customers

         16  Board of Directors

         17  Financial Section


                             FINANCIAL HIGHLIGHTS*
                 (Dollars in thousands, except per share data)


                                                                                       1996         1995        % Change
-------------------------------------------------------------------------------------------------------------------------

PROFITABILITY FOR THE YEAR:

  Net Interest Income                                                                $ 36,388     $ 32,773         11.0%
  Income before Taxes                                                                  17,283       14,647         18.0
  Net Income                                                                           11,494        9,994         15.0
    Return on Average Assets                                                             1.27%        1.18%
    Return on Average Equity                                                            12.81%       12.37%
    Net Interest Margin                                                                  4.45%        4.32%

PER SHARE DATA:

  Net Income                                                                         $   2.36     $   2.09         12.9%
  Dividends Declared                                                                     0.78         0.64         21.9
  Book Value                                                                            19.70        18.04          9.2

AT YEAR END:

  Assets                                                                             $978,595     $876,203         11.7%
  Deposits                                                                            806,341      743,592          8.4
  Loans                                                                               523,166      492,540          6.2
  Securities                                                                          361,806      290,786         24.4
  Stockholders' Equity                                                                 96,581       86,941         11.1

CAPITAL AND CREDIT QUALITY RATIOS:

  Average Equity to Average Assets                                                       9.90%        9.57%
  Total Risk-based Capital Ratio                                                        17.56%       17.67%
  Allowance for Credit Losses to Loans                                                   1.22%        1.34%
  Nonperforming Assets to Total Assets                                                   0.48%        0.11%
  Net Charge-Offs to Average Loans                                                       0.10%        0.05%

* Adjusted to give retroactive effect to a 2-for-1 stock split declared on March 29, 1995 and, except with respect to dividends declared per share, the acquisition of Annapolis Bancshares, Inc., completed on August 29, 1996.


Forward-looking Statements

The following letter to shareholders and other portions of this Annual Report contain forward-looking statements, including statements of goals, intentions, and expectations, regarding or based upon general economic conditions, interest rates, developments in national and local markets, and other matters, and which, by their nature, are subject to significant uncertainties. Because of these uncertainties and the assumptions on which statements in this report are based, the actual future results may differ materially from those indicated in this report.

                              Sandy Spring Bancorp


                              SANDY SPRING BANCORP


               Sandy Spring Bancorp is the holding company


               for Sandy Spring National Bank of Maryland, the


               oldest banking business native to Montgomery


               County. Sandy Spring National Bank, independent


               and community-oriented, traces its origin to 1868


               and conducts a full-service commercial banking


               business through nineteen community offices


               located in Montgomery, Howard and Anne Arundel


               Counties in Maryland.

LETTER TO SHAREHOLDERS


Dear Shareholders It is a pleasure to report to you Sandy Spring Bancorp results for 1996 and the vision for this successful community-oriented bank holding company. Our success has been due to consistent results, and 1996 continued our record of earnings growth and superior customer service.

     After our first bank acquisition in 1993, 1996 saw our second acquisition:
Annapolis Bankshares, Inc., the holding company for Bank of Annapolis. This acquisition was completed on August 29, 1996 and represents a unique opportunity for us to fill a locally-owned, community bank niche in this vibrant market served by many out-of-state organizations. A healthy institution with a significant deposit and loan base, Bank of Annapolis was located only about 30 miles from our Clarksville office. All financial results in this Annual Report, unless otherwise noted, have been restated as if Bank of Annapolis had been part of our organization in all the prior periods mentioned.


Financial Highlights

Net income grew from $10.0 million in 1995 to $11.5 million in 1996, a 15.0% increase. Assets grew 11.7% (from $876.2 million to $978.6 million). Loans grew 6.2% (from $492.5 million to $523.2 million), while deposits grew 8.4% (from $743.6 million to $806.3 million). These figures demonstrate our desire to grow while putting significant emphasis on profitability gains as a way to enhance shareholder value.

     The major contributors to our earnings increase were an improved net interest margin and increases in noninterest income. After three straight years of modest changes in the net interest margin, the figure rose to 4.45% in 1996 from 4.32% in 1995. This improvement was due largely to our ability to grow noninterest-bearing deposits as well as interest-bearing deposits at favorable interest spreads, which permitted us to earn more than in previous years. Noninterest income grew in virtually all categories including service charges, fees on sales of annuities and mutual funds, trust fees, and gains on sales of residential mortgage loans and student loans. We believe our ability to grow noninterest income is a reflection of our ability to meet customer needs and provide excellent customer service at fair prices. While our net interest margin grew in 1996, we believe that over the long term, competitive pressure will compress margins and increase the importance of fee-based income.

     Our return on assets grew to 1.27% in 1996 from 1.18% in 1995, putting us approximately in the top one-third of our peers (as to total asset size) nationwide in this important measure of profitability. Return on equity grew from 12.37% in 1995 to 12.81% in 1996, reflecting better utilization of our total capital.

     Earnings per share grew 12.9% (from $2.09 to $2.36) and dividends increased 21.9% (from $0.64 per share to $0.78). While the dividends increased significantly, our stock price declined from $35.00 per share at year-end 1995 to $32.00 at year-end 1996. Considering dividends and the price decrease, the total return for the year was -6.3%. However, the similar calculation for the prior year gave a positive return of 45.5%. At year-end 1995 and into 1996, our stock was becoming widely traded and stock brokers took a more active interest, driving our price to record highs as a percentage of book value and earnings per share. By year end 1996, the euphoria had subsided and our stock began to trade closer to historic book and earnings multiples for Sandy Spring Bancorp, which are also similar to multiples for other financial institutions. Our goal is to continue to manage your company such that the fundamentals of earnings, loan and deposit growth, asset quality, noninterest income growth, and expense control are among the best in the industry.


The Year in Review

Due to the increased interest in Sandy Spring Bancorp in 1996, we decided to list our stock on the National Association of Securities Dealers (NASDAQ) National Market in April. This listing permits a more orderly market for those interested in buying or selling Sandy Spring Bancorp stock. Further, being on a recognized exchange provides better liquidity in our stock.

     In March of 1996, we opened a new office on East Gude Drive in Rockville. This office fits our strategy of better covering the Rockville area. In December, we acquired another financial institution's branch office, including deposits of $19 million, on Wisconsin Avenue in Bethesda. This location fits our intention of better serving the entire I-270/Route 355 corridor in Montgomery County. Bethesda is a thriving "city" in which we think Sandy Spring style banking will be welcomed. We will be offering a full range of services there including business and consumer loans, trust and investment services, and residential mortgages. Both of these new offices support our strategy of making ourselves more accessible to potential customers.

     Our Asset and Trust Management Department continues to grow. At the end of 1996, we had $166 million in assets under management and we had earned $943 thousand in fees.

     One of our goals for 1996 was to significantly increase our noninterest-bearing checking accounts. These deposits are attractive because they are noninterest-bearing, but, more importantly, they are the primary means by which consumers are allied with a primary bank. In June, we launched an aggressive GO FOR THE GOLD campaign which offered the best checking account for consumers in our market. As a result, Sandy Spring Bank and our BONUS GOLD account were featured in a June 30th news story in The Baltimore Sun. In addition to no service charges until the year 2000, the account provided numerous other benefits. Partly as a result of this special limited-time offer of BONUS GOLD CHECKING, our noninterest deposits grew from $96.0 million at year-end 1995 to $117.1 million by December 31, 1996.

     In 1996, we continued to devote more resources to our residential mortgage lending. This market has become crowded with competitors and we have responded with many new mortgage products and with very competitive pricing. We continue to believe that the mortgage loan is a key component of the relationship with a family. We originated over $95 million in residential mortgage loans in 1996, almost double the figure for 1995. We want to distinguish ourselves from other competitors through our commitment to this segment of our business over time and through superior customer service. The comments we received from customers in 1996 indicate that we are succeeding.


The View Forward

One aspect of our view of the future doesn't change; we continue to believe that a community bank like Sandy Spring has a bright future. As long as we provide superior customer service and value to our shareholders through solid financial results, we will be a survivor on the competitive battlefield of financial services providers. Real people continue to look for personal service delivered in a caring way by people they know, like, and trust. Our goal is to provide such service.

     In addition to the personal touch, we believe that we must provide those products and services which people


                             [PHOTO APPEARS HERE]

Hunter R. Hollar
President and Chief Executive Officer


                                       Willard H. Derrick
                                       Chairman of the Board
want in a way which is convenient and effective for the customer, not just for us as bankers. In the first quarter of 1997, we introduced BANKXPRESS, allowing our customers to bank with us using their personal computer or a screen telephone. In the not-too-distant future we may even be able to provide "cash" through the telephone lines by loading a smart card which can be used like cash.

     While the percentage of individuals using electronic/computer access is projected to increase dramatically, we believe that we must constantly search for the mix of access points which best serves our customers. For this reason, branches are very much in our future. Our office in Gaithersburg Square is opening in early April. In addition, we have recently reached an agreement to occupy a new branch in the Milestone area of Germantown, a fast-growing part of upper Montgomery County.

     In accordance with plans mentioned here last year, we will be offering more formal financial planning services during 1997. We continue to believe that our customers and others in our markets are looking for help and advice as they assess their future financial needs, particularly as these needs require investment decisions, estate planning, and insurance purchases. We want to become a trusted advisor for people in all of these areas. We believe such a direction fits well with our already strong Asset and Trust Management Department efforts.

     We are looking forward in 1997 to occupying the former Coles Furniture building adjacent to our headquarters in Olney. This will allow us to consolidate some administrative employees permitting more convenient communication and planning between departments.

     Our advertising and promotion emphasis will be on increasing the "top of mind awareness" of Sandy Spring Bank. In addition, we want to let non-customers know that our existing customers are very happy with us. We have all heard it said that the best advertising is word of mouth and we want to encourage that method with a campaign: You should hear what our customers say about us. We are proud of the great relationship we have with our customers and we want to tell others about it. At the same time, we know there is absolutely no substitute for continuing to take care of our existing and new customers very well.

     We are open to acquisitions of other financial institutions, but only in cases where we feel that earnings per share of the combined institution will be enhanced in a reasonably short period of time. As mentioned earlier, we plan to continue careful additions of new branches as well. Our desire is to concentrate our expansion efforts in 1) Annapolis and Anne Arundel County; 2) areas of Montgomery and Howard Counties we do not presently serve; and 3) the area between our existing markets and our new market in Annapolis/Anne Arundel County. Our strategy, as always, will be to approach any growth in a way that enhances profitability and maintains our ability to manage prudently and to provide high quality service.


In Conclusion

Under our age 70 retirement policy, two Directors, Andrew Adams and Willard Derrick, will leave the Board as of April 16. Please see additional comments on page 16. Their wisdom and perspective will be missed by those remaining on the Board. Further, we were saddened by the passing on July 27, 1996 of our Director Emeritus John F. Wilson. Mr. Wilson left the board in 1991 after 21 years of service.

     One of the few certainties in our lives and in the business world is change. Things will be different tomorrow than they are today. We must constantly adapt to remain strong, healthy, and independent. Technologies will change. New products and services will wax and wane in popularity. New buildings will be built and new locations occupied. One constant will remain: the importance of our people in providing the service level needed for us to be different. We sincerely appreciate the loyalty and dedication of our employees, who, we believe, continue to distinguish Sandy Spring National Bank as the best financial institution in our trade area.

     Thank you for your support and interest in Sandy Spring Bancorp.


Respectfully,

/s/ Willard H. Derrick

Willard H. Derrick
Chairman of the Board



/s/ Hunter R. Hollar

Hunter R. Hollar
President and Chief Executive Officer

                             [PHOTO APPEARS HERE]


                                                       You should hear what our
                                                       customers say about us...

"Annapolis is a special place to live or own


a business and Sandy Spring Bank is a


welcome addition. They're a Maryland


bank with a long heritage."

                                                            [PHOTO APPEARS HERE]

                            Michael Swift, Owner
                             Griffins Restaurant
                             Annapolis, Maryland

                             [PHOTO APPEARS HERE]

Michael Swift at his restaurant, Griffins, a landmark on the city dock in Annapolis.

                             [PHOTO APPEARS HERE]

Kristine Mitchell (left), Vice President and John Corgan (right), President of Mitchell & Best Homebuilders, LLC, an award winning Maryland home builder, with Jeff Wood (center), Sandy Spring Bank Vice President of the Commercial Real Estate Group.

                                     "When I call my Sandy Spring banker, I


                                     don't need to explain how the construction


                                     business works. He knows."


[PHOTO APPEARS HERE]

                                               Kristine Mitchell, Vice President

                                                    Mitchell & Best Homebuilders
                                                             Rockville, Maryland

"I'd rather fly than do almost anything,


so I own a 1939 Stearman bi-plane


and a twin engine Beechcraft Baron.


They're the best of the old and new. Just


like Sandy Spring Bank. Sandy Spring


combines old-fashioned service with


modern technology."


                                                            [PHOTO APPEARS HERE]


                                                      Gustavus McLeod, President

                                                                 Lawson Surgical
                                                          Gaithersburg, Maryland

                             [PHOTO APPEARS HERE]


Gustavus McLeod (left), President of Lawson Surgical in Gaithersburg and Mike Penyak, Sandy Spring Bank Vice President of Community Lending.

                             [PHOTO APPEARS HERE]


Le Cress, Controller of the quality furniture company, Mastercraft Interiors, Ltd., headquartered in Beltsville.

                                    "Things get pretty busy around here, but


                                    Sandy Spring makes banking easy. When


                                    I need to look up company account infor-


                                    mation or to transfer funds, all I do is


                                    turn on my computer."


[PHOTO APPEARS HERE]

                                                            Le Cress, Controller

                                                     Mastercraft Interiors, Ltd.
                                                            Beltsville, Maryland

"Sandy Spring gets high marks for commu-


nity service. Their in-school bank program


helps our students in so many ways."



                                                            [PHOTO APPEARS HERE]

                         Laura Czankner, Teacher

                      Sherwood Elementary School
                          Sandy Spring, Maryland

                             [PHOTO APPEARS HERE]


Laura Czankner (upper right), teacher at Sherwood Elementary School in Sandy Spring and Sandy Spring Bank mascot, Sandy Dog, assist at the in-school bank.

                               DIRECTORS RETIRE



Board of Directors

Willard H. Derrick
Chairman of the Bank and Bancorp

Andrew N. Adams, Jr.
Retired President of Ten Oaks Nursery
 and Gardens, Inc.

John Chirtea
Retired from LCOR, a national real estate development company

Susan D. Goff
President of M.D.IPA, Inc.

Solomon Graham
President and Chief Executive Officer
 of Quality Biological, Inc.

Joyce Riggs Hawkins
Real Estate Agent

Hunter R. Hollar
President and Chief Executive Officer
 of the Bank and Bancorp

Thomas O. Keech
Retired Executive Vice President of
 the Bank and Bancorp

Charles F. Mess, M.D.
General Orthopaedic Practice

Robert L. Mitchell
President and Chief Executive Officer
 of C-I/Mitchell & Best Company

Robert L. Orndorff, Jr.
President of RLO Contractors, Inc.

Lewis R. Schumann
Partner in the law firm of
 Miller, Miller and Canby, Chtd.

W. Drew Stabler
Partner in Pleasant Valley Farm

Directors Emeritus

Daniel Ligon, Chairman Emeritus
Samuel Riggs, IV, Chairman Emeritus
Thomas A. Ladson
Charles H. Ligon
Louisa W. Riggs
Francis Snowden
Stanley P. Stabler
Clyde W. Unglesbee
Robert H. White


In accordance with established board policy pertaining to age limitations, Chairman of the Board Willard H. Derrick and Director Andrew N. Adams will be retiring from the boards of the Bank and Bancorp on April 16, 1997. Mr. Derrick and Mr. Adams have consistently exhibited integrity and sound judgment as they have helped guide the Bank through many successful years.


[PHOTO APPEARS HERE]

     Willard H. Derrick Willard Derrick began his career at the Bank in 1952. At that time he actually worked for two banks housed under the same roof, the Savings Institution of Sandy Spring and the First National Bank of Sandy Spring. He joined the boards of both banks in 1971. In 1972 he was named President when the two banks, due in large part to his efforts, were unified into Sandy Spring National Bank. During Mr. Derrick's 44 years of dedicated service, the Bank has grown from one office and $5 million in assets to 19 offices and almost $1 billion in assets. This tremendous growth and the Bank's enviable reputation are a tribute to Mr. Derrick's strong leadership.

     A native of Montgomery County, Mr. Derrick has participated in leadership positions in numerous organizations including Montgomery General Hospital, the Sandy Spring Lions Club, the Sandy Spring Museum, the Asbury Foundation, the Montgomery County Community Foundation and the Montgomery Mutual Insurance Company. He has earned the respect of those whose lives have been touched by his energy, devotion to others and his tireless support of worthwhile charitable causes. Mr. Derrick has been given innumerable awards in recognition of his outstanding leadership.

     The Board of Directors, management, the entire bank staff, shareholders and bank customers are indebted to him for the legacy he leaves.


[PHOTO APPEARS HERE]


     Andrew N. Adams, Jr. Andrew (Andy) Adams joined the board in 1968. Since that time, he has served on several of the board's committees. In recent years, he was a member of the nominating committee and the audit committee.

     Mr. Adams is retired President of Ten Oaks Nursery, Inc., a family-owned business begun by his father in 1925. He has been widely recognized in the nursery trade for his development of new varieties of plants.

     Mr. Adams is a native of Howard County and has lived there his entire life. Active in the community, he was an organizer and charter member of the Columbia Rotary Club.

     The Bank's presence in the Howard County market area is due in large measure to his encouragement and support. He has done an outstanding job of representing the Bank to the people and businesses of Howard County.


INDEX TO FINANCIAL SECTION
Recent Stock Prices and Dividends                                                 17
Management's Discussion and Analysis of Operations and Financial Condition        18
Selected Glossary and Abbreviations                                               29
Financial Statements:
  At December 31, 1996 and 1995:
    Consolidated Balance Sheets                                                   30
  For the Years Ended December 31, 1996, 1995 and 1994:
    Consolidated Statements of Income                                             31
    Consolidated Statements of Cash Flows                                         32
    Consolidated Statements of Changes in Stockholders' Equity                    33
Notes to the Consolidated Financial Statements                                    34
Management's Statement of Responsibility                                          47
Report of Independent Auditors                                                    47

RECENT STOCK PRICES AND DIVIDENDS
(Dollars in thousands, except per share data)

Shareholders received quarterly cash dividends totaling $3,620 in 1996 and $2,755 in 1995. Regular dividends have been declared for ninety-six consecutive years. The Company has increased its dividends per share each year for the past sixteen years. Since 1991, dividends per share have risen at an annual compound growth rate of 15.5%, with an increase of 21.9% in 1996.

     Per share dividends, expressed as a percentage of earnings per share, were 33.1% in 1996 and 30.6% in 1995. The amount of dividends is established by the Board of Directors in consideration of operating results, financial condition, capital adequacy, regulatory requirements, shareholder returns and other factors.

     Shares issued under the dividend reinvestment plan totaled 35,273 in 1996 and 35,300 in 1995.

     The number of common shareholders of record was approximately 2,400 as of February 10, 1997 compared to approximately 2,000 a year earlier.

     Shares of Sandy Spring Bancorp commenced trading on The Nasdaq Stock Market's National Market on April 17, 1996 under the trading symbol SASR. Since that date, the price information provided below reflects actual high and low sales prices as quoted on The Nasdaq Stock Market. Prior to April 17, 1996, sales prices reported below were based upon reports of broker transactions published by third parties and any other transactions known to the Company to have occurred in each quarter.

QUARTERLY STOCK INFORMATION
                                                  1996                                     1995
                                   ----------------------------------         ----------------------------------
                                   Stock Price Range        Per Share         Stock Price Range        Per Share
                                   -----------------                          -----------------
Quarter                            Low          High        Dividend          Low          High        Dividend
----------------------------------------------------------------------------------------------------------------
1st                                $35.00      $38.75         $0.18           $24.50      $26.25        $0.15
2nd                                 35.75       41.00          0.19            25.38       32.00         0.15
3rd                                 34.00       39.50          0.20            29.25       39.00         0.16
4th                                 31.25       34.75          0.21            35.00       39.00         0.18
----------------------------------------------------------------------------------------------------------------
Total                                                         $0.78                                     $0.64
                                                              =====                                     =====

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS AND FINANCIAL CONDITION (Dollars in thousands, except per share data)

OVERVIEW

The Company's 1996 financial results and performance were favorable. During 1996, the Company recorded growth in core deposits, interest and noninterest revenues, and net income. Substantially all profitability measures showed improvement in 1996 when compared to 1995. At year-end 1996, capital remained well above minimum regulatory requirements.

     Also in 1996, Bancorp completed its second merger, when Annapolis Bancshares, Inc. was merged into Sandy Spring Bancorp and The Bank of Annapolis was merged into Sandy Spring National Bank. This transaction had little impact on consolidated earnings growth for 1996, after merger related expenses were recorded, but gives the Company opportunity for future growth in an attractive new market. This merger was accounted for as a pooling of interests. Accordingly, all financial data except dividend and stock price information have been retroactively restated to include the operations and position of Annapolis Bancshares.

     In December 1996, Sandy Spring National Bank completed the acquisition of an existing bank branch on Wisconsin Avenue in Bethesda from Bank of Maryland. This acquisition provides a new business base along the Route 355 corridor and is a natural extension of the Bank's branch system.

     For 1996, net earnings amounted to $11,494 ($2.36 per share) versus $9,994 ($2.09 per share) for 1995, a 15% increase. Return on average assets was 1.27% compared to 1.18% for 1995, and return on average equity was 12.81% versus 12.37% for 1995. Total deposits grew by 8.4% while loan growth amounted to 6.2%. Asset quality remains acceptable, as measured by net loans charged off and the level of problem assets continuing to indicate moderate levels of risk.

     The following more detailed discussion of our financial results is intended to give you the reader a clear and succinct view of the various significant components of our operating results and financial position. Please refer to the Selected Glossary and Abbreviations on page 29 for further definition of technical terms.

CHANGES IN NET INCOME PER COMMON SHARE
                                              1995 to 1996     1994 to 1995
---------------------------------------------------------------------------
Prior year net income per share                     $ 2.09          $ 1.90
  Change attributed to:
    Net interest income                               0.48            0.33
    Provision for credit losses                      (0.02)           0.00
    Noninterest income                                0.28            0.04
    Noninterest expenses                             (0.39)          (0.13)
    Income taxes                                     (0.04)          (0.01)
    Increased shares outstanding                     (0.04)          (0.04)
                                                    ------          ------
      Total                                           0.27            0.19
                                                    ------          ------
NET INCOME PER SHARE                                $ 2.36          $ 2.09
                                                    ======          ======

HISTORICAL TRENDS IN FINANCIAL DATA 1992-1996(1)
(Dollars in thousands, except per share data)

                                                  1996         1995         1994         1993           1992
------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS (for the year):
  Interest income                               $ 66,621     $ 62,115     $ 51,578     $ 46,189     $ 48,177
  Interest expense                                30,233       29,342       21,496       19,793       23,129
    Net interest income                           36,388       32,773       30,082       26,396       25,048
  Provision for credit losses                        308          180          212        1,056        1,880
  Net interest income after provision
    for credit losses                             36,080       32,593       29,870       25,340       23,168
  Noninterest income                               6,547        4,478        4,189        4,870        4,656
  Noninterest expenses                            25,344       22,424       21,462       18,340       16,243
  Income before taxes and cumulative
    effect of accounting change                   17,283       14,647       12,597       11,870       11,581
  Income tax expense                               5,789        4,653        3,694        3,261        3,252
  Income before cumulative effect of
    accounting change                             11,494        9,994        8,903        8,609        8,329
  Cumulative effect of accounting change               0            0            0            0          744
  Net income                                      11,494        9,994        8,903        8,609        9,073
PER SHARE DATA:
  Net income                                    $   2.36     $   2.09     $   1.90     $   1.92     $   2.01(2)
  Dividends declared                                0.78         0.64         0.54         0.49         0.43
  Book value                                       19.70        18.04        15.72        15.63        13.39
FINANCIAL CONDITION (at year end):
  Assets                                        $978,595     $876,203     $830,834     $784,274     $675,418
  Deposits                                       806,341      743,592      700,340      676,422      602,073
  Loans                                          523,166      492,540      457,052      374,740      313,924
  Securities                                     361,806      290,786      309,622      314,283      285,120
  Stockholders' equity                            96,581       86,941       73,766       72,420       59,205
MEASUREMENTS (for the year):
  Return on average assets                          1.27%        1.18%        1.14%        1.23%        1.30%(2)
  Return of average equity                         12.81        12.37        12.24        13.55        16.95(2)
  Average equity to average assets                  9.90         9.57         9.28         9.10         7.65
  Dividends declared to net income                 33.05        30.62        28.42        25.52        21.39(2)

(1) Adjusted to give retroactive effect to a 2-for-1 stock split declared on March 29, 1995 and, except with respect to dividends declared per share, the acquisition of Annapolis Bancshares, Inc. on August 29, 1996, which was accounted for as a pooling of interests.

(2) Excludes the cumulative benefit recorded in 1992 from the change in accounting for income taxes.

Sandy Spring Bancorp and Subsidiaries

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES/(1)/
(Dollars in thousands and tax-equivalent)

                                                            1996                                   1995
                                             -----------------------------------------------------------------------
                                               Average                   Yield/      Average                 Yield/
                                               Balance     Interest       Rate       Balance     Interest     Rate
--------------------------------------------------------------------------------------------------------------------
ASSETS
Loans:(2)
  Real estate(3)                              $417,161      $37,866        9.08%    $400,176      $36,154     9.03%
  Consumer                                      28,600        2,682        9.38       26,710        2,437     9.12
  Commercial                                    62,999        6,125        9.72       54,677        5,320     9.73
  Tax exempt                                       169           16        9.65          479           63    13.15
                                              --------      -------                 --------      -------
    Total loans                                508,929       46,689        9.17      482,042       43,974     9.12
Securities:
  Taxable                                      250,763       15,062        6.01      234,354       13,769     5.88
  Nontaxable                                    65,847        5,005        7.60       65,696        5,177     7.88
                                              --------      -------                 --------      -------
    Total securities                           316,610       20,067        6.34      300,050       18,946     6.31
Interest-bearing deposits
  with banks                                     3,585          187        5.22          740           39     5.27
Federal funds sold                              25,319        1,342        5.30       15,252          872     5.72
                                              --------      -------                 --------      -------
    TOTAL EARNING
      ASSETS                                   854,443       68,285        7.99      798,084       63,831     8.00
Less: allowance for
  credit losses                                 (6,668)                               (6,647)
Cash and due from banks                         25,923                                24,188
Premises and equipment, net                     20,559                                17,019
Other assets                                    12,305                                11,174
                                              --------                              --------
    Total Assets                              $906,562                              $843,818


LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest-bearing
  demand deposits                             $ 96,940      $ 2,529        2.61%    $ 86,688      $ 2,263     2.61%
Regular savings deposits                        95,636        2,695        2.82      104,971        3,218     3.07
Money market
  savings deposits                             149,358        4,935        3.30      154,644        5,646     3.65
Time deposits                                  324,842       17,730        5.46      277,804       15,578     5.61
                                              --------      -------                 --------      -------
Total interest-bearing
  deposits                                     666,776       27,889        4.18      624,107       26,705     4.28
Short-term borrowings                           41,864        2,021        4.83       40,605        2,284     5.62
Long-term borrowings                             4,854          323        6.65        6,097          353     5.79
                                              --------      -------                 --------      -------
    TOTAL INTEREST-
      BEARING
      LIABILITIES                              713,494       30,233        4.24      670,809       29,342     4.37
                                                            -------        ----                   -------     ----
    Net interest income
      and spread                                           $ 38,052         3.75%                 $34,489     3.63%


  Noninterest-bearing
    demand deposits                            100,127                                90,260
Other liabilities                                3,231                                 1,987
Stockholders' equity                            89,710                                80,762
                                              --------                              --------
    Total liabilities and
      stockholders' equity                    $906,562                              $843,818
                                              --------                              --------

  Interest income/
    earning assets                                                         7.99%                              8.00%
  Interest expense/
    earning assets                                                         3.54                               3.68
                                                                           ----                               ----
    Net interest margin                                                    4.45%                              4.32%
                                                                           ====                               ====

















                                              1994
                             -----------------------------------
                                 Average                 Yield/
                                 Balance     Interest     Rate
----------------------------------------------------------------
ASSETS
Loans:(2)
  Real estate(3)                $327,485      $27,046     8.26%
  Consumer                        20,357        1,765     8.67
  Commercial                      45,241        3,785     8.37
  Tax exempt                         611           77    12.60
                                --------      -------
    Total loans                  393,694       32,673     8.30
Securities:
  Taxable                        258,102       14,299     5.54
  Nontaxable                      75,136        5,911     7.87
                                --------      -------
    Total securities             333,238       20,210     6.06
Interest-bearing deposits
  with banks                       1,028           38     3.70
Federal funds sold                13,948          549     3.94
                                --------      -------
    TOTAL EARNING
      ASSETS                     741,908       53,470     7.21
Less: allowance for
  credit losses                   (6,841)
Cash and due from banks           22,730
Premises and equipment, net       16,239
Other assets                      10,332
                                --------
    Total Assets                $784,368
                                --------

LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest-bearing
  demand deposits               $ 87,591      $ 2,293     2.62%
Regular savings deposits         115,839        3,525     3.04
Money market
  savings deposits               183,949        5,641     3.07
Time deposits                    199,448        8,573     4.30
                                --------      -------
Total interest-bearing
  deposits                       586,827       20,032     3.41
Short-term borrowings             28,973        1,175     4.06
Long-term borrowings               5,149          289     5.61
                                --------      -------
    TOTAL INTEREST-
      BEARING
      LIABILITIES                620,949       21,496     3.46
                                              -------    -----
    Net interest income
      and spread


  Noninterest-bearing
    demand deposits               90,238
Other liabilities                    427
Stockholders' equity              72,754
                                --------
    Total liabilities and
      stockholders' equity      $784,368
                                ========

  Interest income/
    earning assets                                        7.21%
  Interest expense/
    earning assets                                        2.90
                                                         -----
    Net interest margin                                   4.31%
                                                         =====

(1) Income and yields are presented on a tax-equivalent basis using the maximum applicable federal income tax rate.
(2) Nonaccrual loans are included in the average balances.
(3) Includes residential mortgage loans held for sale.

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Dollars in thousands)

NET INTEREST INCOME

Net interest income for 1996 was $36,388, representing an increase of $3,615 or 11.0% from 1995. An 8.9% rise was achieved in 1995, compared to 1994, resulting in net interest income of $32,773, up from $30,082. On a tax-equivalent basis, net interest income amounted to $38,052 in 1996, representing a 10.3% annual rise, and $34,489 in 1995, representing a 7.9% annual rise, preceded by $31,974 in 1994.

     Since net interest income is the most important category of earnings, performance in this area is emphasized by management. The analysis of net interest income performance presented in the "Consolidated Average Balances, Yields and Rates" table shows a 1996 net interest margin of 4.45%, up 13 basis points, compared to 1995. The net interest margin for 1995 of 4.32% was essentially the same as for 1994. The table entitled "Effect of Volume and Rate Changes on Net Interest Income" shows that the increases in net interest income during 1996 and 1995, compared to each prior year, were primarily driven by increases in the volumes of earning assets.

EFFECT OF VOLUME AND RATE CHANGES ON NET INTEREST INCOME
                                                            1996 vs. 1995                               1995 vs. 1994
                                            --------------------------------------------------------------------------------------
                                            Increase or        in Average: (1)(2)       Increase or        in Average: (1)(2)
                                                            ----------------------                      ----------------------
(Tax-equivalent basis)                      (Decrease)      Volume            Rate      (Decrease)      Volume            Rate
----------------------------------------------------------------------------------------------------------------------------------
Interest income from
  earnings assets:
    Loans                                    $2,715        $2,464            $ 251         $11,301       $ 7,837         $3,464
    Taxable securities                        1,293           981              312            (530)       (1,363)           833
    Nontaxable securities                      (172)           12             (184)           (734)         (744)           (10)
    Other investments                           618           687              (69)            324            42            282
                                             ------                                        -------
      Total interest income                   4,454         4,503              (49)         10,361         4,230          6,131
Interest expense on funding
  of earnings assets:
    Interest-bearing demand deposits            266           268               (2)            (30)          (24)            (6)
    Regular savings deposits                   (523)         (274)            (249)           (307)         (333)            26
    Money market savings deposits              (711)         (188)            (523)              5          (976)           981
    Time deposits                             2,152         2,578             (426)          7,005         3,945          3,060
    Borrowings                                 (293)            1             (294)          1,173           632            541
                                             ------                                         -------
      Total interest expense............        891         1,829             (938)          7,846         1,833          6,013
                                             ------        ------            -----         -------       -------         ------
      Net interest income...............     $3,563        $2,674            $ 889         $ 2,515       $ 2,397         $  118
                                             ======        ======            =====         =======       =======         ======

(1) Variances are computed on a line-by-line basis and are non-additive.
(2) Combined rate/volume variances, a third element of the calculation, are allocated to the volume and rate variances based on their relative size.

Interest Income

The Company's tax-equivalent interest income increased by 7.0% or $4,454 in 1996, compared to 1995, as a result of a 7.1% or $56,359 increase in average earning assets accompanied by a modest decline in average yield earned on those funds. During 1996, average loans, yielding 9.17%, rose $26,887 or 5.6%. Average commercial loans increased by 15.2% or $8,322 in 1996. Management has targeted commercial loans for growth, in part because they produce the highest rate (average yield of 9.72% for 1996) of any major category of earning assets. However, lower yielding average securities (yielding only 6.34%), increased $16,560 in 1996, representing virtually the same percentage rise as achieved for average loans. Less significantly, federal funds sold, which are short-term investments primarily benefitting liquidity, increased $10,067 or 66.0%, and earned an average yield of 5.30% for 1996. The Company generated a greater amount of interest income in 1996 in the face of stiff industrywide competition with banks and nonbanking entities for desirable lending opportunities.

     Tax-equivalent interest income increased 19.4% or $10,361 in 1995, compared to 1994, due to the combination of higher average earning assets, up 7.6%, and higher average yield earned, up 79 basis points. However, when higher funding costs are taken into consideration, the resulting interest rate spread achieved on those earning assets declined 12 basis points in 1995 versus 1994.

Interest Expense

Interest expense increased $891 or 3.0% in 1996 compared to 1995, attributable to the offsetting effects of 6.4% or $42,685 greater average interest-bearing liabilities and a 13 basis point decline in the average rate paid for those funds. Most of the rise in interest-bearing funds was generated by deposit growth of 6.8% or $42,669. By contrast, average interest free funding of earning assets increased 10.7% or $13,674 over the same period, primarily due to a rise in demand deposits attributable in part to the introduction of a new product around mid-year. By far, the largest increase in interest-bearing

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Dollars in thousands)


deposits occurred in average time deposits, which were 16.9% or $47,038 above 1995, and comprised the most expensive deposit type, paying an average rate of 5.46% in 1996, compared to 4.18% for all interest-bearing deposits. In addition, the average rate paid on time deposits declined only 15 basis points in 1996, compared to 1995, much less than declines recorded by most other deposit and borrowing categories.

     In 1995, interest expense increased significantly more than interest income, rising 36.5% or $7,846, reflecting the effects of a 91 basis point rise in average rate on 8.0% higher average interest-bearing liabilities.

Interest Rate Performance

Interest rate performance has been relatively stable over the past three years. The same interest rate spread was achieved in 1996 and 1994, with a small decline in 1995. The net interest margin increased slightly in 1996, after remaining virtually the same the prior two years. The change in margin was due to the beneficial effects of the higher level of interest-free funding of earning assets in 1996 than in 1995 as well as to growth in interest-bearing deposits at favorable interest spreads. By maintaining, and then improving, its net interest margin from 1994 to 1996, the Company has been able to preserve, and then enhance, its net interest income performance during a period of significant growth.

NONINTEREST INCOME

Total noninterest income rose 46.2% or $2,069 to $6,547 in 1996 from $4,478 in 1995. An increase of 6.9% or $289 was posted for 1995 versus 1994.

     Securities gains totaled $30 in 1996 as compared with securities losses of $279 in 1995 and $84 in 1994. The sale of available-for-sale debt securities generated net losses of $66 for 1996 compared with $89 in net gains from sales of available-for-sale equity securities and $7 in net gains from securities calls, maturities and paydowns. During 1995, the sale of available-for-sale debt securities generated $277 in net losses, while calls, maturities and paydowns generated $2 in net losses.

     Service charges on deposit accounts increased 15.4% or $395 during 1996. In 1995, an increase of 9.4% or $221 was realized. Management continuously monitors the service fee structure and makes changes where appropriate.

     Mortgage banking operations generated $825 in gains on loan sales of $56,457 in 1996 as management placed great emphasis upon originations and sales of residential mortgage loans in the secondary market at a profit margin, versus building a mortgage portfolio on the Company's books. By comparison, gains of $244 were realized on loan sales of $19,246 during 1995, and $175 in gains were realized on loan sales of $15,476 in 1994.

     Other noninterest income rose 40.3% or $784 in 1996 over 1995, with fees from trust services, mutual funds and annuities increasing 44.2% or $385. Newer fee based businesses, credit cards and debit cards (new in 1996), generated another $118 in additional income during 1996, compared to 1995, and other fee income increased 23.8% or $143. Among nonrecurring items, sales of other real estate owned were responsible for $147 of the overall rise in other noninterest income, while asset dispositions during 1996 versus 1995 resulted in net losses of $47. Other noninterest income increased 11.1% or $194 in 1995 over 1994, attributable in large part to fees for trust services, which rose 20.8% or $131, and to gains on sales of student loans, which generated $131 in additional income.

NONINTEREST EXPENSES

Noninterest expenses increased 13.0% or $2,920 in 1996 over 1995 and 4.5% or $962 in 1995 over 1994. However, nonrecurring expenses significantly affected these changes, reducing the size of the core increase in noninterest expenses by $750 in 1996, compared to 1995, and by $342 in 1995, compared to 1994. Items of nonrecurring expenses included an industry-wide FDIC insurance premium reduction enacted in 1995, which effectively reduced noninterest expenses by $814 in 1996 and $692 in 1995, and merger related costs associated with the acquisition of Annapolis Bancshares, Inc., which increased noninterest expenses in 1996 by $724, along with costs of conversion to a new data processing center in 1995 and early retirement benefits extended to certain long-term employees in 1995 and 1994. Excluding nonrecurring items, increases in core noninterest expenses amounted to 17.5% or $3,670 in 1996 compared with an increase of 6.6% or $1,304 for 1995.

     Salaries and employee benefits increased 13.5% or $1,721 in 1996 and 6.4% or $767 in 1995. Excluding nonrecurring items, an increase of 14.8% or $1,842 was realized in 1996 compared with an increase of 6.6% or $766 for 1995. The increase for 1996 was, for the most part, due to growth in staff, including staffing for two new branches, and an expanded incentive program called "Stakeholder" which relates compensation throughout the business to the Company's performance as measured against key performance indicator goals. Quarterly "Stakeholder" payouts amounted to $479 in 1996. The increase in salary and benefit costs for 1995 was due significantly to merit increases.

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Dollars in thousands)

     The Company's net income, as measured on a per employee basis, continue to grow, which is favorable. The ratio of net income per average full-time-equivalent employee was $33 for 1996, $31 for 1995 and $29 for 1994. Average full-time equivalent employees increased in 1996 by 8.8% to 346, compared to 318 for 1995 and 310 for 1994. The increase in average full-time equivalent employees is largely a reflection of the Company's expansion over the period.

     All other noninterest expenses increased 12.4% or $1,199 in 1996 and increased 2.1% or $195 in 1995. Excluding nonrecurring expenses, an increase of 21.4% or $1,828 was realized in 1996 compared with an increase of 6.7% or $538 for 1995. The increase for 1996 included a 95.7% or $560 rise in marketing expenses due to intensified marketing associated with entry into new markets, 40.9% or $322 higher data services costs, reflecting growth and conversion to a new provider with expanded capabilities in late 1995, a 58.1% or $291 increase in building and grounds maintenance attributable to the merger, new branches and maintenance of existing facilities, and a 100.0% or $181 rise in attorneys' fees, in large part associated with merger activity, partially offset by a $370 increase in rental income which is netted against rental expenses. The increase for 1995 included increases in equipment expenses, primarily depreciation charges and software expenses, and in marketing expense, supply expenses, and data services costs.

Operating Expense Performance

Management believes that the net overhead ratio (lower ratios indicate improved productivity), which expresses the level of net operating expenses (noninterest expenses less noninterest income) as a percentage of tax-equivalent net interest income, is a good measure of overall operating expense performance and cost management. During 1996, the Company's net overhead ratio was 49.4%, compared to ratios of 52.0% achieved in 1995 and 54.0% in 1994. Ratios close to 50% are considered desirable.

PROVISION FOR INCOME TAXES

Income tax expense amounted to $5,789 in 1996, compared with $4,653 in 1995 and $3,694 in 1994. The Company's effective tax rate for 1996 was 33.5%, compared with 31.8% in 1995 and 29.3% in 1994. The increase in effective tax rate has been due primarily to a decline in the nontaxable component of income before taxes each year. During 1996, the Company's taxable income surpassed $10,000, triggering an increase in the applicable corporate tax rate from 34% to 35%. This increased rate resulted in additional income tax expense of $24 for 1996 on taxable earnings in excess of $10,000.

BALANCE SHEET ANALYSIS

During 1996, the Company's size, as measured by total assets, grew by $102,392 or 11.7%, to $978,595 at December 31, 1996 from $876,203 at December 31, 1995.
Earning assets at year end increased $97,977 or 12.0%, to $917,096 from $819,119. The rise in loans, a core business for commercial banks, amounted to $30,626 or 6.2% compared to a $71,020 or 24.4% increase in securities. On an average basis, however, total loans increased $26,887 or 5.6% versus a $16,560 or 5.5% increase in average total securities. The types and characteristics of the growth in loans is discussed in detail below.

LOANS

Real estate mortgage loans rose 3.4% to $376,205 in 1996. Included in this category are commercial mortgages, which increased 12.5% during 1996 and totalled $178,639 at December 31, 1996. These mortgages mainly consist of owner occupied properties where an established banking relationship exists. Home equity lines and home equity loans, types of real estate mortgages that permit homeowning consumers to leverage their equity and possibly receive an income tax deduction on the interest, increased 7.7% during 1996 to $65,420 at year end. One to four family residential loans, down 11.5% in 1996, represented $116,444 of the real estate mortgage portfolio at December 31, 1996. This represents an increased emphasis by the Company on mortgage banking, where most residential mortgage loan production is sold in the secondary market rather than being maintained as a loan asset. In this type of business, the bank serves as the customer service and delivery channel for investors, while continuing to meet the needs of area residents for funds to finance their homes. Other real estate mortgages, including primarily residential lot loans, collectively rose 23.1% to $15,702.

     Real estate construction loans increased 14.2% to $47,654 from 1995, attributable to a substantial rise in residential construction activity. The Company conducts its commercial construction lending in the markets it knows and understands, works selectively with local, top-quality builders and developers, and requires substantial equity from its borrowers.

     The consumer loan portfolio rose 7.1% to $30,813 at December 31, 1996. In recent years, much of consumer lending has shifted from traditional installment credits into home equity lines and credit cards. During 1996, the Company achieved a 6.6% increase in home equity lines, which are included above in real estate mortgage loans. Credit cards, introduced in 1995, are showing growth, more than doubling in 1996 to an outstanding balance of $1,321 at year end.

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Dollars in thousands)

Consumer lending continues to be important to the full service community banking business conducted by the Company despite a smaller balance sheet presence in recent years.

     Commercial loans advanced the most among the major categories on a percentage basis, up 18.6% to $68,467 during 1996. For the most part, these are loans to a diverse cross-section of small to mid-size local businesses, many of whom are existing customers of the Company. These types of banking relationships are a natural fit for the Company, which is experienced in serving and lending to this market segment and has knowledge of the marketplace through its community roots and involvement. The Company continues to place special emphasis on this part of its loan portfolio in its business planning.

Analysis of Loans

The following table presents the trends in the composition of the loan portfolio over the previous five years.

                                                                                   December 31,
                                                         ------------------------------------------------------------
                                                           1996        1995            1994        1993        1992
---------------------------------------------------------------------------------------------------------------------
Real estate -- mortgage(1)                               $376,205    $363,927        $345,547    $286,542    $252,706
Real estate -- construction(2)                             47,654      41,725          31,853      21,770      18,592
Consumer                                                   30,813      28,762          28,892      19,352      17,906
Commercial                                                 68,467      57,718          50,224      46,405      23,477
Tax exempt                                                     27         408             536         671       1,243
                                                         --------    --------        --------    --------    --------
 TOTAL LOANS                                             $523,166    $492,540        $457,052    $374,740    $313,924
                                                         ========    ========        ========    ========    ========

(1) Consists of fixed and adjustable rate first and second home mortgage loans, home equity lines of credit and commercial mortgage loans.
(2) Includes both residential and commercial properties.

Securities

The investment portfolio, in the aggregate, increased 24.4% or $71,020 during 1996 to $361,806 at December 31, 1996 from $290,786 at December 31, 1995.
Investments are managed to generate interest revenue, provide liquidity and achieve asset/liability management goals. During 1996, funds provided by the increase in deposits exceeded the increase in the loan portfolio, and the excess was invested primarily in securities. A significant portion of the rise in investments occurred toward the end of 1996, when funds were borrowed from the Federal Home Loan Bank of Atlanta and invested in securities at a favorable interest rate spread in order to leverage the balance sheet and enhance the return on shareholders' equity (see discussion on page 25 in "Deposits and Short-term Borrowings" section). On an average basis, aggregate investments rose 5.5% during 1996, compared to 1995.

Analysis of Securities

The composition of Securities at December 31 for each of the latest three fiscal years was:

                                           1996        1995        1994
-------------------------------------------------------------------------
AVAILABLE-FOR-SALE(1)
 U.S. Treasury                           $ 26,940    $ 15,991    $ 23,272
 U.S. Agency                              145,275      70,106      23,579
 State and municipal                       26,628      35,330      39,836
 Corporate debt obligations                 1,483       2,458       3,260
 Mortgage-backed securities(2)             31,876      40,282      37,307
 Marketable equity securities               2,221       1,786         518
                                         --------    --------    --------
    Total                                 234,423     165,953     127,772
HELD-TO-MATURITY AND OTHER EQUITY
 U.S. Treasury                                  0         500       1,499
 U.S. Agency                               42,932      40,185      79,816
 State and municipal                       37,152      30,522      29,717
 Mortgage-backed securities(2)             42,188      48,579      65,902
 Certificates of deposit                        0         100           0
 Other equity securities                    5,111       4,947       4,916
                                         --------    --------    --------
    Total                                 127,383     124,833     181,850
                                         --------    --------    --------
TOTAL SECURITIES(3)                      $361,806    $290,786    $309,622
                                         ========    ========    ========

(1) At estimated fair value.
(2) Mortgage-backed securities are either issued by a federal agency or are secured by U.S. Agency collateral and therefore are believed to be high-quality.
(3) The outstanding balance of no single issuer, except for the U.S. Government and U.S. Government Agency securities, exceeded ten percent of stockholders' equity at December 31, 1996, 1995 or 1994.

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Dollars in thousands)

     Maturities and weighted average yields for investments available-for-sale and held-to-maturity at December 31, 1996, are shown below:

                                                                   Years to Maturity
                                ---------------------------------------------------------------------------------------
                                    Within                   Over 1                  Over 5                Over
                                      1                     through 5              through 10               10
                                ---------------------------------------------------------------------------------------
                                 Amount     Yield      Amount       Yield      Amount      Yield     Amount      Yield
-----------------------------------------------------------------------------------------------------------------------
INVESTMENTS
 AVAILABLE-FOR-SALE(1)
 U.S. Treasury                   $12,996       5.61%    $ 13,957      5.63%    $     0         0%     $    0         0%
 U.S. Agency                       8,998       5.55      131,520      6.16       4,999      6.78           0         0
 State and municipal(2)            4,374       8.18       19,639      7.68       2,264      6.61           0         0
 Corporate debt obligations            0          0          500      5.76       1,000      5.65           0         0
 Mortgage-backed
  securities                       3,061       6.18       16,553      5.93       9,734      6.06       2,847      6.74
                                 -------                --------               -------               -------
   Total debt securities         $29,429       6.03%    $182,169      6.26%    $17,997      6.31%    $ 2,847      6.74%
                                 =======                ========               =======               =======
 Marketable equity securities

   TOTAL INVESTMENTS
    AVAILABLE-FOR-SALE

INVESTMENTS HELD-
 TO-MATURITY
 U.S. Agency                     $     0          0%     $20,090      5.86%    $ 9,320      7.04%    $13,522      7.93%
 State and municipal(2)                0          0       18,113      7.51      18,439      7.02         600      7.79
 Mortgage-backed
  securities                      12,926       6.32       29,262      6.89           0         0           0         0
                                 -------                --------               -------                ------
   TOTAL INVESTMENTS
    HELD-TO-MATURITY             $12,926       6.32%    $ 67,465      6.75%    $27,759      7.03%    $14,122      7.92%
                                 =======                ========               =======               =======
----------------------------------------------------
                                   TOTAL      YIELD
----------------------------------------------------
INVESTMENTS
 AVAILABLE-FOR-SALE(1)
 U.S. Treasury                    $ 26,953    5.63%
 U.S. Agency                       145,517    6.14
 State and municipal(2)             26,277    7.68
 Corporate debt obligations          1,500    5.69
 Mortgage-backed
  securities                        32,195    6.07
                                  --------
   Total debt securities           232,442    6.24%

 Marketable equity securities          470
                                  --------
   TOTAL INVESTMENTS
    AVAILABLE-FOR-SALE            $232,912
                                  ========
INVESTMENTS HELD-
 TO-MATURITY
 U.S. Agency                      $ 42,932    6.76%
 State and municipal(2)             37,152    7.28%
 Mortgage-backed
  securities                        42,188    6.76%
                                  --------
   TOTAL INVESTMENTS
    HELD-TO-MATURITY              $122,272    6.92%
                                  ========

(1) Amounts shown at amortized cost without market value adjustments required by FASB 115 (see Notes 1 and 4 of Notes to the Consolidated Financial Statements).
(2) The yields on state and municipal securities have been calculated on a tax-equivalent basis using the maximum applicable federal income tax rate.

Other Earning Assets

Residential mortgage loans held for sale increased 69.0% or $3,260 in 1996. Originations and sales of these loans, and the resulting gains on sales, increased substantially as presented on the Consolidated Statements of Cash Flows, reflecting the change to a mortgage banking philosophy of residential mortgage lending.

     The aggregate of federal funds sold and interest-bearing deposits with banks decreased 22.3% or $6,929 in 1996.

Deposits and Short-term Borrowings

Total deposits increased 8.4% or $62,749 during 1996 to $806,341 at December 31, 1996 from $743,592 at December 31, 1995. Noninterest-bearing deposits increased 22.0% or $21,077, attributable primarily to growth in commercial checking balances and the introduction of a "free" checking account product around mid-year. Interest-bearing deposits increased 6.4% or $41,672 in 1996, with the majority of the rise occurring in time deposits for amounts less than $100,000.

     Short-term borrowings increased 95.7% or $33,323 in 1996 to $68,127 at December 31, 1996 from $34,804 at December 31, 1995. Borrowings from the Federal Home Loan Bank of Atlanta increased $17,200, reflecting funds borrowed late in the year and invested in securities in order to leverage the balance sheet and enhance the shareholders' return on investment. Repurchase agreements, the other major category of short-term borrowings, increased 44.6% or $13,639, due primarily to an increase in sweep accounts associated with cash management services to commercial customers.

CAPITAL MANAGEMENT

During 1996, stockholders' equity increased 11.1% or $9,640 to $96,581 at December 31, 1996 from $86,941 at December 31, 1995. The increase for 1996 was, for the most part, due to internal capital generation, which represents net earnings less dividends as a percent of average equity. The resulting internal capital generation rate was 8.7% for 1996, compared with 8.8% for 1995 and 9.0% for 1994. The amount of the increase in stockholders' equity attributable to internal capital generation was $7,776 in 1996, $7,096 in 1995 and $6,528 in 1994. External capital formation from dividend reinvestment, the exercise of warrants, and employee stock purchases under the Company's stock option and profit sharing plans totaled $1,741 in 1996, $2,379 in 1995 and $1,063 in 1994. The ratio of average equity to average assets amounted to 9.90% for 1996, compared with 9.57% for 1995 and 9.28% for 1994.

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Dollars in thousands)

Regulatory Capital Requirements

The Company achieved a total risk-based capital ratio of 17.56% at December 31, 1996, compared to 17.67% at December 31, 1995, a Tier 1 risk-based capital ratio of 16.44% compared to 16.42%, and a capital leverage ratio of 10.38% compared to 10.09%. A discussion of these quantitative measures of capitalization and the regulatory capital requirements which pertain to them, along with a presentation of the Company's and the Bank's capital and ratios compared to the various regulatory standards, appears in Note 22 of the Notes to the Consolidated Financial Statements. At December 31, 1996, the Company and its banking subsidiary exceeded all capital requirements and were considered to be "well-capitalized" under regulatory definitions.

     Management monitors historical and projected earnings, dividends and asset growth, as well as risks associated with the various types of on- and off-balance sheet assets, in order to determine the appropriate capital levels and the action needed, if any, to preserve capital adequacy.

CREDIT RISK MANAGEMENT

The allowance for credit losses is a valuation reserve established by management in an amount it deems adequate to absorb losses on loans which may become uncollectible. The adequacy of the allowance for credit losses is determined through careful and continuous review and evaluation of the loan portfolio and involves the balancing of a number of factors to establish a prudent level. Management records provisions for credit losses in order to increase the allowance to the level it deems adequate. Loan charge-offs decrease the allowance. Management believes that the allowance for credit losses is adequate.

     The level of nonperforming loans increased to $4,655 (.89% of year-end loans) at December 31, 1996 from $898 (.18% of year-end loans) at December 31, 1995, due to increases in nonaccrual loans and loans which are past due 90 days or more. The rise in nonaccruals involved loans to a single borrower which management believes will be collected in full during 1997. The increase in loans reported as 90 days or more past due was attributable primarily to the inclusion of credit line expirations at December 31, 1996, which were not included in prior years, and to Annapolis Bancshares credits, which became subject to the Company's more stringent loan review and classification practices subsequent to the merger. It is anticipated that many of the expired lines of credit, which are still current as to principal and interest payments, will be renewed or otherwise return to performing status. The Company also had an increase in loans 90 or more days past due associated with growth and diversification of the loan portfolio. The allowance for credit losses represented 137% of nonperforming loans at December 31, 1996, compared to coverage of 735% a year earlier, with the change attributable to an increase in the level of nonperforming loans. Significant variation in the coverage ratio may occur from period to period because the amount of nonperforming loans depends largely on the condition of a small number of individual loans and borrowers relative to the total loan portfolio. There were no real estate owned properties at December 31, 1996 as compared to a modest $47 at December 31, 1995. The balance of impaired loans was $1,280 at December 31, 1996 and the reserve on these loans was $127. There were no impaired loans at December 31, 1995. Although $590 of loans were classified as being in nonaccrual status at December 31, 1995, the insignificant delay of projected payments caused the loans not to be classified as impaired.

     The major concentrations of credit risk for the Company arise by customer location, because it operates only in three counties in the State of Maryland, and by loan portfolio composition. Real estate secured credits represented 81.0% of total loans at December 31, 1996, and 82.4% at December 31, 1995. In the past, the Company has experienced low loss levels, especially in real estate secured loans, through various economic cycles and conditions. The risk of the Company's real estate loan concentration is mitigated by the nature of real estate collateral, the Bank's substantial experience in most of its markets and its intention to maintain risk averse lending practices.

     The provision for credit losses charged against earnings was $308 in 1996 compared with $180 in 1995, an increase of 71.1%. The provision was $211 in 1994. In each year, net charge-offs exceeded the provision for credit losses. The ratio of net charge-offs to average loans was .10% in 1996, compared to .05% in 1995 and .06% in 1994. The allowance for credit losses was decreased to $6,391 (1.22% of year-end loans) at December 31, 1996 from $6,597 (1.34% of year-end loans) at December 31, 1995. The allowance has been maintained at levels believed consistent with the increased risk potential inherent in the increase in the amount and percentage to total loans attributable to commercial and commercial real estate loans (see the discussion of loan growth earlier in this report), which are viewed as entailing greater risk than certain other categories of loans, and the associated increase in large loans, as balanced against other factors, as described above. For additional discussion of the allowance for credit losses, see Note 1 of the Notes to the Consolidated Financial Statements.


Analysis of Credit Risk
Activity in the allowance for credit losses for the preceding five years ended December 31 is shown below:

                                                                   1996       1995          1994          1993       1992
---------------------------------------------------------------------------------------------------------------------------
Balance, January 1                                                $6,597     $6,663        $6,681        $4,213     $2,957
Provision for credit losses                                          308        180           211         1,057      1,880
Allowance from merger transaction                                      0          0             0         1,158          0
Loan charge-offs:
  Real estate - mortgage                                              (3)       (33)         (135)            0       (506)
  Real estate - construction                                           0          0             0             0          0
  Consumer                                                          (143)      (209)          (32)         (104)      (243)
  Commercial                                                        (469)      (507)         (342)          (29)       (76)
                                                                  ------     ------        ------        ------     ------
    Total charge-offs                                               (615)      (749)         (509)         (133)      (825)
Loan recoveries:
  Real estate - mortgage                                               0        153            16            54          0
  Real estate - construction                                           0          0             0             0          5
  Consumer                                                            37         30            40            79         61
  Commercial                                                          64        320           224           253        135
                                                                  ------     ------        ------        ------     ------
    Total recoveries                                                 101        503           280           386        201
                                                                  ------     ------        ------        ------     ------
Net recoveries (charge-offs)                                        (514)      (246)         (229)          253       (624)
                                                                  ------     ------        ------        ------     ------
BALANCE, DECEMBER 31                                              $6,391     $6,597        $6,663        $6,681     $4,213
                                                                  ======     ======        ======        ======     ======
Net charge-offs to average loans                                    0.10%      0.05%         0.06%            *       0.19%
Allowance to total loans                                            1.22%      1.34%         1.46%         1.78%      1.34%

* The Company had net recoveries in 1993.

   The following table presents nonperforming assets for a five year period:

                                                                                       December 31,
                                                                 ----------------------------------------------------------
                                                                   1996       1995          1994          1993       1992
---------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans/(1)/                                             $1,291     $  590        $  866        $2,969     $  508
Loans 90 days past due                                             3,337        272           832           517        953
Restructured loans                                                    27         36            44           394          0
                                                                  ------     ------        ------        ------     ------
  Total nonperforming loans/(2)(3)/                                4,655        898         1,742         3,880      1,461
Other real estate owned, net                                           0         47           277         1,387        999
                                                                  ------     ------        ------        ------     ------
  TOTAL NONPERFORMING ASSETS                                      $4,655     $  734        $2,019        $5,267     $2,460
                                                                  ======     ======        ======        ======     ======
  NONPERFORMING ASSETS TO TOTAL ASSETS                              0.48%      0.11%         0.24%         0.67%      0.36%

/(1)/ Gross interest income that would have been recorded in 1996 if nonaccrual loans had been current and in accordance with their original terms was $192, while interest actually recorded on such loans was $89.

/(2)/ Those performing loans considered potential problem loans, as defined and identified by management, amounted to $3,440 at December 31, 1996. Although these are loans where known information about the borrowers' possible credit problems causes management to have doubts as to the borrowers' ability to comply with the present loan repayment terms, most are well collateralized and are not believed to present significant risk of loss. Loans classified for regulatory purposes not included in nonperforming loans consist only of "other loans especially mentioned" and do not in management's opinion, represent or result from trends or uncertainties reasonably expected to materially impact further operating results, liquidity or capital resources or represent material credits where known information about the borrowers' possible credit problems causes management to have doubts as to the borrowers' ability to comply with the loan repayment terms.

/(3)/ Installment loans past due by 90 days or more are included in the totals for the "loans 90 days past due" line in the table above and were immaterial at December 31, 1996 and 1995.

LIQUIDITY AND INTEREST RATE SENSITIVITY

Liquidity

The Company's liquidity position, considering both internal and external sources available, exceeded anticipated short- and long-term funding needs at December 31, 1996. Core deposits, considered to be stable funds sources and defined to include all deposits except time deposits of $100,000 or more, equaled 81.7% of total earning assets at December 31, 1996. In addition, substantial amortizing residential mortgage loans, maturities, calls and paydowns of securities, deposit growth and earnings contribute a flow of funds available to meet liquidity requirements. In assessing liquidity, management considers operating requirements, the seasonality of deposit flows, investment, loan and deposit maturities, expected fundings of loans and deposit withdrawals, and the market values of available-for-sale investments, so that sufficient funds are available on short notice to meet obligations as they arise and to ensure that the Company is able to pursue new business opportunities.

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Dollars in thousands)


     Internally generated funds on hand at December 31, 1996, consisting of cash and cash equivalents, interest-bearing deposits with banks, residential mortgage loans held for sale, maturities of investments held-to-maturity due within one year at fair value and investments available-for-sale, totalled $312,390 or 31.9% of total assets.

     The primary external source of liquidity available is a line of credit for $145,000 with the Federal Home Loan Bank of Atlanta of which $20,200 was outstanding at December 31, 1996. Core deposits increased by $56,862 during 1996, while loans grew by $30,626, so that borrowed funds were not required to support loan growth. As discussed previously in the section entitled "Deposits and Short-term Borrowings", Federal Home Loan Bank advances increased in 1996 due to management's desire to leverage the balance sheet at favorable interest spreads to enhance return on stockholder's equity.

     The Company's time deposits of $100,000 or more represented 7.1% of total deposits at December 31, 1996 and are shown by maturity in the table below.


                                                       Months to Maturity
                                        ------------------------------------------------
                                          3 or    Over 3     Over 6     Over
                                          less     to 6      to 12       12      TOTAL
----------------------------------------------------------------------------------------
Time deposits--$100,000 or more         $23,373   $9,735    $10,399    $13,667  $57,174
                                        =======   ======    =======    =======  =======

Interest Rate Sensitivity

The Bank's interest rate sensitivity, as measured by the repricing of its interest sensitive assets and liabilities at December 31, 1996 is presented in the following table. As indicated in the note to the table, the data is based in part on assumptions that are regularly reviewed for propriety. The accompanying analysis indicates a moderate level of interest rate risk based on the Bank's having about 51% of its rate sensitive assets versus about 49% of its rate sensitive liabilities subject to maturity or repricing within a one year period from December 31, 1996 (termed GAP analysis). By managing to approximately match the dollar amount of assets and liabilities whose interest rates are subject to change, the Bank seeks to control the risk that a net interest margin decline would have a pronounced adverse impact on its revenues (net interest income). While the Bank's senior management, through its Asset Liability Management Committee (ALCO), has a preference for maintaining a moderate level of interest rate risk as measured by the repricing GAP, the Company's interest rate risk policies are guided by results of simulation analysis which takes into account more factors than does simple GAP analysis. The ALCO analyzes balance sheet, income statement, and margin trends monthly. A detailed quarterly interest rate risk profile is performed for ALCO and is reviewed with the Board of Directors.

     The Bank's Board of Directors has established a comprehensive interest rate risk management policy, which is administered by ALCO. The policy establishes limits of risk, which are quantitative measures of percentage change in net interest income and equity capital resulting from a hypothetical plus or minus 200 basis point change in U.S. Treasury interest rates for maturities from one month to thirty years. By employing simulation analysis through use of a computer model, the Bank intends to effectively manage the potential adverse impacts that changing interest rates can have on the institution's short term earnings, long term value, and liquidity. Measured from December 31, 1996, the simulation analysis indicates that the Bank's net interest income would decline by 8.1% over a twelve month period given a decline in interest rates of 200 basis points, against a policy limit of 15%. In terms of equity capital on a fair value basis, a 200 basis point decline in interest rates, is estimated to reduce the fair value of capital (as computed) by 18.5% as compared to a policy limit of 25%. The simulation model captures optionality factors such as call features and interest rate caps and floors imbedded in investment and loan portfolio contracts.

     In addition to the potential adverse impact that changing interest rates may have on the Bank's interest margin and operating results, potential adverse impacts on liquidity can occur as a result of changes in the estimated cash flows from investment, loan and deposit portfolios. The Bank manages this inherent risk by maintaining a sizeable portfolio of available for sale investments as well as a secondary source of liquidity from Federal Home Loan Bank advances.

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Dollars in thousands)


     The following schedule sets out the time frames from December 31, 1996 in which the Bank's rate sensitive assets and liabilities are subject to repricing:

                                             -----------------------------------------------------------
                                                0-90       91-365    Over 1-3     Over 3-5     Over 5
                                                Days        Days      Years        Years        Years
--------------------------------------------------------------------------------------------------------
RATE SENSITIVE ASSETS:
 Loans                                       $180,441    $ 92,100    $162,500    $ 47,186    $ 40,939
 Taxable securities                            72,898      78,826     105,662      18,349      15,555
 Nontaxable securities                          1,980       3,935      17,110      19,395      21,009
 Other investments                             42,023           0           0           0           0
                                             --------    --------    --------    --------    --------
   TOTAL                                      297,342     174,861     285,272      84,930      77,503
RATE SENSITIVE LIABILITIES:
 Noninterest-bearing demand deposits           11,711       3,513      42,159      42,159      17,566
 Interest-bearing demand deposits               5,936      17,808      47,487      27,701           0
 Regular savings deposits                       4,749      14,246      37,989      36,408       1,583
 Money market savings deposits                 13,974      41,922     111,794           0           0
 Time deposits                                107,022     146,882      67,733      16,235          28
 Short-term borrowings and other rate
  sensitive liabilities                        55,930      12,002       1,000           0       3,920
                                             --------    --------    --------    --------    --------
   TOTAL.................................     199,322     236,373     308,162     122,503      23,097
                                             --------    --------    --------    --------    --------
   CUMULATIVE GAP........................    $ 98,020    $ 36,508    $ 13,618    $(23,955)   $ 30,451
                                             ========    ========    ========    ========    ========
     As a percent of total assets               10.02%       3.73%       1.39%      (2.45)%      3.11%
   CUMULATIVE RATE SENSITIVE ASSETS
     TO RATE SENSITIVE LIABILITIES               1.49        1.08        1.02        0.97        1.03

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

The Company: Sandy Spring Bancorp, Sandy Spring National Bank of Maryland and
  Sandy Spring Insurance Corporation.

Internal Capital Generation Rate: The percent of return on average equity multiplied by the percent of earnings retained (net earnings less dividends).

Net Interest Margin: Fully tax-equivalent net interest income as a percentage of average earning assets.

Net Interest Spread: Fully tax-equivalent yield on earning assets less the average rate paid on interest-bearing liabilities.

Net Overhead Ratio: A measure of cost management and productivity. Net overhead
  (noninterest expenses less non-interest income) divided by fully tax-equivalent net interest income.

Nonperforming Assets: The sum of loans which are nonaccrual, 90 days past due or restructured and other real estate owned.

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

Sandy Spring Bancorp and Subsidiaries

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

                                                                                      December 31,
                                                                                 ---------------------
                                                                                   1996         1995
------------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks                                                        $ 32,899     $ 30,215
  Federal funds sold                                                               23,278       30,220
  Interest-bearing deposits with banks                                                861          848
  Residential mortgage loans held for sale                                          7,985        4,725
  Investments available-for-sale (at fair value)                                  234,423      165,953
  Investments held-to-maturity - fair value of $123,067 (1996)
    and $121,177 (1995)                                                           122,272      119,886
  Other equity securities                                                           5,111        4,947
  Total loans (net of unearned income)                                            523,166      492,540
    Less: Allowance for credit losses                                              (6,391)      (6,597)
                                                                                 --------     --------
      Net loans                                                                   516,775      485,943

  Premises and equipment                                                           20,211       19,897
  Accrued interest receivable                                                       7,917        6,494
  Other real estate owned, net of allowance of $0 (1996) and $45 (1995)                 0           47
  Other assets                                                                      6,863        7,028
                                                                                 --------     --------
      TOTAL ASSETS                                                               $978,595     $876,203
                                                                                 ========     ========
LIABILITIES
  Noninterest-bearing deposits                                                   $117,052     $ 95,975
  Interest-bearing deposits                                                       689,289      647,617
                                                                                 --------     --------
      Total deposits                                                              806,341      743,592

  Short-term borrowings                                                            68,127       34,804
  Long-term borrowings                                                              4,820        5,151
  Accrued interest and other liabilities                                            2,726        5,715
                                                                                 --------     --------
      TOTAL LIABILITIES                                                           882,014      789,262

STOCKHOLDERS' EQUITY
  Common stock - par value $1.00; shares authorized 15,000,000 (1996) and
    6,000,000 (1995); shares issued and outstanding 4,902,113 (1996)
    and 4,820,604 (1995)                                                            4,902        4,821
  Surplus                                                                          33,474       31,814
  Retained earnings                                                                57,669       49,893
  Net unrealized gain on investments available-for-sale, net of taxes                 536          413
                                                                                 --------     --------
      TOTAL STOCKHOLDERS' EQUITY                                                   96,581       86,941
                                                                                 --------     --------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $978,595     $876,203
                                                                                 ========     ========

See Notes to Consolidated Financial Statements.

Sandy Spring Bancorp and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME
(Dollar in thousands, except per share data)

                                                                    Years Ended December 31,
                                                                ---------------------------------
                                                                  1996       1995        1994
-------------------------------------------------------------------------------------------------
Interest income:
  Interest and fees on loans                                    $46,491    $43,926     $32,594
  Interest on loans held for sale                                   196         55          57
  Interest on deposits with banks                                   187         39          38
  Interest and dividends on securities:
    Taxable                                                      15,062     13,769      14,299
    Nontaxable                                                    3,343      3,454       4,041
Interest on federal funds sold                                    1,342        872         549
                                                                -------    -------     -------
    TOTAL INTEREST INCOME                                        66,621     62,115      51,578
Interest expense:
  Interest on deposits                                           27,889     26,705      20,032
  Interest on short-term borrowings                               2,021      2,284       1,175
  Interest on long-term borrowings                                  323        353         289
                                                                -------    -------     -------
    TOTAL INTEREST EXPENSE                                       30,233     29,342      21,496
                                                                -------    -------     -------
NET INTEREST INCOME                                              36,388     32,773      30,082
Provision for credit losses                                         308        180         212
                                                                -------    -------     -------
NET INTEREST INCOME AFTER PROVISION
 FOR CREDIT LOSSES                                               36,080     32,593      29,870
Noninterest income:
  Securities gains (losses)                                          30       (279)        (84)
  Service charges on deposit accounts                             2,964      2,569       2,348
  Gains on mortgage sales                                           825        244         175
  Trust income                                                      943        760         629
  Other income                                                    1,785      1,184       1,121
                                                                -------    -------     -------
    TOTAL NONINTEREST INCOME                                      6,547      4,478       4,189
Noninterest expenses:
  Salaries and employee benefits                                 14,447     12,726      11,959
  Occupancy expense of premises                                   2,082      1,814       1,905
  Equipment expenses                                              2,165      1,943       1,617
  Marketing                                                       1,145        585         503
  FDIC insurance expense                                              4        818       1,510
  Outside data services                                           1,109        787         630
  Other expenses                                                  4,392      3,751       3,338
                                                                -------    -------     -------
    TOTAL NONINTEREST EXPENSES                                   25,344     22,424      21,462
                                                                -------    -------     -------
Income before income taxes                                       17,283     14,647      12,597
Income tax expense                                                5,789      4,653       3,694
                                                                -------    -------     -------
NET INCOME                                                      $11,494    $ 9,994     $ 8,903
                                                                =======    =======     =======
NET INCOME PER COMMON SHARE                                     $  2.36    $  2.09     $  1.90

See Notes to Consolidated Financial Statements.

Sandy Spring Bancorp and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands, except per share data)

                                                                               Years Ended December 31,
                                                                         ------------------------------------
                                                                            1996         1995         1994
-------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                             $  11,494     $  9,994     $  8,903
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization                                            1,791        1,655        1,527
    Provision for credit losses                                                308          180          212
    Deferred income taxes                                                      152          253         (178)
    Origination of loans held for sale                                     (59,717)     (23,971)      (8,497)
    Proceeds from sales of loans held for sale                              57,282       19,490       15,651
    Gains on sales of loans held for sale                                     (825)        (244)        (175)
    Securities (gains) losses                                                  (30)         278           84
    Net change in:
      Accrued interest receivable                                           (1,423)        (300)      (1,162)
      Accrued income taxes                                                     202          477         (187)
      Other accrued expenses                                                (1,457)         255         (246)
    Other - net                                                                978       (2,553)         390
                                                                         ---------     --------     --------
        NET CASH PROVIDED BY OPERATING ACTIVITIES                            8,755        5,514       16,322
Cash flows from investing activities:
  Net (increase) decrease in interest-bearing deposits with banks              (13)        (588)      11,865
  Purchases of investments held-to-maturity                                (36,941)     (26,408)     (56,828)
  Purchases of other equity securities                                        (304)           0            0
  Purchases of investments available-for-sale                             (159,085)     (38,030)     (65,782)
  Proceeds from sales of investments available-for-sale                     19,392       13,140       33,879
  Proceeds from maturities, calls and principal payments of
    investments held-to-maturity                                            28,815       39,902       15,572
  Proceeds from maturities, calls and principal payments of
    investments available-for-sale                                          77,075       35,729       66,955
  Proceeds from sales of loans                                                 291        1,620          916
  Proceeds from sales of other real estate owned                               442          665        1,459
  Net increase in loans receivable                                         (31,127)     (34,701)     (72,700)
  Purchases of loans                                                             0       (2,826)     (10,851)
  Net funds received in branch purchase                                     17,181            0            0
  Expenditures for premises and equipment                                   (2,031)      (5,281)      (2,089)
                                                                         ---------     --------     --------
        NET CASH USED BY INVESTING ACTIVITIES                              (86,305)     (16,778)     (77,604)
Cash flows from financing activities:
  Net increase (decrease) in demand and savings accounts                    25,484      (45,164)       1,259
  Net increase (decrease) in time and other deposits                        18,571       88,417       22,658
  Net increase (decrease) in short-term borrowings                          31,223      (13,439)      19,936
  Proceeds from long-term borrowings                                         1,800            0        3,000
  Retirement of long-term borrowings                                           (31)         (29)         (26)
  Net increase (decrease) in balance due to banks                           (1,733)       1,733         (248)
  Proceeds from issuance of common stock                                     1,741        2,379        1,063
  Dividends paid                                                            (3,763)      (2,881)      (2,369)
                                                                         ---------     --------     --------
        NET CASH PROVIDED BY FINANCING ACTIVITIES                           73,292       31,016       45,273
                                                                         ---------     --------     --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        (4,258)      19,752      (16,009)
Cash and cash equivalents at beginning of year                              60,435       40,683       56,692
                                                                         ---------     --------     --------
CASH AND CASH EQUIVALENTS AT END OF YEAR*                                $  56,177     $ 60,435     $ 40,683
                                                                         =========     ========     ========
Supplemental disclosures:
  Interest payments                                                      $  31,157     $ 29,424     $ 20,536
  Income tax payments                                                        5,441        4,286        4,121
Noncash investing activities:
  Transfers from loans to other real estate owned                              210          419          323
  Reclassification of borrowings from long-term to short-term                2,100            0            0
  Investment transfers from available-for-sale                                   0            0       66,925
  Investment transfers from held-to-maturity                                     0       43,630            0
  Unrealized gain (loss) on investments available-for-sale net of
    deferred tax effect of $77, $2,328 and $(3,929), respectively              123        3,700       (6,245)

/*/ Cash and cash equivalents include those amounts under the captions "Cash and due from banks" and "Federal funds sold" on the Consolidated Balance Sheets.

See Notes to Consolidated Financial Statements.

Sandy Spring Bancorp and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(Dollars in thousands, except per share data)

                                                                                         Years Ended December 31,
                                                                                     --------------------------------
                                                                                       1996        1995        1994
---------------------------------------------------------------------------------------------------------------------
Common stock:
  Balance at beginning of year                                                       $ 4,821     $ 2,484     $ 2,454
    Increase in shares as a result of 2 for 1 stock split in the form of
      a stock dividend                                                                     0       2,140           0
    Increase in shares as a result of a 20% stock dividend by pooled
      bank prior to acquisition                                                            0          82           0
    Employee stock purchases - shares issued 11,020 (1996),
      8,592 (1995) and 4,950 (1994)                                                       11           9           5
    Exercise of stock options - shares issued 31,565 (1996),
      9,404 (1995) and 8,356 (1994)                                                       31          10           8
    Dividend reinvestment plan stock purchases - shares
      issued 35,273 (1996), 35,300 (1995) and 16,613 (1994)                               35          35          17
    Exercise of warrants - shares issued 3,755 (1996), 61,404 (1995)
      and 63 (1994)                                                                        4          61           0
                                                                                     -------     -------     -------
        COMMON STOCK AT END OF YEAR                                                    4,902       4,821       2,484

Surplus:
  Balance at beginning of year                                                        31,814      31,772      30,739
  Transfer to common stock - for 2 for 1 stock split                                       0      (2,140)          0
  Transfer to common stock - 20% stock dividend by pooled bank                             0         (82)          0
  Employee stock purchases                                                               353         201         223
  Exercise of stock options                                                               67          80          42
  Dividend reinvestment stock purchases                                                1,194         965         768
  Exercise of warrants                                                                    46       1,018           0
                                                                                     -------     -------     -------
        SURPLUS AT END OF YEAR                                                        33,474      31,814      31,772
Retained earnings:
  Balance at beginning of year                                                        49,893      42,797      36,269
    Net income                                                                        11,494       9,994       8,903
    Cash dividends - $0.78 (1996), $0.64 (1995) and $0.54 (1994) per share            (3,620)     (2,755)     (2,273)
    Cash dividends by pooled bank prior to acquisition                                   (98)       (143)       (102)
                                                                                     -------     -------     -------
        RETAINED EARNINGS AT END OF YEAR                                              57,669      49,893      42,797
Net unrealized gain (loss) on investments available-for-sale, net of taxes:
  Balance at beginning of year                                                           413      (3,287)      2,958
    Net change in unrealized gain (loss) on investments
      available-for-sale, net of taxes                                                   123       3,700      (6,245)
                                                                                     -------     -------     -------
        NET UNREALIZED GAIN (LOSS), NET OF TAXES, AT END OF YEAR                         536         413      (3,287)
                                                                                     -------     -------     -------
        TOTAL STOCKHOLDERS' EQUITY                                                   $96,581     $86,941     $73,766
                                                                                     =======     =======     =======

See Notes to Consolidated Financial Statements.

Sandy Spring Bancorp and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)


NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Company, which includes Sandy Spring Bancorp, its wholly owned subsidiary, Sandy Spring National Bank of Maryland (the Bank), and Sandy Spring Insurance Corporation, the Bank's subsidiary, conform to generally accepted accounting principles and to general practice within the banking industry. Certain reclassifications have been made to amounts previously reported to conform with the classifications made in 1996. The following is a summary of the more significant accounting policies:

Nature of Operations

Through its subsidiary, the Company conducts a full-service commercial banking and trust business. Services to individuals and businesses include accepting deposits; extending real estate, consumer and commercial loans and lines of credit; safe deposit boxes; and personal trust services. The Company operates in three Maryland counties, Montgomery, Howard and Anne Arundel, and continues to show a concentration in loans secured by residential and commercial real estate. The Company has a small presence, based on revenue, in the annuity business through an insurance agency subsidiary.

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

Residential Mortgage Loans Held for Sale

The Company engages in sales of residential mortgage loans originated by the Bank. Loans held for sale are carried at the lower of aggregate cost or fair value. Gains and losses on sales of these loans are recorded as a component of noninterest income in the Consolidated Statements of Income.

     When the Company retains the servicing rights to collect and remit principal and interest payments, manage escrow account matters and handle borrower relationships on mortgage loans sold, resulting service fee income is included in noninterest income. The Company's current practices are to sell all loans servicing released and, therefore, it has no intangible asset recorded for the value of such servicing.

Investments Available-for-Sale

Marketable equity securities and debt securities not classified as held-to-maturity are classified as available-for-sale. Securities available-for-sale are acquired as part of the Company's asset/liability management strategy and may be sold in response to changes in interest rates, loan demand, changes in prepayment risk and other factors. Securities available-for-sale are carried at fair value, with unrealized gains or losses based on the difference between amortized cost and fair value, reported as a separate component of stockholders' equity, net of deferred tax. Realized gains and losses, using the specific identification method, are included as a separate component of noninterest income. Related interest and dividends are included in interest income. Premiums on covered call options are deferred and included in noninterest income upon option expiration or included in the computation of realized gains upon option exercise.

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

     Other equity securities represent Federal Reserve Bank and Federal Home Loan Bank stock, which are considered restricted as to marketability.

Loans

Loans are stated at their principal balance outstanding net of any deferred fees and costs. Interest income on loans is accrued at the contractual rate based on the principal outstanding. The Company places loans, except for installment loans, on nonaccrual when any portion of the principal or interest is 90 days past due and collateral is insufficient to discharge the debt in full. Interest accrual may also be discontinued earlier if, in management's opinion, collection is unlikely. Generally, installment loans are not placed on nonaccrual, but are charged off when they are five months past due.

     Loans are considered impaired when, based on current information, it is probable that the Company will not collect all principal and interest payments according to contractual terms. Generally, loans are considered impaired once principal or interest payments become 90 days or more past due and they are placed on nonaccrual. Management also considers the financial condition of the borrower, cash flows of the loan and the value of the related collateral. Impaired loans do not include large groups of smaller balance homogeneous loans such as residential real estate and consumer installment loans which are evaluated collectively for impairment. Loans specifically reviewed for impairment are not considered impaired during periods of "minimal delay" in payment (90 days or less) provided eventual collection of all amounts due is expected. The impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if repayment is expected to be provided by the collateral. Generally, the Company's impairment on such loans is measured by reference to the fair value of the collateral. Interest income on impaired loans is recognized on the cash basis.

Allowance for Credit Losses

The allowance for credit losses represents an amount which, in management's judgment, will be adequate to absorb probable losses on existing loans and other extensions of credit that may become uncollectible. The adequacy of the allowance for credit losses is determined through careful and continuous review and evaluation of the loan portfolio and involves the balancing of a number of factors to establish a prudent level. Among the factors considered are lending risks associated with growth and entry into new markets, loss allocations for specific nonperforming credits, the level of the allowance to nonperforming loans, historical loss experience, economic conditions, portfolio trends and credit concentrations, and changes in the size and character of the loan portfolio. Allowances for impaired loans are generally determined based on collateral values. Loans deemed uncollectible are charged against, while recoveries are credited to, the allowance. Management adjusts the level of the allowance through the provision for credit losses, which is recorded as a current period operating expense.

     Management believes that the allowance for credit losses is adequate. While management used available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, and independent consultants engaged by the Bank, periodically review the Bank's loan portfolio and allowance for credit losses. Such review may result in recognition of additions to the allowance based on their judgments of information available to them at the time of their examination.

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

New Accounting Standards

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FASB 123), establishes a fair value based method of accounting for employee stock options and expands disclosure requirements, including a description of the plan. FASB 123 permits a company to continue to measure compensation cost for its stock option plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company adopted FASB 123 on January 1, 1996 as presented in Note 12.

     Two other newly issued accounting standards were adopted in the first quarter of 1996 and together with FASB 123 did not have a material effect on the financial position or results of operations of the Company.

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (FASB 121), requires that certain long-lived assets be reviewed for impairment when events or circumstances indicate that the carrying amounts of the assets may not be recoverable. If such review indicates that the carrying amount of an asset exceeds the sum of its expected future cash flows, the asset's carrying value is written down to fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

     Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" (FASB 122), requires the recognition of an asset at the estimated present value of future servicing rights. Additionally, FASB 122 requires that capitalized rights to service mortgage loans be assessed for impairment by individual risk stratum by comparing each stratum's carrying amount with its fair value. To the extent that the carrying value of mortgage servicing rights exceeds fair value by individual stratum, the resulting impairment is recognized in earnings through a valuation allowance. As stated above in the policy note, the Company's current practices are to sell residential mortgage loans with servicing released.

NOTE 2 - ACQUISITIONS

On August 29, 1996, the Company and its wholly owned subsidiary, Sandy Spring National Bank of Maryland, merged with Annapolis Bancshares, Inc. (ABI) and its wholly owned subsidiary, Bank of Annapolis, Annapolis, Maryland, a state-chartered commercial bank. The acquisition was accounted for as a pooling of interests, and financial information for all prior periods presented has been restated to include the results of operations and financial position of ABI. Based on an exchange ratio of .62585 shares of the Company's common stock for each outstanding share of ABI common stock, the Company issued 495,940 shares of common stock. Pre-tax merger-related expenses of $724 are included in noninterest expenses ($558 after tax effect). Total assets and the results of operations of the separate entities prior to the combination are summarized as follows:

                                                                 June 30,       December 31,
                                                                  1996             1995
--------------------------------------------------------------------------------------------
                                                                (unaudited)
Total assets:
 Company                                                         $835,292         $794,319
 ABI                                                               81,063           81,884
                                                                 --------         --------
                                                                 $916,355         $876,203
                                                                 ========         ========
                                                                Years Ended December 31,
                                  Six Months Ended             -----------------------------
                                   June 30, 1996                   1995             1994
--------------------------------------------------------------------------------------------
                                    (unaudited)
Net interest income:
 Company                            $ 15,529                     $ 29,243         $ 27,085
 ABI                                   2,103                        3,530            2,997
                                    --------                     --------         --------
                                    $ 17,632                     $ 32,773         $ 30,082
                                    ========                     ========         ========
Net income:
 Company                            $  5,038                     $  8,923         $  8,020
 ABI                                     740                        1,071              883
                                    --------                     --------         --------
                                    $  5,778                     $  9,994         $  8,903
                                    ========                     ========         ========

     On December 13, 1996, the Company completed its acquisition of the Bethesda, Maryland branch of Bank of Maryland, including approximately $19 million dollars of deposits and related overdraft protection accounts. The transaction has been accounted for under the purchase method of accounting, in accordance with Accounting Principles Board Opinion No. 16 (Accounting for Business Combinations) and accordingly, the branch's results of operations are included in the consolidated financial statements since December 13, 1996, only. The deposits were purchased at a premium of 7.82%, resulting in recognition of a deposit premium intangible of $1,008 to be amortized straight-line over four years. Goodwill of $453 also resulted from the transaction and will be amortized straight-line over ten years. The Company's intangible assets are included in other assets.

NOTE 3 - CASH AND DUE FROM BANKS

Regulation D of the Federal Reserve Act requires that banks maintain reserve balances with the Federal Reserve Bank based principally on the type and amount of their deposits. At its option, the Bank maintains additional balances to compensate for clearing and safekeeping services. The average daily balance maintained in 1996 was $20,245 and in 1995 was $19,041.

NOTE 4 - INVESTMENTS AVAILABLE-FOR-SALE

The amortized cost and estimated fair values of investments available-for-sale at December 31 are as follows:

                                                   1996                                                  1995
                            ---------------------------------------------------   -------------------------------------------------
                                           Gross         Gross        Estimated                  Gross         Gross       Estimated
                            Amortized    Unrealized    Unrealized       Fair      Amortized    Unrealized    Unrealized      Fair
                              Cost         Gains         Losses        Value        Cost         Gains         Losses       Value
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury                $ 26,953     $   42         $ (55)       $ 26,940     $ 15,972      $   49         $ (30)     $ 15,991
U.S. Agency                   145,517        186          (428)        145,275       70,096         300          (290)       70,106
State and municipal            26,277        382           (31)         26,628       34,686         692           (48)       35,330
Corporate debt obligations      1,500          0           (17)          1,483        2,499           9           (50)        2,458
Mortgage-backed securities     32,195        149          (468)         31,876       40,558         159          (435)       40,282
                             --------     ------         -----        --------     --------      ------         -----      --------
  Total debt securities       232,442        759          (999)        232,202      163,811       1,209          (853)      164,167
Marketable equity
 securities                       470      1,751             0           2,221          470       1,316             0         1,786
                             --------     ------         -----        --------     --------      ------         -----      --------
  Total investments
    available-for-sale       $232,912     $2,510         $(999)       $234,423     $164,281      $2,525         $(853)     $165,953
                             ========     ======         =====        ========     ========      ======         =====      ========


     The amortized cost and estimated fair values of investments available-for-sale at December 31, 1996 and 1995 by contractual maturity, except mortgage-backed securities for which an average life is used, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        1996                     1995
                                              ----------------------   -----------------------
                                                           Estimated                Estimated
                                              Amortized      Fair      Amortized      Fair
                                                Cost        Value        Cost        Value
----------------------------------------------------------------------------------------------
Due in one year or less                        $ 29,429    $ 29,481     $ 31,754    $ 31,871
Due after one through five years                182,169     182,142      113,055     113,425
Due after five years through ten years           17,997      17,731       13,935      13,848
Due after ten years                               2,847       2,848        5,067       5,023
                                               --------    --------     --------    --------
  Total debt securities                        $232,442    $232,202     $163,811    $165,953
                                               ========    ========     ========    ========

     Sales of investments available-for-sale during 1996, 1995 and 1994 resulted in the following:

                                                       1996          1995          1994
-----------------------------------------------------------------------------------------
Proceeds                                             $19,392       $13,140       $33,879
Gross gains                                               97             4           139
Gross losses                                              73           345           284

     At December 31, 1996 and 1995, investments available-for-sale with a carrying value of $60,654 and $48,709, respectively, were pledged as collateral for certain government deposits and for other purposes as required or permitted by law. The outstanding balance of no single issuer, except for U.S. Government and U.S. Government Agency securities, exceeded ten percent of stockholders' equity at December 31, 1996 and 1995.

     At December 31, 1996, the Bank had outstanding Covered Call Option contracts for 2,000 shares of Sallie Mae common stock, with expiration dates of January 18, 1997 (1,000 shares) and April 19, 1997 (1,000 shares). Premiums received on these options amounted to $5. The contracts have an average option price of $97.50 per share and the underlying securities have a quoted market price of $93.13 per share. These options are incident to an established plan to enhance the yield on the Bank's equity securities in the available-for-sale portfolio. Excluding option premiums, these Sallie Mae holdings had an unrealized gain at December 31, 1996 of $1,385 ($92.83 per share). Generally, the option contracts have a term of approximately one to four months. During 1996, the Bank received total option premiums of $11. The amount of option premiums recorded as noninterest income (upon option expiration) was $2, and the amount of option premiums that were included in realized gains (where options were exercised) was $4. These covered call options are subject to disclosure as derivative financial instruments in accordance with Statement of Financial Accounting Standards No. 119. The option contracts do not exhibit any credit risk since the Bank is holder of the premiums paid. Market risk is mitigated by the fact that the option price is stated in the contract and that the underlying securities held have a significant unrealized gain position.

NOTE 5 - INVESTMENTS HELD-TO-MATURITY AND OTHER EQUITY SECURITIES

The amortized cost and estimated fair values of investments held-to-maturity at December 31 are as follows:

                                                 1996                                                  1995
                           ---------------------------------------------------   ---------------------------------------------------

                                          Gross         Gross        Estimated                  Gross         Gross        Estimated
                           Amortized    Unrealized    Unrealized       Fair      Amortized    Unrealized    Unrealized       Fair
                             Cost         Gains         Losses        Value        Cost         Gains         Losses        Value
------------------------------------------------------------------------------------------------------------------------------------

U.S. Treasury               $      0     $    0         $   0        $      0     $    500     $    0         $  (2)       $    498
U.S. Agency                   42,932        103          (208)         42,827       40,185         90          (361)         39,914
State and municipal           37,152        697          (167)         37,682       30,522        855           (38)         31,339
Mortgage-backed securities    42,188        449           (79)         42,558       48,579        807           (60)         49,326
Certificates of deposit            0          0             0               0          100          0             0             100
                            --------     ------         -----        --------     --------     ------         -----        --------
  Total investments
    held-to-maturity        $122,272     $1,249         $(454)       $123,067     $119,886     $1,752         $(461)       $121,177
                            ========     ======         =====        ========     ========     ======         =====        ========

     In accordance with a Financial Accounting Standards Board pronouncement in late 1995, permitting a one time transfer from investments held-to-maturity into investments available-for-sale, the Company transferred $43,630 from its held-to-maturity portfolio into the available-for-sale category with net unrealized gains of $279, net of taxes.

     The amortized cost and estimated fair values of debt securities at December 31 by contractual maturity, except mortgage-backed securities for which an average life is used, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       1996                     1995
                                              ---------------------    ---------------------
                                                          Estimated                Estimated
                                              Amortized      Fair      Amortized      Fair
                                                Cost        Value        Cost        Value
--------------------------------------------------------------------------------------------
Due in one year or less                        $ 12,926    $ 12,944     $  5,687    $  5,699
Due after one through five years                 67,465      68,221       82,393      83,130
Due after five years through ten years           27,759      27,794       28,206      28,751
Due after ten years                              14,122      14,108        3,600       3,597
                                               --------    --------     --------    --------
  Total investments held-to-maturity           $122,272    $123,067     $119,886    $121,177
                                               ========    ========     ========    ========

     At December 31, 1996 and 1995, investments held-to-maturity with a book value of $21,726 and $24,987 for 1995, respectively, were pledged as collateral for certain government deposits and for other purposes as required or permitted by law. The outstanding balance of no single issuer, except for U.S. Government and U.S. Government Agency securities, exceeded ten percent of stockholders' equity at December 31, 1996 or 1995.

     Other equity securities at December 31, are as follows:

                                                                 1996      1995
--------------------------------------------------------------------------------
Federal Reserve Bank stock                                      $1,340    $1,036
Federal Home Loan Bank stock                                     3,771     3,911
                                                                ------    ------
                                                                $5,111    $4,947
                                                                ======    ======


NOTE 6 - LOANS

Book values for the two most recent years are presented below for the major loan categories at December 31:

                                                            1996         1995
-------------------------------------------------------------------------------
Real estate-mortgage                                      $376,205     $363,927
Real estate-construction                                    47,654       41,725
Consumer                                                    30,813       28,762
Commercial                                                  68,467       57,718
Tax exempt                                                      27          408
                                                          --------     --------
  Total loans                                              523,166      492,540
Less: Allowance for credit losses                           (6,391)      (6,597)
                                                          --------     --------
NET LOANS                                                 $516,775     $485,943
                                                          ========     ========

     Loan fees amounting to $254 (1996), $270 (1995) and $247 (1994) were included in interest and fees on loans. The servicing portfolio of mortgage loans sold totalled $91,249 at December 31, 1996 and $108,324 at December 31, 1995. Escrow balances relating to the servicing portfolio amounted to $730 and $861 at December 31, 1996 and 1995, respectively.

     Activity in the allowance for credit losses for the preceding three years ended December 31 is shown below:

                                                     1996       1995       1994
-------------------------------------------------------------------------------
Balance at beginning of year                       $6,597     $6,663     $6,681
Provision for credit losses                           308        180        211
Loan charge-offs                                     (615)      (749)      (509)
Loan recoveries                                       101        503        280
                                                   ------     ------     ------
  Net recoveries (charge-offs)                       (514)      (246)      (229)
                                                   ------     ------     ------
BALANCE AT END OF YEAR                             $6,391     $6,597     $6,663
                                                   ======     ======     ======

     Information with respect to impaired loans at December 31, 1996 and for the year ended is as follows:

Impaired loans with a valuation allowance                                $  127
Impaired loans without a valuation allowance                              1,153
                                                                         ------
  Total impaired loans                                                   $1,280
                                                                         ======
Allowance for credit losses related to impaired loans                    $  127
Allowance for credit losses related to other than impaired loans          6,264
                                                                         ------
  Total allowance for credit losses                                      $6,391
                                                                         ======
Average impaired loans for the year                                      $1,327
                                                                         ======

Interest income on impaired loans recognized on the cash basis           $    0
                                                                         ======

     There were no impaired loans at December 31, 1995. Although $590 of loans were classified as being in nonaccrual status at December 31, 1995, the insignificant delay of payments caused the loans not to be classified as impaired.

NOTE 7 - PREMISES AND EQUIPMENT

Premises and equipment at December 31 consist of:

                                                         1996         1995
--------------------------------------------------------------------------------
Land                                                   $  6,652     $  7,354
Buildings and leasehold improvements                     13,226       11,778
Equipment                                                11,154       10,865
                                                       --------     --------
                                                         31,032       29,997
Less: Accumulated depreciation and amortization         (10,821)     (10,100)
                                                       --------     --------
NET PREMISES AND EQUIPMENT                             $ 20,211     $ 19,897
                                                       ========     ========

     Depreciation and amortization expense amounted to $1,726 for 1996, $1,572 for 1995 and $1,445 for 1994.

     Total rental expenses (net of rental income) for premises and equipment for the three years ended December 31 were $303 (1996), $447 (1995) and $601 (1994).
Lease commitments bear initial terms varying from 3 to 10 years and are associated with premises. Future minimum payments as of December 31, 1995, for all noncancelable operating leases are:

Year Ending                                                       Premises and
December 31,                                                        Equipment
------------------------------------------------------------------------------
1997                                                                   $  949
1998                                                                      781
1999                                                                      727
2000                                                                      624
2001                                                                      638
Thereafter                                                              4,155
                                                                       ------
  TOTAL                                                                $7,874
                                                                       ======


NOTE 8 - DEPOSITS

Deposits outstanding at December 31 consist of:

                                                             1996        1995
--------------------------------------------------------------------------------
Noninterest-bearing demand                                 $117,052    $ 95,975
Interest-bearing:
  Demand                                                     98,932      90,686
  Money market savings                                      157,484     149,442
  Regular savings                                            94,974      99,173
  Time deposits                                             280,725     257,029
  Time deposits - $100,000 or more                           57,174      51,287
                                                           --------    --------
    Total Interest-bearing                                  689,289     647,617
                                                           --------    --------
      TOTAL DEPOSITS                                       $806,341    $743,592
                                                           ========    ========

     Interest expense on time deposits of $100,000 or more amounted to $2,640, $2,576 and $1,531 for 1996, 1995 and 1994, respectively.

NOTE 9 - SHORT-TERM BORROWINGS

Short-term borrowings consist of securities sold under agreements to repurchase, a U.S. Treasury demand note, federal funds purchased and advances from the Federal Home Loan Bank of Atlanta (FHLB).

     The Company has a line of credit arrangement with the FHLB under which it may borrow up to $145,000 at interest rates based upon current market conditions. Short-term advances outstanding were $20,200 at December 31, 1996 and $3,000 at December 31, 1995.

     Information relating to short-term borrowings is as follows for the years ended December 31:


                                           1996                1995                 1994
                                      ---------------     ---------------     ----------------
                                      Amount     Rate     Amount     Rate     Amount     Rate
----------------------------------------------------------------------------------------------
At year end:
  Repurchase agreements               $44,193    4.65%    $30,554    5.03%    $20,824    4.70%
  Other short-term borrowings          23,934    5.61       4,250    5.69      26,419    6.15
                                      -------             -------             -------
    Total                             $68,127    4.99%    $34,804    5.11%    $47,243    5.51%
                                      =======             =======             =======

Average for the year:
  Repurchase agreements               $34,125    4.66%    $23,843    5.15%    $15,067    3.62%
  Other short-term borrowings           7,739    5.58      16,762    6.31      13,906    4.61
Maximum month-end balance:
  Repurchase agreements               $44,193             $32,415             $20,824
  Other short-term borrowings          23,934              42,359              35,730

NOTE 10 - LONG-TERM BORROWINGS

The Company had outstanding mortgages with balances due of $100 at December 31, 1996 and $131 at December 31, 1995. Interest rates range up to 10% and the maximum maturity is July 2000.

     In addition, the Company had long-term advances from the Federal Home Loan Bank of Atlanta of $4,720 at December 31, 1996 and $5,020 at December 31, 1995 (see line of credit described in Note 9). Interest rates at December 31, 1995 range up to 8.21% and the maximum maturity is March 2006.

NOTE 11 - STOCKHOLDERS' EQUITY

As of December 31, 1996, Bancorp's Articles of Incorporation authorize 15,000,000 shares of capital stock, par value $1.00 per share, to be initially classified as common stock. However, as set out in the Articles of Incorporation, remaining unissued stock may in the future be designated as either common or preferred stock.

     Sandy Spring Bancorp has a Dividend Reinvestment Plan which provides shareholders with the opportunity to increase their equity ownership in Bancorp by electing to have cash dividends automatically reinvested in additional shares of common stock without payment of any brokerage commission or service charge. The Board has reserved 200,000 shares for issuance under the plan.

     Bank and holding company regulations, as well as Maryland law, impose certain restrictions on dividend payments by the Bank, as well as restricting extensions of credit and transfers of assets between the Bank and the holding company. At December 31, 1996, the Bank could have paid dividends to its parent company amounting to $18,719. There were no loans outstanding between the Bank and Bancorp at December 31, 1996 and 1995.

     On March 29, 1995, the Board of Directors approved a 2 for 1 stock split in the form of a stock dividend payable to shareholders of record at the close of business on April 12, 1995.

     Stock warrants were issued by the pooled bank prior to merger. The following share and price information related to those warrants was computed by applying the exchange ratio used in the merger. Nontransferrable warrants to acquire 3,755 shares of common stock at $13.31 per share, outstanding at December 31, 1995, were exercised in 1996. Transferrable warrants to acquire 61,404 shares at $17.58 per share were exercised in 1995. There were no warrants outstanding at December 31, 1996.

NOTE 12 - INCENTIVE STOCK OPTION PLAN

The Company's 1992 Stock Option Plan, which essentially replaced the expired 1982 Incentive Stock Option Plan, provides for the granting of incentive and non-incentive options to selected key employees on a periodic basis at the discretion of the Board. Share amounts and prices which follow have been adjusted to give retroactive effect to the 2-for-1 stock split declared March 29, 1995. The 1992 Plan authorizes the issuance of up to 270,000 shares of common stock, has a term of ten years, and is administered by the Human Resources Committee of the Board. Options are granted at market value at date of grant and must be exercised within ten years. Options granted prior to December, 1996, were immediately exercisable. Options granted in December, 1996 become exercisable over a period of three years.

     A total of 103,900 shares of common stock were granted under the 1982 Plan, of which 6,000 are outstanding, and the outstanding options will continue until exercise or expiration.

     The following is a summary of changes in shares under option for the years ended December 31:

                                                                1996                                1995
                                                     --------------------------------------------------------------------
                                                      Number             Weighted            Number         Weighted
                                                        of                Average              of            Average
                                                      Shares           Exercise Price        Shares       Exercise Price
-------------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                             76,936              $ 17.89            82,192        $ 15.63
Granted                                                 6,000                33.66             5,250          37.00
Exercised                                             (46,935)               14.19           (10,506)          9.75
                                                       ------                                 ------
BALANCE, END OF YEAR                                   36,001              $ 25.34            76,936        $ 17.89
                                                       ======                                 ======

Weighted average fair value of
  options granted during the year                                          $  7.68                          $ 10.11

  The following table summarizes information about options outstanding at December 31, 1996:


                                                  Options Outstanding
                                 -----------------------------------------------------
                                                   Weighted Average                             Options Exercisable
                                                      Remaining                           -------------------------------
    Range of                                       Contractual Life   Weighted Average                  Weighted Average
Exercise Prices                  Number              (in years)        Exercise Price     Number         Exercise Price
-------------------------------------------------------------------------------------------------------------------------
$13.98 - $23.00                  15,751                  5.9             $  18.76         15,751              $18.76
$24.50 - $37.00                  20,250                  8.8                30.45         16,750               29.87
                                 ------                                                   ------
                                 36,001                                  $  25.34         32,501              $24.49
                                 ======                                                   ======

     The fair value of each option grant is estimated on the date of grant using the Extended Binomial option-pricing model with the following weighted-average assumptions used for grants in the years ended December 31, 1996 and 1995: dividend yield of 2.67%; expected volatility of 25%; risk-free interest rate of 5.58%; and expected lives of 10 years.

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FASB 123), and is continuing to apply Accounting Principles Board Opinion No. 25 (APB 25) and related interpretations in accounting for its stock option plan. Under APB 25, no compensation expense related to the plans was recorded during the two years ended December 31, 1996. If the Company had elected to recognize compensation cost based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by FASB 123, net income and earnings per share would have been changed to the pro forma amounts as follows for the years ended December 31:



                                                   1996            1995
-----------------------------------------------------------------------
Net income                                        $11,475        $9,961
Earnings per share                                $  2.36        $ 2.09

  The pro forma amounts are not representative of the effects on reported net income for future years.

NOTE 13 - PENSION, PROFIT SHARING AND OTHER EMPLOYEE BENEFIT PLANS

The Company has a qualified, noncontributory, defined benefit pension plan covering substantially all employees. Benefits are based on years of service and the employee's compensation during the last five years of employment. The Company's funding policy is to contribute the maximum amount deductible for federal income tax purposes. The Plan invests primarily in a diverse portfolio of managed fixed income and equity funds. Contributions provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Net pension cost for the previous three years include the following components:

                                                      1996      1995      1994
--------------------------------------------------------------------------------
Service cost for benefits earned                     $ 377     $ 333     $ 316
Interest cost on projected benefit obligation          351       301       307
Actual (return) loss on plan assets                   (362)     (721)        5
Net amortization and deferral                          (45)      479      (370)
Early retirement window options                          0       274       271
                                                     -----     -----     -----
PENSION EXPENSE FOR THE YEAR                         $ 321     $ 666     $ 529
                                                     =====     =====     =====

     For 1996, 1995 and 1994, the weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.50% and 5.50%, respectively, while the expected long-term rate of return on assets was 8.50%.

     The Plan's funded status as of December 31 is:
                                                                           1996             1995
---------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits of
    $2,871 in 1996 and $3,169 in 1995                                     $3,205            $3,460
  Additional liability based upon projected compensation                   1,385             1,268
                                                                          ------            ------
  Projected benefit obligation for service rendered to date (PBO)          4,590             4,728
Plan assets at fair value                                                  4,903             4,787
                                                                          ------            ------
Plan assets greater than PBO                                                 313                59
Unrecognized net gain                                                        962               915
Prior service cost not yet recognized in net periodic pension expense          9                10
Unrecognized net asset, net of amortization                                   (9)              (11)
                                                                          ------            ------
PREPAID PENSION COST INCLUDED IN OTHER ASSETS                             $1,275            $  973
                                                                          ======            ======

     The Company has a qualified, noncontributory profit sharing plan that covers all employees after 90 days of service. The Plan permits employees to purchase shares of Sandy Spring Bancorp's common stock with their profit sharing allocations and other contributions under the Plan. Profit sharing contributions by the Company, which are included in operating expenses, totaled $468 in 1996, $400 in 1995, and $346 in 1994. The Company utilizes a performance based compensation model which provides additional incentives to employees based on the Company's financial performance as measured against key performance indicator goals set by management. Payments are made quarterly and total expense under the plan amounted to $479 in 1996.

     The Company has a Supplemental Executive Retirement Plan (SERP) providing for retirement income benefits as well as pre-retirement death benefits for selected executives. Retirement benefits payable under the SERP, if any, are integrated with other pension plan and Social Security retirement benefits expected to be received by the SERP plan participants. The Company is accruing the present value of these benefits over the remaining number of years to the participants' retirement dates. Benefit accruals included in operating expenses for 1996, 1995 and 1994 were $25, $99, and $55, respectively.

     The Company has an Executive Health Plan effective January 1, 1991 that provides for payment of defined medical and dental expenses not otherwise covered for selected executives including their families. Benefits, which are paid during both employment and retirement, are subject to a $5 limitation for each executive per year. Expenses under the plan, covering insurance premium and out-of-pocket expense reimbursement benefits, totalled $7 in 1996, $18 in 1995 and $17 in 1994.

NOTE 14 - INCOME TAXES

Income tax expense for the years ended December 31 consists of:

                                     1996       1995      1994
---------------------------------------------------------------
Current income taxes:
  Federal                           $4,692     $3,398    $2,943
  State                              1,249        983       929
                                    ------     ------    ------
    TOTAL CURRENT                    5,941      4,381     3,872
Deferred income taxes:
  Federal                             (122)       223      (146)
  State                                (30)        49       (32)
                                    ------     ------    ------
    TOTAL DEFERRED                    (152)       272      (178)
                                    ------     ------    ------
    TOTAL INCOME TAX EXPENSE        $5,789     $4,653    $3,694
                                    ======     ======    ======

     Temporary differences between the amounts reported in the financial statements and the tax bases of assets and liabilities result in deferred taxes. Deferred tax assets and liabilities, shown as the sum of the appropriate tax effect for each significant type of temporary difference, are presented below for the years ended December 31:

                                                              1996        1995
--------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for credit losses                               $ 2,021     $ 2,069
  Deferred loan fees and costs                                  464         298
  Net operating loss carry forward                              434         473
  Other                                                         164         297
                                                            -------     -------
    Gross deferred tax assets                                 3,083       3,137
Deferred tax liabilities:
  Depreciation                                                 (841)       (907)
  Pension plan costs                                           (424)       (660)
  Unrealized gains on investments available-for-sale           (337)       (156)
  Other                                                        (331)       (207)
                                                            -------     -------
    Gross deferred tax liabilities                           (1,933)     (1,930)
                                                            -------     -------
      NET DEFERRED TAX ASSET                                $ 1,150     $ 1,207
                                                            =======     =======


     No valuation allowance exists with respect to deferred tax items. Net deferred tax assets are included in other assets.

     A three year reconcilement of the difference between the statutory federal income tax rate and the effective tax rate for the Company is as follows:

                                                                  1996     1995      1994
--------------------------------------------------------------------------------------------
FEDERAL INCOME TAX RATE                                           35.0%      34.0%      34.0%
  Increase (decrease) resulting from:
    Tax-exempt interest income                                    (5.8)      (7.1)     (10.9)
    State income taxes, net of federal income tax benefits         4.6        4.6        4.7
    Other                                                         (0.3)       0.3        1.5
                                                              --------   --------   --------
      EFFECTIVE TAX RATE                                          33.5%      31.8%      29.3%


NOTE 15 - NET INCOME PER COMMON SHARE

Income per common share is based on weighted average number of shares outstanding of 4,868,206 in 1996, 4,771,867 in 1995 and 4,686,431 in 1994. All
per share data have been adjusted to give retroactive effect to a 2 for 1 stock split in the form of a stock dividend declared on March 29, 1995. The potentially dilutive effect of stock options is not material for any of the three years.

NOTE 16 - RELATED PARTY TRANSACTIONS

Certain directors and senior officers have loan transactions with the Company. Such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with outsiders. The following schedule summarizes changes in amounts of loans outstanding, both direct and indirect, to these persons during 1996.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Balance at January 1, 1996                                             $ 7,223
Additions                                                                4,859
Repayments                                                              (4,681)
                                                                       -------
BALANCE AT DECEMBER 31, 1996                                           $ 7,401
                                                                       =======

NOTE 17 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

     Loan and credit line commitments, excluding unused portions of home equity lines of credit, totaled $101,126 at December 31, 1996 and $84,944 at December 31, 1995. These commitments are contingent upon continuing customer compliance with the terms of the agreement.

     Unused portions of equity lines at year end amounted to $59,859 in 1996 and $51,937 in 1995. The Company's home equity line accounts, which are secured by the borrower's residence, are reviewed annually.

     Irrevocable letters of credit, totalling $4,082 at December 31, 1996 and $5,269 at December 31, 1995, are obligations to make payments under certain conditions to meet contingencies related to customers' contractual agreements. They are primarily used to guarantee a customer's contractual and/or financial performance, and are seldom exercised.

NOTE 18 - LITIGATION

In the normal course of business, the Company may become involved in litigation arising from banking, financial, and other activities of the Company. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of these matters will have a material effect on the Company's financial condition, operating results or liquidity.

NOTE 19 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments" (FASB 107), as amended by Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," requires the disclosure in statement form of estimated fair values of financial instruments. Financial instruments have been defined broadly to encompass 97.4% of the Company's assets and 99.8% of its liabilities.

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

     The estimated fair values of the Company's financial instruments at December 31, are as follows:

                                                                  1996                        1995
                                                           ----------------------     ----------------------
                                                             Book       Estimated       Book       Estimated
                                                            Value      Fair Value      Value      Fair Value
------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
  Cash and temporary investments/(1)/                      $ 65,023      $ 65,050     $ 66,008      $ 66,068
  Investments available-for-sale                            234,423       234,423      165,953       165,953
  Investments held-to-maturity and
    other equity securities                                 127,383       128,178      124,833       126,124
  Loans, net of allowance                                   516,775       522,945      485,943       491,195
  Accrued interest receivable and other assets/(2)/           9,404         9,404        9,954         9,954
FINANCIAL LIABILITIES
  Deposits                                                 $806,341      $806,602     $743,592      $744,538
  Short-term borrowings                                      68,127        68,320       34,804        34,804
  Long-term borrowings                                        4,820         4,886        5,151         5,158
  Accrued interest payable and other liabilities/(2)/           695           695        3,386         3,386


                                                                       Estimated                  Estimated
                                                           Amount      Fair Value     Amount      Fair Value
------------------------------------------------------------------------------------------------------------
OFF-BALANCE SHEET FINANCIAL ASSETS
  Commitments to extend credit/(3)/                        $160,985      $   (684)    $136,881      $   (314)
  Irrevocable letters of credit                               4,082           (20)       5,269           (25)
  Servicing rights on mortgages sold                         91,249           940      108,324           986

/(1)/ Temporary investments include interest-bearing deposits with banks, federal funds sold and residential mortgage loans held for sale.
/(2)/ Only financial instruments as defined in FASB 107 are included in other assets and other liabilities.
/(3)/ Includes loan and credit line commitments and unused portions of equity lines.

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

     The fair value of time deposits was based upon the discounted value of contractual cash flows at current rates for deposits of similar remaining maturity.

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

     Off-balance sheet instruments. The fair value of unused lines of credit, letters of credit, and commitments to fund and deliver loans was estimated based upon the amount of unamortized fees collected or paid incident to granting or receiving the commitment. The fair value of the Bank's serviced mortgage loan portfolio was estimated utilizing an independent appraisal which considered fees receivable, number of loans, average loan size, delinquency data, escrow balances, prepayment risks, and current market supply and demand factors.

NOTE 20 - PARENT COMPANY FINANCIAL INFORMATION

The condensed financial statements for Sandy Spring Bancorp (Parent Only) pertaining to the periods covered by the Company's consolidated financial statements are presented below:

                                                                                       December 31,
                                                                                   -------------------
BALANCE SHEETS                                                                       1996        1995
------------------------------------------------------------------------------------------------------
ASSETS
 Cash and due from banks                                                           $10,264     $ 8,881
 Investments available-for-sale (at fair value)                                        831         735
 Investment in subsidiary                                                           85,136      77,043
 Other assets                                                                          261         308
                                                                                   -------     -------
  Total assets                                                                     $96,492     $86,967
                                                                                   =======     =======
LIABILITIES
 Other liabilities                                                                 $   223     $   273
                                                                                   -------     -------
  Total liabilities                                                                    223         273
STOCKHOLDERS' EQUITY
 Common stock                                                                        4,902       4,821
 Surplus                                                                            33,474      31,814
 Retained earnings                                                                  57,669      49,893
 Unrealized gain on investments available-for-sale, net of taxes                       224         166
                                                                                   -------     -------
  Total stockholders' equity                                                        96,269      86,694
                                                                                   -------     -------
  Total liabilities and stockholders' equity                                       $96,492     $86,967
                                                                                   =======     =======


                                                                                        Years Ended December 31,
                                                                                   --------------------------------
STATEMENTS OF INCOME                                                                 1996        1995       1994
-------------------------------------------------------------------------------------------------------------------
Income:
 Cash dividends from subsidiary                                                    $ 3,620     $ 2,826     $ 1,806
 Interest income                                                                       366         358         250
                                                                                   -------     -------     -------
  Total income                                                                       3,986       3,184       2,056
Interest and other expenses                                                            647         337         261
                                                                                   -------     -------     -------
Income before income taxes and equity in undistributed income of subsidiary          3,339       2,847       1,795
Income tax expense (benefit)                                                           (14)          8          (4)
                                                                                   -------     -------     -------
Income before equity in undistributed income of subsidiary                           3,353       2,839       1,799
Equity in undistributed income of subsidiary                                         8,141       7,155       7,104
                                                                                   -------     -------     -------
  NET INCOME                                                                       $11,494     $ 9,994     $ 8,903
                                                                                   =======     =======     =======

                                                                                        Years Ended December 31,
                                                                                   --------------------------------
STATEMENTS OF CASH FLOWS                                                              1996        1995        1994
-------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net income                                                                        $11,494     $ 9,994     $ 8,903
 Adjustments to reconcile net income to net cash provided
  by operating activities:
 Equity in undistributed income - subsidiary                                        (8,141)     (7,155)     (7,104)
 Other - net                                                                            73         (11)         (6)
                                                                                   -------     -------     -------
  NET CASH PROVIDED BY OPERATING ACTIVITIES                                          3,426       2,828       1,793
Cash flows from investing activities:
 Purchase of investments available-for-sale                                              0        (465)          0
 Capital contributed to subsidiary                                                       0      (1,070)          0
                                                                                   -------     -------     -------
  NET CASH USED BY INVESTING ACTIVITIES                                                  0      (1,535)          0
Cash flows from financing activities:
 Retirement of long-term debt                                                          (21)        (17)        (17)
 Proceeds from issuance of common stock                                              1,741       2,379       1,063
 Dividends paid                                                                     (3,763)     (2,881)     (2,369)
                                                                                   -------     -------     -------
  NET CASH USED BY FINANCING ACTIVITIES                                             (2,043)       (519)     (1,323)
                                                                                   -------     -------     -------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                            1,383         774         470
Cash and cash equivalents at beginning of year                                       8,881       8,107       7,637
                                                                                   -------     -------     -------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                           $10,264     $ 8,881     $ 8,107
                                                                                   =======     =======     =======

NOTE 21 - PROSPECTIVE ACCOUNTING CHANGES

On January 1, 1997, the Company adopted the provisions of Statement of Financial Accounting Standards No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Management does not believe that adoption of this pronouncement will have a material impact on the financial position and results of operations of the Company.

NOTE 22 - REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain amounts and ratios (set forth in the table on page 46) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 1996, the capital levels of the Company and the Bank substantially exceed all capital adequacy requirements to which they are subject.

     As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's or the Bank's category.

                  The Company's and the Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                       To Be Well
                                                                                                    Capitalized Under
                                                                              For Capital           Prompt Corrective
                                                      Actual               Adequacy Purposes        Action Provisions
                                                -----------------------------------------------------------------------
                                                Amount      Ratio          Amount     Ratio           Amount    Ratio
-----------------------------------------------------------------------------------------------------------------------
As of December 31, 1996:
  Total capital (to risk weighted assets):
    Company                                    $100,520      17.56%        $45,794    8.00%         $57,242     10.00%
    Sandy Spring National Bank of Maryland       89,611      15.68          45,718    8.00           57,147     10.00
  Tier 1 capital (to risk weighted assets):
    Company                                      94,129      16.44          22,897    4.00           34,345      6.00
    Sandy Spring National Bank of Maryland       83,220      14.56          22,859    4.00           34,288      6.00
  Tier 1 capital (to average assets):
    Company                                      94,129      10.38          36,257    4.00           45,321      5.00
    Sandy Spring National Bank of Maryland       83,220       9.19          36,227    4.00           45,284      5.00
As of December 31, 1995:
  Total capital (to risk weighted assets):
    Company                                      92,555      17.67          41,894    8.00           52,367     10.00
    Sandy Spring National Bank of Maryland       83,059      15.89          41,820    8.00           52,276     10.00
  Tier 1 capital (to risk weighted assets):
    Company                                      86,008      16.42          20,947    4.00           31,420      6.00
    Sandy Spring National Bank of Maryland       76,524      14.64          20,910    4.00           31,366      6.00
  Tier 1 capital (to average assets):
    Company                                      86,008      10.09          34,109    4.00           42,637      5.00
    Sandy Spring National Bank of Maryland       76,524       8.98          34,080    4.00           42,600      5.00

NOTE 23 - QUARTERLY FINANCIAL RESULTS (UNAUDITED)

A summary of selected consolidated quarterly financial data for the year ended December 31, 1996 is as follows:


                                                              First        Second       Third      Fourth
                                                              Quarter      Quarter      Quarter    Quarter
------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)
Interest income                                              $ 16,163      $16,379     $16,773     $17,306
Net interest income                                             8,704        8,929       9,193       9,562
Provisions for loan losses                                        183           25           0         100
Income before income taxes                                      4,274        4,332       3,845       4,832
Net income                                                   $  2,876      $ 2,903     $ 2,473     $ 3,242
Net income per share                                         $   0.60      $  0.60     $  0.51     $  0.65

     Amounts shown above for the first and second quarters of 1996 have been retroactively restated to reflect the acquisition of ABI on August 29, 1996, and, accordingly, differ from amounts originally reported as shown below:

                                               First Quarter                           Second Quarter
                                  ------------------------------------------------------------------------------
                                  Originally      Effect         As       Originally      Effect         As
                                   Reported     of Pooling    Restated     Reported     of Pooling    Restated
----------------------------------------------------------------------------------------------------------------
Interest income                      $14,217        $1,946     $16,163       $14,397        $1,982     $16,379
Net interest income                    7,664         1,040       8,704         7,865         1,064       8,929
Provision for loan losses                150            33         183             0            25          25
Income before income taxes             3,687           587       4,274         3,711           621       4,332
Net income                           $ 2,516        $  360     $ 2,876       $ 2,522        $  381     $ 2,903
Net income per share                 $  0.58        $ 0.02     $  0.60       $  0.58        $ 0.02     $  0.60

NOTE 24--CONTINGENCIES

In the fourth quarter of 1996, the Bank learned that it had not fully complied with certain requirements of the federal Bank Secrecy Act and related regulations, including obligations to monitor and file reports of certain types of currency transactions. Financial institutions that fail to comply with the requirements of the Bank Secrecy Act may be subject to penalties, including civil money penalties. It is not now known whether such penalties or any other action will be sought against the Bank in connection with its noncompliance, or, if they are, the amount or nature of such penalties.

Sandy Spring Bancorp and Subsidiaries

MANAGEMENT'S STATEMENT OF RESPONSIBILITY

Management acknowledges its responsibility for financial reporting (both audited and unaudited) which provides a fair representation of the Company's operations and is reliable and relevant to a meaningful appraisal of the Company.

     Management has prepared the financial statements in accordance with generally accepted accounting principles, making appropriate use of estimates and judgment, and considering materiality. Except for tax equivalency adjustments made to enhance comparative analysis, all financial information is consistent with the audited financial statements.

     Oversight of the financial reporting process is provided by the Audit Committee of the Board of Directors, which consists of outside directors. This committee meets on a regular basis, in private, with the internal auditor to approve the audit schedule and scope, discuss the adequacy of the internal control system and the quality of financial reporting, review audit reports and address problems. The committee also reviews the Company's annual report to shareholders and the annual report to the Securities and Exchange Commission on form 10-K. The Audit Committee meets at least annually with the external auditors, and has direct and private access to them at any time.

     The independent public accounting firm of Stegman & Company has examined the Company's financial records. The resulting opinion statement which follows is based upon knowledge of the Company's accounting systems, as well as on tests and other audit procedures performed in accordance with generally accepted auditing standards.

/s/ Hunter R. Hollar                             /s/ James H. Langmead

Hunter R. Hollar                                 James H. Langmead
President and Chief Executive Officer            Vice President and Treasurer


REPORT OF INDEPENDENT AUDITORS

STEGMAN & COMPANY
Certified Public Accountants

BOARD OF DIRECTORS AND SHAREHOLDERS
SANDY SPRING BANCORP
OLNEY, MARYLAND

We have audited the accompanying consolidated balance sheets of Sandy Spring Bancorp and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the management of Sandy Spring Bancorp and Subsidiaries. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Sandy Spring Bancorp and Annapolis Bancshares, Inc., which has been accounted for using the pooling of interests accounting method as described in Note 2 to the consolidated financial statements. We did not audit the 1995 and 1994 consolidated financial statements of Annapolis Bancshares, Inc., which statements reflect total assets constituting 9.3% for 1995 and net income constituting 10.7% for 1995 and 9.9% for 1994 of the related consolidated financial statement totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Annapolis Bancshares, Inc., is based solely on the report of the other auditors.

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

     In our opinion, based on our audits, and for 1995 and 1994 the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sandy Spring Bancorp and Subsidiaries as of December 31, 1996 and 1995, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                  /s/ Stegman & Company

Towson, Maryland
January 31, 1997

Sandy Spring Bancorp and Sandy Spring National Bank of Maryland

OFFICERS
(as of March 1, 1997)

Sandy Spring Bancorp

OFFICERS
Executive Officers
Hunter R. Hollar
President and
Chief Executive Officer
James H. Langmead
Vice President and Treasurer

CORPORATE SECRETARY
Marjorie S. Holsinger

AUDITOR
Mark G. Shullenbarger

Sandy Spring National Bank of Maryland

OFFICERS
Executive Officers
Hunter R. Hollar
President and
Chief Executive Officer
James H. Langmead
Senior Vice President and
Chief Financial Officer
James R. Farmer
Senior Vice President
Lawrence T. Lewis, III
Senior Vice President
Stanley L. Merson
Senior Vice President
Frank H. Small
Senior Vice President

CORPORATE SECRETARY
Marjorie S. Holsinger

AUDITOR
Mark G. Shullenbarger

VICE PRESIDENTS
Steven E. Anderson
Frank L. Bentz
James A. Berkey
Janice L. Biennas
Patricia M. Green
Roy J. Green
Susan N. Haybyrne
Steven B. Haynes
Peter L. Hickling
Brian J. Hiley
Marjorie S. Holsinger
Richard G. Knapp, Jr.
Thomas H. McDowell
David S. Miller
James P. Morison, Jr.
Dennis P. Neville
Richard M. Owens
Michael R. Penyak
Kathleen E. Pieper
Pamela M. Roberts
Daniel J. Schrider
William M. Slade
Russell R. Till
William A. Walker, II
Sara E. Watkins
William C. Watkins
Jeffrey A. Wood

ASSISTANT VICE
PRESIDENTS

Richard A. Adamson
Harriet B. Argentiere
C. Louise Basore
Joseph F. Brown
Mary Jo Clark
Shirley A. Connelly
Carole A. Corrigan
Dominick A. Del Grosso
Donald S. Emel
Lynn M. Gallagher
Victoria L. Gillespie
Chrystina M. Giorgio
Edward W. Kinsella
Donna L. Lampe
Susan D. Lemmon
A. Elizabeth Lipscomb
Debra L.C. Liverpool
Marsha E. Maloney
Nahid E. Moghadam
Richard S. Prin
Roberto D. Ramos
Marsha K. Ritter
Eric J. Schrider
Sally A. Shelton
Thomas E. Spilman
Carla S. Taylor
Janet M. Van Albert
Debra A. Whelan
S. Lynne White

OTHER OFFICERS

Frederick T. Billig
Lee E. Briggs
Barbara R. Brown
Sheila L. Butler
M. Denise Canard
Wendy J. Collins
Julie A. Hayne
Eileen F. Heiss
Christine L. Hill
Joyce C. Howes
Laura E. C. Johnson
Brita M. Jones
Mark A. Kruhm
Kenneth G. Kubu
Walter J. Laderer
Ronda M. Long
Mary C. Matthews
Yvonne D. Minor
Nicol M. Morris
Douglas A. Parker
Sharon L. Rhodes
Cheryl A. Spell
Sandra B. Stocksdale
Melanie N. Stranix
Lois D. Tringali
Daniel R. West
Kenneth V. Wilhelm
Marilyn P. Wyscarver
Sandra S. Wright
Gretchen F. Ziegler
Cathryn D. Zinkgraf

CORPORATE INFORMATION

ANNUAL MEETING
The Annual Meeting of shareholders
will be held at:

   Indian Spring Country Club
   13501 Layhill Road
   Silver Spring, Maryland
   on Wednesday, April 16, 1997 at 3 p.m.

FORM 10-K

The Company's Form 10-K may be obtained
free of charge by writing:

   Marjorie S. Holsinger
   Corporate Secretary
   Sandy Spring Bancorp
   17801 Georgia Avenue
   Olney, Maryland 20832

Member Federal Deposit Insurance Corporation
Member Federal Reserve System
Equal Housing Lender
Affirmative Action/Equal Opportunity Employer

STOCK LISTING
Shares of Sandy Spring Bancorp are traded on the National Association of Security
Dealers (NASDAQ) National Market under
the symbol SASR.

                                    Airpark
                              7653 Lindbergh Drive
                          Gaithersburg, Maryland 20879
                                 (301) 774-8408

                                   Annapolis
                                2024 West Street
                           Annapolis, Maryland 21401
                                 (410) 266-3000

                                     Ashton
                                 1 Ashton Road
                             Ashton, Maryland 20861
                                 (301) 774-8405

                                   Aspenwood
                              (Aspenwood Residents
                              and Employees Only)
                              14400 Homecrest Road
                         Silver Spring, Maryland 20906
                                 (301) 774-8406

                                 Bedford Court
                            (Bedford Court Residents
                              and Employees Only)
                            3701 International Drive
                         Silver Spring, Maryland 20906
                                 (301) 774-8407

                                    Bethesda
                             7126 Wisconsin Avenue
                            Bethesda, Maryland 20814
                                 (301) 951-0800

                               Executive Offices
                              17801 Georgia Avenue
                             Olney, Maryland 20832
                                 (301) 774-6400

                                  Burtonsville
                             3535 Spencerville Road
                          Burtonsville, Maryland 20866
                                 (301) 774-8404

                                  Clarksville
                             12276 Clarksville Pike
                          Clarksville, Maryland 21029
                                 (410) 531-2650

                                   Colesville
                           13300 New Hampshire Avenue
                         Silver Spring, Maryland 20904
                                 (301) 774-8403

                                    Damascus
                                26250 Ridge Road
                            Damascus, Maryland 20872
                                 (301) 253-0133

                                East Gude Drive
                              1601 East Gude Drive
                           Rockville, Maryland 20850
                                 (301) 570-8330

                              Gaithersburg Square
                          596 A North Frederick Avenue
                          Gaithersburg, Maryland 20877
                                 (301) 963-3600

                                    Layhill
                               14241 Layhill Road
                         Silver Spring, Maryland 20906
                                 (301) 774-8406

                               Leisureworld Plaza
                            3801 International Drive
                         Silver Spring, Maryland 20906
                                 (301) 774-8407

                                     Lisbon
                           710-N Lisbon Centre Drive
                            Woodbine, Maryland 21797
                                 (410) 442-1878

                               Montgomery Village
                               9921 Stedwick Road
                       Montgomery Village, Maryland 20879
                                 (301) 990-3800

                                     Olney
                              17801 Georgia Avenue
                             Olney, Maryland 20832
                                 (301) 774-8402

                                   Rockville
                               611 Rockville Pike
                           Rockville, Maryland 20852
                                 (301) 217-0555

                                  Sandy Spring
                          908 Olney-Sandy Spring Road
                          Sandy Spring, Maryland 20860
                                 (301) 774-8401

                            Customer Service Center
                                 (301) 774-8477
                                 (800) 399-5919


                                Internet Address
                              http://www.ssnb.com


                  [LOGO OF SANDY SPRING BANCORP APPEARS HERE]