Form 10-K, Exhibit 13
period 1997-12-31
SANDY SPRING BANCORP INC
filed 1998-03-30
CIK 824410

EXHIBIT 13

                              SANDY SPRING BANCORP

                               1997 ANNUAL REPORT


ANNUAL MEETING
The Annual Meeting of shareholders will be held at:

Indian Spring Country Club
13501 Layhill Road
Silver Spring, Maryland
on Wendsday, April 15, 1998 at 3 p.m.

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

TRANSFER AGENT AND REGISTRAR
American Stock Transfer and Trust Company
40 Wall Street
New York, NY 10005

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

SANDY SPRING BANCORP

IS THE HOLDING COMPANY FOR SANDY SPRING NATIONAL BANK OF MARYLAND, THE OLDEST BANKING BUSINESS NATIVE TO MONTGOMERY COUNTY. INDEPENDENT AND COMMUNITY-ORIENTED, SANDY SPRING NATIONAL BANK TRACES ITS ORIGIN TO 1868 AND CONDUCTS A FULL-SERVICE COMMERICAL BANKING BUSINESS THROUGH TWENTY-ONE COMMUNITY OFFICES LOCATED IN MONTGOMERY, HOWARD, PRINCE GEORGE'S AND ANNE ARUNDEL COUNTIES AND THROUGH ITS SUBSIDIARIES, SANDY SPRING MORTGAGE CORPORATION AND SANDY SPRING INSURANCE CORPORATION.

                                       CONTENTS

                                       o    Letter to Shareholders        page 2

                                       o    Branch Sites                  page 6

                                       o    Board of Directors            page 8

                                       o    Financial Section             page 9

I am pleased and proud to report the performance of Sandy Spring Bancorp for 1997. Our results provided a financial return that demonstrates management's commitment to building long term value for shareholders and the communities we serve.

FINANCIAL HIGHLIGHTS

Our return on average equity has steadily grown from 12.37% in 1995 to 12.81% in 1996 to 13.25% in 1997. This is the performance measure upon which we are most focused, because it is the single best measure of the use of your investment. Return on average assets has also shown steady improvement, from 1.18% to 1.27% to 1.28% over the same period. Total net income for 1997 was $13.2 million compared to $11.5 million in 1996, while diluted earnings per share increased from $1.18 to $1.34, a 13.6% increase. This earnings performance and our capital position allowed us to increase per share dividends from $0.39 in 1996 to $0.47 in 1997, a 20.5% increase. Dividend payments have increased 114% since 1992, from $0.22 to $0.47 per share. All per share data in this report takes into account the 2-for-1 stock split declared on January 28, 1998.

     As often happens in industries that have become less regulated and more competitive, our basic profit margin (net interest margin) has been under extreme pressure. Net interest margin actually declined from 4.45% in 1996 to 4.42% in 1997. Offsetting this trend is our excellent performance in noninterest income, including service charges and fees on deposit accounts, commissions on the sales of annuities and mutual funds, fees for asset and trust management services, and gains on sales of residential mortgage loans. Total noninterest income increased by $2.6 million or 39.5% from 1996 to 1997.

     Assets ended 1997 at $1.1 billion and while we are proud that our success has allowed us to reach this milestone, we do not pursue asset size as our primary goal. Some activities which produce income and, therefore, return to our shareholders, do not require the high levels of assets traditionally associated with banking. We believe that revenues and net income are much more important than asset size. While we do seek to increase our loan portfolio, we will not do so at the expense of loan quality. Total loans increased from $523.2 million at year-end 1996 to $558.9 million at year-end 1997, a 6.8% increase. Total deposits grew at the same time from $806.3 million to $853.0 million, a 5.8% increase.

     We were particularly pleased that our emphasis on marketing checking accounts helped us increase noninterest bearing deposits by 29.0% from year-end 1996 to year-end 1997. Total revenues (net interest income plus noninterest income) grew from $42.9 million in 1996 to $50.2 million in 1997, a 17.0% increase.

STOCK INFORMATION

     In my letter to you last year, I reported that our stock price had declined from $17.50 per share at year-end 1995 to $16.00 per share at year-end 1996. I also noted that even though the return to the shareholder had been negative for that one-year period, the return for the previous one-year period (year-end 1994 to year-end 1995) had been 45.5% considering dividends and the price increase. Even this return was exceeded in 1997, when our stock price improved to $25.00 per share, producing a total annual return of 59.2%. The average total annual rate of return over the last five years (1993-1997) is 26.2%.

     In mid-April, we announced our intention to repurchase up to 5% of the outstanding shares of our common stock. The shares repurchased are to be used in connection with shares expected to be issued under the dividend reinvestment, stock option, and employee benefit plans and for other corporate purposes. The repurchase is also in keeping with our desire to effectively employ the capital of your company such that we attain excellent returns on equity over time. At year-end, we had repurchased, on a post-split basis, 184,600 shares of the 492,084 shares originally authorized. The repurchase program runs until March 31, 1999 unless terminated earlier by the board. We added an optional cash purchase feature to our dividend reinvestment plan in 1997 whereby shareholders who participate may purchase from $100 to $5,000 worth of Sandy Spring Bancorp common stock each quarter through the plan. This feature has been popular among our shareholders since it permits purchases at market price without paying any fees or commissions.

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)

                                                  1997           1996          %Change
--------------------------------------------------------------------------------------

PROFITABILITY FOR THE YEAR:
  Net Interest Income                         $   41,079     $   36,388         12.9%
  Income before Taxes                             19,783         17,283         14.5
  Net Income                                      13,195         11,494         14.8
   Return on Average Assets                         1.28%          1.27%
   Return on Average Equity                        13.25%         12.81%
   Net Interest Margin                              4.42%          4.45%

PER SHARE DATA:
  Basic Net Income Per Share                  $     1.35     $     1.18         14.4%
  Diluted Net Income Per Share                      1.34           1.18         13.6
  Dividends Declared Per Share                      0.47           0.39         20.5
  Boook Value Per Share                            10.77           9.85          9.3

AT YEAR END:
  Assets                                      $1,121,333     $  978,595         14.6%
  Deposits                                       853,011        806,341          5.8
  Loans                                          558,893        523,166          6.8
  Securities                                     464,734        361,806         28.4
  Stockholders' Equity                           104,675         96,581          8.4

CAPITAL AND CREDIT QUALITY RATIOS:

  Average Equity to Average Assets                  9.65%          9.90%
  Total Risk-based Capital Ratio                   17.07%         17.56%
  Allowance for Credit Losses to Loans              1.26%          1.22%
  Nonperforming Assets to Total Assets              0.26%          0.48%
  Net Charge-Offs to Average Loans                  0.07%          0.10%

----------

* Adjusted, except with respect to dividends declared per share, to give retroactive effect to the acquisition of Annapolis Bancshares, Inc. completed on August 29, 1996. All per share data have been adjusted to gie retroactive effect to a 2-for-1 stock split declared on January 28, 1998.

SERVING OUR MARKETS

     In March, we relocated our West Diamond Avenue office to the Gaithersburg Square Shopping Center on Rt. 355. This new office is conveniently located and the interior design is a new concept emphasizing customer interaction and sales opportunities. In August we opened an office on Rt. 1 near the Laurel Lakes

Shopping Center. This is our first office positioned to serve the growing Laurel and Prince George's County markets. In December we opened an office in the Neelsville Village Center in Germantown. This too will position us in a new market where residential growth is occurring. Also, we began work on a Jennifer Road branch near the Annapolis Mall. This will be our 22nd office when it opens in the second quarter of 1998. We expanded in a slightly different way when we opened an ATM/Depository facility in December within Lakeforest Mall. This facility permits all of the usual ATM transactions and permits mall merchants, area businesses, and others to drop deposits into the unit. All of this expansion is in keeping with our desire to provide convenient access in our new and existing markets while recognizing that income growth must exceed expense growth.

     April of 1997 was the kickoff month for our latest BankXpress services, PC and Internet Banking, which provides for bill paying, money transfers between accounts and banks, and account research from the convenience of home. Already about 10% of our deposits are held by clients who use BankXpress.

     In April, we began operation of Sandy Spring Mortgage Corporation, bringing focus to this fast-paced and competitive portion of our business. After doubling our residential construction and permanent mortgage loan production to $95 million in 1996, we increased loan production in these categories to $166 million in 1997. Gains on selling mortgage loans, a major source of noninterest income, have grown from $244 thousand in 1995 to $825 thousand in 1996 to $1.2 million in 1997. We believe meeting the needs of our clients and prospects with competitive mortgage loans gives us the opportunity to expand our relationship with them.

     Our Asset and Trust Management Department grew in 1997 as we continued to serve our mid- and upper-Montgomery County customers, while expanding our presence into Bethesda and Annapolis. Assets under management increased from $166.9 million at year-end 1996 to $187.3 million at year-end 1997. Trust fees increased 26%, from $943 thousand in 1996 to $1.2 million in 1997.

     We intensified our advertising efforts in 1997, placing numerous radio commercials on highly-rated stations, as well as newspaper ads in community newspapers and The Washington Post. The goal was to raise the awareness of Sandy Spring Bank in our markets and to increase our noninterest bearing deposits. I have already noted the 29.0% increase in those deposits. Market research conducted during the year indicated a significant increase in the percentage of people who have heard of Sandy Spring Bank, a necessary prerequisite to moving their accounts to us!

BOARD CHANGES AND MANAGEMENT REORGANIZATION

     At our shareholders meeting in April, we honored retiring Directors Willard
H. Derrick and Andrew N. Adams Jr., while welcoming David E. Rippeon, President of Gaithersburg Ford Tractor to our Board. W. Drew Stabler, great great grandson of the Bank's first President, Caleb Stabler, was elected Chairman. In December, we were pleased to welcome our first Annapolis area Director when Gilbert L. Hardesty was appointed to the Board. Gil had been in banking for over 25 years before retiring as a bank executive in 1996.

     Several internal organizational changes were made late in the year to better prepare us for the future. James H. Langmead, Frank H. Small, and Lawrence T. Lewis, III were elevated to the position of Executive Vice President to head the three major business groups in the bank. Sara E. Watkins, who has been with the bank over 24 years, was named Senior Vice President and an executive officer to bring further leadership and emphasis to our strategic planning and marketing efforts. Stanley L. Merson, another long-time Sandy Spring Banker, moved full time to Sandy Spring Mortgage Corporation as its President. We also completed our reconstruction project at the former Coles Furniture building next door to our headquarters, the Willard H. Derrick Building, in Olney. This new Administrative and Training Center permits us to consolidate a number of departments from outlying locations and to greatly improve our ability to conduct internal training--an important component of our success.

THE VIEW FORWARD

     Sandy Spring Bankers hold dear several beliefs which shape our view of the future, making much of that view unchanged. We believe our success in the past and in the future as an independent, locally-owned community bank depends on providing excellent returns to our shareholders. Further, we believe that what makes us unique is our excellent customer service. We must continue to provide such service AND we must improve it constantly. We believe that we must also become a sales organization, meaning that we help our customers in an intentional and active manner. Quality must permeate everything we do. Our facilities, our products, our employees, and our processes must work right so that we do things right. We believe that acting out a set of basic values is important: fairness, respect for individual employees and clients, and caring for our local communities by making them better places to live. Over time this view forward doesn't change.

     With this background, though, a few things are important to us in the immediate future. We believe that our return on average equity needs to move toward 17% over the next several years in order to provide excellent shareholder value. To achieve this improvement, we must better understand and manage the costs and profitability of internal business units and products. Much of our effort in 1998 will be directed toward gaining such knowledge, which will permit us to understand the components of mutually beneficial relationships with our clients. Hiring and training employees has a "never changing" importance, but we believe it is particularly worthy of our attention when the economy is good and unemployment low. We will be concentrating in 1998 on hiring the people who can provide outstanding service to our clients by thoroughly learning the Sandy Spring style of doing business. In a time of rapid change, the support and enthusiasm of our employees continues to make us Sandy Spring Bank. For that, I am thankful.

     The last several years have been ones of expansion and the development of new products and services to take advantage of the opportunities created by large bank merger activity. Our focus for 1998 will be to make sure we have not "gotten ahead of ourselves" in terms of costs and operational requirements. We will be concentrating on slowing our noninterest expense growth rates which have been in double digits the last two years. In addition, we will be examining our operational processes to insure that they continue to provide high quality and accuracy.

     At the same time, we recognize that Annapolis cannot be fully served by the one office we acquired in 1996 and the additional office to be opened in 1998. So, we will carefully evaluate other sites in Annapolis and Anne Arundel County for future expansion.

     We continue to believe that the lines between the traditional financial service areas of insurance, securities, and banking will continue to blur. Therefore, we will evaluate how we can profitably enter further into the securities and insurance businesses while maintaining our service quality and sales standards.

     Marketing and innovation will be important elements in our immediate future. We will look for ways to rapidly develop the information which will permit us to market our products to highly targeted market segments in ways that are friendly and beneficial to our clients.

     Please continue to refer your friends, neighbors and business associates to us and never hesitate to call me or our Executive Office staff. We are here to answer your questions and be of assistance. Thank you for your support.

Respectfully,

Hunter R. Hollar
President and Chief Executive Officer

                              [MAP OF MARKER AREA]


EXPANDING -- IN KEEPING WITH OUR DESIRE TO PROVIDE CONVENIENT ACCESS IN OUR NEW AND EXISTING MARKETS

AIRPARK*                           DAMASCUS*                               OLNEY*
7653 Lindbergh Drive               26250 Ridge Road                        17801 Georgia Avenue
Gaithersburg, Maryland 20879       Damascus, Maryland 20872                Olney, Maryland 20832
(301) 774-8408                     (301) 253-0133                          (301) 774-8402

ANNAPOLIS*                         EAST GUDE DRIVE*                        ROCKVILLE
2024 West Street                   1601 East Gude Drive                    611 Rockville Pike
Annapolis, Maryland 214041         Rockville, Maryland 20850               Rockville, Maryland 20852
(410) 266-3000                     (301) 570-8330                          (301) 217-0555

ASHTON*                            GATHERSBURG SQUARE*                     SANDY SPRING
1 Ashton Road                      596 A North Frederick Avenue            908 Olney-Sandy Spring Road
Ashton, Maryland 20861             Gaithersburg, Maryland 20877            Sandy Spring, Maryland 20860
(301) 774-8405                     (301) 963-3600                          (301) 774-8401

ASPENWOOD                          JENNIFER ROAD*                          ADDITIONAL AUTOMATED TELLER
14400 Homecrest Road               166 Jennifer Road                       MACHINE (ATM) SITES
Silver Spring, Maryland 20906      Annapolis, Maryland 21401               Bethesda-Chevy Chase Shell Station
(301) 774-8406                     opening April 1998                      8240 Wisconsin Avenue
                                                                           Bethesda, Maryland 20814

BEDFORD COURT                      LAUREL LAKES*
3701 International Drive           14404 Baltimore Avenue                  Lakeforest Mall
Silver Spring, Maryland 20906      Laurel, Maryland 21401                  701 Russell Avenue
(301) 774-8407                     (301) 498-5050                          Gaithersburg, Maryland 20877

BETHESDA*                          LAYHILL*                                Montgomery County Fairgrounds
7126 Wisconsin Avenue              14241 Layhill Road                      16 Chestnut Street
Bethesda, Maryland 20814           Silver Spring, Maryland 20906           Gaithersburg, Maryland 20877
(301) 951-0800                     (301) 774-8406
                                                                           Montgomery General Hospital
BURTONSVILLE*                      LEISUREWORLD PLAZA*                     18101 Prince Philip Drive
3535 Spencerville Road             3801 International Drive                Olney, Maryland 20832
Burtonsville, Maryland 20866       Silver Spring, Maryland 20906
(301) 774-8404                     (301) 774-8407                          Woodmont Shell
                                                                           1250 West Montgomery Avenue
CLARKSVILLE*                       LISBON*                                 Rockville, Maryland 20850
12276 Clarksville Pike             710-N Lisbon Centre Drive
Clarksville, Maryland 21029        Woodbine, Maryland 21797                SANDY SPRING MORTGAGE CORPORATION
(410) 531-2650                     (410) 442-1878                          12501 Prosperity Drive, Suite 100
                                                                           Silver Spring, Maryland 20906
COLESVILLE*                        MILESTONE CENTER*                       (301) 680-0200
13300 New Hampshire Avenue         20930 Frederick Avenue
Silver Spring, Maryland 20906      Germantown, Maryland 20876              2024 West Street
(301) 774-8403                     (301) 601-0405                          Annapolis, Maryland 214041
                                                                           (301) 266-3000
                                   MONTGOMERY VILLAGE*
                                   9921 Stedwick Road                      7126 Wisconsin Avenue
                                   Montgomery Village, Maryland 20879      Bethesda, Maryland 20814
                                   (301) 990-3800                          (301) 951-0800

BOARD OF DIRECTORS

                               [GRAPHIC OMITTED]


BOARD OF DIRECTORS FROM LEFT TO RIGHT                                                DIRECTORS EMERITUS

Solomon Graham                               John Chirtea                            Willard H. Derrick, Chairman Emeritus
President and Chief Executive Officer        Retired from LCOR, a national
  of Quality Biological, Inc.                  real estate development company       Daniel Ligon, Chairman Emeritus

David E. Rippeon                             Susan D. Goff                           Samuel Riggs, IV, hairman Emeritus
President of Gaithersburg Ford               President of M.D.IPA, Inc.
  Tractor Company                                                                    Andrew N. Adams, Jr.

                                             Charles F. Mess, M.D.                   Thomas A. Ladson
Hunter R. Hollar                             General Orthopaedic Practice
President and Chief Executive Officer                                                Charles H. Ligon
  of the Bank and Bancorp                    Joyce Riggs Hawkins
                                             Real Estate Agent                       Louisa W. Riggs
Robert L. Orndorff, Jr.
President of RLO Contractors, Inc.           Robert L. Mitchell                      Francis Snowden
                                             President and Chief Executive Officer
W. Drew Stabler, Chairman                      of C-I/Mitchell & Best Company        Stanley P. Stabler
Partner in Pleasant Valley Farm
                                             Lewis R. Schumann                       Clyde W. Unglesbee
Thomas O. Keech                              Partner in the firm of
Retired Executive Vice President               Miller, Miller and Canby, Chtd.       Robert H. White
  the Bank and Bancorp


[GRAPHIC OMITTED]        Gilbert L. Hardesty
                         Retired Bank Executive

INDEX TO FINANCIAL SECTION

Recent Stock Prices and Dividends                                              9
Management's Discussion and Analysis of Operations and Financial Condition 10 Financial Statements:
  At December 31, 1997 and 1996:
    Consolidated Balance Sheets                                               22
  For the Years Ended December 31, 1997, 1996 and 1995:
    Consolidated Statements of Income                                         23
    Consolidated Statements of Cash Flows                                     24
    Consolidated Statements of Changes in Stockholders' Equity                25
Notes to the Consolidated Financial Statements                                26
Management's Statement of Responsibility                                      40
Report of Independent Auditors                                                40


RECENT STOCK PRICES AND DIVIDENDS
(Dollars in thousands, except per share data)

Shareholders received quarterly cash dividends totaling $4,603 in 1997 and $3,620 in 1996. Regular dividends have been declared for ninety-seven consecutive years. The Company has increased its dividends per share each year for the past seventeen years. Since 1992, dividends per share have risen at an annual compound growth rate of 16.9%, with an increase of 20.5% in 1997.

     The ratio of dividends per share to diluted net income per share was 35.1% in 1997, compared to 33.1% for 1996, reflecting the Board of Directors' desire to increase the percentage of earnings which is returned to shareholders, particularly in light of the Company's capital position. The amount of dividends is established by the Board in consideration of operating results, financial condition, capital adequacy, regulatory requirements, shareholder returns and other factors.

     The Dividend Reinvestment Plan was renamed the Dividend Reinvestment and Stock Purchase Plan in October 1997 to reflect a change permitting optional quarterly cash purchases of stock by shareholder participants. Shares issued under the plan totaled 43,327 in 1997 and 35,273 during 1996.

     Also in 1997, the Company initiated a stock repurchase program permitting repurchase of up to 5% of Bancorp's outstanding common stock. Repurchases are made in connection with shares expected to be issued under the Company's dividend reinvestment and stock purchase plan, incentive stock option plan, employee benefit plans, and for other corporate purposes. During 1997, the equivalent of 92,300 shares were repurchased. On a post-split basis*, 492,084 shares were authorized for repurchase under this program, and the equivalent of 184,600 shares were repurchased in 1997.

     The number of common shareholders of record was approximately 2,400 as of February 10, 1998 and 1997.

     Shares of Sandy Spring Bancorp commenced trading on The Nasdaq Stock Market's National Market on April 17, 1996, under the trading symbol SASR. Since that date, the price information provided below reflects actual high and low sales prices as quoted on The Nasdaq Stock Market. Prior to April 17, 1996, sales prices reported in the table were based upon reports of broker transactions published by third parties and any other transactions known to the Company to have occurred in each quarter.

QUARTERLY STOCK INFORMATION*

                                    1997                              1996
-----------------------------------------------------------------------------------------
                    STOCK PRICE RANGE    PER SHARE     Stock Price Range       Per Share
                    -----------------    DIVIDEND      -----------------        Dividend
Quarter              LOW        HIGH                    Low       High
-----------------------------------------------------------------------------------------
1st               $ 15.13   $ 17.88      $ 0.10      $ 17.50    $ 19.38          $ 0.09
2nd                 16.88     18.63        0.12        17.88      20.50            0.10
3rd                 17.88     22.25        0.12        17.00      19.75            0.10
4th                 22.00     25.07        0.13        15.63      17.38            0.10
-----------------------------------------------------------------------------------------
Total                                    $ 0.47                                  $ 0.39
                                         ======                                  ======

*Adjusted to give retroactive effect to a 2-for-1 stock split declared on January 28, 1998.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS AND FINANCIAL CONDITION (Dollars in thousands, except per share data)


OVERVIEW

Sandy Spring Bancorp, Inc. ("Sandy Spring" or the "Company") reached the milestone of $1 billion in total assets during 1997. The Company's assets have more than doubled since the beginning of the decade. Assets were employed to achieve earnings of $13,195 for 1997, 14.8% higher than in 1996, with a return on average assets of 1.28%.

     Management believes that a significant number of people in our markets prefer the style of banking Sandy Spring offers, blending state-of-the-art computer technology and investment advisory services with the comfort and personal style of traditional community banking.

     The Company recorded increases in 1997 for total deposits, which were $46,670 or 5.8% above 1996, and for total loans, which grew $35,727 or 6.8%.

     Earnings increased to $13,195 for 1997, $11,494 for 1996, and $9,994 for 1995, which equate to diluted earnings per share of $1.34, $1.18 and $1.04, respectively. Growth rates for earnings, compared to each prior year, were 14.8%
(1997),  15.0% (1996) and 12.3% (1995). The increase for 1997, compared to 1996, included merger expenses of $558, net of related income taxes, which were recognized in 1996 from the Annapolis Bancshares, Inc. acquisition. Excluding this and other nonrecurring items, the rates of increase over the three-year period were 9.9%, 10.0% and 9.0%, respectively.

     Net interest income rose $4,691 or 12.9% during 1997, attributable to earning asset growth.

     Noninterest income increased $2,585 in 1997 representing an increase of 39.5%. Sandy Spring continued to diversify its sources of revenue during 1997, placing more emphasis on mortgage banking, mutual funds and annuities, and investment advisory services. Other expanding sources of fee income were debit and credit cards along with ATMs, which produced more revenue due both to more sites and to increased transaction volume.

     During 1997, noninterest expenses were up $4,098 or 16.2%. While incurring costs in order to pursue business opportunities, the Company aggressively managed its operating expenses relative to revenue growth in order to preserve profitability. As a result, the net overhead ratio, which relates noninterest expense performance to revenues, improved in 1997, compared to 1996.

     Asset quality remained acceptable at December 31, 1997. Levels of net loans charged off and nonperforming assets were moderate for the year.

     The Company continues to be well capitalized. During 1997, management borrowed from the Federal Home Loan Bank of Atlanta, investing the funds at a profit margin, to leverage the Company's strong capital position and achieve a higher return on average equity.

     The dividend payout ratio (dividends per share divided by diluted net income per share) increased to 35% in 1997 from 33% in 1996 and 31% in 1995. The decision to give a higher percentage of earnings back to the shareholders resulted in an increase in per share dividends to $0.47 in 1997 from $0.39 in 1996 and $0.32 in 1995.

     The Company's effectiveness in utilizing its capital was indicated by a return on average equity of 13.25% in 1997, preceded by ratios of 12.81% in 1996 and 12.37% in 1995. The increase in 1997 was attributable to higher earnings due in part to the leverage program discussed above, and also to the stock repurchase plan implemented in 1997 which resulted in the buy-back and retirement of 92,300 shares during the year.

 CHANGES IN DILUTED NET INCOME PER COMMON SHARE*

                                                                  1996 to 1997    1995 to 1996
-----------------------------------------------------------------------------------------------
Prior Year Diluted Net Income Per Share                              $ 1.18          $ 1.04
Change attributed to:
 Net interest income                                                   0.31            0.25
 Provision for credit losses                                          (0.05)          (0.01)
 Noninterest income                                                    0.18            0.14
 Noninterest expenses                                                 (0.28)          (0.20)
 Income taxes                                                          0.01           (0.02)
 Increased shares outstanding                                         (0.01)          (0.02)
                                                                      ------          ------
 Total                                                                 0.16            0.14
                                                                     ------          ------
DILUTED NET INCOME PER SHARE                                         $ 1.34          $ 1.18
                                                                     ======          ======

* Adjusted to give retroactive effect to a 2-for-1 stock split declared on January 28, 1998.

HISTORICAL TRENDS IN FINANCIAL DATA 1993-1997(1)
(Dollars in thousands, except per share data)


                                                      1997          1996         1995         1994         1993
-----------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS (for the year):
  Interest Income                                 $   75,565     $ 66,621     $ 62,115     $ 51,578     $ 46,189
  Interest Expense                                    34,486       30,233       29,342       21,496       19,793
    Net Interest Income                               41,079       36,388       32,773       30,082       26,396
  Provision for Credit Losses                            986          308          180          212        1,056
  Net Interest Income after Provision
    for Credit Losses                                 40,093       36,080       32,593       29,870       25,340
  Noninterest Income                                   9,132        6,547        4,478        4,189        4,870
  Noninterest Expenses                                29,442       25,344       22,424       21,462       18,340
  Income before Taxes                                 19,783       17,283       14,647       12,597       11,870
  Income Tax Expense                                   6,588        5,789        4,653        3,694        3,261
  Net Income                                          13,195       11,494        9,994        8,903        8,609

PER SHARE DATA:
  Basic Earnings Per Share                        $     1.35     $   1.18     $   1.05     $   0.95     $   0.96
  Diluted Earnings Per Share                            1.34         1.18         1.04         0.94         0.95
  Dividends Declared                                    0.47         0.39         0.32         0.27         0.25
  Book Value                                           10.77         9.85         9.02         7.86         7.82

FINANCIAL CONDITION (at year-end):
  Assets                                          $1,121,333     $978,595     $876,203     $830,834     $784,274
  Deposits                                           853,011      806,341      743,592      700,340      676,422
  Loans                                              558,893      523,166      492,540      457,052      374,740
  Securities                                         464,734      361,806      290,786      309,622      314,283
  Stockholders' Equity                               104,675       96,581       86,941       73,766       72,420

MEASUREMENTS (for the year):
  Return on Average Assets                              1.28%        1.27%        1.18%        1.14%        1.23%
  Return on Average Equity                             13.25        12.81        12.37        12.24        13.55
  Average Equity to Average Assets                      9.65         9.90         9.57         9.28         9.10
  Dividends Declared Per Share to
    Diluted Net Income Per Share                       35.07        33.05        30.77        28.72        26.32


(1) Adjusted to give retroactive effect to 2-for-1 stock splits declared on March 29, 1995 and January 28, 1998, and except with respect to dividends declared per share, the acquisition of Annapolis Bancshares, Inc. on August 29, 1996, which was accounted for as a pooling of interests.

SANDY SPRING BANCORP AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES(1)
(Dollars in thousands and tax-equivalent)

                                      1997                         1996                            1995
                        ------------------------------------------------------------------------------------------
                         AVERAGE                 YIELD/   Average                Yield/  Average            Yield/
                         BALANCE     INTEREST     RATE    Balance     Interest   Rate    Balance   Interest  Rate

ASSETS
Loans:(2)
  Real estate(3)        $  440,980      $40,239   9.12%   $417,161    $37,866    9.08%   $400,176    $36,154    9.03%
  Consumer                  31,967        2,877   9.00      28,600      2,682    9.38      26,710      2,437    9.12
  Commercial                71,191        6,854   9.63      62,999      6,125    9.72      54,677      5,320    9.73
  Tax exempt                    20            2  10.00         169         16    9.65         479         63   13.15

                        ----------      ------              -------     ------    ----     -------    -------
    Total loans            544,158       49,972   9.18     508,929     46,689    9.17     482,042     43,974    9.12
Securities:
  Taxable                  329,319       20,931   6.36     250,763     15,062    6.01     234,354     13,769    5.88
  Nontaxable                68,198        5,053   7.41      65,847      5,005    7.60      65,696      5,177    7.88
                        ----------      -------           --------    -------             -------     ------
    Total securities       397,517       25,984   6.54     316,610     20,067    6.34     300,050     18,946    6.31
Interest-bearing
  deposits with banks        1,398           74   5.29       3,585        187    5.22         740         39    5.27
Federal funds sold          22,938        1,196   5.21      25,319      1,342    5.30      15,252        872    5.72
                        ----------      -------           --------    -------             -------     ------
    TOTAL EARNING
      ASSETS               966,011       77,226   7.99     854,443     68,285    7.99     798,084     63,831    8.00
Less: allowance for
  credit losses             (6,478)                         (6,668)                        (6,647)
Cash and due
  from banks                28,602                          25,923                         24,188
Premises and
  equipment, net            24,133                          20,559                          17,019
Other assets                19,277                          12,305                          11,174
                        ----------                        --------                        --------
    Total Assets        $1,031,545                        $906,562                        $843,818
                        ==========                        ========                        ========
LIABILITIES AND
  STOCKHOLDERS'
  EQUITY

Interest-bearing
  demand deposits       $  103,474      $ 2,496   2.41%   $ 96,940    $ 2,529    2.61%    $ 86,688   $ 2,263    2.61%
Regular savings deposits    92,911        2,593   2.79      95,636      2,695    2.82      104,971     3,218    3.07
Money market
  savings deposits         157,716        5,150   3.27     149,358      4,935    3.30      154,644     5,646    3.65
Time deposits              347,496       18,461   5.31     324,842     17,730    5.46      277,804    15,578    5.61
                           -------       ------            -------     ------              -------    ------
Total interest-bearing
  deposits                 701,597       28,700   4.09     666,776     27,889    4.18      624,107    26,705    4.28
Short-term borrowings      105,544        5,438   5.15      41,963      2,021    4.83       40,605     2,284    5.62
Long-term borrowings         5,047          348   6.90       4,854        323    6.65        6,097       353    5.79
                             -----          ---              -----        ---                -----       ---
    TOTAL INTEREST-
      BEARING
      LIABILITIES          812,188       34,486   4.25     713,593     30,233    4.24      670,809    29,342    4.37
                                         ------   ----                 ------    ----                 ------
    Net Interest Income
     and Spread                        $ 42,740   3.74%              $ 38,052    3.75%               $34,489    3.63%
                                        ========  ====                ========   ====                =======    ====
Noninterest-bearing
  demand deposits          117,148                         100,127                          90,260
Other liabilities            2,628                           3,132                           1,987
Stockholders' equity        99,581                          89,710                          80,762
                            ------                          ------                          ------
    Total liabilities
      and stockholders'
      equity            $1,031,545                        $906,562                        $843,818
                        ==========                        ========                        ========
Interest income/
  earning assets                                  7.99%                          7.99%                          8.00%
Interest expense/
  earning assets                           3.57                                  3.54                           3.68
                                           ----                                  ----                           ----
  Net Interest Margin                      4.42%                                 4.45%                          4.32%
                                           ====                                  ====                           ====

(1) Income and yields are presented on a tax-equivalent basis using the applicable federal income tax rate.

(2)  Non-accrual  loans are  included  in the  average  balances.

(3)  Includes residential mortgage loans held for sale.

MANAGEMENT'S DISCUSSION AND ANALSIS
(Dollars in thousands)

NET INTEREST INCOME

Net interest income for 1997 was $41,079, representing an increase of $4,691 or 12.9% from 1996. An 11.0% rise was achieved in 1996, compared to 1995, resulting in net interest income of $36,388. On a tax-equivalent basis, net interest income amounted to $42,740 in 1997, representing a 12.3% annual rise, and $38,052 in 1996, representing a 10.3% annual rise, preceded by $34,489 in 1995.

     Since net interest income is the most important category of earnings, performance in this area is emphasized by management. The analysis of net interest income performance presented in the "Consolidated Average Balances, Yields and Rates" table shows a 1997 net interest margin of 4.42%, which represents a modest decline of 3 basis points, compared to 1996. The net interest margin for 1996 of 4.45% was 13 basis points above the 4.32% recorded for 1995. The table entitled "Effect of Volume and Rate Changes on Net Interest Income" shows that the increases in net interest income during 1997 and 1996, compared to each prior year, were primarily driven by increases in the volumes of earning assets.

EFFECT OF VOLUME AND RATE CHANGES ON NET INTEREST INCOME
(Tax-equivalent basis)


                                                   1997 vs. 1996                        1996 vs. 1995
                                              -----------------------------------------------------------------
                                               Increase       Due to Change      Increase   Due to Change
                                                  or          in Average:(1)(2)     or      in Average:(1)(2)
                                                             ------------------            --------------------
                                              (Decrease)      Volume     Rate   (Decrease)   Volume      Rate

---------------------------------------------------------------------------------------------------------------
Interest income from earning assets:
  Loans                                         $3,283        $3,236    $  47     $2,715     $2,464      $ 251
  Taxable securities                             5,860         4,947      913      1,293        981        312
  Nontaxable securities                             58           176     (118)      (172)        12       (184)
  Other investments                               (260)         (238)     (22)       618        687        (69)
                                                  ----          ----      ---        ---        ---        ---
    Total Interest Income                        8,941         8,922       19      4,454      4,503        (49)
Interest expense on funding of earning assets:
  Interest-bearing demand deposits                 (33)          164     (197)       266        268         (2)
  Regular savings deposits                        (102)          (76)     (26)      (523)      (274)      (249)
  Money market savings deposits                    215           274      (59)      (711)      (188)      (523)
  Time deposits                                    731         1,211     (480)     2,152      2,578       (426)
  Borrowings                                     3,442         3,332      110       (293)         1       (294)
                                                 -----         -----      ---       ----      -----       ----
    Total interest expense                       4,253         4,189       64        891      1,829       (938)
                                                 -----         -----       --        ---      -----       ----
      Net interest income                       $4,688        $4,733    $ (45)    $3,563     $2,674      $ 889
                                                ======        ======    =====     ======     ======      =====

(1)  Variances are computed on a line-by-line basis and are non-additive.
(2) Combined rate/volume variances, a third element of the calculation, are allocated to the volume and rate variances based on their relative size.

INTEREST INCOME

The Company's tax-equivalent interest income increased by 13.1% or $8,941 in 1997, compared to 1996, as a result of a 13.1% or $111,568 increase in average earning assets accompanied by an unchanged yield earned on those funds. During 1997, average loans, yielding 9.18%, rose 6.9% to $544,158 (56.3% of average earning assets). Average mortgage loans were responsible for most of the rise in total loans. Average total securities, yielding 6.54%, increased 25.6% to $397,517 (41.2% of average earning assets). Interest income on the investment portfolio accounted for 28.7% of total Company revenue during 1997, versus 25.2% in 1996.

     Tax-equivalent interest income increased by 7.0% or $4,454 in 1996, compared to 1995, due to higher average earning assets.

INTEREST EXPENSE

Interest expense increased 14.1% or $4,253 in 1997, compared to 1996, attributable to 13.8% or $98,595 greater average interest-bearing liabilities while approximately the same average rate was paid for those funds. Most of the rise in interest-bearing funds was generated by growth in average short-term borrowings, which amounted to $63,581. A leverage program, in which the Company borrows from the Federal Home Loan Bank of Atlanta and invests the advances in available-for-sale securities at a higher rate of return, was the primary driver behind the increase in short-term borrowings. Average repurchase agreements, which are short-term borrowings associated primarily with cash management services to business clients, also increased significantly. Total interest-bearing deposits rose $34,821 or 5.2%. Modest increases were achieved for all major categories of interest-bearing deposits except regular savings, which declined slightly.

     In the prior year comparison of 1996 against 1995, growth in interest expense of 3.0% (up $891) was below the percentage rise in tax-equivalent interest income. While average earning assets and average interest-bearing liabilities increased by similar percentages during 1996, compared to 1995, the average rate paid on interest-bearing liabilities declined 13 basis points versus a single basis point decline in the average yield on earning assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Dollars in thousands)

INTEREST RATE PERFORMANCE

Over the three-year period from 1995 through 1997, Sandy Spring has achieved fairly consistent interest rate performance. The net interest spread, the average yield on earning assets and the average rate on interest-bearing liabilities were essentially unchanged from 1996 to 1997. The net interest margin declined from 4.45% to 4.42%, reflecting a decline in the percentage of average earning assets funded by noninterest-bearing liabilities. During 1996, compared to 1995, the spread and margin both increased slightly.

NONINTEREST INCOME

Total noninterest income was $9,132 in 1997, a 39.5% increase from 1996, primarily reflecting higher securities gains, stronger gains on mortgage sales, and increases in return check charges, trust revenue and electronic transaction fees. An increase of 46.2% or $2,069 was posted for 1996 versus 1995.

     Securities gains were $637 in 1997, an increase of $607 from the 1996 amount. Securities losses of $279 were recorded in 1995. All securities sales were from the available-for-sale portfolio. During 1997, the sale of available-for-sale debt securities generated net losses of $408, while net gains of $836 were realized on sales of available-for-sale equity securities and net gains of $209 from securities calls, maturities and paydowns. Sales of available-for-sale debt securities generated $66 in net losses for 1996, compared with $89 in net gains on sales of available-for-sale equity securities and $7 in net gains from securities calls, maturities and paydowns.

     Service charges on deposit accounts increased 14.8% in 1997 and 15.4% in 1996. The majority of the change in both years was attributable to increases in return check charges from higher transaction volume and a larger customer base while the fee charged remained the same.

     Gains on mortgage sales increased $421 or 51.0% for 1997, when compared to 1996, largely reflecting higher gains on a greater volume of origination/sales activities. A new mortgage banking subsidiary began operations in April of 1997, achieving gains of $1,246 for the year from sales of $80,233. These results compare to gains of $825 achieved on sales of $57,282 for 1996, and gains of $244 from sales of $19,490 for 1995.

     Trust income amounted to $1,188 for 1997, an increase of $245 or 26.0% over 1996. Revenues of $943 for 1996 represented an increase of $183 or 24.1% over 1995. These results primarily reflect higher fees attributable to growth in assets under management.

     Other income increased $873 or 48.9% to $2,658 for 1997, compared to $1,785 for 1996. Debit card fees increased $234, while fees for mutual funds sold rose $174. During 1997, ATM surcharge fees were initiated in line with industry-wide practice, resulting in revenues of $141 for the year. Other income for 1997 included revenues of $181 from investments associated with funding the Company's supplemental executive retirement plans. The rise in other income was $601 or 50.8% in 1996, compared to 1995, attributable primarily to higher fees from sales of mutual funds and tax-deferred annuity products along with nonrecurring gains on sales of other real estate owned during 1996.

NONINTEREST EXPENSES

Noninterest expenses increased $4,098 or 16.2% in 1997 over 1996 and $2,920 or 13.0% in 1996 over 1995. However, nonrecurring expenses significantly affected these changes. Excluding nonrecurring merger related costs associated with the acquisition of Annapolis Bancshares, Inc., which increased noninterest expenses in 1996 by $724, the increase in noninterest expenses amounted to $4,807 or 19.5% in 1997 versus 1996. Items of nonrecurring expenses affecting the comparison of 1996 to 1995 included the merger costs and an industry-wide FDIC insurance premium reduction which reduced noninterest expenses by $814 in 1996, along with costs of conversion to a new data processing center and early retirement benefits in 1995. Without these nonrecurring items, the increase in noninterest expenses was $3,670 or 17.5% in 1996, compared to 1995.

     Salaries and employee benefits increased $2,377 or 16.5% in 1997 and $1,721 or 13.5% in 1996. Increases in both years reflected growth in staff, an expanded branch network and higher incentive compensation costs. Two new branches opened in 1997 and two in 1996. Average full-time equivalent employees reached 395 in 1997, representing an increase of 14.2% from 346 in 1996, which was 8.8% above 318 recorded for 1995. Despite the increase in staff, the ratio of net income per average full-time-equivalent employee was maintained at $33 for 1997 and 1996, representing an improvement from $31 in 1995.

     In 1997, occupancy expense rose 13.1% or $273, primarily reflecting an increase in leased premises, while equipment expenses remained relatively unchanged. The rate of increase for occupancy expense was 14.8% in 1996 due largely to facilities maintenance, and equipment expenses rose 11.4%, driven by higher depreciation charges and expenses for furnishings and equipment.

     Marketing, after nearly doubling in 1996 as the Bank entered two new markets, moderated in 1997, recording a 9.5% or $109 increase. During 1997, the Company's advertising focused on campaigns to attract new customers and increase marketplace awareness of the Bank's style and capabilities. Management believes that the bank's name recognition in its markets has increased significantly over the past two years through image advertising which promoted its excellent reputation for service and community banking heritage and philosophy.

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Dollars in thousands)

     FDIC   insurance   costs  rose  $98  in  1997,  due  to  imposition  of  an
industry-wide deminimus assessment. In 1996, premiums declined significantly from 1995 due to an industry-wide reduction in premiums.

     Outside data services costs rose $164 or 14.8% in 1997, reflecting growth in the Company's accounts and increased analysis. Costs increased 40.9% or $322 in 1996, due to growth and conversion to a new provider with expanded capabilities late in 1995.

     Other expenses of $5,426 were $1,034 or 23.5% above 1996, with the majority of the increase attributable to higher communications costs and professional fees and to increased amortization of intangibles relating to an acquisition of deposits late in 1996. The rise in other expenses was 17.1% for 1996, due in significant part to higher professional and consulting fees.

OPERATING EXPENSE PERFORMANCE

Management believes that the net overhead ratio (lower ratios indicate improved productivity), which expresses the level of net operating expenses (noninterest expenses less noninterest income) as a percentage of tax-equivalent net interest income, is a good measure of overall operating expense performance and cost management. During 1997, the Company's net overhead ratio was 47.5%, compared to ratios of 49.4% achieved in 1996 and 52.0% in 1995. Ratios less than 50% are considered desirable.

PROVISION FOR INCOME TAXES

Income tax expense amounted to $6,588 in 1997, compared with $5,789 in 1996 and $4,653 in 1995. The Company's effective tax rate for 1997 was 33.3%, compared with 33.5% in 1996 and 31.8% in 1995. During 1997 and 1996, the Company's net income surpassed $10,000, triggering an increase in the applicable corporate tax rate from 34% to 35%. This increased rate resulted in additional income tax expense of $61 for 1997 and $24 for 1996 on taxable earnings in excess of $10,000.

BALANCE SHEET ANALYSIS

The Company's size, as measured by total assets, reached $1,121,333 at December 31, 1997 from $978,595 at December 31, 1996, for an increase of 14.6% or $142,738. By comparison, the growth rate for 1996 was 11.7%, based upon an increase of $102,392.

     Earning assets showed a 13.6% rate of increase in 1997, to $1,041,720 at December 31, 1997 from $917,096 at the prior year-end, for a rise of $124,624.

LOANS

     Real estate mortgage loans rose 4.6% to $393,661 in 1997. Included in this category are commercial mortgages, which increased 2.2% during 1997 and totaled $182,560 at December 31, 1997. The Bank's commercial mortgages consist in large part of owner occupied properties where an established banking relationship exists. In addition, there were significant commercial mortgages at December 31, 1997 on investment properties for warehouse, retail and office space. These credits generally involved established properties with a history of occupancy and cash flow. Home equity lines and home equity loans, types of real estate mortgages that permit homeowners to access their equity to make purchases and possibly receive an income tax deduction on the interest, increased 3.2% during 1997 to $67,543 at year-end. One to four family residential loans, up 9.8% in 1997, represented $127,840 of the real estate mortgage portfolio at December 31, 1997. Other real estate mortgages, including primarily residential lot loans, collectively totaled $15,718 at December 31, 1997, which was essentially unchanged from the prior year-end.

     Real estate construction loans increased 21.1% to $57,687 from 1996, attributable to a substantial rise in residential construction activity. The Company conducts its commercial construction lending in the markets it knows and understands, works selectively with local, top-quality builders and developers, and requires substantial equity from its borrowers.

     The Sandy Spring Mortgage Corporation, a new Bank subsidiary which began operations in 1997, was formed to conduct a mortgage banking operation, originating and selling residential real estate mortgage loans and originating and servicing residential construction loans. The Bank, in order to build its own portfolio, is a significant investor in loans originated by its mortgage banking subsidiary.

     The consumer loan portfolio rose 13.7% to $35,021 at December 31, 1997, with increases shown for virtually all loan types. Consumer lending continues to be important to the full service community banking business conducted by the Company.

     Commercial loans increased 5.9% to $72,511 during 1997. For the most part, these are loans to a diverse cross-section of small- to mid-size local businesses, many of which are existing customers of the Company. These types of banking relationships are a natural fit for the Company, which is experienced in serving and lending to this market segment and has knowledge of the marketplace through its community roots and involvement. The Company desires to grow this sector of its loan portfolio.

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Dollars in thousands)

ANALYSIS OF LOANS

The following table presents the trends in the composition of the loan portfolio over the previous five years.


                                                              December 31,
                                       -----------------------------------------------------------
                                         1997        1996        1995        1994            1993
--------------------------------------------------------------------------------------------------
Real estate--mortgage(1)               $393,661    $376,205    $363,927    $345,547        $286,542
Real estate--construction(2)             57,687      47,654      41,725      31,853          21,770
Consumer                                 35,021      30,813      28,762      28,892          19,352
Commercial                               72,511      68,467      57,718      50,224          46,405
Tax exempt                                   13          27         408         536             671
                                        -------    --------    --------    --------        --------
  TOTAL LOANS                          $558,893    $523,166    $492,540    $457,052        $374,740
                                       ========    ========    ========    ========        ========

-------------------
(1) Consists of fixed and adjustable rate first and second home mortgage loans, residential lot loans, home equity lines of credit and commercial mortgage loans.

(2)  Includes both residential and commercial properties.

SECURITIES

Securities rose 28.4% or $102,928 to $464,734 at December 31, 1997 from $361,806 at December 31, 1996. Investments are managed to generate interest revenue, provide liquidity and achieve asset/liability management goals. Securities totaling $94,379 at December 31, 1997, compared to $17,981 at December 31, 1996, were funded by Federal Home Loan Bank of Atlanta advances under a leverage program, taking profitable advantage of the Company's capital position. The increase in these investments accounted for approximately three-fourths of the growth in available-for-sale and total securities during 1997.

ANALYSIS OF SECURITIES

The composition of Securities at December 31 for each of the latest three fiscal years was:

                                                  1997            1996           1995
---------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE:(1)
  U.S. Treasury                                $  3,003        $ 26,940        $ 15,991
  U.S. Agency                                   288,901         145,275          70,106
  State and municipal                            31,818          26,628          35,330
  Corporate debt obligations                      1,496           1,483           2,458
  Mortgage-backed securities(2)                  14,315          31,876          40,282
  Marketable equity securities                    4,725           2,221           1,786
                                               --------        --------        --------
    Total                                       344,258         234,423         165,953

HELD-TO-MATURITY AND OTHER EQUITY:
  U.S. Treasury                                       0               0             500
  U.S. Agency                                    32,294          42,932          40,185
  State and municipal                            49,371          37,152          30,522
  Mortgage-backed securities(2)                  27,326          42,188          48,579
  Certificates of deposit                             0               0             100
  Other equity securities                        11,485           5,111           4,947
                                                --------        --------        --------
   Total                                        120,476         127,383         124,833
                                                --------        --------        --------
TOTAL SECURITIES(3)                            $464,734        $361,806        $290,786
                                                ========        ========        ========

----------------
(1)  At estimated fair value.

(2) Mortgage-backed securities are either issued by a federal agency or are secured by U.S. Agency collateral and therefore are believed to be high-quality.

(3) The outstanding balance of no single issuer, except for U.S. Government and U.S. Government Agency securities, exceeded ten percent of stockholders' equity at December 31, 1997, 1996 or 1995.

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Dollars in thousands)

     Maturities   and   weighted    average    yields   for   debt    securities
available-for-sale and held-to-maturity at December 31, 1997, are shown below:


                                                               Years to Maturity
                                        --------------------------------------------------------------
                                           Within            Over 1         Over 5              Over
                                             1              through 5      through 10            10
                                        ---------------------------------------------------------------
                                        Amount  Yield    Amount  Yield   Amount  Yield    Amount  Yield   TOTAL     YIELD
-------------------------------------------------------------------------------------------------------------------------
Investments
 Available-For-Sale:(1)
  U.S. Treasury                      $ 2,992    6.04%  $      0      0% $      0     0% $      0     0% $   2,992   6.04%
  U.S. Agency                         31,478    5.65    156,581   6.34    87,484  6.80    12,730  7.10    288,273   6.43
  State and municipal(2)               7,477    7.30      9,990   7.80     5,251  6.96     8,523  7.45     31,241   7.45
  Corporate debt
   obligations                           500    5.95          0      0     1,000  5.93         0     0      1,500   5.94
  Mortgage-backed
   securities                            790    6.16      6,209   6.34     6,339  6.36       931  7.61     14,269   6.43
                                      ------            -------          -------         -------         --------
    Total Debt
     Securities                      $43,237    5.97%  $172,780   6.43% $100,074  6.77%  $22,184  7.26%   338,275   6.52%
                                     =======           ========         ========         =======
  Marketable equity
   securities                                                                                               2,593
                                                                                                           ------
    TOTAL INVEST-
     MENTS AVAILABLE-
     FOR-SALE                                                                                            $340,868
                                                                                                         ========
INVESTMENTS
 HELD-TO-MATURITY:
  U.S. Agency                       $  4,990    5.66%  $ 10,764   5.89% $  4,417  6.83%  $12,123  7.32%  $ 32,294   6.51%
  State and municipal(2)                   0       0     23,674   7.46    13,780  6.96    11,917  7.24     49,371   7.27
  Mortgage-backed
   securities                          9,257    6.72     18,069   7.01         0     0         0     0     27,326   6.91
                                      ------            -------          -------         -------         --------
   TOTAL INVEST-
     MENTS HELD-
     TO-MATURITY                     $14,247    6.35%  $ 52,507   6.98% $ 18,197  6.93%  $24,040  7.28%  $108,991   6.97%
                                     =======           ========         ========         =======         ========

---------------

(1) Amounts shown at amortized cost without market value adjustments required by FASB 115 (see notes 1 and 4 of Notes to the Consolidated Financial Statements.

(2) The yields on state and municipal securities have been calculated on a tax-equivalent basis using the maximum applicable federal income tax rate.

OTHER EARNING ASSETS

Residential mortgage loans held for sale decreased 16.5% or $1,315 in 1997. Originations and sales of these loans, and the resulting gains on sales, increased substantially during 1997 under the new mortgage banking subsidiary.

     The aggregate of federal funds sold and interest-bearing deposits with banks decreased 52.7% or $12,716 in 1997.

PREMISES, EQUIPMENT AND OTHER ASSETS

Significant increases were recorded for net premises and equipment (up 40.9% or $8,257), primarily reflecting costs of an administration and training facility opened in 1997 along with new branch offices, and other assets (up 50.3% or $3,450), attributable largely to investments in single premium life insurance policies to fund the Company's supplemental executive retirement plan.

DEPOSITS AND SHORT-TERM BORROWINGS

Total deposits increased 5.8% or $46,670 during 1997 to $853,011 at December 31, 1997, from $806,341 at December 31, 1996. Interest-bearing deposits rose 1.9%, while noninterest-bearing deposits increased 29.0% or $33,905, attributable primarily to growth in commercial and small business checking balances.

     Short-term borrowings increased $77,658 in 1997 to $144,426 at December 31, 1997, from $66,768 at the prior year-end, while long-term borrowings grew by $9,772 to $14,592 from $4,820. Federal Home Loan Bank of Atlanta advances in connection with a leverage program (previously mentioned in the discussion on securities) were responsible for the rise in long-term borrowings and for most of the rise in short-term borrowings. Repurchase agreements, primarily associated with cash management services to commercial clients, were the other category of short-term borrowings which increased in 1997, by 31.7% or $14,003.

CAPITAL MANAGEMENT

During 1997, stockholders' equity increased 8.4% or $8,094 to $104,675 at December 31, 1997, from $96,581 at December 31, 1996. The increase for 1997 was due to internal capital generation, which is net earnings less dividends. As a percent of average equity, the internal capital generation rate was 8.6% for 1997, which was essentially

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Dollars in thousands)

unchanged from 1996 and 1995. Internal capital generation contributed $8,592 to stockholders' equity in 1997, preceded by $7,776 and $7,096 in 1996 and 1995, respectively.

     External capital formation from stock purchases under the dividend reinvestment plan, newly expanded in 1997 to include optional cash purchases, and to a lesser degree, under the profit sharing plan, totaled $2,038 in 1997. However, share repurchases begun in 1997 have resulted in the retirement of the equivalent of 92,300 shares at an aggregate purchase price of $3,857 through December 31, 1997, for a net decrease in stockholders' equity from external sources of $(1,819) during 1997. By comparison, external capital formation, resulting from dividend reinvestment, the exercise of warrants, and employee stock purchases under the Company's stock option and profit sharing plans, provided equity growth amounting to $1,741 in 1996 and $2,379 in 1995.

     The ratio of average equity to average assets was 9.65% for 1997, compared with 9.90% for 1996 and 9.57% for 1995.

REGULATORY CAPITAL REQUIREMENTS

The Company achieved a total risk-based capital ratio of 17.07% at December 31, 1997, compared to 17.56% at December 31, 1996, a Tier 1 risk-based capital ratio of 15.97% compared to 16.44%, and a capital leverage ratio of 9.46% compared to 10.38%. A discussion of these quantitative measures of capitalization and regulatory capital requirements, along with a presentation of the Company's and the Bank's capital and ratios compared to the various regulatory standards, appears in Note 21 of the Notes to the Consolidated Financial Statements. At December 31, 1997, the Company and the bank exceeded all capital requirements and were considered to be "well-capitalized" under regulatory definitions.

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

     Nonperforming loans decreased by $1,983 to $2,672 and total nonperforming assets decreased by $1,687 to $2,968 from December 31, 1996 to December 31, 1997. Expressed as a percentage of total assets, nonperforming assets were 0.26% at December 31, 1997, representing a level more in line with the Bank's historical performance, compared to 0.48% at December 31, 1996, reflecting the merger with Annapolis Bancshares, Inc. during 1996. As can be seen in the table below, all categories of nonperforming loans declined during 1997. The allowance for credit losses represented 263% of nonperforming loans at December 31, 1997, compared to coverage of 137% a year earlier, with the change largely attributable to the decrease in nonperforming loans. Significant variation in the coverage ratio may occur from period to period because the amount of nonperforming loans depends largely on the condition of a small number of individual loans and borrowers relative to the total loan portfolio. Other real estate owned totaled $296 at December 31, 1997, compared to no other real estate owned properties at December 31, 1996. The balance of impaired loans was $890 at December 31, 1997, and there was no reserve on those loans, compared to $1,280 with a reserve of $127 at December 31, 1996.

     The major concentrations of credit risk for the Company arise by customer location, because it operates only in four counties in the State of Maryland, and by loan portfolio composition. Real estate secured credits represented 80.8% of total loans at December 31, 1997, and 81.0% at December 31, 1996. In the past, the Company has experienced low loss levels, especially in real estate secured loans, through various economic cycles and conditions. The risk of the Company's real estate loan concentration is mitigated by the nature of real estate collateral, the Bank's substantial experience in most of its markets and its intention to maintain risk averse lending practices.

     The provision for credit losses charged against earnings was $986 in 1997, compared with $308 in 1996, an increase of $678. The provision was $180 in 1995. Net charge-offs of $361, $514, and $246 were recorded in 1997, 1996, and 1995, respectively. The ratio of net charge-offs to average loans was 0.07% in 1997, compared to 0.10% in 1996 and 0.05% in 1995. Although the provision exceeded net charge-offs in 1997, unlike 1996, the ratio of the allowance for credit losses to year-end loans remained essentially unchanged over the period (1.26% versus 1.22%). The allowance was $7,016 at December 31, 1997 versus $6,391 at December 31, 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Dollars in thousands)

ANALYSIS OF CREDIT RISK

Activity in the allowance for credit losses for the five years ended December 31 is shown below:

                                        1997      1996       1995       1994       1993
---------------------------------------------------------------------------------------
 Balance,  January 1                   $6,391   $6,597     $6,663      $6,681    $4,213
 Provision for credit losses              986      308        180         211     1,057
 Allowance from merger transaction          0        0          0           0     1,158
 Loan charge-offs:
  Real estate--mortgage                   (60)      (3)       (33)       (135)        0
  Real estate--construction               (79)       0          0           0         0
  Consumer                               (167)    (143)      (209)        (32)     (104)
  Commercial                             (235)    (469)      (507)       (342)      (29)
                                         ----     ----       ----        ----      ----
    Total charge-offs                    (541)    (615)      (749)       (509)     (133)
Loan recoveries:
  Real estate--mortgage                     0        0        153          16        54
  Real estate--construction                 0        0          0           0         0
  Consumer                                 39       37         30          40        79
  Commercial                              141       64        320         224       253
                                         ----     ----       ----        ----      ----
    Total recoveries                      180      101        503         280       386
                                         ----     ----       ----        ----      ----
Net (charge-offs) recoveries             (361)    (514)      (246)       (229)      253
                                         ----     ----       ----        ----      ----
BALANCE, DECEMBER 31                   $7,016   $6,391     $6,597      $6,663    $6,681
                                       ======   ======     ======      ======    ======
Net  charge-offs  to average  loans      0.07%    0.10%      0.05%       0.06%        *
Allowance to total loans                 1.26%    1.22%      1.34%       1.46%     1.78%

---------------
*The Company  had  net  recoveries  in  1993.

The following table presents nonperforming assets at year-end for the last five years:


                                                                December 31,
                                              ------------------------------------------------
                                              1997       1996       1995       1994       1993
----------------------------------------------------------------------------------------------
Non-accrual loans(1)                         $  890     $1,291      $590     $  866     $2,969
Loans 90 days past due                        1,764      3,337       272        832        517
Restructured loans                               18         27        36         44        394
                                             ------     ------      ----      -----     ------
    Total Nonperforming Loans(2)(3)           2,672      4,655       898      1,742      3,880
Other real estate owned, net                    296          0        47        277      1,387
                                             ------     ------      ----     ------     ------
    TOTAL NONPERFORMING ASSETS               $2,968     $4,655      $734     $2,019     $5,267
                                             ======     ======      ====     ======     ======
    NONPERFORMING ASSETS TO TOTAL ASSETS       0.26%      0.48%     0.11%      0.24%      0.67%

(1) Gross interest income that would have been recorded in 1997 if non-accrual loans had been current and in accordance with their original terms was $122, while interest actually recorded on such loans was $61.
(2) Those performing loans considered potential problem loans, as defined and identified by management, amounted to $7,890 at December 31, 1997. Although these are loans where known information about the borrowers' possible credit problems causes management to have doubts as to the borrowers' ability to comply with the present loan repayment terms, most are well collateralized and are not believed to present significant risk of loss. Loans classified for regulatory purposes not included in nonperforming loans consist only of "other loans especially mentioned" and do not, in management's opinion, represent or result from trends or uncertainties reasonably expected to materially impact future operating results, liquidity or capital resources or represent material credits where known information about the borrowers' possible credit problems causes management to have doubts as to the borrowers' ability to comply with the loan repayment terms.
(3) Installment loans past due by 90 days or more are included in the totals for the "loans 90 days past due" line in the table above and were immaterial at December 31, 1997 and 1996.

MARKET RISK MANAGEMENT

The Company's net income is largely dependent on the Bank's net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net income. Interest income is also affected by changes in the portion of interest-earning assets that are funded by interest-bearing liabilities rather than by other sources of funds, such as noninterest-bearing deposits and stockholders' equity.

     The Bank's interest rate sensitivity, as measured by the repricing of its interest sensitive assets and liabilities at December 31, 1997, is presented in the following table. As indicated in the note to the table, the data was based in part on assumptions that are regularly reviewed for propriety. The accompanying analysis indicates a moderate level of interest rate risk based on the Bank's having approximately 52% of its rate sensitive assets versus approximately 54% of its rate sensitive liabilities subject to maturity or repricing within a one year period from December 31, 1997 (termed GAP analysis). By managing to approximately match the dollar amount of assets and liabilities whose interest rates

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Dollars in thousands)

are subject to change, the Bank seeks to control the risk of a pronounced adverse impact on its revenues (net interest income) occurring due to a decline in the net interest margin. While the Bank's senior management, through its Asset Liability Management Committee (ALCO), has a preference for maintaining a moderate level of interest rate risk as measured by the repricing GAP, the Company's interest rate risk policies are guided by results of simulation analysis which takes into account more factors than does GAP analysis. The ALCO analyzes balance sheet, income statement, and margin trends monthly. A detailed quarterly interest rate risk profile is performed for ALCO and is reviewed with the Board of Directors.

     The following GAP analysis schedule sets out the time frames from December 31, 1997, in which the Bank's assets and liabilities are subject to repricing:

                                               0-90        91-365     Over 1-3     Over 3-5    Over 5
                                               Days        Days       Years        Years       Years
------------------------------------------------------------------------------------------------------
RATE SENSITIVE ASSETS:
  Loans                                       $168,647    $106,918   $179,383    $ 50,080     $ 53,865
  Taxable securities                           110,897     113,041    105,184      17,758       19,777
  Nontaxable securities                          2,275       5,185     17,925      15,975       39,252
  Other investments                             32,736           0          0           0            0
                                               -------     -------    -------    --------     --------
    TOTAL                                      314,555     225,144    302,492      83,813      112,894
RATE SENSITIVE LIABILITIES:
  Noninterest-bearing demand deposits           30,202           0     48,323      46,309       26,175
  Interest-bearing demand deposits               6,924      20,770     55,388      32,310            0
  Regular savings deposits                       4,593      13,778     36,741      35,210        1,531
  Money market savings deposits                 13,058      39,173    104,462           0            0
  Time deposits                                105,571     155,440     67,687      15,648            0
  Short-term borrowings and other
   rate sensitive liabilities                   96,903      59,573      1,000           0        2,020
                                              --------    --------   --------    --------     --------
    TOTAL                                      257,251     288,734    313,601     129,477       29,726
                                              --------    --------   --------    --------     --------
   CUMULATIVE GAP                             $ 57,304    $ (6,286)  $(17,395)   $(63,059)    $ 20,109
                                              ========    ========   ========    ========     ========
      As a Percent of Total Assets                5.11%      (0.56)%    (1.55)%      5.62%        1.79%
    CUMULATIVE RATE SENSITIVE
    ASSETS TO RATE SENSITIVE LIABILITIES          1.22        0.99       0.98        0.94         1.02

NOTE: This analysis is based upon a number of significant assumptions including the following: Loans are repaid/rescheduled by contractual maturity and repricings. Securities, except mortgage-backed securities, are repaid according to contractual maturity adjusted for call features. Mortgage-backed security repricing is adjusted for estimated early paydowns. In order to reflect the temporary seasonal influx of noninterest-bearing demand deposits at year-end, which inflates short-term rate sensitive assets, such deposits in excess of their average balance for the year are shown in 0-90 days. Interest-bearing demand, regular savings and money market savings deposits are estimated to exhibit some rate sensitivity based on management's analysis of deposit withdrawals. Time deposits are shown in the table based on contractual maturity.

     The Bank's Board of Directors has established a comprehensive interest rate risk management policy, which is administered by ALCO. The policy establishes limits of risk, which are quantitative measures of the percentage change in net interest income and equity capital resulting from a hypothetical plus or minus 200 basis point change in U.S. Treasury interest rates for maturities from one month to thirty years. By employing simulation analysis through use of a computer model, the Bank intends to effectively manage the potential adverse impacts that changing interest rates can have on the institution's short term earnings, long term value, and liquidity. The simulation model captures optionality factors such as call features and interest rate caps and floors imbedded in investment and loan portfolio contracts. As of December 31, 1997, the Bank had the following estimated sensitivity profile for net interest income and the fair value of capital:

                                                Immediate Change in Rates
                                             ------------------------------------
                                             +200 basis points  -200 basis points  Policy Limit
------------------------------------------------------------------------------------------------
 % Change  in Net Interest  Earnings               (7.57)%            0.75%           +/-15%
 % Change in Fair Value of Capital                  7.03%           (14.24)%          +/-25%

     As with any method of gauging interest rate risk, there are certain shortcomings inherent in the interest rate modelling methodology used by the Company. When interest rates change, actual movements in different categories of interest-earning assets and interest-bearing liabilities, loan prepayments, and withdrawals of time and other deposits, may deviate significantly from assumptions used in the model. Finally, the methodology does not measure or reflect the impact that higher rates may have on adjustable-rate loan customers' ability to service their debts, or the impact of changed rates on demand for loan or deposit products. All of these factors are considered in monitoring the Bank's exposure to interest rate risk.

     In addition to the potential adverse impact that changing interest rates may have on the Bank's interest margin and operating results, potential adverse impacts on liquidity can occur as a result of changes in the estimated cash flows from the investment, loan and deposit portfolios. The Bank manages this inherent risk by maintaining a sizeable portfolio of available-for-sale investments as well as a secondary source of liquidity from Federal Home Loan Bank advances.

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Dollars in thousands)

LIQUIDITY

The Company's liquidity position, considering both internal and external sources available, exceeded anticipated short- and long-term needs at December 31, 1997. Core deposits, considered to be stable funds sources and defined to include all deposits except time deposits of $100 or more, equaled 75.8% of total earning assets at December 31, 1997. In addition, substantial amortizing residential mortgage loans, maturities, calls and paydowns of securities, deposit growth and earnings contribute a flow of funds available to meet liquidity requirements. In assessing liquidity, management considers operating requirements, the seasonality of deposit flows, investment, loan and deposit maturities, expected fundings of loans and deposit withdrawals, and the market values of available-for-sale investments, so that sufficient funds are available on short notice to meet obligations as they arise and to ensure that the Company is able to pursue new business opportunities.

     The Bank's liquidity position is measured monthly, looking forward ninety days. Liquid assets, defined to include cash on hand, federal funds sold, interest-bearing deposits with banks, loans held for sale, investments held-to-maturity maturing within ninety days and investments available-for-sale maturing within one year, net of projected loan growth over the following ninety days, totalled $219,613 or 19.6% of total assets at December 31, 1997. This represents a liquidity position, net of estimated potential cash outflows for deposits and borrowings, of $128,587 or 11.50% of total assets, which exceeded management's target range.

     The primary external source of liquidity available is a line of credit for $200,000 with the Federal Home Loan Bank of Atlanta, of which $98,720 was outstanding at December 31, 1997. Core deposits increased by $40,877 during 1997, while loans grew by $35,727, so that borrowed funds were not required to support loan growth. As disclosed previously in the discussion of securities, Federal Home Loan Bank advances increased in 1997 due to management's desire to leverage the balance sheet at favorable interest spreads to enhance the return on stockholders' equity.

     The Company's time deposits of $100 or more represented 7.4% of total deposits at December 31, 1997 and are shown by maturity in the table below.


                                           Months to Maturity
                                      -----------------------------------
                                         3 or    Over 3  Over 6  Over
                                         less     to 6    to 12   12      TOTAL
--------------------------------------------------------------------------------
Time  deposits -- $100 or more         $20,848  $12,399 $14,802  $14,918 $62,967

YEAR 2000 ISSUE

Many computer programs now in use have not been designed to properly recognize years after 1999. If not corrected, these programs could fail or create erroneous results. This year 2000 issue affects the entire banking industry because of its reliance on computers and other equipment that use computer chips, and may have significant effects on banking customers and regulators. In recognition of the potential adverse effects of the year 2000 issue, management of the Company created a task force and established a plan to prevent or mitigate adverse effects of the year 2000 issue on the Company and its customers. The Board of Directors reviews progress under the plan each quarter. The Company's primary supplier of data processing services also has adopted a year 2000 plan and timetable. Management believes that the cost of resolving year 2000 issues relating to the Company's computer programs and those used by its suppliers of significant data processing services will not be material to the Company's business, operations, liquidity, capital resources, or financial condition, based on information developed to date and communications from data processing suppliers. The Company's year 2000 plan requires an assessment of year 2000 effects on its commercial lending and other customers. The effects on individual, corporate and governmental customers of the Company and on governmental authorities that regulate the Company and its subsidiaries, and any resulting consequences to the Company, cannot yet be determined. The Company has committed significant management resources to identification and timely resolution of all significant year 2000 issues.

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

                                                            December 31,
                                                  ------------------------------
                                                     1997         1996
--------------------------------------------------------------------------------
ASSETS
 Cash and due from banks                           $ 37,644      $32,899
 Federal funds sold                                  11,036       23,278
 Interest-bearing deposits with banks                   387          861
 Residential mortgage loans held for sale             6,670        7,985
 Investments available-for-sale (at fair value)     344,258      234,423
 Investments held-to-maturity  fair value of
  $110,437 (1997) and $123,067 (1996)               108,991      122,272
 Other equity securities                             11,485        5,111
 Total loans (net of unearned income)               558,893      523,166
  Less: Allowance for credit losses                  (7,016)      (6,391)
                                                   --------      -------
    Net loans                                       551,877      516,775
 Premises and equipment, net                         28,468       20,211
 Accrued interest receivable                          9,908        7,917
 Other real estate owned                                296            0
 Other assets                                        10,313        6,863
                                                 ----------    ---------
     TOTAL ASSETS                                $1,121,333     $978,595
                                                 ==========    ========
LIABILITIES
  Noninterest-bearing deposits                    $ 150,957     $117,052
  Interest-bearing deposits                         702,054      689,289
     Total deposits                                 853,011      806,341
  Short-term borrowings                             144,426       66,768
  Long-term borrowings                               14,592        4,820
  Accrued interest and other liabilities              4,629        4,085
                                                 ----------    ---------
TOTAL LIABILITIES                                 1,016,658      882,014
STOCKHOLDERS EQUITY
  Common stock  par value $1.00; shares authorized
    15,000,000; shares issued and outstanding
    4,862,574 (1997) and 4,902,113 (1996)             4,862        4,902
  Surplus                                            31,695       33,474
  Retained earnings                                  66,261       57,669
  Net unrealized gain on investments
    available-for-sale, net of taxes                  1,857          536
                                                 ----------    ---------
TOTAL STOCKHOLDERS EQUITY                           104,675       96,581
                                                 ----------    ---------
TOTAL LIABILITIES AND STOCKHOLDERS EQUITY        $1,121,333     $978,595
                                                 ==========     ========

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

                                                        Years Ended December 31,
                                                --------------------------------------
                                                          1997      1996     1995
--------------------------------------------------------------------------------------
Interest income:
  Interest and fees on loans                            $49,658   $46,491   $43,926
  Interest on loans held for sale                           320       196        55
  Interest on deposits with banks                            74       187        39
  Interest and dividends on securities:
    Taxable                                              20,931    15,062    13,769
    Nontaxable                                            3,386     3,343     3,454

Interest on federal funds sold                            1,196     1,342       872
                                                        -------   -------   -------
    TOTAL INTEREST INCOME                                75,565    66,621    62,115
Interest expense:
  Interest on deposits                                    28,70    27,889    26,705
  Interest on short-term borrowings                       5,438     2,021     2,284
  Interest on long-term borrowings                          348       323       353
                                                        -------   -------   -------
    TOTAL INTEREST EXPENSE                               34,486    30,233    29,342
                                                        -------   -------   -------
NET INTEREST INCOME                                      41,079    36,388    32,773
Provision for Credit Losses                                 986       308       180
NET INTEREST INCOME AFTER PROVISION                     -------   -------   -------
  FOR CREDIT LOSSES                                      40,093    36,080    32,593
Noninterest Income:
  Securities gains (losses)                                 637        30      (279)
  Service charges on deposit accounts                     3,403     2,964     2,569
  Gains on mortgage sales                                 1,246       825       244
  Trust income                                            1,188       943       760
  Other income                                            2,658     1,785     1,184
                                                        -------   -------   -------
    TOTAL NONINTEREST INCOME                              9,132     6,547     4,478
Noninterest Expenses:
  Salaries and employee benefits                         16,824    14,447    12,726
  Occupancy expense of premises                           2,355     2,082     1,814
  Equipment expenses                                      2,208     2,165     1,943
  Marketing                                               1,254     1,145       585
  FDIC insurance expense                                    102         4       818
  Outside data services                                   1,273     1,109       787
  Other expenses                                          5,426     4,392     3,751
                                                         ------   -------    ------
    TOTAL NONINTEREST EXPENSES                           29,442    25,344    22,424
                                                         ------   -------    ------
Income before income taxes                               19,783    17,283    14,647
Income tax expense                                        6,588     5,789     4,653
                                                         ------   -------    ------
NET INCOME                                              $13,195   $11,494    $9,994
                                                        =======   =======    ======
BASIC NET INCOME PER COMMON SHARE*                        $1.35     $1.18     $1.05
DILUTED NET INCOME PER COMMON SHARE*                      $1.34     $1.18     $1.04

*Per share data have been adjusted to give retroactive effect to 2-for-1 stock splits declared on March 29, 1995 and January 28, 1998. See Notes to Consolidated Financial Statements.

(Dollars in thousands, except per share data)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands, except per share data)

                                                                               Years Ended December 31,
                                                                      ---------------------------------------------
                                                                            1997             1996             1995
-------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
  Net Income                                                            $  13,195       $  11,494        $    9,994
  Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization                                             2,197            1,791            1,655
  Provision for credit losses                                                 986              308              180
  Deferred income taxes                                                       105              152              272
  Origination of loans held for sale                                      (77,672)         (59,717)         (23,971)
  Proceeds from sales of loans held for sale                               80,233           57,282           19,490
  Gains on sales of loans held for sale                                    (1,246)            (825)            (244)
  Securities (gains) losses                                                  (637)             (30)             278
  Net change in:
    Accrued interest receivable                                            (1,991)          (1,423)            (300)
    Accrued income taxes                                                     (469)             202              477
    Other accrued expenses                                                  1,012           (1,457)             255
    Other assets                                                           (3,927)             (72)            (191)
  Other - net                                                                (515)           2,409           (2,381)
                                                                           -------          ------           -------
     NET CASH PROVIDED BY OPERATING ACTIVITIES                             11,271           10,114            5,514
Cash Flows from Investing Activities:
  Net decrease (increase) in interest-bearing deposits with banks             474              (13)            (588)
  Purchases of investments held-to-maturity                               (22,897)         (36,941)         (26,408)
  Purchases of other equity securities                                     (6,374)            (304)               0
  Purchases of investments available-for-sale                            (456,306)        (159,085)         (38,030)
  Proceeds from sales of investments available-for-sale                    86,005           19,392           13,140
  Proceeds from maturities, calls and principal payments of
   investments held-to-maturity                                            36,380           28,815           39,902
  Proceeds from maturities, calls and principal payments of
   investments available-for-sale                                         262,918           77,075           35,729
  Proceeds from sales of loans                                                  0              291            1,620
  Proceeds from sales of other real estate owned                              500              442              665
  Net increase in loans receivable                                        (36,457)         (31,127)         (34,701)
  Purchases of loans                                                            0                0           (2,826)
  Net funds received in branch purchase                                         0           17,181                0
  Expenditures for premises and equipment                                 (10,689)          (2,031)          (5,281)
                                                                          -------           ------           ------

     NET CASH USED BY INVESTING ACTIVITIES                               (146,446)         (86,305)         (16,778)
Cash Flows from Financing Activities:
  Net increase (decrease) in demand and savings accounts                   40,224           25,484          (45,164)
  Net increase (decrease) in time and other deposits                        6,446           18,571           88,417
  Net increase (decrease) in short-term borrowings                         77,458           29,864          (13,439)
  Proceeds from long-term borrowings                                       10,000            1,800                0
  Retirement of long-term borrowings                                          (28)             (31)             (29)
  Net (decrease) increase in balance due to banks                               0           (1,733)           1,733
  Common stock purchased and retired                                       (3,857)               0                0
  Proceeds from issuance of common stock                                    2,038            1,741            2,379
  Dividends paid                                                           (4,603)          (3,763)          (2,881)
                                                                          -------           -------         -------
     NET CASH PROVIDED BY FINANCING ACTIVITIES                            127,678           71,933           31,016
                                                                          -------           -------         -------
NET (DECREASE) INCREASE IN CASH AND CASH EQUICALENTS                       (7,497)          (4,258)          19,752
Cash and Cash Equivalents at Beginning of Year                             56,177           60,435           40,683
                                                                           ------           ------           ------
CASH AND CASH EQUIVALENTS AT END OF YEAR*                               $  48,680        $  56,177         $ 60,435
                                                                        =========        =========         ========
Supplemental Disclosures:
  Interest payments                                                     $  33,421        $  31,157         $ 29,424
  Income tax payments                                                       7,491            5,441            4,286
Noncash Investing Activities:
  Transfers from loans to other real estate owned                             730              210              419
  Reclassification of borrowings from long-term to short-term                 200            2,100                0
  Investment transfers from held-to maturity                                    0                0          443,630

* Cash and cash equivalents include those amounts under the captions "Cash and due from banks" and "Federal funds sold" on the Consolidated Balance Sheets.
See Notes To Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(Dollars in thousands, except per share data)

                                                                       Years Ended December 31,
                                                                   --------------------------------
                                                                     1997       1996       1995
---------------------------------------------------------------------------------------------------
Common stock:
  Balance at beginning of year                                     $4,902      $4,821     $2,484
    Increase in shares as a result of 2-for-1 stock
      split in the form of a stock dividend                             0           0      2,140
    Increase in shares as a result of a 20% stock dividend
      by pooled bank prior to acquisition                               0           0         82
    Employee stock purchases in profit sharing plan  shares issued
      9,358 (1997), 11,020 (1996) and 8,592 (1995)                      9          11          9
    Exercise of stock options  shares issued 0 (1997),
      31,565 (1996) and 9,404 (1995)                                    0          31         10
    Stock purchases under dividend reinvestment and stock purchase plan  shares issued 43,327 (1997), 35,273 (1996) and 35,300
      (1995)                                                           43          35         35
    Stock repurchases  shares retired 92,300 (1997)                   (92)          0          0
    Exercise of warrants of pooled bank prior to merger
      shares issued 0 (1997), 3,755 (1996) and 61,404 (1995)            0           4         61
                                                                   ------      ------     ------
        COMMON STOCK AT END OF YEAR                                 4,862       4,902      4,821

Surplus:
    Balance at beginning of year                                   33,474      31,814     31,772
    Transfer to common stock  for 2-for-1 stock split                   0           0     (2,140)
    Transfer to common stock  20% stock dividend by pooled bank         0           0        (82)
    Employee stock purchases in profit sharing plan                   283         353        201
    Exercise of stock options                                           0          67         80
    Stock purchases in dividend reinvestment and stock
      purchase plan                                                 1,703       1,194        965
    Stock repurchases                                              (3,765)          0          0
    Exercise of warrants of pooled bank prior to merger                 0          46      1,018
                                                                   ------      ------     ------
        SURPLUS AT END OF YEAR                                     31,695      33,474     31,814
Retained earnings:
    Balance at beginning of year                                   57,669      49,893     42,797
      Net income                                                   13,195      11,494      9,994
      Cash dividends*  $0.47 (1997), $0.39 (1996)
        and $0.32 (1995) per share                                 (4,603)     (3,620)    (2,755)
      Cash dividends by pooled bank prior to acquisition                0         (98)      (143)
                                                                    ------      ------     ------
        RETAINED EARNINGS AT END OF YEAR                           66,261      57,669     49,893

 Net unrealized gain on investments available-for-sale,
   net of taxes:
  Balance at beginning of year                                        536         413     (3,287)

    Net change in unrealized gain on investments
     available-for-sale, net of taxes                               1,321         123      3,700
                                                                   ------      ------     ------
NET UNREALIZED GAIN, NET OF TAXES, AT END OF YEAR                   1,857         536        413
                                                                    -----         ---        ---
TOTAL STOCKHOLDERS EQUITY                                        $104,675     $96,581    $86,941
                                                                 ========     =======    =======

* Per share data have been adjusted to give retroactive effect to 2-for-1 stock splits declared on March 29, 1995 and January 28, 1998. See Notes to Consolidated Financial Statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

NOTE 1  SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Company, which includes Sandy Spring Bancorp, its wholly owned subsidiary, Sandy Spring National Bank of Maryland (the Bank) and its subsidiaries, Sandy Spring Insurance Corporation and Sandy Spring Mortgage Corporation, conform to generally accepted accounting principles and to general practice within the banking industry. Certain reclassifications have been made to amounts previously reported to conform with the classifications made in 1997. The following is a summary of the more significant accounting policies:

NATURE OF OPERATIONS

Through its subsidiary, the Company conducts a full-service commercial banking, mortgage banking and trust business. Services to individuals and businesses include accepting deposits, extending real estate, consumer and commercial loans and lines of credit, safe deposit boxes, and personal trust services. The Company operates in four Maryland counties, Montgomery, Howard, Prince Georges and Anne Arundel, and continues to show a concentration in loans secured by residential and commercial real estate. The Company has a small presence, based on revenue, in the annuity business through an insurance agency subsidiary.

POLICY FOR CONSOLIDATION

The consolidated financial statements include the accounts of Sandy Spring Bancorp and its subsidiaries. Consolidation has resulted in the elimination of all significant intercompany balances and transactions.

     The financial statements of Sandy Spring Bancorp (Parent Only) include its investment in the Bank under the equity method of accounting.

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

RESIDENTIAL MORTGAGE LOANS HELD FOR SALE

The Company engages in sales of residential mortgage loans. Those loans are originated and sold by Sandy Spring Mortgage Corporation. Loans held for sale are carried at the lower of aggregate cost or fair value. Gains and losses on sales of these loans are recorded as a component of noninterest income in the Consolidated Statements of Income.

     When the Company retains the servicing rights to collect and remit principal and interest payments, manage escrow account matters and handle borrower relationships on mortgage loans sold, resulting service fee income is included in noninterest income. The Companys current practices are to sell all loans servicing released and, therefore, it has no intangible asset recorded for the value of such servicing.

INVESTMENTS AVAILABLE-FOR-SALE

Marketable equity securities and debt securities not classified as held-to-maturity are classified as available-for-sale. Securities available-for-sale are acquired as part of the Companys asset/liability management strategy and may be sold in response to changes in interest rates, loan demand, changes in prepayment risk and other factors. Securities available-for-sale are carried at fair value, with unrealized gains or losses based on the difference between amortized cost and fair value, reported as a separate component of stockholders equity, net of deferred tax. Realized gains and losses, using the specific identification method, are included as a separate component of noninterest income. Related interest and dividends are included in interest income. Premiums on covered call options are deferred and included in income upon option expiration or included in the computation of realized gains upon option exercise.

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

LOANS

Loans are stated at their principal balance outstanding net of any deferred fees and costs. Interest income on loans is accrued at the contractual rate based on the principal outstanding. The Company places loans, except for installment loans, on nonaccrual when any portion of the principal or interest is ninety days past due and collateral is insufficient to discharge the debt in full. Interest accrual may also be discontinued earlier if, in managements opinion, collection is unlikely. Generally, installment loans are not placed on nonaccrual, but are charged off when they are five months past due.

     Loans are considered impaired when, based on current information, it is probable that the Company will not collect all principal and interest payments according to contractual terms. Generally, loans are considered impaired once principal or interest payments become 90 days or more past due and they are placed on nonaccrual. Management also considers the financial condition of the borrower, cash flows of the loan and the value of the related collateral. Impaired loans do not include large groups of smaller balance homogeneous loans such as residential real estate and consumer installment loans which are evaluated collectively for impairment. Loans specifically reviewed for impairment are not considered impaired during periods of minimal delay in payment (90 days or less) provided eventual collection of all amounts due is expected. The impairment of a loan is measured based on the present value of expected future cash flows discounted at the loans effective interest rate, or the fair value of the collateral if repayment is expected to be provided by the collateral. Generally, the Companys impairment on such loans is measured by reference to the fair value of the collateral. Interest income on impaired loans is recognized on the cash basis.

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses represents an amount which, in managements judgment, will be adequate to absorb probable losses on existing loans and other extensions of credit that may become uncollectible. The adequacy of the allowance for credit losses is determined through careful and continuous review and evaluation of the loan portfolio and involves the balancing of a number of factors to establish a prudent level. Among the factors considered are lending risks associated with growth and entry into new markets, loss allocations for specific nonperforming credits, the level of the allowance to nonperforming loans, historical loss experience, economic conditions, portfolio trends and credit concentrations, and changes in the size and character of the loan portfolio, among other factors, considered along with managements judgment. Allowances for impaired loans are generally determined based on collateral values. Loans deemed uncollectible are charged against, while recoveries are credited to, the allowance. Management adjusts the level of the allowance through the provision for credit losses, which is recorded as a current period operating expense.

Management believes that the allowance for credit losses is adequate. While management used available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, and independent consultants engaged by the Bank, periodically review the Banks loan portfolio and allowance for credit losses. Such review may result in recognition of additions to the allowance based on their judgments of information available to them at the time of their examination.

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

NEW ACCOUNTING STANDARDS

In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (FASB 125), which provides new accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets and extinguishments of liabilities. FASB 125 is effective for transactions occurring after December 31, 1996, except for the provisions relating to repurchase agreements, securities lending and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997 by FASB 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an amendment of FASB 125. Adoption of FASB 125 was not material; FASB 127 will be adopted as required in 1998 and is not expected to have a material impact on the Companys financial condition or results of operations.

     In February 1997, Statement of Financial Accounting Standards No. 128, Earnings per Share (FASB 128), was issued and establishes new standards for computing and presenting earnings per share. FASB 128 is effective for the Companys December 31, 1997 financial statements, including restatement of interim periods; earlier application was not permitted. The effect of the new standard did not have an impact on previously reported earnings per share.

     In June 1997, Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (FASB 130), was issued and establishes standards for reporting and displaying comprehensive income and its components. FASB 130 requires comprehensive income and its components, as recognized under the accounting standards, to be displayed in a financial statement with the same prominence  as other  financial  statements.  The  Company  plans  to adopt  the standard, as required, beginning in 1998; adoption of this disclosure requirement will not have a material impact on the Company.

     Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (FASB 131), also issued in June 1997, establishes new standards for reporting information about operating segments in annual and interim financial statements. The standard also requires descriptive information about the way the operating segments are determined, the products and services provided by the segments, and the nature of differences between reportable segment measurements and those used for the consolidated enterprise. This standard is effective for years beginning after December 15, 1997. Adoption in interim financial statements is not required until the year after initial adoption, however comparative prior period information is required. The Company is evaluating the standard and plans adoption as required in 1998; adoption of this disclosure requirement will not have a material impact on the Company.

NOTE 2-ACQUISITION

On August 29, 1996, the Company and its wholly owned subsidiary, Sandy Spring National Bank of Maryland, merged with Annapolis Bancshares, Inc. (ABI) and its wholly owned subsidiary, Bank of Annapolis, Annapolis, Maryland, a state-chartered commercial bank. The acquisition was accounted for as a pooling of interests, and financial information for all prior periods presented has been restated to include the results of operations and financial position of ABI. Based on an exchange ratio of .62585 shares of the Companys common stock for each outstanding share of ABI common stock, the Company issued 495,940 shares of common stock. Pre-tax merger-related expenses of $724 were included in noninterest expenses for 1996.

NOTE 3-CASH AND DUE FROM BANKS

Regulation D of the Federal Reserve Act requires that banks maintain reserve balances with the Federal Reserve Bank based principally on the type and amount of their deposits. At its option, the Bank maintains additional balances to compensate for clearing and safekeeping services. The average daily balance maintained in 1997 was $19,739 and in 1996 was $20,245.

NOTE 4-INVESTMENTS AVAILABLE-FOR-SALE

The amortized cost and estimated fair values of investments available-for-sale at December 31 are as follows:

                                                1997                                                  1996
                           ----------------------------------------------      ------------------------------------------------
                                        GROSS        GROSS      ESTIMATED                     Gross       Gross      Estimated
                           AMORTIZED  UNREALIZED   UNREALIZED     FAIR         Amortized   Unrealized   Unrealized     Fair
                              COST      GAINS        LOSSES      VALUE           Cost          Gains      Losses       Value
-------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury              $  2,992   $    11     $     0      $  3,003       $ 26,953       $   42     $   (55)    $ 26,940
U.S. Agency                 288,273       802        (174)      288,901        145,517          186        (428)     145,275
State and municipal          31,241       577           0        31,818         26,277          382         (31)      26,628
Corporate debt obligations    1,500         0          (4)        1,496          1,500            0         (17)       1,483
Mortgage-backed securities   14,269       191        (145)       14,315         32,195          149        (468)      31,876
                           --------   -------     -------      --------       --------       ------     -------     --------
Total Debt Securities       338,275     1,581        (323)      339,533        232,442          759        (999)     232,202
Marketable equity securities  2,593     2,132           0         4,725            470        1,751           0        2,221
                           --------   -------     -------      --------       --------       ------     -------     --------
Total Investments is
Available-for-Sale         $340,868    $3,713       $(323)     $344,258       $232,912       $2,510       $(999)    $234,423
                           ========    ======       =====      ========       ========       ======       =====     ========

     The amortized cost and estimated fair values of debt securities available-for-sale at December 31, 1997 and 1996 by contractual maturity, except mortgage-backed securities for which an average life is used, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  1997              1996
                                         ----------------------------------------------------
                                                      ESTIMATED               Estimated
                                         AMORTIZED       FAIR    Amortized       Fair
                                            COST        VALUE      Cost         Value
---------------------------------------------------------------------------------------------
Due in one year or less                   $43,237      $43,294    $29,429      $29,481
Due after one through five years          172,780      173,305    182,169      182,142
Due after five years through ten years    100,074      100,449     17,997       17,731
Due after ten years                        22,184       22,485      2,847        2,848
                                         --------     --------   --------     --------
  Total Debt Securities                  $338,275     $339,533   $232,442     $232,202
                                         ========     ========   ========     ========

Sale of investments available-for-sale during 1997, 1996 and 1995 resulted in the following:

                                                 1997              1996                  1995
----------------------------------------------------------------------------------------------
Proceeds                                       $86,005           $19,392               $13,140
Gross gains                                        998                97                     4
Gross losses                                       570                73                   345

     At December 31, 1997 and 1996, investments available-for-sale with a carrying value of $84,962 and $60,654, respectively, were pledged as collateral for certain government deposits and for other purposes as required or permitted by law. The outstanding balance of no single issuer, except for U.S. Government and U.S. Government Agency securities, exceeded ten percent of stockholders equity at December 31, 1997 and 1996.

     The Company has covered call options that are subject to disclosure as derivative financial instruments in accordance with Statement of Financial Accounting Standards No. 119. These options are incident to an established plan to enhance the yield on the Banks equity securities in the available-for-sale portfolio. The options contracts do not exhibit credit risk since the Bank is holder of the premiums paid. Market risk is mitigated by the fact that the option price is stated in the contract and that the underlying securities held have a significant unrealized gain position.

     At December 31, 1997, the Bank had outstanding covered call option contracts for 3,000 shares of Sallie Mae common stock, with expiration dates of January 17, 1998 (1,000 shares), and April 18, 1998 (2,000 shares). Premiums received on these options amounted to $35. The contracts have an average option price of $156.67 per share and the underlying securities have a quoted market price of $139.13 per share. Excluding option premiums, these Sallie Mae holdings had an unrealized gain at December 31, 1997 of $1,004 ($138.83 per share). Generally, the option contracts have a term of approximately one to four months. During 1997, the Bank received total option premiums of $70.

     At December 31, 1996, the Bank had outstanding covered call option contracts for 2,000 shares of Sallie Mae common stock, with expiration dates of January 18, 1997 (1,000 shares), and April 19, 1997 (1,000 shares). Premiums received on these options amounted to $5. The contracts have an average option price of $97.50 per share and the underlying securities have a quoted market price of $93.13 per share. Excluding option premiums, these Sallie Mae holdings had an unrealized gain at December 31, 1996 of $1,385 ($92.83 per share). Generally, the option contracts have a term of approximately one to four months. During 1996, the Bank received total option premiums of $11.

NOTE 5-INVESTMENTS HELD-TO-MATURITY AND OTHER EQUITY SECURITIES

The amortized cost and estimated fair values of investments held-to-maturity at December 31 are as follows:#

                                                1997                                                  1996
                           ----------------------------------------------      ------------------------------------------------
                                        GROSS        GROSS      ESTIMATED                     Gross       Gross      Estimated
                           AMORTIZED  UNREALIZED   UNREALIZED     FAIR         Amortized   Unrealized   Unrealized     Fair
                              COST      GAINS        LOSSES      VALUE           Cost          Gains      Losses       Value
-------------------------------------------------------------------------------------------------------------------------------
U.S. Agency                 $32,294    $ 235         $(54)      $32,475        $42,932        $ 103       $(208)      $42,827
State and municipal          49,371    1,032          (40)       50,363         37,152          697        (167)       37,682
Mortgage-backed securities   27,326      304          (31)       27,599         42,188          449         (79)       42,558
                            -------    -----         ----       -------        -------        -----       -----       -------
Total Investments
Held-to-Maturity           $108,991   $1,571        $(125)     $110,437       $122,272       $1,249       $(454)     $123,067
                           ========   ======        =====      ========       ========       ======       =====      ========

     In accordance with a Financial Accounting Standards Board pronouncement in late 1995, permitting a one-time transfer from investments held-to-maturity into investments available-for-sale, the Company transferred $43,630 from its held-to-maturity portfolio into the available-for-sale category with net unrealized gains of $279, net of taxes.

     The amortized cost and estimated fair values of debt securities held-to-maturity at December 31, 1997 and 1996 by contractual maturity, except mortgage-backed securities for which an average life is used, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  1997                   1996
                                         ----------------------------------------------------
                                                      ESTIMATED               Estimated
                                         AMORTIZED       FAIR    Amortized       Fair
                                            COST        VALUE      Cost         Value
---------------------------------------------------------------------------------------------
Due in one year or less                   $14,247      $14,267    $12,926      $12,944
Due after one through five years           52,507       53,327     67,465       68,221
Due after five years through ten years     18,197       18,454     27,759       27,794
Due after ten years                        24,040       24,389     14,122       14,108
                                          -------      -------    -------      -------
  Total Investments Held-to-Maturity     $108,991     $110,437   $122,272     $123,067
                                         ========     ========   ========     ========

At December 31, 1997 and 1996, investments held-to-maturity with a book value of $10,132 and $21,726, respectively, were pledged as collateral for certain government deposits and for other purposes as required or permitted by law. The outstanding balance of no single issuer, except for U.S. Government and U.S. Government Agency securities, exceeded ten percent of stockholders equity at December 31, 1997 or 1996. Other equity securities at December 31, are as follows:

                                                   1997            1996
--------------------------------------------------------------------------------
Federal Reserve Bank stock                         $1,826        $1,340
Federal Home Loan Bank stock                        9,659         3,771
                                                  -------        ------
  Total Other Equity Securities                   $11,485        $5,111
                                                  =======        ======

NOTE 6-LOANS

Book values for the two most recent years are presented below for the major loan categories at December 31:

                                                   1997            1996
--------------------------------------------------------------------------------
Real estate mortgage                               $393,661        $376,205
Real estateconstruction                             57,687          47,654
Consumer                                            35,021          30,813
Commercial                                          72,511          68,467
Tax exempt                                              13              27
                                                   -------        --------
  Total Loans                                      558,893         523,166
Less: Allowance for credit losses                   (7,016)         (6,391)
                                                   -------        --------
NET LOANS                                         $551,877        $516,775
                                                  ========        ========

     Loan fees  amounting  to $316  (1997),  $254  (1996) and $270  (1995)  were included in interest and fees on loans. The servicing portfolio of mortgage loans sold totalled $78,344 at December 31, 1997 and $91,249 at December 31, 1996. Escrow balances relating to the servicing portfolio amounted to $663 and $730 at December 31, 1997 and 1996, respectively.

     Activity in the allowance for credit losses for the preceding three years ended December 31 is shown below:

                                           1997           1996         1995
--------------------------------------------------------------------------------
Balance at beginning of year             $6,391         $6,597        $6,663
Provision for credit losses                 986            308           180
Loan charge-offs                           (541)          (615)         (749)
Loan recoveries                             180            101           503
                                         ------         ------        ------
  Net charge-offs                          (361)          (514)         (246)
                                         ------         ------        ------
BALANCE AT END OF YEAR                   $7,016         $6,391        $6,597
                                         ======         ======        ======

     Information with respect to impaired loans at December 31, 1997 and 1996, and for the respective years ended is as follows:

                                                                      1997            1996
-------------------------------------------------------------------------------------------
Impaired loans with a valuation allowance                           $    0           $  127
Impaired loans without a valuation allowance                           890            1,153
                                                                    ------           ------
  Total impaired loans                                              $  890           $1,280
                                                                    ------           ------
Allowance for credit losses related to impaired loans               $    0           $  127
Allowance for credit losses related to other than impaired loans     7,016            6,264
                                                                    ------           ------
  Total allowance for credit losses                                 $7,016           $6,391
                                                                    ======           ======
Average impaired loans for the year                                 $1,101           $1,327
                                                                    ======           ======
Interest income on impaired loans recognized on the cash basis      $    0           $    0
                                                                    ======           ======

     There were no impaired loans at December 31, 1995. Although $590 of loans were classified as being in nonaccrual status at December 31, 1995, the insignificant delay of payments caused the loans not to be classified as impaired.

NOTE 7-PREMISES AND EQUIPMENT
Premises and equipment at December 31 consist of:
                                                            1997          1996
--------------------------------------------------------------------------------
Land                                                    $  8,875      $  6,652
Buildings and leasehold improvements                      18,228        13,226
Equipment                                                 13,233        11,154
                                                        --------      --------
                                                          40,336        31,032
Less: Accumulated depreciation and amortization          (11,868)      (10,821)
                                                        --------      --------
NET PREMISES AND EQUIPMENT                              $ 28,468      $ 20,211
                                                        ========      ========

     Depreciation and amortization expense for premises and equipment amounted to $1,825 for 1997, $1,726 for 1996 and $1,572 for 1995.

     Total rental expenses (net of rental income) for premises and equipment for the three years ended December 31 were $513 (1997), $303 (1996) and $447 (1995).
Lease commitments bear initial terms varying from 3 to 10 years, or they are 20-year ground leases, and are associated with premises. Future minimum payments as of December 31, 1997 for all noncancelable operating leases are:

Year Ending                                                        Premises and
December 31,                                                         Equipment
--------------------------------------------------------------------------------
1998                                                                $   887
1999                                                                    865
2000                                                                    850
2001                                                                    896
2002                                                                    903
Thereafter                                                            6,404
  TOTAL                                                             --------
                                                                    $10,805
                                                                    ========

NOTE 8-DEPOSITS
Deposits outstanding at December 31 consist of:
                                                         1997            1996
--------------------------------------------------------------------------------
Noninterest-bearing Deposits                            $150,957        $117,052
Interest-bearing Deposits:
  Demand                                                 115,391          98,932
  Money market savings                                   150,465         157,484
  Regular savings                                         91,853          94,974
  Time deposits                                          281,378         280,725
  Time deposits - $100 or more                            62,967          57,174
                                                        --------        --------
       Total Interest-bearing Deposits                   702,054         689,289
                                                        --------        --------
        TOTAL DEPOSITS                                  $853,011        $806,341
                                                        ========        ========

     Interest expense on time deposits of $100 or more amounted to $3,256, $2,640 and $2,576 for 1997, 1996 and 1995, respectively.


NOTE 9-SHORT-TERM BORROWINGS

Information relating to short-term borrowings is as follows for the years ended December 31:

                                              1997                1996                1995
                                        ----------------    ----------------    ----------------
                                        Amount      Rate    Amount      Rate    Amount      Rate
-------------------------------------------------------------------------------------------------
At year-end:
  Federal Home Loan Bank advances    $ 84,200        5.27%   $20,200    5.58%   $ 3,000     5.55%
  Repurchase agreements                58,196        4.80     44,193    4.65     30,554     5.03
  Other short-term borrowings           2,030        6.44      2,375    6.19      1,250     6.00
                                     --------                -------            -------
      Total                          $144,426        5.09%   $66,768    4.99%   $34,804     5.11%
                                     ========                =======            =======

Average for the year:
Federal Home Loan Bank advances       $53,965        5.27%   $ 7,316    5.59%   $ 1,811     5.89%
Repurchase agreements                  49,836        4.78     34,125    4.66     23,843     5.15
Other short-term borrowings             1,743        4.50        523    4.43     14,951     6.36
Maximum month-end balance:
Federal Home Loan Bank advances       $84,200                $20,200            $36,800
Repurchase agreements                  59,868                 44,193             32,415
Other short-term borrowings             3,575                  2,375              7,280

     The Company has a line of credit arrangement with the FHLB under which it may borrow up to $200,000 at interest rates based upon current market conditions.

NOTE 10 - LONG-TERM BORROWINGS

The Company had outstanding mortgages with balances due of $72 at December 31, 1997, and $100 at December 31, 1996. Interest rates range up to 10% and the maximum maturity is July 2000.

     In addition, the Company had long-term advances from the Federal Home Loan Bank of Atlanta of $14,520 at December 31, 1997, and $4,720 at December 31, 1996 (see line of credit described in Note 9). Interest rates at December 31, 1997, range up to 8.21% and the maximum maturity is March 2006.

NOTE  11 - STOCKHOLDERS  EQUITY

Bancorps Articles of Incorporation authorize 15,000,000 shares of capital stock (par value $1.00 per share) which were initially classified as common stock with the provision that remaining unissued shares may later be designated as either common or preferred stock.

     Sandy Spring Bancorp has a dividend reinvestment plan which provides shareholders with the opportunity to increase their equity ownership in Bancorp by electing to have cash dividends automatically reinvested in additional shares of common stock without payment of any brokerage commission or service charge. On October 31, 1997, the Company announced changes to the plan, renamed the Sandy Spring Bancorp Dividend Reinvestment and Stock Purchase Plan, permitting shareholders to make optional quarterly cash purchases of stock, subject to minimum and maximum dollar amounts, and increasing the number of shares reserved for issuance under the plan from 400,000 to 800,000 (share amounts have been adjusted to give retroactive effect to a 2-for-1 stock split declared on January 28, 1998).

     On April 16, 1997, the Company announced that its Board of Directors had authorized the repurchase of up to 5%, or 492,084 shares (adjusted to give retroactive effect to a 2-for-1 stock split declared on January 28, 1998), of Bancorps outstanding common stock, par value $1.00 per share, in connection with shares expected to be issued pursuant to the Companys dividend reinvestment and stock purchase plan, incentive stock option plan, employee benefit plans, and for other corporate purposes. The share repurchases would be made from time to time, either on the open market or in privately negotiated transactions, until March 31, 1999, or earlier termination of the program by the Board.

     Bank and holding company regulations, as well as Maryland law, impose certain restrictions on dividend payments by the Bank, as well as restricting extensions of credit and transfers of assets between the Bank and Bancorp. At December 31, 1997, the Bank could have paid dividends to its parent company amounting to $28,363. There were no loans outstanding between the Bank and Bancorp at December 31, 1997 and 1996.

     Stock warrants were issued by the pooled bank prior to merger. The following share and price information related to those warrants was computed by applying the exchange ratio used in the merger and have been adjusted to give retroactive effect to a 2-for-1 stock split declared on January 28, 1998. Nontransferrable warrants to acquire 7,510 shares of common stock at $6.65 per share were outstanding at December 31, 1997 and 1996, and expire on March 31, 1998.

NOTE 12-INCENTIVE  STOCK OPTION PLAN

The Companys 1992 Stock Option Plan, which essentially replaced the expired 1982 Incentive Stock Option Plan, provides for the granting of incentive and nonincentive options to selected key employees on a periodic basis at the discretion of the Board. Share amounts and prices which follow have been adjusted to give retroactive effect to the 2-for-1 stock splits declared on March 29, 1995 and on January 28, 1998. The 1992 Plan authorizes the issuance of up to 540,000 shares of common stock, has a term of ten years, and is administered by the Compensation Committee of the Board. Options are granted at market value at date of grant and must be exercised within ten years. Options granted prior to December 1996 were immediately exercisable. Options granted in December 1996 and 1997 become exercisable over a period of two years from each grant date.

     A total of 207,800 shares of common stock were granted under the 1982 Plan, of which 12,000 are outstanding, and the outstanding options will continue until exercise or expiration.

     The following is a summary of changes in shares under option for the years ended December 31:

                                              1997                     1996                     1995
                                     -------------------------------------------------------------------------------
                                    NUMBER     WEIGHTED       Number       Weighted       Number       Weighted
                                      OF       AVERAGE         of          Average          of         Average
                                    SHARES  EXERCISE PRICE    Shares    Exercise Price    Shares    Exercise Price
--------------------------------------------------------------------------------------------------------------------
Balance, beginning of year           72,002     $12.67        153,872     $  8.95          164,384      $  7.82
Granted                              44,000      24.63         12,000       16.83           10,500        18.50
Exercised                                 0          0        (93,870)       7.10          (21,012)        4.88
                                    -------                   -------                      -------
BALANCE, END OF YEAR                116,002    $ 17.21         72,002     $ 12.67          153,872      $  8.95
                                    =======                   =======                      =======
Weighted average fair value of
 options granted during the year               $  4.79                     $ 3.84                       $  5.06

                                       32

     The following table summarizes information about options outstanding at December 31, 1997:

                                  Options Outstanding
                     ----------------------------------------------------
                                    Weighted Average                               Options Exercisable
                                      Remaining                             ---------------------------------
   Range of                         Contractual Life    Weighted Average                    Weighted Average
 Exercise Prices      Number         (in years)         Exercise Price        Number        Exercise Price
-----------------------------------------------------------------------------------------------------------
$  6.99 - $ 12.25     49,502             5.7            $ 10.43              49,502           $ 10.43
$ 16.63 - $ 24.63     66,500             9.5              22.25              33,636             20.77
                     -------                                                 ------
                     116,002                            $ 17.17              83,138           $ 14.61
                     =======                             ======              ======

     The fair value of each option grant is estimated on the date of grant using the Extended Binomial option-pricing model with the following weighted-average assumptions used for grants during the three years ended December 31:

                                                   1997      1996       1995
--------------------------------------------------------------------------------
Dividend yield                                     2.14%     2.67%     2.67%
Expected volatility                               20.41%    25.00%    25.00%
Risk-free interest rate                            5.48%     5.58%     5.58%
Expected lives (in years)                            10        10        10

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (FASB 123), but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plans. No compensation expense related to the plans was recorded during the three years ended December 31, 1997. If the Company had elected to recognize compensation cost based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by FASB 123, net income and earnings per share would have been changed to the pro forma amounts as follows for the years ended December 31:

                                                  1997       1996        1995
--------------------------------------------------------------------------------
Net income:
  As reported                                  $ 13,195    $ 11,494    $ 9,994
  Pro forma                                    $ 12,984    $ 11,475    $ 9,961
Basic earnings per share:
  As reported                                  $   1.35    $   1.18    $  1.05
  Pro forma                                    $   1.33    $   1.18    $  1.05
Diluted earnings per share:
  As reported                                  $   1.34    $   1.18    $  1.04
  Pro forma                                    $   1.32    $   1.18    $  1.04

     The pro forma amounts are not representative of the effects on reported net income for future years.

NOTE 13 - PENSION, PROFIT SHARING AND OTHER EMPLOYEE BENEFIT PLANS

The Company has a qualified, noncontributory, defined benefit pension plan covering substantially all employees. Benefits are based on years of service and the employees compensation during the last five years of employment. The Companys funding policy is to contribute the maximum amount deductible for federal income tax purposes. The Plan invests primarily in a diverse portfolio of managed fixed income and equity funds. Contributions provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Net pension cost for the previous three years include the following components:

                                                   1997      1996       1995
--------------------------------------------------------------------------------

Service cost for benefits earned                  $ 436     $ 377     $ 333
Interest cost on projected benefit obligation       340       351       301
Actual (return) loss on plan assets                (699)     (362)     (721)
Net amortization and deferral                       283       (45)      479
Early retirement window options                       0         0       274
                                                  -----     -----     -----
PENSION EXPENSE FOR THE YEAR                      $ 360     $ 321     $ 666
                                                  =====     =====     =====

     For 1997, 1996 and 1995, the weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.50% and 5.50%, respectively, while the expected long-term rate of return on assets was 8.50%.

     The Plans funded status as of December 3 is:

                                                                                    1997      1996
--------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
Accumulated benefit obligation, including vested benefits
  of $3,709 in 1997 and $2,871 in 1996                                            $ 4,079  $ 3,205
    Additional liability based upon projected compensation                          1,687    1,385
                                                                                  -------  -------
    Projected benefit obligation for service rendered to date (PBO)                 5,766    4,590
Plan assets at fair value                                                           6,110    4,903
                                                                                  -------  -------
Plan Assets greater than (less than) PBO                                              344      313
Unrecognized net gain                                                               1,199      962
Prior service cost not yet recognized in net periodic pension expense                   8        9
Unrecognized net asset, net of amortization                                            (6)      (9)
                                                                                  -------  -------
PREPAID PENSION COST INCLUDED IN OTHER ASSETS                                     $ 1,545  $ 1,275
                                                                                  =======  =======

     The Company has a qualified, noncontributory profit sharing plan that covers all employees after ninety days of service. The Plan permits employees to purchase shares of Sandy Spring Bancorps common stock with their profit sharing allocations and other contributions under the Plan. Profit sharing contributions by the Company, which are included in operating expenses, totaled $465 in 1997, $442 in 1996 and $400 in 1995. Beginning in 1996, the Company expanded its benefit plans to include a performance based compensation benefit which provides additional incentives to employees based on the Companys financial performance as measured against key performance indicator goals set by management. Payments are made quarterly and total expense under the plan amounted to $465 in 1997 and $510 in 1996.

     The Company has a Supplemental Executive Retirement Plan (SERP) providing for retirement income benefits as well as pre-retirement death benefits for selected executives. Retirement benefits payable under the SERP, if any, are integrated with other pension plan and Social Security retirement benefits expected to be received by the SERP plan participants. The Company is accruing the present value of these benefits over the remaining number of years to the participants retirement dates. Benefit accruals included in operating expenses for 1997, 1996 and 1995 were $55, $25 and $99, respectively.

     The Company has an Executive Health Plan effective January 1, 1991 that provides for payment of defined medical and dental expenses not otherwise covered for selected executives including their families. Benefits, which are paid during both employment and retirement, are subject to a $5 limitation for each executive per year. Expenses under the plan, covering insurance premium and out-of-pocket expense reimbursement benefits, totalled $50 in 1997, $7 in 1996 and $18 in 1995.


NOTE 14-INCOME TAXES
Income tax expense for the years ended December 31 consists of:

                                                      1997      1996      1995
--------------------------------------------------------------------------------
Current Income Taxes:
  Federal                                           $ 5,718  $ 4,692  $ 3,398
  State                                                 975    1,249      983
                                                    -------  -------  -------
     TOTAL CURRENT                                    6,693    5,941    4,381
Deferred Income Tax Benefit:
  Federal                                               (86)    (122)     223
  State                                                 (19)     (30)      49
                                                    -------  -------  -------
     TOTAL DEFERRED                                    (105)    (152)     272
                                                    -------  -------  -------
     TOTAL INCOME TAX EXPENSE                       $ 6,588  $ 5,789  $ 4,653
                                                    =======  =======  =======

     Temporary differences between the amounts reported in the financial statements and the tax bases of assets and liabilities result in deferred taxes. Deferred tax assets and liabilities, shown as the sum of the appropriate tax effect for each significant type of temporary difference, are presented below for the years ended December 31:

                                                               1997       1996
--------------------------------------------------------------------------------
Deferred Tax Assets:
  Allowance for credit losses                               $ 2,262    $ 2,021
  Deferred loan fees and costs                                  542        464
  Net operating loss carry forward                              395        434
  Other                                                         300        164
                                                            -------    -------
    Gross Deferred Tax Assets                                 3,499      3,083
Deferred Tax Liabilities:
  Depreciation                                                 (928)      (841)
  Pension plan costs                                           (823)      (424)
  Unrealized gains on investments available-for-sale         (1,309)      (337)
  Other                                                        (366)      (331)
                                                            -------    -------
  Gross Deferred Tax Liabilities                             (3,426)    (1,933)
                                                            -------    -------
     NET DEFERRED TAX ASSET                                 $    73    $ 1,150
                                                            =======    =======

     No valuation allowance exists with respect to deferred tax items. Net deferred tax assets are included in other assets. A three-year reconcilement of the difference between the statutory federal income tax rate and the effective tax rate for the Company is as follows:

                                                    1997       1996        1995
--------------------------------------------------------------------------------
FEDERAL INCOME TAX RATE                             35.0%      35.0%      34.0%
  Increase (decrease) resulting from:
    Tax-exempt interest income                      (5.2)      (5.8)      (7.1)
    State income taxes, net of
     federal income tax benefits                     5.0        4.6        4.6
    Other                                           (1.5)      (0.3)       0.3
                                                    ----       ----       ----
    EFFECTIVE TAX RATE                              33.3%      33.5%      31.8%
                                                    ====       ====       ====

NOTE 15- NET INCOME PER COMMON SHARE

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share (FASB 128), which became effective for the Company for reporting periods ending after December 15, 1997. Under the provisions of FASB 128, primary and fully diluted earnings per share were replaced with basic and diluted earnings per share in an effort to simplify the computation of these measures and align them more closely with the methodology used internationally. Basic earnings per share is arrived at by dividing net income available to common stockholders by the weighted-average number of common shares outstanding and does not include the impact of any potentially dilutive common stock equivalents. The diluted earnings per share calculation method is arrived at by dividing net income by the weighted-average number of shares outstanding, adjusted for the dilutive effect of outstanding stock options and warrants. For purposes of comparability, all prior-period earnings per share data has been restated. All per share data and share amounts below have been adjusted to give retroactive effect to a 2-for-1 stock split in the form of a stock dividend declared on March 29, 1995. A 2-for-1 stock split in the form of a stock dividend was declared on January 28, 1998, and all per share data and share amounts below have been adjusted to give retroactive effect to this subsequent event.

     The calculation of net income per common share for the years ended December 31 was as follows:

                                                    1997       1996       1995
--------------------------------------------------------------------------------
Basic:
  Net income (available to common stockholders)  $ 13,195   $ 11,494   $ 9,994
  Average common shares outstanding                 9,799      9,736     9,544
  Basic net income per share                     $   1.35   $   1.18   $  1.05
                                                 ========   ========   =======
Diluted:
 Net income (available to common stockholders)   $ 13,195   $ 11,494   $ 9,994

 Average common shares outstanding                  9,799      9,736     9,544
 Stock option adjustment                               13         22        70
 Warrant stock adjustment                               5          5         4
                                                 --------   --------   -------
   Average common shares outstanding  diluted       9,817      9,763     9,618
 Diluted net income per share                    $   1.34   $   1.18      1.04
                                                 ========   ========   =======

NOTE 16 - RELATED PARTY TRANSACTIONS

Certain directors and senior officers have loan transactions with the Company. Such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with outsiders. The following schedule summarizes changes in amounts of loans outstanding, both direct and indirect, to these persons during 1997.

                                                             1997         1996
--------------------------------------------------------------------------------
Balance at January 1                                      $ 7,401      $ 7,223
Additions                                                   1,090        4,859
Repayments                                                 (2,065)      (4,681)
                                                          -------      -------
BALANCE AT DECEMBER 31                                    $ 6,426      $ 7,401
                                                          =======      =======

NOTE 17 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the normal course of business, the Company has various outstanding credit commitments which are properly not reflected in the financial statements. These commitments are made to satisfy the financing needs of the Companys clients. The associated credit risk is controlled by subjecting such activity to the same credit and quality controls as exist for the Companys lending and investment activities. The commitments involve diverse business and consumer customers and are generally well collateralized. Management does not anticipate that losses, if any, which may occur as a result of these commitments would materially affect the stockholders equity of the Company. Since a portion of the commitments have some likelihood of not being exercised, the amounts do not necessarily represent future cash requirements.

     Loan and credit line commitments, excluding unused portions of home equity lines of credit, totaled $105,229 at December 31, 1997 and $101,126 at December 31, 1996. These commitments are contingent upon continuing customer compliance with the terms of the agreement.

     Unused portions of equity lines at year-end amounted to $59,157 in 1997 and $59,859 in 1996. The Companys home equity line accounts, which are secured by the borrowers residence, are reviewed annually.

     Irrevocable letters of credit, totalling $4,124 at December 31, 1997, and $4,082 at December 31, 1996, are obligations to make payments under certain conditions to meet contingencies related to customers contractual agreements. They are primarily used to guarantee a customers contractual and/or financial performance, and are seldom exercised.


NOTE 18-LITIGATION

In the normal course of business, the Company may become involved in litigation arising from banking, financial, and other activities of the Company. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of these matters will have a material effect on the Companys financial condition, operating results or liquidity.

NOTE 19  FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, Disclosure About Fair Value of Financial Instruments (FASB 107), as amended by Statement of Financial Accounting Standards No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments (FASB 119), requires the disclosure in statement form of estimated fair values of financial instruments. Financial instruments have been defined broadly to encompass 96.6% of the Companys assets and 99.8% of its liabilities.

     Quoted market prices, where available, are shown as estimates of fair market values. Because no quoted market prices are available for a significant part of the Companys financial instruments, the fair values of such instruments have been derived based on the amount and timing of future cash flows and estimated discount rates.

     Present value techniques used in estimating the fair value of many of the Companys financial instruments are significantly affected by the assumptions used. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate cash settlement of the instrument. Additionally, the accompanying estimates of fair values are only representative of the fair values of the individual financial assets and liabilities and should not be considered an indication of the fair value of the Company.

     The estimated fair values of the Companys financial instruments at December 31 are as follows:


                                                             1997                            1996
                                                   ---------------------------     -------------------------
                                                      BOOK        ESTIMATED         Book          Estimated
                                                      VALUE       FAIR VALUE        Value         Fair Value
------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS

Cash and temporary investments(1)                  $ 55,737        $ 55,866        $ 65,023        $ 65,050
Investments available-for-sale                      344,258         344,258         234,423         234,423
Investments held-to-maturity and
other equity securities                             120,476         121,922         127,383         128,178
Loans, net of allowance                             551,877         568,565         516,775         522,945
Accrued interest receivable and other assets(2)      10,254          10,254           9,404           9,404
FINANCIAL LIABILITIES
Deposits                                          $ 853,011        $853,184        $806,341        $806,602
Short-term borrowings                               144,426         144,423          66,768          66,961
Long-term borrowings                                 14,592          14,583           4,820           4,886
Accrued interest payable and other liabilities(2)     2,749           2,749           2,054           2,054


                                                                    ESTIMATED                    Estimated
                                                      AMOUNT       FAIR VALUE       Amount       Fair Value
-----------------------------------------------------------------------------------------------------------
OFF-BALANCE SHEET FINANCIAL ASSETS
Commitments to extend credit(3)                     $ 164,386        $ (567)     $ 160,985        $ (684)
Irrevocable letters of credit                           4,124           (21)         4,082           (20)
Servicing rights on mortgages sold                     78,344           783         91,249            940


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

    Short-term   borrowings.   Carrying  amount   approximated  fair  value  of
repurchase agreements due to their variable interest rates. The fair value of Federal Home Loan Bank advances was estimated by computing the discounted value of contractual cash flows payable at current interest rates for obligations with similar remaining terms.

     Long-term borrowings. The fair value of these mortgage and Federal Home Loan Bank advances was estimated by computing the discounted value of contractual cash flows payable at current interest rates for obligations with similar remaining terms.

     Other liabilities. Carrying amount approximated fair value of accrued interest payable, the Treasury demand note, accrued dividends and premiums payable, considering their short-term nature and expected payment.

     Off-balance sheet instruments. The fair value of unused lines of credit, letters of credit, and commitments to fund and deliver loans was estimated based upon the amount of unamortized fees collected or paid incident to granting or receiving the commitment. The fair value of the Banks serviced mortgage loan portfolio was estimated utilizing an independent appraisal which considered fees receivable, number of loans, average loan size, delinquency data, escrow balances, prepayment risks, and current market supply and demand factors.


NOTE 20 - PARENT COMPANY FINANCIAL  INFORMATION

The condensed financial statements for Sandy Spring Bancorp (Parent Only) pertaining to the periods covered by the Companys consolidated financial statements are presented below:

                                                                                 December 31,
                                                                            ----------------------
BALANCE  SHEETS                                                               1997          1996
-------------------------------------------------------------------------------------------------
ASSETS
 Cash and due from banks                                                  $    6,280      $ 10,264
 Investments available-for-sale (at  fair  value)                              3,702           831
 Investment in subsidiary                                                     93,756        85,136
 Other assets                                                                    258           261
                                                                           ---------     ---------
   Total Assets                                                            $ 103,996     $  96,492
                                                                           =========     =========
LIABILITIES
 Other liabilities                                                         $     496     $     223
                                                                           ---------     ---------
  Total Liabilities                                                              496           223
STOCKHOLDERS EQUITY
 Common stock                                                                  4,862         4,902
 Surplus                                                                      31,695        33,474
 Retained earnings                                                            66,261        57,669
 Unrealized gain on investments available-for-sale, net of taxes                 682           224
                                                                           ----------    ----------
   Total Stockholders Equity                                                 103,500        96,269
                                                                           ---------     ---------
   Total Liabilities and Stockholders Equity                               $ 103,996     $  96,492
                                                                           =========     =========
                                                                   Years Ended December 31,
                                                                ------------------------------
STATEMENTS OF INCOME                                           1997          1996           1995
-------------------------------------------------------------------------------------------------

Income:
 Cash dividends from subsidiary                               $ 4,601      $ 3,620        2,826
 Interest and dividends on securities                             379          366          358
                                                              -------      -------       ------
   Total Income                                                 4,980        3,986        3,184
Interest and other expenses                                       395          647          337
                                                              -------      -------       ------
Income before income taxes and equity in
 undistributed income of subsidiary                             4,585        3,339        2,847
Income tax expense (benefit)                                       12          (14)           8
                                                              -------      -------       ------
Income before equity in undistributed income
 of subsidiary                                                  4,573        3,353        2,839
Equity in undistributed income of subsidiary                    8,622        8,141        7,155
                                                              -------      -------       ------
   NET INCOME                                                 $13,195      $11,494       $9,994
                                                              =======      =======       ======

                                                               Years Ended December 31,
                                                    -------------------------------------------
STATEMENTS OF CASH FLOWS                                   1997            1996           1995
-----------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
 Net Income                                              $ 13,195       $ 11,494       $ 9,994
 Adjustments to reconcile net income to net cash
  provided by operating activities:
 Equity in undistributed income  subsidiary                (8,622)        (8,141)       (7,155)
 Other-  net                                                   14             73           (11)
                                                            -----          -----         -----
   NET CASH PROVIDED BY OPERATING ACTIVITIES                4,587          3,426         2,828
Cash Flows from Investing Activities:
 Purchase of investments available-for-sale                (2,126)             0          (465)
 Capital contributed to subsidiary                              0              0        (1,070)
                                                           ------          -----        ------
   NET CASH USED BY INVESTING ACTIVITIES                   (2,126)             0        (1,535)
Cash Flows from Financing Activities:
  Retirement of long-term debt                                (23)           (21)          (17)
  Common stock purchased and retired                       (3,857)             0             0
  Proceeds from issuance of common stock                    2,038          1,741         2,379
  Dividends paid                                           (4,603)        (3,763)       (2,881)
                                                           ------         ------        ------
   NET CASH USED BY FINANCING ACTIVITIES                   (6,445)        (2,043)         (519)
                                                           ------         ------          ----
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS       (3,984)         1,383           774
Cash and Cash Equivalents at Beginning of Year             10,264          8,881         8,107
                                                           ------          -----         -----
CASH AND CASH EQUIVALENTS AT END OF YEAR                 $  6,280     $   10,264       $ 8,881
                                                         ========     ==========       =======


NOTE 21 -  REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Companys and the Banks financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Banks assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 1997 and 1996, the capital levels of the Company and the Bank substantially exceed all capital adequacy requirements to which they are subject.

     As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Companys or the Banks category.

     The Companys and the Banks actual capital amounts and ratios are also presented in the table.

                                                                                                To Be Well
                                                                                              Capitalized Under
                                                                            For Capital       Prompt Corrective
                                                       Actual            Adequacy Purposes    Action Provisions
---------------------------------------------------------------------------------------------------------------
                                                    Amount   Ratio       Amount   Ratio       Amount    Ratio
---------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1997:
  Total Capital (to risk weighted assets):
   Company                                       $ 109,043   17.07%    $ 51,116    8.00%    $ 63,895   10.00%
   Sandy Spring National Bank of Maryland           99,981   15.73       50,834    8.00       63,542   10.00
  Tier 1 Capital (to risk weighted assets):
   Company                                         102,027   15.97       25,558    4.00       38,337    6.00
   Sandy Spring National Bank of Maryland           92,965   14.63       25,417    4.00       38,125    6.00
  Tier 1 Capital (to average assets):
   Company                                         102,027    9.46       41,262    4.00       51,577    5.00
   Sandy Spring National Bank of Maryland           92,965    8.63       41,224    4.00       51,530    5.00
AS OF DECEMBER 31, 1996:
  Total Capital (to risk weighted assets):
   Company                                         100,520   17.56       45,794    8.00       57,242   10.00
   Sandy Spring National Bank of Maryland           89,611   15.68       45,718    8.00       57,147   10.00
  Tier 1 Capital (to risk weighted assets):
   Company                                          94,129   16.44       22,897    4.00       34,345    6.00
   Sandy Spring National Bank of Maryland           83,220   14.56       22,859    4.00       34,288    6.00
  Tier 1 Capital (to average assets):
   Company                                          94,129   10.38       36,257    4.00       45,321    5.00
   Sandy Spring National Bank of Maryland           83,220    9.19       36,227    4.00       45,284    5.00


NOTE 22- QUARTERLY FINANCIAL RESULTS (unaudited)

A summary of selected consolidated quarterly financial data for the two years ended December 31, 1997, is reported as follows, with all per share amounts retroactively adjusted to give effect to a 2-for-1 stock split declared on January 28, 1998:


                                          First             Second              Third           Fourth
                                          Quarter           Quarter             Quarter         Quarter
-------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)
1997
Interest income                          $ 17,592           $ 18,693           $ 19,411         $ 19,869
Net interest income                         9,719             10,244             10,328           10,788
Provision for credit losses                   100                125                300              461
Income before income taxes                  4,817              4,815              5,277            4,874
Net income                               $  3,203           $  3,120           $  3,514         $  3,358
Basic net income per share               $   0.33           $   0.32           $   0.36         $   0.34
Diluted net income per share                 0.33               0.32               0.35             0.34

1996
Interest income                          $ 16,163           $ 16,379           $ 16,773           17,306
Net interest income                         8,704              8,929              9,193            9,562
Provision for credit losses                   183                 25                  0              100
Income before income taxes                  4,274              4,332              3,845            4,832
Net income                               $  2,876           $  2,903           $  2,473         $  3,242
Basic net income per share               $   0.30           $   0.30           $   0.26         $   0.32
Diluted net income per share                 0.30               0.30               0.26             0.32


     Amounts shown above for the first and second quarters of 1996 have been retroactively restated to reflect the acquisition of Annapolis Bancshares, Inc. on August 29, 1996, and, accordingly, differ from amounts originally reported as shown below:



                                              First Quarter                           Second Quarter
                                 ------------------------------------------------------------------------------
                                 Originally    Effect          As         Originally    Effect         As
                                 Reported      of Pooling   Restated      Reported      of Pooling     Restated
---------------------------------------------------------------------------------------------------------------
Interest income                 $ 14,217       $ 1,946      $  16,163     $ 14,397      $ 1,982       $ 16,379
Net interest income                7,664         1,040          8,704        7,865        1,064          8,929
Provision for credit losses          150            33            183            0           25             25
Income before income taxes         3,687           587          4,274        3,711          621          4,332
Net income                      $  2,516       $   360      $   2,876     $  2,522      $   381       $  2,903
Basic net income per share      $   0.29       $  0.01      $    0.30     $   0.29      $  0.01       $   0.30
Diluted net income per share        0.29          0.01           0.30         0.29         0.01           0.30



NOTE 23 - CONTINGENCIES

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

     Management has [re[ared the financial statements in accordance with generally accepted accounting principles, making appropriate use of estimates and judgement, and considering materiality. Except for tax equivalency adjustments made to enhance comparative analysis, all financial information is consistent with the unaudited financial statements.

     Oversight of the financial reporting process is provided by the Audit Committee of the Board of Directors, which consists of outside directors. This Committee meets on a regular basis, in private, with the internal auditor, who reports directly to the Board of Directors, to approve the audite schedule and scope, discuss the adequacy of the internal control system and the quality of financial reporting, review audit reports and address problems. The Committee also reviews the Company's annual report to shareholders and the annual report to the Securities and Exchange Commission of Form 10-K. The Audit Committee meets at least annually with the external auditors, and has direct and private access to them at any time.

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

/s/ Hunter R. Hollar                                /s/ James H. Langmead
Hunter R. Hollar                                    James H. Langmead
President and Chief Executive Officer               Vice President and Treasurer


REPORT OF INDEPENDENT AUDITORS

STEGMAN & COMPANY
Certified Public Accountants

BOARD OF DIRECTORS AND STOCKHOLDERS
SANDY SPRING BANCORP
ONLEY, MARYLAND

We have audited the accompanying consolidated balance sheets of Sandy Spring Bancorp and Subsidiares as of December 31, 1997 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsiblity of the management of Sandy Spring Bancorp and Subsidiaries. Ourresponsibility is to epress an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Sandy Spring Bancorp and Annapolis Bancshares, Inc., in 1996, which has been accounted for using the pooling of interest accounting method as described in Note 2 to the consolidated financial statements. We did not audit the 1995 consolidated financial statements of Annapolis Bancshares, Inc., which statements reflect net income constituting 10.7% for 1995 of the related consolidated statement of income. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, issofar as it relates to the amounts included for Annapolis Bancshares, Inc., is based solely on the report of the other auditors.

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

     In our opinion, based on our audits, and for 1995 the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sandy Spring Bancorp and Subsidiaries as of December 31, 1997 and 1996, and the results of operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                           /s/ Stegman & Company
                                                               Stegman & Company

Baltimore, maryland
January 30, 1998

OFFICERS
(as of March 1, 1998)

SANDY SPRING BANCORP               VICE PRESIDENTS               Donna L. Lampe                SNADY SPRING MORTGAGE
                                                                                               CORPORATION
                                   Steven E. Anderson            Susan D. Lemmon

EXECUTIVE OFICERS                  James A. Berkey               Marsha E. Maloney             OFFICERS

Hunter R. Hollar                   Lynn M. Gallagher             Peter J. McGinnity            Hunter R. Hollar
President and                                                                                  Chairman
Chief Executive Officer            Victoria L. Gillespie         Douglas A. Parker
                                                                                               Stanley L. Merson
James H. Langmead                  Chrystina M. Giorgio          Richard S. Prin               President
Vice President and Treasurer
                                   Patricia M. Green             Edward C. Ramos               Richard G. Knapp, Jr.
                                                                                               Vice President
                                   Susan N. Haybyrne             Marsha K. Ritter
CORPORATE SECRETARY                                                                            David W. Pulford, Jr.
                                   Steven B. Haynes              Eric J. Schrider              Vice President
Marjorie S. Holsinger
                                   Peter L. Hickling             Cheryl A. Spell               Lynne S. White
                                                                                               Vice President and Secretary
                                   Brian J. Hiley                Thomas E. Spilman
AUDITOR                                                                                        James H. Langmead
Mark G. Shullenbarger              Robert J. Hoffman             Carla S. Taylor               Treasurer

                                   Marjorie S. Holsinger         Anthony F. Topita             Lois D. Tringali
                                                                                               Underwriting Officer
                                   A. Elizabeth Lipscomb         Janine E. Vito
SANDY SPRING NATIONAL
BANK OF MARYLAND                   Debra L. C. Liverpool         Daniel R. West

                                   Thomas H. McDowell            Debra A. Whelan

EXECUTIVE OFFICERS                 David S. Miller

Hunter R. Hollar                   James P. Morison, Jr.         OTHER OFFICERS                SANDY SPRING INSURANCE
President and                                                                                  CORPORATION
Chief Executive Officer            Richard M. Owens              Lee E. Briggs

                                   Michael R. Penyak             Barbara R. Brown              OFFICERS

James H. Langmead                  Pamela M. Roberts             Sheila L. Butler              Hunter R. Hollar
Executive Vice President                                                                       President
and Chief Financial Officer        Sally A. Shelton              Wendy J. Collins
                                                                                               James H. Langmead
Lawrence T. Lewis, III             William M. Slade              Denise M. Curtis              Vice President
Executive Vice President
                                   Sandra B. Stocksdale          Sharon J. Fall                Lawrence T. Lewis, III
Frank H. Small                                                                                 Vice President
Executive Vice President           Russell R. Till               Anna N. Gottlieb
                                                                                               Sara E. Watkins
James R. Farmer                    Dan J. Urgo                   Eileen F. Heiss               Vice President
Senior Vice President
                                   Janet M. Van Albert           Christine L. Hill             Sandra B. Stocksdale
Stanley L. Merson                                                                              Secretary and Treasurer
Senior Vice President              William A. Walker, II         Joyce C. Howes

Sara E. Watkins                    William C. Watkins            Laura E. C. Johnson
Senior Vice President
                                   Jeffrey A. Wood               Brita M. Jones

                                                                 Kenneth G. Kubu
                                   ASSISTANT VICE
                                   PRESIDENTS                    Walter J. Laderer
CORPORATE SECRETARY
                                   Richard A. Adamson            Ronda M. Long
Marjorie S. Holsinger
                                   Harriet B. Argentiere         Mary C. Matthews

AUDITOR                            C. Louise Basore              Nicol M. Morris

Mark G. Shullenbarger              Fredrick T. Billig            Kevin W. O'Hara

                                   Joseph F. Brown               Gizelle Petit

SENIOR VICE PRESIDENTS             Mary Jo Clark                 Sharon L. Rhodes

Frank L. Bentz                     Elenore W. Cone               Lisa R. Saunders

Janice L. Biennas                  Shirley A. Connelly           Melanie N. Stranix

Carole A. Corrigan                 Michael J. Dee                Carolyn S. Tihila

Dennis P. Neville                  Dominick A. Del Grosso        Kenneth V. Wilhelm

Kathleen F. Pieper                 Donald S. Emel                Marcia M. Wong

Daniel J. Schrider                 Nancy J. Gibson               Sandra S. Wright

                                   Edward W. Kinsella            Cathryn D. Zinkgraf

[SANDY SPRING BANORP LOGO]


EXECUTIVE OFFICES
17801 Georgia Avenue
Onley, Maryland 20832
(301) 774- 6400

CUSTOMER SERVICE CENTER
(301) 774-8477
(800) 399-5919

INTERNET ADDRESS
http://www.ssnd.com