Form 10-K, Exhibit 13
period 1998-12-31
SANDY SPRING BANCORP INC
filed 1999-03-22
CIK 824410

----------------------
Branch Locations

*ATM available

Airpark*                                Jennifer Road*                          ADDITIONAL AUTOMATED TELLER
7653 Lindbergh Drive                    166 Jennifer Road                       MACHINE (ATM) SITES
Gaithersburg, Maryland 20879            Annapolis, Maryland 21401
                                                                                Bethesda-Chevy Chase Shell Station
Annapolis*                              Laurel Lakes*                           8240 Wisconsin Avenue
2024 West Street                        14404 Baltimore Avenue                  Bethesda, Maryland 20814
Annapolis, Maryland 21401               Laurel, Maryland 20707
                                                                                Germantown Chevron Station
Ashton*                                 Layhill*                                20510 Frederick Road
1 Ashton Road                           14241 Layhill Road                      Germantown, Maryland 20874
Ashton, Maryland 20861                  Silver Spring, Maryland 20906
                                                                                Lakeforest Mall
Aspenwood                               Leisureworld Plaza*                     701 Russell Avenue
14400 Homecrest Road                    3801 International Drive                Gaithersburg, Maryland 20877
Silver Spring, Maryland 20906           Silver Spring, Maryland 20906
                                                                                Montgomery County Fairgrounds
Bedford Court                           Lisbon*                                 16 Chestnut Street
3701 International Drive                710-N Lisbon Centre Drive               Gaithersburg, Maryland 20877
Silver Spring, Maryland 20906           Woodbine, Maryland 21797
                                                                                Washingtonian Chevron Station
Bethesda*                               Milestone Center*                       10003 Fields Road
7126 Wisconsin Avenue                   20930 Frederick Avenue                  Gaithersburg, Maryland 20878
Bethesda, Maryland 20814                Germantown, Maryland 20876
                                                                                Woodmont Shell Station
Burtonsville*                           Montgomery General Hospital*            1250 West Montgomery Avenue
3535 Spencerville Road                  18101 Prince Phillip Drive              Rockville, Maryland 20850
Burtonsville, Maryland 20866            Olney, Maryland 20832
                                                                                Sandy Spring Mortgage Corporation
Clarksville*                            Montgomery Village*                     12501 Prosperity Drive, Suite 100
12276 Clarksville Pike                  9921 Stedwick Road                      Silver Spring, Maryland 20904
Clarksville, Maryland 21029             Montgomery Village, Maryland 20879      (301) 680-0200

Colesville*                             Olney*                                  2024 West Street
13300 New Hampshire Avenue              17801 Georgia Avenue                    Annapolis, Maryland 21401
Silver Spring, Maryland 20904           Olney, Maryland 20832                   (410) 266-3000

Damascus*                               Rockville                               7126 Wisconsin Avenue
26250 Ridge Road                        611 Rockville Pike                      Bethesda, Maryland 20814
Damascus, Maryland 20872                Rockville, Maryland 20852               (301) 951-0800

East Gude Drive*                        Sandy Spring                            10715 Charter Drive, Suite 170
1601 East Gude Drive                    908 Olney-Sandy Spring Road             Columbia, Maryland 21044
Rockville, Maryland 20850               Sandy Spring, Maryland 20860            (410) 740-8004

Gaithersburg Square*                                                            17801 Georgia Avenue
596 A North Frederick Avenue                                                    Olney, Maryland 20832
Gaithersburg, Maryland 20877                                                    (301) 774-8460

--------------------------------------------------------------------------------
                          Index to Financial Section


Recent Stock Prices and Dividends .........................................    9
Management's Discussion and Analysis of
Operations and Financial Condition ........................................   10
Consolidated Financial Statements:
  Balance Sheets At December 31, 1998 and 1997: ...........................   26
  For the Years Ended December 31, 1998, 1997 and 1996:
    Statements of Income ..................................................   27
    Statements of Cash Flows ..............................................   28
    Statements of Changes in Stockholders' Equity .........................   29
Notes to the Consolidated Financial Statements ............................   30
Management's Statement of Responsibility ..................................   48
Report of Independent Auditors ............................................   48

--------------------------------------------------------------------------------

RECENT STOCK PRICES AND DIVIDENDS

Shareholders received quarterly cash dividends totaling $6,061,000 in 1998 and $4,603,000 in 1997. Regular dividends have been declared for ninety-eight consecutive years. The Company has increased its dividends per share each year for the past eighteen years. Since 1993, dividends per share have risen at a compound annual growth rate of 20.8%. The increase in dividends per share was 34.0% in 1998.

The ratio of dividends per share to diluted net income per share was 38.0% in 1998, compared to 35.1% for 1997. The dividend amount is established by the Board of Directors each quarter. In making its decision on dividends, the Board considers operating results, financial condition, capital adequacy, regulatory requirements, shareholder returns and other factors.

Shares issued under the dividend reinvestment and stock purchase plan totaled 76,447 in 1998 and 43,327 during 1997.

The Company initiated a stock repurchase program in 1997 that permits the repurchase of up to 5% (492,084 shares*) of Bancorp's outstanding common stock. Repurchases are made in connection with shares expected to be re-issued under the Company's dividend reinvestment, stock option and benefit plans, as well as for other corporate purposes. Total shares repurchased were 227,586* in 1998 and 92,300 in 1997. A total of 412,186* shares have been repurchased through December 1998.

The number of common shareholders of record was approximately 2,400 as of February 10, 1999 and 1998.

Sandy Spring Bancorp's common stock trades on The Nasdaq Stock Market's National Market under the trading symbol SASR. The price information provided below reflects annual high and low sales prices as quoted on The Nasdaq Stock Market.

QUARTERLY STOCK INFORMATION*


                  1998                                                 1997
            Stock Price Range                 Per Share           Stock Price Range            Per Share
Quarter     Low                High           Dividend           Low              High          Dividend
1st       $25.00             $37.00            $0.13           $15.13            $17.88          $0.10
2nd        30.00              34.88             0.15            16.88             18.63           0.12
3rd        29.31              34.06             0.17            17.88             22.25           0.12
4th        26.75              34.00             0.18            22.00             25.07           0.13
                                               -----                                             -----
Total                                          $0.63                                             $0.47
                                               =====                                             =====

* Adjusted to give retroactive effect to a 2-for-1 stock split declared on January 28, 1998.




--------------------------------------------------------------------------------

Management's Discussion and Analysis of Operations and Financial Condition

OVERVIEW

Sandy Spring Bancorp, Inc. (Sandy Spring or the Company) achieved 22.1% growth in net income for 1998, while also recording significant increases in two key performance indicators, diluted earnings per share and the return on average equity. The improvement marks the fifth consecutive year of increased net income.
 . Net income for 1998 was $16,105,000 in 1998, up from $13,195,000 in 1997 and
  $11,494,000 in 1996.
 . Diluted earnings per share rose to $1.66 in 1998, as compared to $1.34 and
  $1.18 in 1997 and 1996.
 . The return on average equity increased to 15.02% in 1998, versus 13.25% in 1997 and 12.81% in 1996.

The increased earnings and returns resulted from:
 . Interest revenue growth from increased loans and investment securities;
 . Noninterest revenue growth, reflecting Management's continued focus on this area;
 . Increased use of leverage and management of capital levels;
 . Efficiency; and
 . Sustained asset quality.

Net interest income rose $4,444,000 or 10.8% during 1998. Noninterest income increased 32.8% or $2,991,000 in 1998, following a 39.5% increase in 1997. The principal reasons for the change in 1998 were increased gains on mortgage sales, which more than doubled, higher return check charges, and growth in trust and debit card fees. Noninterest expenses increased $4,611,000 or 15.7%, in 1998. The Company continues to manage its expenses in relationship to revenue generation. This approach seeks to maximize earnings, providing flexibility to pursue new business opportunities. As a result of these factors, the net overhead ratio, which measures noninterest expense performance against revenues, improved in 1998. The ratio of net loan charge-offs to average loans for 1998 of 0.04% was the lowest level in the past five years. At year end, nonperforming assets were 0.29% of loans, and the Company had no foreclosed real estate on its balance sheet. The provision for credit losses for 1998 was $434,000 or 44% less than for 1997, while the allowance for credit losses at year end was $7,350,000, or 1.18% of loans, compared to $7,016,000, or 1.26% of loans at December 31, 1997. The Company's capital position has provided the opportunity to institute a leverage program whereby available-for-sale securities are purchased with borrowings from the Federal Home Loan Bank of Atlanta. This and the Company's share repurchase program have resulted in higher returns on average equity.

Overall balance sheet growth was also positive.
 . Total loans grew by 11.7% in 1998, representing an increase of $65,519,000 to
  $624,412,000 from $558,893,000 at year-end 1997.
 . Total assets increased 19.8% to $1,343,471,000 at December 31, 1998 from
  $1,121,333,000 at December 31, 1997.
 . Deposits increased 11.9% or $101,560,000 to close the year at $954,571,000, up from $853,011,000 at year-end 1997. Growth in noninterest-bearing demand deposits of 23.1%, or $34,943,000, helped the Company maintain its 1998 net interest margin.

The dividend payout ratio (dividends per share divided by diluted net income per share) increased to 38% in 1998 from 35% in 1997 and 33% in 1996. The Board of Directors' desire to return a higher percentage of earnings to the shareholders has resulted in an increase in per share dividends from $0.39 in 1996 to $0.47 in 1997 and $0.63 in 1998.

CHANGES IN DILUTED NET INCOME PER COMMON SHARE*

                                                1997 to 1998     1996 to 1997

Prior Year Diluted Net Income Per Share         $   1.34         $   1.18
  Change from differences in:
    Net interest income                             0.34             0.31
    Provision for credit losses                     0.03            (0.05)
    Noninterest income                              0.20             0.18
    Noninterest expenses                           (0.31)           (0.28)
    Income taxes                                    0.04             0.01
    Shares outstanding                              0.02            (0.01)
                                                --------         --------
      Total                                         0.32             0.16
                                                --------         --------
DILUTED NET INCOME PER SHARE                    $   1.66         $   1.34
                                                ========         ========

* Adjusted to give retroactive effect to a 2-for-1 stock split declared on January 28, 1998.




--------------------------------------------------------------------------------
10

Historical Trends in Financial Data 1994-1998(1)

(Dollars in thousands, except per share data)

                                            1998          1997          1996         1995           1994
RESULTS OF OPERATIONS:
Interest Income                       $   84,272    $   75,565    $   66,621    $   62,115    $   51,578
Interest Expense                          38,749        34,486        30,233        29,342        21,496
   Net Interest Income                    45,523        41,079        36,388        32,773        30,082
Provision for Credit Losses                  552           986           308           180           212
Net Interest Income after Provision
 for Credit Losses                        44,971        40,093        36,080        32,593        29,870
Noninterest Income                        12,123         9,132         6,547         4,478         4,189
Noninterest Expenses                      34,053        29,442        25,344        22,424        21,462
Income before Taxes                       23,041        19,783        17,283        14,647        12,597
Income Tax Expense                         6,936         6,588         5,789         4,653         3,694
Net Income                                16,105        13,195        11,494         9,994         8,903

PER SHARE DATA:
Basic Earnings Per Share              $     1.67    $     1.35    $     1.18    $     1.05    $     0.95
Diluted Earnings Per Share                  1.66          1.34          1.18          1.04          0.94
Dividends Declared                          0.63          0.47          0.39          0.32          0.27
Book Value (at year end)                   11.57         10.77          9.85          9.02          7.86

FINANCIAL CONDITION (at year end):
Assets                                $1,343,471    $1,121,333    $  978,595    $  876,203    $  830,834
Deposits                                 954,571       853,011       806,341       743,592       700,340
Loans                                    624,412       558,893       523,166       492,540       457,052
Securities                               613,579       464,734       361,806       290,786       309,622
Stockholders' Equity                     110,937       104,675        96,581        86,941        73,766

PERFORMANCE RATIOS (for the year):
Return on Average Assets                    1.36%         1.28%         1.27%         1.18%         1.14%
Return of Average Equity                   15.02         13.25         12.81         12.37         12.24
Net Interest Margin                         4.40          4.42          4.45          4.32          4.31
Net Overhead Ratio(2)                      45.70         49.16         47.94         51.20         53.90
Dividends Declared Per Share
 to Diluted Net Income Per Share           37.95         35.07         33.05         30.77         28.72

CAPITAL AND CREDIT QUALITY RATIOS:
Average Equity to Average Assets            9.02%         9.65%         9.90%         9.57%         9.28%
Allowance for Credit Losses to Loans        1.18          1.26          1.22          1.34          1.46
Nonperforming Assets to Total Assets        0.13          0.26          0.48          0.11          0.24
Net Charge-offs to Average Loans            0.04          0.07          0.10          0.05          0.06

(1) Adjusted to give retroactive effect to 2-for-1 stock splits declared on March 29, 1995 and January 28, 1998 and, except with respect to dividends declared per share because the acquisition of Annapolis Bancshares, Inc. on August 29, 1996 was accounted for as a pooling of interests.


(2) Net operating expenses (noninterest expenses less noninterest income) as a percentage of tax-equivalent net interest income. See Operating Expense Performance on page 16.

--------------------------------------------------------------------------------

Sandy Spring Bancorp and Subsidiaries
Consolidated Average Balances, Yields and Rates(1)

(Dollars in thousands and tax-equivalents)


                                          1998                                1997                               1996
                            Average                  Yield/     Average                   Yield/   Average                   Yield/
                            Balance     Interest      Rate      Balance     Interest       Rate    Balance     Interest       Rate
ASSETS
Loans:(2)
  Real Estate(3)         $  475,999      $42,638      8.96%  $  440,980      $40,239       9.12%  $417,161      $37,866       9.08%
  Consumer                   38,750        3,476      8.97       31,967        2,877       9.00     28,600        2,682       9.38
  Commercial                 76,867        7,114      9.25       71,191        6,854       9.63     62,999        6,125       9.72
  Tax exempt                      0            0      0.00           20            2      10.00        169           16       9.65
                         ----------      -------             ----------      -------              --------      -------
    Total loans             591,616       53,228      9.00      544,158       49,972       9.18    508,929       46,689       9.17
Securities:
  Taxable                   403,562       26,434      6.55      329,319       20,931       6.36    250,763       15,062       6.01
  Nontaxable                 92,168        6,733      7.31       68,198        5,053       7.41     65,847        5,005       7.60
                         ----------      -------             ----------      -------              --------      -------
    Total securities        495,730       33,167      6.69      397,517       25,984       6.54    316,610       20,067       6.34
Interest-bearing
 deposits with banks          2,088          100      4.79        1,398           74       5.29      3,585          187       5.22
Federal funds sold           22,278        1,181      5.30       22,938        1,196       5.21     25,319        1,342       5.30
                         ----------      -------             ----------      -------              --------      -------
    TOTAL EARNING
     ASSETS               1,111,712       87,676      7.89      966,011       77,226       7.99    854,443       68,285       7.99


Less: allowance for
 credit losses               (7,298)                             (6,478)                            (6,668)
Cash and due from banks      30,061                              28,602                             25,923
Premises and equipment,
 net                         28,326                              24,133                             20,559
Other assets                 25,445                              19,277                             12,305
                         ----------                          ----------                           --------
    Total Assets         $1,188,246                          $1,031,545                           $906,562
                         ==========                          ==========                           ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Interest-bearing
 demand deposits         $  117,217      $ 2,605      2.22%  $  103,474     $ 2,496        2.41%  $ 96,940      $ 2,529       2.61%
Regular savings
 deposits                    94,900        2,392      2.52       92,911       2,593        2.79     95,636        2,695       2.82
Money market
 savings deposits           154,677        4,844      3.13      157,716       5,150        3.27    149,358        4,935       3.30
Time deposits               366,604       19,353      5.28      347,496      18,461        5.31    324,842       17,730       5.46
                         ----------      -------             ----------     -------               --------      -------
    Total interest-
     bearing deposits       733,398       29,194      3.98      701,597      28,700        4.09    666,776       27,889       4.18
Short-term borrowings       173,354        8,722      5.03      105,544       5,438        5.15     41,963        2,021       4.83
Long-term borrowings         15,140          833      5.50        5,047         348        6.90      4,854          323       6.65
                         ----------      -------             ----------     -------               --------      -------
    TOTAL INTEREST-
     BEARING
     LIABILITIES            921,892       38,749      4.20      812,188      34,486        4.25    713,593       30,233       4.24
                                         -------      ----                  -------        ----                 -------       ----
    Net Interest Income
     and Spread                          $48,927      3.69%                 $42,740        3.74%                $38,052       3.75%
                                         =======      ====                  =======        ====                 =======       ====
Noninterest-bearing
 demand deposits            154,866                             117,148                            100,127
Other liabilities             4,254                               2,628                              3,132
Stockholders' equity        107,234                              99,581                             89,710
                         ----------                          ----------                           --------
    Total liabilities
     and stockholders'
     equity              $1,188,246                          $1,031,545                           $906,562
                         ==========                          ==========                           ========
Interest income/
 earning assets                                       7.89%                                7.99%                              7.99%
Interest expense/
 earning assets                                       3.49                                 3.57                               3.54
                                                      ----                                 ----                               ----
  Net Interest Margin                                 4.40%                                4.42%                              4.45%
                                                      ====                                 ====                               ====

(1) Income and yields are presented on a tax-equivalent basis using the applicable federal income tax rate.
(2) Non-accrual loans are included in the average balances.
(3) Includes residential mortgage loans held for sale.

--------------------------------------------------------------------------------
12

--------------------------------------------------------------------------------

Management's Discussion and Analysis


NET INTEREST INCOME

The largest source of operating revenue is net interest income, which is the difference between the interest earned on earning assets and the interest expense paid on interest-bearing liabilities.

Net interest income for 1998 was $45,523,000, representing an increase of $4,444,000 or 10.8% from 1997. A 12.9% rise was achieved in 1997, compared to 1996, resulting in net interest income of $41,079,000.

For purposes of discussion and analysis, the interest earned on tax-exempt assets is adjusted to an amount comparable to interest subject to normal income taxes. The result is referred to as tax-equivalent interest income and tax-equivalent net interest income.

The analysis of net interest income performance presented in the "Consolidated Average Balances, Yields and Rates" table shows that a slight decline in net interest margin has been accompanied by the substantial increase in average earning assets over the three year period. As a result, the Company was able to achieve tax-equivalent net interest income of $48,927,000 in 1998, representing a 14.5% annual rise, and $42,740,000 in 1997, representing a 12.3% annual rise, preceded by $38,052,000 in 1996. The table below shows that the increases in net interest income during 1998 and 1997, compared to each prior year, were primarily attributable to increases in the volumes of earning assets.


EFFECT OF VOLUME AND RATE CHANGES ON NET INTEREST INCOME
                                                           1998 vs. 1997                      1997 vs. 1996
                                                  Increase       Due to Change      Increase         Due to Change
                                                    or          in Average:(1)(2)      or          in Average:(1)(2)
(In thousands and tax-equivalent)                (Decrease)   Volume        Rate   (Decrease)     Volume        Rate
Interest income from earning assets:
  Loans                                           $ 3,256    $ 4,286      $(1,030)   $3,283       $3,236       $  47
  Taxable securities                                5,503      4,843          660     5,869        4,949         920
  Nontaxable securities                             1,680      1,752          (72)       48          176        (128)
  Other investments                                    11          2            9      (259)        (239)        (20)
                                                  -------                            ------
    Total Interest Income                          10,450     11,500       (1,050)    8,941        8,922          19
Interest expense on funding of earning assets:
  Interest-bearing demand deposits                    109        315         (206)      (33)         164        (197)
  Regular savings deposits                           (201)        55         (256)     (102)         (76)        (26)
  Money market savings deposits                      (306)       (98)        (208)      215          274         (59)
  Time deposits                                       892      1,010         (118)      731        1,211        (480)
  Borrowings                                        3,769      3,955         (186)    3,442        3,332         110
                                                  -------                            ------
    Total Interest Expense                          4,263      4,615         (352)    4,253        4,189          64
                                                  -------    -------      -------    ------       ------       -----
       Net Interest Income                        $ 6,187    $ 6,885      $  (698)   $4,688       $4,733       $ (45)
                                                  =======    =======      =======    ======       ======       =====

(1) Variances are computed on a line-by-line basis and are non-additive.
(2) Combined rate/volume variances, a third element of the calculation, are allocated to the volume and rate variances based on their relative size.


Interest Income

The Company's tax-equivalent interest income increased by 13.5% or $10,450,000 in 1998, compared to 1997. The improvement in tax-equivalent interest income was primarily the result of a 15.1% or $145,701,000 increase in average earning assets, partially offset by the effect of a small 10 basis point decline in average yield earned on those funds.

During 1998, average loans, yielding 9.00%, rose 8.7% to $591,616,000. Average real estate loans, especially commercial mortgages, were responsible for most of the increase in total loans. As a percentage of average earning assets, average loans decreased to 53.2% in 1998 from 56.3% in 1997. Average total securities, yielding 6.69%, increased 24.7% to $495,730,000 in 1998. They represented 44.6% of average earning assets, as compared to 41.2% in 1997. A large part of the growth in the investment portfolio during 1998 was funded by Federal Home Loan Bank of Atlanta advances under a leverage program. The leverage program had the effect of reducing the net interest margin by 29 basis points while, under management's plans, increasing the return on average equity. Interest income earned on the investment portfolio accounted for 30.9% of gross revenue in 1998, versus 28.7% in 1997.

Tax-equivalent interest income increased by 13.1% or $8,941,000 in 1997, compared to 1996, due to higher average earning assets.

Management's Discussion and Analysis


Interest Expense

Interest expense increased 12.4% or $4,263,000 in 1998, compared to 1997. The change was attributable to 13.5% or $109,704,000 greater average interest-bearing liabilities. The average rate paid for those funds declined slightly, to 4.20% from 4.25%.

Most of the rise in interest-bearing funds was generated by growth of $67,810,000 in average short-term borrowings. The leverage program, in which the Company borrows from the Federal Home Loan Bank of Atlanta and invests the funds in available-for-sale securities at a positive interest rate spread, was the primary driver behind the increase in short-term borrowings. Average repurchase agreements, another category of short-term borrowings which is associated primarily with cash management services to business clients, also increased significantly. Total interest-bearing deposits rose $31,801,000 or 4.5%. Time deposits and interest-bearing demand deposits were responsible for most of the increase.

Interest expense increased 14.1% or $4,253,000 in 1997, as compared to 1996, due to a 13.8% or $98,595,000 higher average interest-bearing liabilities, while approximately the same average rate was paid for those funds.

Interest Rate Performance

Consistent interest rate performance has been achieved for the years 1996 through 1998. Over this period, the net interest spread has declined 6 basis points and the net interest margin has declined 5 basis points. The net interest margin for 1998 of 4.40% was essentially level with 4.42% achieved in 1997. The interest rate spread declined 5 basis points to 3.69% in 1998 from 3.74% in 1997.

During 1998, the treasury yield curve was relatively flat. This reflects an expectation in the market of moderate economic growth with low inflation. There was also an overall decline in interest rates across the yield curve in 1998, as compared to 1997. The shape of the yield curve and the overall level of interest rates were influenced in 1998 by the monetary policies and actions of the Federal Reserve Board and economic instability abroad. See Market Risk Management on page 21.

Competitive pricing pressures led to decreased loan spreads in 1998, especially for commercial loans. The change in mix of earning assets due to the leverage program, under which securities are purchased at reduced spreads, as discussed above, also caused some reduction in the interest rate spread during 1998.

The mix of interest-bearing liabilities also changed, as the Company pursued new deposits in competitive markets. This was achieved primarily through premium-rate time deposit promotions through part of 1998. Time deposits, with their relatively high rates, tend to drive up the overall cost of funds.

Management was able to substantially maintain its interest rate performance, despite the influences discussed above, by:
 . Investing in a significantly higher level of state tax exempt securities, responding aggressively to a change in the state tax laws. This action had the effect of increasing the tax-equivalent yield on earning assets.
 . Altering the mix of overall average deposits through 32.2%, or $37,718,000, growth in average noninterest-bearing deposits to $154,866,000 in 1998. This resulted primarily from management's emphasis on growing these deposits through sales and business development. These deposits increase the net interest margin by providing zero interest cost funding for interest earning assets.
 . Reducing savings and transaction account rates in 1998 to more closely reflect market rate conditions.

NONINTEREST INCOME

Total noninterest income was $12,123,000 in 1998, a 32.8% or $2,991,000 rise from 1997. An increase of 39.5% or $2,585,000 was posted for 1997 versus 1996. The Company has made it an organizational priority to grow and diversify its sources of noninterest income and, as a result, has reported significant increases in revenue from these sources. Increases over the past two years primarily reflect increased gains on mortgage sales, higher securities gains, and increases in return check charges, trust revenue, and electronic transaction fees.

Securities gains were $853,000 in 1998, an increase of $216,000 from the 1997 amount. Securities gains of $637,000 were recorded in 1997. During 1998, the sale of available-for-sale debt securities generated net losses of $17,000, while net gains of $419,000 were realized on sales of available-for-sale equity securities and net gains of $439,000 from securities calls. Also, there were trading securities gains of $12,000 in 1998.






--------------------------------------------------------------------------------
14

Management's Discussion and Analysis




Sales of available-for-sale debt securities generated $408,000 in net losses for 1997, compared with $836,000 in net gains on sales of available-for-sale equity securities and $209,000 in net gains from securities calls.

Service charges on deposit accounts increased 18.8% in 1998 and 14.8% in 1997. The majority of the change in both years was attributable to increases in return check charges from higher transaction volume and a larger customer base while the fee charged remained the same. Commercial and small business account fees also posted significant increases in 1998 and in 1997.

Gains on mortgage sales increased $1,309,000 or 105.1% for 1998, when compared to 1997. Sandy Spring Mortgage Corporation, the Company's mortgage banking subsidiary, made significant strides in volume of business and related gains on sales while existing in a very fragmented and competitive market. During 1998, origination volumes and gains on sales increased as a result of the low interest rate environment. This environment fueled a strong refinance market in 1998 and, as the year progressed, a strong purchase market. During 1998, Sandy Spring Mortgage Corporation achieved gains of $2,555,000 for the year from sales of $196,589,000. These results compare to gains of $1,246,000 achieved on sales of $80,233,000 for 1997 and gains of $825,000 from sales of $57,282,000 for 1996.

Trust income amounted to $1,412,000 for 1998, an increase of $224,000 or 18.9% over 1997. Revenues of $1,188,000 for 1997 represented an increase of $245,000 or 26.0% over 1996. These results primarily reflect higher fees attributable to growth in assets under management.

Other income increased $601,000 or 22.6% to $3,259,000 for 1998, compared to $2,658,000 for 1997. The largest category of increase during 1998 was debit card fees, which posted an increase of $195,000 or 61.7%. The majority of the remainder of the increase in other income was spread among various fee-based products, such as investment product fees, ATM access fees, and gains on sales of student loans.

The rise in other income was $873,000 or 48.9% in 1997, compared to 1996, attributable primarily to higher debit card, investment product, and ATM access fees.

NONINTEREST EXPENSES

Noninterest expenses increased $4,611,000 or 15.7% in 1998 over 1997 and $4,098,000 or 16.2% in 1997 over 1996.

Excluding 1998's nonrecurring year 2000 compliance expense of $479,000, the rate of increase was 14.0% in 1998, as compared to 1997. Excluding 1996's nonrecurring merger expenses of $724,000, the rate of increase was 19.6% in 1997, as compared to 1996.

The major categories of noninterest expenses include salaries and employee benefits, occupancy and equipment expenses, marketing expenses, outside data services costs, and other noninterest expenses associated with the day-to-day operations of the Company.

Cost containment has been achieved in part through management's ongoing efforts to reduce costs through investment in technology and competitive bidding. Electronic banking has been emphasized, as associated technology costs have decreased significantly. Sandy Spring's electronic banking includes automated teller machines, Automated Clearing House and electronic fund transfers and home personal computer banking. These are efficient service delivery channels that provide time/place convenience to customers for routine business after banking hours.

Salaries and employee benefits, the largest component of noninterest expenses, increased $2,998,000 or 17.8% in 1998 and $2,377,000 or 16.5% in 1997. Increases
in both years reflected growth in staff, modest branch expansion, and higher incentive compensation costs. One new branch opened in 1998 and two in 1997. Efficient staffing is a goal of management. Staff additions are made carefully with a view toward achieving gains in financial performance.

Average full-time equivalent employees reached 417 in 1998, representing an increase of 5.6% from 395 in 1997, which was 14.2% above 346 recorded for 1996. Despite the increase in staff, the ratio of net income per average full-time equivalent employee was $39,000 in 1998, representing an improvement from $33,000 recorded for both 1997 and 1996.

In 1998, occupancy expense rose 17.6% or $414,000. The rate of increase was 13.1% in 1997. Higher occupancy expense in both years primarily reflected increases in rental expenses related to increases in leased premises and the opening of a new administrative and training center.

Equipment expenses for 1998 were 26.4% or $583,000 above 1997. The change was due in large part to higher depreciation expenses, including accelerated depreciation related to obsolescence of equipment that is not year 2000 compliant. Equipment expenses remained relatively unchanged in 1997, as compared to 1996.

--------------------------------------------------------------------------------

Management's Discussion and Analysis


Marketing expense declined in 1998 after showing a modest gain in 1997. Name recognition, image awareness, and market research have been major goals of the Company's advertising campaigns.

Outside data services costs rose 17.5% or $223,000 in 1998. The increase was 14.8% or $164,000 in 1997, as compared to 1996. Increases in both years reflected growth in the Company's accounts, related data processing costs and increased use of products offered.

Other noninterest expenses of $6,164,000 were $636,000 or 11.5% above 1997. The categories of expenses showing the greatest increase were consulting services, personal property taxes and correspondent bank service charges, along with generalized expense increases related to growth of the bank and development of its services. The rise in other expenses was 25.8% for 1997, due in significant part to increased amortization of intangibles relating to an acquisition of deposits, and to higher communications costs and professional fees.

Operating Expense Performance

Management views the net overhead ratio as an important measure of overall operating expense performance and cost management. The ratio represents the level of net operating expenses (noninterest expenses less noninterest income) as a percentage of tax-equivalent net interest income. Lower ratios indicate improved productivity. The computation excludes significant non-operating items of noninterest expense and income. These items include year 2000 compliance costs, merger expenses, and gains and losses on sales of securities and other real estate owned.

During 1998, the Company's net overhead ratio was 45.7%, as compared to ratios of 49.2% achieved in 1997 and 47.9% in 1996. Ratios less than 50% are considered desirable.

PROVISION FOR INCOME TAXES

Income tax expense amounted to $6,936,000 in 1998, compared with $6,588,000 in 1997 and $5,789,000 in 1996. The Company's effective tax rate for 1998 was 30.1%, compared with 33.3% in 1997 and 33.5% in 1996. Improvement in the effective tax rate for 1998 versus 1997 was due principally to the higher level of certain U.S. Government obligations that are exempt from state income tax. Management aggressively altered the mix of securities to take advantage of a change in state tax laws, which became fully implemented for 1998.

BALANCE SHEET ANALYSIS

The Company's size, as measured by total assets, reached $1,343,471,000 at December 31, 1998 from $1,121,333,000 at December 31, 1997, for an increase of 19.8% or $222,138,000. By comparison, the growth rate for 1997 was 14.6%, an increase of $142,738,000.

Earning assets showed a 20.7% rate of increase in 1998, to $1,256,839,000 at December 31, 1998 from $1,041,720,000 at the prior year end, for a rise of $215,119,000.

Loans

Real estate mortgage loans rose 7.9% to $424,690,000 in 1998. Included in this category are commercial mortgages, which increased 15.1% during 1998 and totaled $210,079,000 at December 31, 1998. The Bank's commercial mortgages consist in large part of owner occupied properties where an established banking relationship exists. In addition, there were significant commercial mortgages at December 31, 1998 on investment properties for warehouse, retail, and office space. These credits generally involved established properties with a history of occupancy and cash flow. Home equity lines and home equity loans, types of real estate mortgages that permit homeowners to access their equity to make purchases and possibly receive an income tax deduction on the interest, decreased 8.4% during 1998 to $61,847,000 at year end. The Company has a significant percentage of equity line customers who pay off their balances each month, resulting in a moderation of equity line outstandings. One to four family residential loans, up 6.2% in 1998, represented $135,778,000 of the real estate mortgage portfolio at December 31, 1998. Other real estate mortgages, including primarily residential lot loans, collectively totaled $16,986,000 at December 31, 1998, an 8.1% increase from the prior year end.

Real estate construction loans increased 24.7% to $71,948,000 from 1997, attributable to a substantial rise in commercial construction activity. The Company conducts its commercial construction lending in the markets it knows and understands, works selectively with local, top-quality builders and developers, and requires substantial equity from its borrowers.

--------------------------------------------------------------------------------
16

--------------------------------------------------------------------------------

Management's Discussion and Analysis


The Sandy Spring Mortgage Corporation conducts a mortgage banking operation, originating and selling residential real estate mortgage loans and originating and servicing residential construction loans. The Bank, in order to build its own portfolio, is an investor in loans originated by its mortgage banking subsidiary.

The consumer loan portfolio rose 38.5% to $48,515,000 at December 31, 1998. Consumer lending is an important component of the full service community banking business the Company conducts. Most of the increase in consumer loans in 1998 was due to an increase in auto loans resulting from a favorably priced product offering in the second half of the year. The Company also developed increased marine loan financings in 1998. Finally, aggregate credit card and consumer line of credit outstandings increased slightly, reflecting a customer base that tends to pay off its balances monthly.

The Company places significant emphasis on commercial lending. A majority of the commercial loan portfolio represents loans to a diverse cross-section of small and mid-size local businesses, many of which are established customers of the Company. These types of banking relationships are a natural business for the Company, which is experienced in serving and lending to this market segment and has knowledge of the marketplace through its community roots and involvement. Commercial loans increased 9.3% to $79,259,000 in 1998.

ANALYSIS OF LOANS

The following table presents the trends in the composition of the loan portfolio over the previous five years. December 31,

(In thousands)                    1998       1997       1996       1995       1994
Real estate-mortgage(1)       $424,690   $393,661   $376,205   $363,927   $345,547
Real estate-construction(2)     71,948     57,687     47,654     41,725     31,853
Consumer                        48,515     35,021     30,813     28,762     28,892
Commercial                      79,259     72,511     68,467     57,718     50,224
Tax exempt                           0         13         27        408        536
                              --------   --------   --------   --------   --------
TOTAL LOANS                   $624,412   $558,893   $523,166   $492,540   $457,052
                              ========   ========   ========   ========   ========

(1) Consists of fixed and adjustable rate first and second home mortgage loans, residential lot loans, home equity lines of credit and commercial mortgage loans.
(2) Includes both residential and commercial properties.

Securities

The investment portfolio, consisting of available-for-sale, held-to-maturity and other equity securities, increased 32.0% or $148,845,000 to $613,579,000 at December 31, 1998 from $464,734,000 at December 31, 1997. The Company's overall investment goal is to maximize earnings while maintaining liquidity in securities having minimal credit risk. The types and maturities of securities purchased are primarily based on the Company's current and projected liquidity and interest rate sensitivity positions.

Upon adoption of Statement of Financial Accounting Standards No. 133 on July 1, 1998, as permitted by the Statement, the Bank made a one-time transfer of $51,515,000 of held-to-maturity securities into the available-for-sale category. A majority of the growth in available-for-sale (excluding the one-time transfer from held-to-maturity) and total securities during 1998 was funded by Federal Home Loan Bank of Atlanta advances under the leverage program. These fundings designated for the leverage program totaled $184,700,000 in 1998, as compared to $94,379,000 in 1997. In addition, repurchase agreements, which are short-term borrowings, increased 28.1% or $16,349,000, providing additional funds for the purchase of investments. During 1998, funds provided by the growth in total deposits far exceeded the amount needed to fund growth in total loans and residential mortgage loans held for sale.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Management's Discussion and Analysis


ANALYSIS OF SECURITIES

The composition of securities at December 31 for each of the latest three fiscal years was:

(In thousands)                           1998       1997       1996

AVAILABLE-FOR-SALE:(1)
   U.S. Treasury                       $      0   $  3,003   $ 26,940
   U.S. Agency                          441,775    288,901    145,275
   State and municipal                   60,957     31,818     26,628
   Corporate debt obligations                 0      1,496      1,483
   Mortgage-backed securities(2)         30,547     14,315     31,876
   Marketable equity securities           6,363      4,725      2,221
                                       --------   --------   --------
      Total                             539,642    344,258    234,423
HELD-TO-MATURITY AND OTHER EQUITY:
   U.S. Agency                            3,346     32,294     42,932
   State and municipal                   52,111     49,371     37,152
   Mortgage-backed securities(2)              0     27,326     42,188
   Other equity securities               18,480     11,485      5,111
                                       --------   --------   --------
      Total                              73,937    120,476    127,383
                                       --------   --------   --------
         TOTAL SECURITIES(3)           $613,579   $464,734   $361,806
                                       ========   ========   ========

(1) At estimated fair value.
(2) Issued by a federal agency or secured by U.S. Agency collateral.
(3) The outstanding balance of no single issuer, except for U.S. Government and U.S. Government Agency securities, exceeded ten percent of stockholders' equity at December 31, 1998, 1997 or 1996.

Maturities and weighted average yields for debt securities available-for-sale and held-to-maturity at December 31, 1998 are shown below:

                                                             Years to Maturity

                                          Within          Over 1              Over 5           Over
                                            1            through 5          through 10          10

(Dollars in thousands)               Amount   Yield    Amount   Yield     Amount   Yield    Amount  Yield    TOTAL    YIELD
INVESTMENTS AVAILABLE-
  FOR-SALE:(1)

     U.S. Agency                    $10,995   4.81%  $163,284   5.70%  $256,283    6.18%   $11,021  5.98%  $441,583   5.96%
     State and municipal(2)          10,001   6.67     27,956   7.29      9,412    6.87     11,959  7.16     59,328   7.10
     Mortgage-backed Securities       9,125   6.19     11,574   6.03      3,818    6.49      5,945  6.40     30,462   6.22
                                    -------          --------          --------            -------         --------
        Total Debt Securities       $30,121   5.85%  $202,814   5.94%  $269,513    6.21%   $28,925  6.55%   531,373   6.10%
                                    =======          ========          ========            =======
     Marketable equity securities                                                                             4,794
                                                                                                           --------
        TOTAL INVESTMENTS
         AVAILABLE-FOR-SALE                                                                                $536,167
                                                                                                           ========
INVESTMENTS HELD-
TO-MATURITY:
     U.S. Agency                    $   347   5.39%  $  2,999   5.84%  $      0       0%   $     0     0%  $  3,346   5.80%
     State and municipal(2)               0      0      1,958   7.03     12,921    6.91     37,232  6.78     52,111   6.82
                                    -------          --------          --------            -------         --------
        TOTAL INVESTMENTS
         HELD-TO-MATURITY           $   347   5.39%  $  4,957   6.31%  $ 12,921    6.91%   $37,232  6.78%  $ 55,457   6.76%
                                    =======          ========          ========            =======         ========

(1) Amounts shown at amortized cost without market value adjustments.
(2) The yields on state and municipal securities have been calculated on a tax-equivalent basis using the applicable federal income tax rate.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Management's Discussion and Analysis


Other Earning Assets

Residential mortgage loans held for sale increased 92.4% or $6,162,000 in 1998. Originations and sales of these loans, and the resulting gains on sales, increased substantially during 1998 under favorable interest rate conditions.

The aggregate of federal funds sold and interest-bearing deposits with banks decreased 47.3% or $5,407,000 in 1998.

Deposits and Borrowings

Total deposits were $954,571,000 at December 31, 1998, increasing $101,560,000 or 11.9% from $853,011,000 at December 31, 1997. Growth was achieved in noninterest-bearing demand deposits, up $34,943,000 or 23.1%, attributable to increases in all types of checking balances: personal, small business and commercial. Interest-bearing deposits increased $66,617,000 or 9.5%, due in large part to higher time deposits under $100,000. The increase in time deposits under $100,000 primarily reflected a special product offering of a 30-month time deposit with a premium rate. Total borrowings increased by $112,374,000 or 70.7% to $271,392,000 at December 31, 1998 from $159,018,000 at December 31, 1997. The increase was attributable in large part to short-term Federal Home Loan Bank of Atlanta advances in connection with the leverage program and, to a lesser degree, to increased repurchase agreements related primarily to cash management services for commercial clients.

CAPITAL MANAGEMENT

Management monitors historical and projected earnings, dividends and asset growth, as well as risks associated with the various types of on- and off-balance sheet assets and liabilities, in order to determine the appropriate capital levels. During 1998, stockholders' equity increased 6.0% or $6,262,000 to $110,937,000 at December 31, 1998, from $104,675,000 at December 31, 1997.
The increase for 1998 was due to internal capital generation, which is net earnings less dividends, and proceeds from external capital generation. Repurchases of shares under the Company's repurchase program offset part of these increases, and maintained capital at levels that management believes are appropriate. The ratio of average equity to average assets was 9.02% for 1998, as compared to 9.65% for 1997 and 9.90% for 1996.

As a percentage of average equity, the internal capital generation rate was 9.4% for 1998, which compares favorably with rates of 8.6% for 1997 and 8.7% for 1996. Internal capital generation contributed $10,044,000 to stockholders' equity in 1998, $8,592,000 in 1997 and $7,776,000 in 1996. External capital formation from dividend reinvestment and, to a much lesser degree, the exercise of options and warrants, totaled $2,556,000 in 1998. The equivalent of 227,586 shares were purchased by the Company under its stock repurchase program during 1998 at an aggregate purchase price of $6,614,000.

Bank holding companies and banks are required to maintain capital ratios in accordance with guidelines adopted by the federal bank regulators. The guidelines are commonly known as Risk-Based Capital Guidelines. On December 31, 1998, the Company exceeded all applicable capital requirements, with a total risk-based capital ratio of 15.67%, a Tier I risk-based capital ratio of 14.58%, and a leverage ratio of 8.50%. As of December 31, 1998, the Bank also met the criteria for classification as a "well-capitalized" institution under the prompt corrective action rules of the Federal Deposit Insurance Act. Designation as a well-capitalized institution under these regulations is not a recommendation or endorsement of the Company or the Bank by federal bank regulators. Additional information regarding regulatory capital ratios is included in Note 20 of the Notes to the Consolidated Financial Statements.

CREDIT RISK MANAGEMENT

The allowance for credit losses is a valuation reserve established by management in an amount it deems adequate to provide for losses in the loan portfolio. Management assesses the adequacy of the allowance for credit losses based upon a number of factors including, among others: lending risks associated with growth and entry into new markets, loss allocations for specific problem credits, the level of the allowance to nonperforming loans, historical loss experience, economic conditions, portfolio trends and credit concentrations, the year 2000 issue, changes in the size and character of the loan portfolio, and management's judgment with respect to current and expected economic conditions and their impact on the existing loan portfolio.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Management's Discussion and Analysis


The allowance for credit losses is increased by provisions for credit losses charged to expense. Charge-offs of loan amounts determined by management to be uncollectible or impaired decrease the allowance, and recoveries of previous charge-offs are added to the allowance. The Company makes provisions for credit losses in amounts necessary to maintain the allowance for credit losses at the level the Company deems appropriate. The provision was $552,000 in 1998, compared with $986,000 in 1997, a decrease of $434,000. Net charge-offs of $218,000, $361,000, and $514,000 were recorded in 1998, 1997 and 1996. The ratio of net charge-offs to average loans was 0.04% in 1998, compared to 0.07% in 1997. Although the provision exceeded net charge-offs in 1998, the ratio of the allowance for credit losses to year-end loans decreased over the period. At December 31, 1998, the allowance for credit losses was $7,350,000, or 1.18% of total loans, compared to $7,016,000, or 1.26% of total loans, at December 31, 1997.

In establishing the level of the allowance for December 31, 1998, management considered a number of factors, including the increased risk inherent in commercial loans, which are viewed as entailing greater risk than certain other categories of loans, charge-off history, and the growth of the loan portfolio over the last several years. Management also considered other factors, including the levels of types of credits, such as residential mortgage loans, deemed to be of relatively low risk. Management conducted a similar analysis in order to determine the appropriate allowance as of December 31, 1997.

At December 31, 1998, total nonperforming loans were $1,801,000, or 0.29% of total loans, compared to $2,672,000, or 0.48% of total loans, at December 31, 1997. All categories of nonperforming loans declined during 1998. The allowance for credit losses represented 408% of nonperforming loans at December 31, 1998, compared to coverage of 263% a year earlier, with the change attributable to the decrease in nonperforming loans. Significant variation in the coverage ratio may occur from period to period because the amount of nonperforming loans depends largely on the condition of a small number of individual loans and borrowers relative to the total loan portfolio. There was no other real estate owned at December 31, 1998, compared to $296,000 at December 31, 1997. The balance of impaired loans was $773,000 at December 31, 1998, compared to $890,000 at December 31, 1997, and there were no reserves against those loans at either year end.

The Company's borrowers are concentrated in four counties in the State of Maryland. Real estate secured credits represented 79.5% of total loans at December 31, 1998 and 80.8% at December 31, 1997. In the past, the Company has experienced low loss levels, especially in real estate secured loans, through various economic cycles and conditions. The risk of the Company's real estate loan concentration is mitigated by the nature of real estate collateral, the Bank's substantial experience in most of its markets and its lending practices.

ANALYSIS OF CREDIT RISK

Activity in the allowance for credit losses for the five years ended December 31 is shown below:

(Dollars in thousands)              1998        1997        1996        1995        1994
Balance, January 1                 $ 7,016     $ 6,391     $ 6,597     $ 6,663     $ 6,681
Provision for credit losses            552         986         308         180         211
Loan charge-offs:
   Real estate--mortgage               (40)        (60)         (3)        (33)       (135)
   Real estate--construction             0         (79)          0           0           0
   Consumer                           (176)       (167)       (143)       (209)        (32)
   Commercial                         (119)       (235)       (469)       (507)       (342)
                                   -------     -------     -------     -------     -------
      Total charge-offs               (335)       (541)       (615)       (749)       (509)
Loan recoveries:
   Real estate--mortgage                 0           0           0         153          16
   Real estate--construction             0           0           0           0           0
   Consumer                             35          39          37          30          40
   Commercial                           82         141          64         320         224
                                   -------     -------     -------     -------     -------
      Total recoveries                 117         180         101         503         280
                                   -------     -------     -------     -------     -------
Net charge-offs                       (218)       (361)       (514)       (246)       (229)
                                   -------     -------     -------     -------     -------
BALANCE, DECEMBER 31               $ 7,350     $ 7,016     $ 6,391     $ 6,597     $ 6,663
                                   =======     =======     =======     =======     =======
Net charge-offs to average loans      0.04%       0.07%       0.10%       0.05%       0.06%
Allowance to total loans              1.18%       1.26%       1.22%       1.34%       1.46%

--------------------------------------------------------------------------------
20

--------------------------------------------------------------------------------

Management's Discussion and Analysis


The following table presents nonperforming assets at year end for the last five years:


                                                         December 31,

(Dollars in thousands)                   1998      1997      1996      1995      1994
Non-accrual loans(1)                   $  832    $  890    $1,291    $  590    $  866
Loans 90 days past due                    965     1,764     3,337       272       832
Restructured loans                          4        18        27        36        44
                                       ------    ------    ------    ------    ------
   Total Nonperforming Loans(2)(3)      1,801     2,672     4,655       898     1,742
Other real estate owned, net                0       296         0        47       277
                                       ------    ------    ------    ------    ------
   TOTAL NONPERFORMING ASSETS          $1,801    $2,968    $4,655    $  734    $2,019
                                       ======    ======    ======    ======    ======
Nonperforming loans to total loans       0.29%     0.48%     0.89%     0.18%     0.38%
Allowance for loan losses to
nonperforming loans                       408%      263%      137%      735%      382%
Nonperforming assets to total assets     0.13%     0.26%     0.48%     0.11%     0.24%

(1) Gross interest income that would have been recorded in 1998 if non-accrual loans had been current and in accordance with their original terms was $145,000, while interest actually recorded on such loans was $92,000.
(2) Performing loans considered potential problem loans, as defined and identified by management, amounted to $9,894,000 at December 31, 1998. Although these are loans where known information about the borrowers' possible credit problems causes management to have doubts as to the borrowers' ability to comply with the present loan repayment terms, most are well collateralized and are not believed to present significant risk of loss. Loans classified for regulatory purposes not included in nonperforming loans consist only of "other loans especially mentioned" and do not, in management's opinion, represent or result from trends or uncertainties reasonably expected to materially impact future operating results, liquidity or capital resources or represent material credits where known information about the borrowers' possible credit problems causes management to have doubts as to the borrowers' ability to comply with the loan repayment terms.
(3) Installment loans past due by 90 days or more are included in the totals for the "Loans 90 days past due" line in the table above and were not significant in amount at December 31, 1998 and 1997.

MARKET RISK MANAGEMENT

The Company's net income is largely dependent on the Bank's net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income. Net interest income is also affected by changes in the portion of interest-earning assets that are funded by interest-bearing liabilities rather than by other sources of funds, such as noninterest-bearing deposits and stockholders' equity.

The Bank's interest rate sensitivity, as measured by the repricing of its interest sensitive assets and liabilities at December 31, 1998, is presented in the following table. As indicated in the note to the table, the data was based in part on assumptions that are regularly reviewed for propriety. The accompanying analysis indicates a moderate level of interest rate risk based on the Bank's having approximately equal amounts of rate sensitive assets and rate sensitive liabilities subject to maturity or repricing within a one-year period from December 31, 1998 (termed GAP analysis). By managing to approximately match the dollar amount of assets and liabilities whose interest rates are subject to change, the Bank seeks to control the risk of a pronounced adverse impact on its revenues (net interest income) occurring due to a decline in the net interest margin. While the Bank's senior management, through its Asset Liability Management Committee (ALCO), has a preference for maintaining a moderate level of interest rate risk as measured by the repricing GAP, the Company's interest rate risk policies are guided by results of simulation analysis which takes into account more factors than does GAP analysis. The ALCO analyzes balance sheet, income statement, and margin trends monthly. A detailed quarterly interest rate risk profile is performed for ALCO and is reviewed with the Board of Directors.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Management's Discussion and Analysis


The following GAP analysis schedule sets out the time frames from December 31, 1998, in which the Bank's assets and liabilities are subject to repricing:


                                              0-90       91-365    Over 1-3    Over 3-5      Over 5
(Dollars in thousands)                        Days        Days       Years       Years       Years
RATE SENSITIVE ASSETS (RSA):
   Loans                                    $198,153    $ 95,537    $187,110    $ 66,448    $ 77,164
   Taxable securities                        181,391     107,788     112,332      68,816      31,813
   Nontaxable securities                       3,570       8,805      22,105      14,345      62,614
   Other investments                          18,281           0           0           0           0
                                            --------    --------    --------    --------    --------
      Total RSA                              401,395     212,130     321,547     149,609     171,591
RATE SENSITIVE LIABILITIES (RSL):
   Interest-bearing demand deposits            4,000      12,000      32,002      30,668      49,336
   Regular savings deposits                    4,929      14,785      39,397      37,697       1,639
   Money market savings deposits              12,771      38,312      98,990           0           0
   Time deposits                              92,085     152,179     125,700      17,061       5,120
   Short-term borrowings and other RSL       228,145      21,022      11,018      12,020           0
                                            --------    --------    --------    --------    --------
      Total RSL                              341,930     238,298     307,107      97,446      56,095
                                            --------    --------    --------    --------    --------
      CUMULATIVE GAP*                       $ 59,465    $ 33,297    $ 47,737    $ 99,900    $215,396
                                            ========    ========    ========    ========    ========
        As a Percent of Total Assets            4.43%       2.48%       3.55%       7.44%      16.03%
      CUMULATIVE RSA TO RSL                     1.17        1.06        1.05        1.10        1.21

* This analysis is based upon a number of significant assumptions including the following: Loans are repaid/rescheduled by contractual maturity and repricings. Securities, except mortgage-backed securities, are repaid according to contractual maturity adjusted for call features. Mortgage-backed security repricing is adjusted for estimated early paydowns. Interest-bearing demand, regular savings, and money market savings deposits are estimated to exhibit some rate sensitivity based on management's analysis of deposit withdrawals. Time deposits are shown in the table based on contractual maturity.

The Bank's Board of Directors has established a comprehensive interest rate risk management policy, which is administered by ALCO. The policy establishes limits of risk, which are quantitative measures of the percentage change in net interest income and equity capital resulting from a hypothetical change of plus or minus 200 basis points in U.S. Treasury interest rates for maturities from one day to thirty years. By employing simulation analysis through use of a computer model, the Bank intends to effectively manage the potential adverse impacts that changing interest rates can have on the institution's short term earnings, long term value, and liquidity. The simulation model captures optionality factors such as call features and interest rate caps and floors imbedded in investment and loan portfolio contracts. As of December 31, 1998, the Bank had the following estimated sensitivity profile for net interest income and the fair value of equity:

                                       Immediate Change in Rates

                                 +200 basis points      -200 basis points       Policy Limit
% Change in Net Interest Income      (5.08)%               (4.14)%                +/-(15)%
% Change in Fair Value of Equity     (0.73)%              (24.33)%                +/-(25)%


As with any method of gauging interest rate risk, there are certain shortcomings inherent in the interest rate modeling methodology used by the Company. When interest rates change, actual movements in different categories of interest-earning assets and interest-bearing liabilities, loan prepayments, and withdrawals of time and other deposits, may deviate significantly from assumptions used in the model. Finally, the methodology does not measure or reflect the impact that higher rates may have on adjustable-rate loan customers' ability to service their debts, or the impact of rate changes on demand for loan or deposit products.

In addition to the potential adverse impact that changing interest rates may have on the Bank's net interest margin and operating results, potential adverse impacts on liquidity can occur as a result of changes in the estimated cash flows from investment, loan and deposit portfolios. The Bank manages this inherent risk by maintaining a large portfolio of available-for-sale investments as well as secondary sources of liquidity from Federal Home Loan Bank of Atlanta advances and other bank borrowing arrangements.

--------------------------------------------------------------------------------
22

--------------------------------------------------------------------------------

Management's Discussion and Analysis


LIQUIDITY

Liquidity is measured by a financial institution's ability to raise funds through deposits, borrowed funds, capital, or the sale of highly marketable assets such as residential mortgage loans. The Company's liquidity position, considering both internal and external sources available, exceeded anticipated short- and long-term needs at December 31, 1998. Core deposits, considered to be stable funding sources and defined to include all deposits except time deposits of $100,000 or more, equaled 69.8% of total earning assets at December 31, 1998. In addition, substantial amortizing residential mortgage loans, maturities, calls and paydowns of securities, deposit growth and earnings contribute a flow of funds available to meet liquidity requirements. In assessing liquidity, management considers operating requirements, the seasonality of deposit flows, investment, loan and deposit maturities, expected fundings of loans and deposit withdrawals, and the market values of available-for-sale investments, so that sufficient funds are available on short notice to meet obligations as they arise and to ensure that the Company is able to pursue new business opportunities.

The Bank's liquidity position is measured monthly, looking forward ninety days. Liquid assets, defined to include cash on hand, federal funds sold, interest-bearing deposits with banks, loans held for sale, investments held-to-maturity maturing within ninety days and investments available-for-sale maturing within one year, net of projected loan growth over the following ninety days, totaled $259,994,000 or 19.4% of total assets at December 31, 1998. This represents a liquidity position, net of estimated potential cash outflows for deposits and borrowings, of $180,722,000 or 13.5% of total assets, which exceeded management's target range.

The primary external source of liquidity available is a line of credit for $247,300,000 with the Federal Home Loan Bank of Atlanta, of which $196,020,000 was outstanding at December 31, 1998. Other external sources of liquidity available to the Company in the form of lines of credit granted by correspondent banks totaled $26,000,000 at December 31, 1998 against which there were no outstandings. Core deposits increased by $87,615,000 during 1998, while loans grew by $65,519,000, so that borrowed funds were not required to support loan growth. As disclosed previously in the discussion of securities, Federal Home Loan Bank of Atlanta advances increased in 1998 due to management's desire to leverage the balance sheet to enhance the return on stockholders' equity.

The Company's time deposits of $100,000 or more represented 8.1% of total deposits at December 31, 1998 and are shown by maturity in the table below.

                                             Months to Maturity

                                    3 or     Over 3    Over 6     Over
(In thousands)                      less     to 6      to 12       12      TOTAL
Time deposits--$100,000 or more   $20,186   $14,330   $10,846   $31,550   $76,912

YEAR 2000 ISSUE

Many computer programs now in use have not been designed to properly recognize years after 1999. If not corrected, these programs could fail or create erroneous results. This Year 2000 ("Y2K") issue affects the entire banking industry because of its reliance on computers and other equipment that use computer chips. This problem is not limited to computer systems. Y2K issues may affect every system that has an embedded microchip, such as automated teller machines, elevators, vaults, heating, air conditioning, and security systems. Y2K issues may also affect the operation of third parties with whom the Company does business such as vendors, suppliers, utility companies, and customers.

--------------------------------------------------------------------------------
                                                                              23

Management's Discussion and Analysis


Risks Related To Year 2000

The Y2K issue poses certain risks to the Company and its operations. Some of these risks are present because the Company purchases technology and information system applications from other parties who also face Y2K challenges.
Other risks are specific to the banking industry.

Commercial banks may experience a deposit base reduction if customers withdraw significant amounts of cash in anticipation of Y2K. Such a deposit contraction could cause an increase in interest rates, require the Company to locate alternative sources of funding or sell investment securities or other liquid assets to meet liquidity needs, and may reduce future earnings. To reduce customer concerns regarding Y2K noncompliance, a customer awareness plan has been implemented which is directed towards making deposit customers knowledgeable about the Company's Y2K compliance efforts.

The Company lends significant amounts to businesses and individuals in its marketing areas. If these borrowers are adversely affected by Y2K problems, they may not be able to repay their loans in a timely manner. This increased credit risk could adversely affect the Company's financial performance. In an effort to identify any potential loan loss risk because of borrower Y2K noncompliance, all loan customers with loans or commitments exceeding $500,000 were surveyed using a Y2K questionnaire. The Company is in the process of analyzing the results and any risks identified. The Company has also modified its loan underwriting controls to ensure that potential borrowers are carefully evaluated for Y2K compliance before any new loan is approved. The Company's operations, like those of many other companies, can be adversely affected by Y2K triggered failures which may be experienced by third parties upon whom the Company relies for processing transactions. The Company has identified all critical third-party service providers and vendors and is monitoring their Y2K compliance programs. The Company's primary supplier of data processing services has adopted a Y2K compliance plan which includes a timetable for making changes necessary to be able to provide services in the Y2K. That supplier has provided written assurances to the Company regarding its progress toward Y2K compliance and has been examined for Y2K readiness by federal bank examiners.

The Company's operations may also be adversely affected by Y2K related failures of third party providers of electricity, telecommunications services and other utility services. Failures in these areas could impact the Company's ability to conduct business. The Y2K compliance of these providers is largely beyond the control of the Company.

The Company's State of Readiness

The Company has created a task force to establish a Y2K plan to prevent or mitigate the adverse effects of the Y2K issue on the Company and its customers. Goals of the Y2K plan include identifying Y2K risks of information systems and equipment used by the Company, informing customers of Y2K issues and risks, establishing a contingency plan for operating if Y2K issues cause important systems or equipment to fail, implementing changes necessary to achieve Y2K compliance, and verifying that these changes are effective. The Comptroller of Currency has examined the Company's Y2K compliance plan and the Company's progress in implementation. In addition, the Board of Directors is carefully monitoring progress under the plan on a monthly basis.

--------------------------------------------------------------------------------
24

--------------------------------------------------------------------------------

Management's Discussion and Analysis


The Company's plan to address the Y2K issues involves several phases, described below:

 . Awareness--In this phase, the Company's Y2K plan and project team were established, the overall Y2K approach was identified, compliance standards were defined, and responsibility for corrective action was assigned. This phase has been completed.

 . Assessment--During this phase, the Company gathered and analyzed information to determine the size and the impact of the Y2K problem and then made decisions to modify, reengineer, or replace existing systems and programs. This phase has been completed.

 . Renovation--This phase involves obtaining and implementing upgraded software applications provided by the Company's vendors, modifying system codes, reengineering Y2K vulnerable systems and programs, developing bridges for systems which cannot be reengineered, and changing files and databases as necessary. The tasks to be performed in this phase are 70% complete. All system renovations are expected to be completed by March 31, 1999.

 . Validation--During the validation phase, the Company is testing systems and software for Y2K compliance in an effort to identify and correct any errors that may be identified in the renovation phase. Thirty-five percent of system validation has been performed and the remainder is expected to be completed by June 30, 1999.

 . Implementation--In this phase all new and revised systems will be implemented, data exchange issues will be resolved, and back up and recovery plans will be developed. This phase is in process and will be completed by June 30, 1999.

Based on information developed to date, Company management believes that the cost of remediation will not be material to the Company's business, operations, liquidity, capital resources, or financial condition. The Company expects that its total cash outlay for Y2K compliance in 1998 and future years will be less than $1.1 million. This amount includes approximately $675,000 in costs of software and equipment upgrades or replacements and approximately $400,000 in consulting, legal and temporary staffing costs. Approximately $250,000 of these costs were incurred in 1998. The Company expects that the total effect on net income, after tax deductions, of these Y2K expenditures and the accelerated write-off of replaced software and equipment will be less than $800,000, and that the effect on net income through December 31, 1998 of these costs was approximately $300,000 or 2% of net income for the year. These amounts do not include allocations of the salary and other costs of the Bank's regular personnel. The Company is funding Y2K expenditures through continuing operations.

In the event that some or all systems experience failure, the Company has developed a detailed contingency plan. This plan calls for manual processing of bank transactions at designated locations supported by backup power systems. Delays in processing transactions would result in the event that the Company is forced to process transactions manually. These delays could disrupt normal business activities of the Company and its customers.

Forward Looking Statements

The discussion above regarding issues associated with Y2K includes certain "forward looking statements." The Company's ability to predict results or effects of issues related to the Y2K issue is inherently uncertain and is subject to factors that may cause actual results to differ materially from those projected. Factors that could affect the actual results include the following:
 . The possibility that protection procedures, contingency plans, and remediation efforts will not operate as intended;
 . The Company's failure to timely or completely identify all software or hardware applications requiring remediation;
 . Unexpected costs;
 . The uncertainty associated with the impact of Y2K issues on the banking industry and the Company's customers, vendors, and others with whom it conducts business;
 . The general economy.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Sandy Spring Bancorp and Subsidiaries
Consolidated Balance Sheets

(Dollars in thousands, except per share data)

                                                           December 31,

                                                       1998           1997

ASSETS
  Cash and due from banks                         $   43,616     $   37,644
  Federal funds sold                                   4,582         11,036
  Interest-bearing deposits with banks                 1,434            387
  Residential mortgage loans held for sale            12,832          6,670
  Investments available-for-sale (at fair value)     539,642        344,258
  Investments held-to-maturity--fair value
   of $55,764 (1998) and $110,437 (1997)              55,457        108,991
  Other equity securities                             18,480         11,485
  Total loans (net of unearned income)               624,412        558,893
    Less: Allowance for credit losses                 (7,350)        (7,016)
                                                  ----------     ----------
      Net loans                                      617,062        551,877

  Premises and equipment, net                         27,920         28,468
  Accrued interest receivable                         11,719          9,908
  Other real estate owned                                  0            296
  Other assets                                        10,727         10,313
                                                  ----------     ----------
      TOTAL ASSETS                                $1,343,471     $1,121,333
                                                  ==========     ==========

LIABILITIES
  Noninterest-bearing deposits                    $  185,900     $  150,957
  Interest-bearing deposits                          768,671        702,054
                                                  ----------     ----------
      Total deposits                                 954,571        853,011
  Short-term borrowings                              257,026        144,426
  Long-term borrowings                                14,366         14,592
  Accrued interest and other liabilities               6,571          4,629
                                                  ----------     ----------
      TOTAL LIABILITIES                            1,232,534      1,016,658

STOCKHOLDERS' EQUITY
  Common stock--par value $1.00; shares
  authorized 15,000,000; shares issued
  and outstanding 9,586,021 (1998) and
  4,862,574 (1997)                                     9,586          4,862
  Surplus                                             22,913         31,695
  Retained earnings                                   76,305         66,261
  Accumulated other comprehensive income               2,133          1,857
                                                  ----------     ----------
     TOTAL STOCKHOLDERS' EQUITY                      110,937        104,675
                                                  ----------     ----------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $1,343,471     $1,121,333
                                                  ==========     ==========

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------
26

--------------------------------------------------------------------------------

Sandy Spring Bancorp and Subsidiaries
Consolidated Statements of Income

(In thousands, except per share data)

                                                           Years Ended December 31,
                                                          1998      1997      1996
Interest income:
   Interest and fees on loans                           $52,538   $49,658   $46,491
   Interest on loans held for sale                          690       320       196
   Interest on deposits with banks                          100        74       187
   Interest and dividends on securities:
      Taxable                                            25,355    20,931    15,062
      Exempt from federal income taxes                    4,408     3,386     3,343
Interest on federal funds sold                            1,181     1,196     1,342
                                                        -------   -------   -------
      TOTAL INTEREST INCOME                              84,272    75,565    66,621
Interest expense:
   Interest on deposits                                  29,194    28,700    27,889
   Interest on short-term borrowings                      8,722     5,438     2,021
   Interest on long-term borrowings                         833       348       323
                                                        -------   -------   -------
      TOTAL INTEREST EXPENSE                             38,749    34,486    30,233
                                                        -------   -------   -------
NET INTEREST INCOME                                      45,523    41,079    36,388
Provision for Credit Losses                                 552       986       308
                                                        -------   -------   -------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES    44,971    40,093    36,080
Noninterest Income:
   Securities gains                                         853       637        30
   Service charges on deposit accounts                    4,044     3,403     2,964
   Gains on mortgage sales                                2,555     1,246       825
   Trust income                                           1,412     1,188       943
   Other income                                           3,259     2,658     1,785
                                                        -------   -------   -------
      TOTAL NONINTEREST INCOME                           12,123     9,132     6,547
Noninterest Expenses:
   Salaries and employee benefits                        19,822    16,824    14,447
   Occupancy expense of premises                          2,769     2,355     2,082
   Equipment expenses                                     2,791     2,208     2,165
   Marketing                                              1,011     1,254     1,145
   Outside data services                                  1,496     1,273     1,109
   Other expenses                                         6,164     5,528     4,396
                                                        -------   -------   -------
      TOTAL NONINTEREST EXPENSES                         34,053    29,442    25,344
                                                        -------   -------   -------
Income before income taxes                               23,041    19,783    17,283
Income tax expense                                        6,936     6,588     5,789
                                                        -------   -------   -------
NET INCOME                                              $16,105   $13,195   $11,494
                                                        =======   =======   =======
BASIC NET INCOME PER COMMON SHARE*                      $  1.67   $  1.35   $  1.18
DILUTED NET INCOME PER COMMON SHARE*                    $  1.66   $  1.34   $  1.18

* Per share data have been adjusted to give retroactive effect to a 2-for-1 stock split declared on January 28, 1998.

See Notes to Consolidated Financial Statements.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Sandy Spring Bancorp and Subsidiaries
Consolidated Statements of Cash Flows

(In thousands)

                                                                   Years Ended December 31,
                                                                1998         1997         1996
Cash Flows from Operating Activities:
  Net Income                                                $  16,105    $  13,195    $  11,494
  Adjustments to reconcile net income to
   net cash provided by operating activities:
  Depreciation and amortization                                 2,709        2,197        1,791
  Provision for credit losses                                     552          986          308
  Deferred income taxes                                          (126)         105          152
  Origination of loans held for sale                         (200,196)     (77,672)     (59,717)
  Proceeds from sales of loans held for sale                  196,589       80,233       57,282
  Gains on sales of loans held for sale                        (2,555)      (1,246)        (825)
  Purchases of trading securities                              (9,376)           0            0
  Proceeds from sales of trading securities                     9,388            0            0
  Securities gains                                               (853)        (637)         (30)
  Net change in:
     Accrued interest receivable                               (1,811)      (1,991)      (1,423)
     Accrued income taxes                                      (1,092)        (469)         202
     Other accrued expenses                                     3,033        1,012       (1,457)
     Other assets                                                (651)      (3,927)         (72)
  Other--net                                                     (106)        (515)       2,409
                                                            ---------    ---------    ---------
      NET CASH PROVIDED BY OPERATING ACTIVITIES                11,610       11,271       10,114
Cash Flows from Investing Activities:
  Net (increase) decrease in interest-bearing
  deposits with banks                                          (1,047)         474          (13)
  Purchases of investments held-to-maturity                   (27,215)     (22,897)     (36,941)
  Purchases of other equity securities                        (10,318)      (7,622)        (304)
  Purchases of investments available-for-sale                (758,292)    (456,306)    (159,085)
  Proceeds from sales of investments available-for-sale        20,933       86,005       19,392
  Proceeds from maturities, calls and principal payments
   of investments held-to-maturity                             29,313       36,380       28,815
  Proceeds from maturities, calls and principal payments
  of investments available-for-sale                           594,352      262,918       76,935
  Redemption of Federal Home Loan Bank of Atlanta stock         3,324        1,248          140
  Proceeds from sales of loans                                      0            0          291
  Proceeds from sales of other real estate owned                  745          500          442
  Net increase in loans receivable                            (65,912)     (36,457)     (31,127)
  Net funds received in branch purchase                             0            0       17,181
  Expenditures for premises and equipment                      (1,790)     (10,689)      (2,031)
                                                            ---------    ---------    ---------
        NET CASH USED BY INVESTING ACTIVITIES                (215,907)    (146,446)     (86,305)
Cash Flows from Financing Activities:
  Net increase in demand and savings accounts                  53,759       40,224       25,484
  Net increase in time and other deposits                      47,801        6,446       18,571
  Net increase in short-term borrowings                       101,400       77,458       29,864
  Proceeds from long-term borrowings                           11,000       10,000        1,800
  Retirement of long-term borrowings                              (26)         (28)         (31)
  Net decrease in balance due to banks                              0            0       (1,733)
  Common stock purchased and retired                           (6,614)      (3,857)           0
  Proceeds from issuance of common stock                        2,556        2,038        1,741
  Dividends paid                                               (6,061)      (4,603)      (3,763)
                                                            ---------    ---------    ---------
        NET CASH PROVIDED BY FINANCING ACTIVITIES             203,815      127,678       71,933
                                                            ---------    ---------    ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS                        (482)      (7,497)      (4,258)
Cash and Cash Equivalents at Beginning of Year                 48,680       56,177       60,435
                                                            ---------    ---------    ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR*                   $  48,198    $  48,680    $  56,177
                                                            =========    =========    =========
Supplemental Disclosures:
  Interest payments                                         $  38,277    $  33,421    $  31,157
  Income tax payments                                           7,819        7,491        5,441
Noncash Investing Activities:
  Transfers from loans to other real estate owned                 393          730          210
  Reclassification of borrowings from long-term to
   short-term                                                  11,200          200        2,100
  Investment transfers from held-to-maturity to
   available-for-sale                                          51,515            0            0

* Cash and cash equivalents include those amounts under the captions "Cash and due from banks" and "Federal funds sold" on the Consolidated Balance Sheets.

See Notes to Consolidated Financial Statements.
--------------------------------------------------------------------------------
28

--------------------------------------------------------------------------------

Sandy Spring Bancorp and Subsidiaries
Consolidated Statements of Changes in Stockholders' Equity

(Dollars in thousands, except per share data)

                                                                                                    Accumulated Other      Total
                                                            Common                       Retained     Comprehensive    Stockholders'
                                                             Stock         Surplus       Earnings        Income           Equity
BALANCES AT JANUARY 1, 1996                                 $ 4,821        $31,814        $49,893         $  413         $ 86,941
Comprehensive Income:
  Net income                                                                               11,494                          11,494
  Other comprehensive income, net of tax
    (unrealized gains on securities of $12, net
    of reclassification adjustment for losses of $111)                                                       123              123
                                                                                                                         --------
      Total comprehensive income                                                                                           11,617
Cash dividends*--$0.39 per share                                                           (3,620)                         (3,620)
Cash dividends by pooled bank prior to acquisition                                            (98)                            (98)
Common stock issued pursuant to:
  Profit sharing plan--11,020 shares                             11            353                                            364
  Incentive stock option plan--31,565 shares                     31             67                                             98
  Dividend reinvestment and stock
    purchase plan--35,273 shares                                 35          1,194                                          1,229
Exercise of warrants of pooled bank--3,755 shares                 4             46                                             50
                                                            -------        -------        -------         ------         --------
BALANCES AT DECEMBER 31, 1996                                 4,902         33,474         57,669            536           96,581
Comprehensive Income:
  Net income                                                                               13,195                          13,195
  Other comprehensive income, net of tax
    (unrealized gains on securities of $615, net
    of reclassification adjustment for losses of $706)                                                     1,321            1,321
                                                                                                                         --------
      Total comprehensive income                                                                                           14,516
Cash dividends*--$0.47 per share                                                           (4,603)                         (4,603)
Common stock issued pursuant to:
  Profit sharing plan--9,358 shares                               9            283                                            292
  Dividend reinvestment and stock purchase
    plan--43,327 shares                                          43          1,703                                          1,746
Stock repurchases--92,300 shares                                (92)        (3,765)                                        (3,857)
                                                            -------        -------        -------         ------         --------
BALANCES AT DECEMBER 31, 1997                                 4,862         31,695         66,261          1,857          104,675
Increase in beginning shares as a result of 2-for-1
  stock split in the form of a stock dividend                 4,863         (4,863)                                             0
Comprehensive Income:
  Net income                                                                               16,105                          16,105
  Other comprehensive income, net of tax
    (unrealized gains on securities of $162, net
    of reclassification adjustment for losses of $114)                                                       276              276
                                                                                                                         --------
      Total comprehensive income                             16,381
Cash dividends*--$0.63 per share                                                           (6,061)                         (6,061)
Common stock issued pursuant to:
  Incentive stock option plan--4,502 shares                       5             43                                             48
  Dividend reinvestment and stock purchase
    plan--76,447 shares                                          76          2,382                                          2,458
Stock repurchases--227,586 shares                              (228)        (6,386)                                        (6,614)
Exercise of warrants of pooled bank--7,510 shares                 8             42                                             50
                                                            -------        -------        -------         ------         --------
BALANCES AT DECEMBER 31, 1998                               $ 9,586        $22,913        $76,305         $2,133         $110,937
                                                            =======        =======        =======         ======         ========

* Per share data have been adjusted to give retroactive effect to a 2-for-1 stock split declared on January 28, 1998.

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Sandy Sprung Bancorp and Subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Company, which includes Sandy Spring Bancorp, its wholly owned subsidiary, Sandy Spring National Bank of Maryland (the Bank) and its subsidiaries, Sandy Spring Insurance Corporation and Sandy Spring Mortgage Corporation, conform to generally accepted accounting principles and to general practice within the banking industry. Certain reclassifications have been made to amounts previously reported to conform with the classifications made in 1998. The following is a summary of the more significant accounting policies:

Nature of Operations

Through its subsidiary, the Company conducts a full-service commercial banking, mortgage banking and trust business. Services to individuals and businesses include accepting deposits, extending real estate, consumer and commercial loans and lines of credit, safe deposit boxes, and personal trust services. The Company operates in four Maryland counties, Montgomery, Howard, Prince George's and Anne Arundel, and continues to show a concentration in loans secured by residential and commercial real estate. The Company has a small presence, based on revenue, in the annuity business through an insurance agency subsidiary.

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

When the Company retains the servicing rights to collect and remit principal and interest payments, manage escrow account matters and handle borrower relationships on mortgage loans sold, resulting service fee income is included in noninterest income. The Company's current practices are to sell all loans servicing released and, therefore, it has no intangible asset recorded for the value of such servicing.
Trading Securities

Trading securities are carried at market value. Changes in fair value, as well as realized gains and losses, are recorded as securities gains or losses.

Investments Available-for-Sale

Marketable equity securities and debt securities not classified as held-to-maturity or trading are classified as available-for-sale. Securities available-for-sale are acquired as part of the Company's asset/liability management strategy and may be sold in response to changes in interest rates, loan demand, changes in prepayment risk and other factors. Securities available-for-sale are carried at fair value, with unrealized gains or losses based on the difference between amortized cost and fair value reported as a separate component of stockholders' equity, net of deferred tax. Realized gains and losses, using the specific identification method, are included as a separate component of noninterest income. Related interest and dividends are included in interest income. Premiums on covered call options are deferred and included in income upon option expiration or included in the computation of realized gains upon option exercise.

--------------------------------------------------------------------------------
30

--------------------------------------------------------------------------------


Investments Held-to-Maturity and Other Equity Securities

Investments held-to-maturity are those securities which the Company has the ability and positive intent to hold until maturity. Securities so classified at time of purchase are recorded at cost. The carrying values of securities held-to-maturity are adjusted for premium amortization and discount accretion.

Other equity securities represent Federal Reserve Bank and Federal Home Loan Bank of Atlanta stock, which are considered restricted as to marketability.

Loans

Loans are stated at their principal balance outstanding net of any deferred fees and costs. Interest income on loans is accrued at the contractual rate based on the principal outstanding. The Company places loans, except for consumer loans, on non-accrual when any portion of the principal or interest is ninety days past due and collateral is insufficient to discharge the debt in full. Interest accrual may also be discontinued earlier if, in management's opinion, collection is unlikely. Generally, installment loans are not placed on non-accrual, but are charged off when they are five months past due.

Loans are considered impaired when, based on current information, it is probable that the Company will not collect all principal and interest payments according to contractual terms. Generally, loans are considered impaired once principal or interest payments become ninety days or more past due and they are placed on nonaccrual. Management also considers the financial condition of the borrower, cash flows of the loan and the value of the related collateral. Impaired loans do not include large groups of smaller balance homogeneous loans such as residential real estate and consumer installment loans which are evaluated collectively for impairment. Loans specifically reviewed for impairment are not considered impaired during periods of "minimal delay" in payment (ninety days or less) provided eventual collection of all amounts due is expected. The impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if repayment is expected to be provided by the collateral. Generally, the Company's impairment on such loans is measured by reference to the fair value of the collateral. Interest income on impaired loans is recognized on the cash basis.

Allowance for Credit Losses

The allowance for credit losses represents an amount which, in management's judgement, will be adequate to absorb probable losses on existing loans and other extensions of credit that may become uncollectible. The adequacy of the allowance for credit losses is determined through careful and continuous review and evaluation of the loan portfolio and involves the balancing of a number of factors to establish a prudent level. Among the factors considered are lending risks associated with growth and entry into new markets, loss allocations for specific nonperforming credits, the level of the allowance to nonperforming loans, historical loss experience, economic conditions, portfolio trends and credit concentrations, the year 2000 issue, changes in the size and character of the loan portfolio, and management's judgment with respect to current and expected economic conditions and their impact on the existing loan portfolio. Allowances for impaired loans are generally determined based on collateral values. Loans deemed uncollectible are charged against, while recoveries are credited to, the allowance. Management adjusts the level of the allowance through the provision for credit losses, which is recorded as a current period operating expense.

Management believes that the allowance for credit losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, and independent consultants engaged by the Bank, periodically review the Bank's loan portfolio and allowance for credit losses. Such review may result in recognition of additions to the allowance based on their judgements of information available to them at the time of their examination.

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


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


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

New Accounting Standards

In June 1997, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FASB 130) was issued and establishes standards for reporting and displaying comprehensive income and its components. FASB 130 requires comprehensive income and its components, as recognized under the accounting standards, to be displayed with the same prominence as other financial statements. The Company adopted this disclosure standard, as required, in the first quarter of 1998, including reclassification of the prior periods.

Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (FASB 131), also issued in June 1997, establishes new standards for reporting information about operating segments in annual and interim financial statements. The standard also requires descriptive information about the way the operating segments are determined, the products and services provided by the segments and the nature of differences between reportable years beginning after December 15, 1997. Adoption in interim financial statements is not required until the year after initial adoption, however comparative prior period information is required. Operating segments are defined under the standard based on the availability and utilization of discrete financial information as well as the necessity for this discrete financial information to meet certain quantitative thresholds. Management believes that it has no components that qualify as an operating segment under FASB 131 for the year ended December 31, 1998.

In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pension and Other Postretirement Benefits--an amendment of FASB Statements No. 87, 88 and 106" (FASB 132). This statement revises employers' disclosures about pension and other postretirement benefit plans, but does not change the measurement or recognition of those plans. It standardizes the disclosure requirements to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis and eliminates certain disclosures that are no longer as useful as they were when Statements 87, 88 and 106 were issued. This statement is effective for fiscal years beginning after December 15, 1997. Restatement of disclosures for previous periods provided for comparative purposes is required unless the information is not readily available, in which case the notes to the financial statements should include all available information and a description of the information not available. These disclosure requirements have been adopted for the year ended December 31, 1998 and had no impact on the Company's financial condition or results of operations.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FASB 133). FASB 133 establishes new accounting and reporting requirements for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. The standard requires all derivatives to be measured at fair value and recognized as either assets or liabilities in the balance sheet. Under certain conditions, a derivative may be specifically designated as a hedge. Accounting for the changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Adoption of the standard is required for the Company's December 31, 2000 financial statements with early adoption allowed as of the beginning of any quarter after June 30, 1998. Management elected to adopt the standard July 1, 1998. Adoption did not result in a material financial impact. The Company had no derivative instruments at December 31, 1998.

--------------------------------------------------------------------------------
32

NOTE 2--CASH AND DUE FROM BANKS

Regulation D of the Federal Reserve Act requires that banks maintain reserve balances with the Federal Reserve Bank based principally on the type and amount of their deposits. At its option, the Bank maintains additional balances to compensate for clearing and safekeeping services. The average daily balance maintained in 1998 was $8,178,000 and in 1997 was $19,739,000.

NOTE 3--INVESTMENTS AVAILABLE-FOR-SALE

The amortized cost and estimated fair values of investments available-for-sale at December 31 are as follows:

                                                              1998

                                                      Gross           Gross         Estimated
                                    Amortized      Unrealized      Unrealized         Fair
(In thousands)                        Cost            Gains          Losses           Value
U.S. Treasury                       $      0        $      0        $      0         $      0
U.S. Agency                          441,583           1,150            (958)         441,775
State and municipal                   59,328           1,637              (8)          60,957
Corporate debt obligations                 0               0               0                0
Mortgage-backed securities            30,462             108             (23)          30,547
                                    --------        --------        --------         --------
  Total Debt Securities              531,373           2,895            (989)         533,279
Marketable equity securities           4,794           1,670            (101)           6,363
                                    --------        --------        --------         --------
  Total Investments
    Available-for-Sale              $536,167        $  4,565        $ (1,090)        $539,642
                                    ========        ========        ========         ========

                                                               1997
                                                      Gross          Gross           Estimated
                                    Amortized      Unrealized      Unrealized          Fair
                                       Cost           Gains          Losses            Value
(In thousands)
U.S. Treasury                       $  2,992        $     11        $      0         $  3,003
U.S. Agency                          288,273             802            (174)         288,901
State and municipal                   31,241             577               0           31,818
Corporate debt obligations             1,500               0              (4)           1,496
Mortgage-backed securities            14,269             191            (145)          14,315
                                    --------        --------        --------         --------
  Total Debt Securities              338,275           1,581            (323)         339,533
Marketable equity securities           2,593           2,132               0            4,725
                                    --------        --------        --------         --------
  Total Investments
    Available-for-Sale              $340,868        $  3,713        $   (323)        $344,258
                                    ========        ========        ========         ========

The amortized cost and estimated fair values of debt securities available-for-sale at December 31, 1998 and 1997 by contractual maturity, except mortgage-backed securities for which an average life is used, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                            1998                                   1997
                                                                    Estimated                              Estimated
                                                Amortized             Fair              Amortized             Fair
(In thousands)                                    Cost                Value               Cost                Value
Due in one year or less                         $ 30,110            $ 30,222            $ 43,237            $ 43,294
Due after one year through five years            202,826             203,835             172,780             173,305
Due after five years through ten years           269,513             269,937             100,074             100,449
Due after ten years                               28,924              29,285              22,184              22,485
                                                --------            --------            --------            --------
  Total Debt Securities Available-for-Sale      $531,373            $533,279            $338,275            $339,533
                                                ========            ========            ========            ========

Sale of investments available-for-sale during 1998, 1997 and 1996 resulted in the following:


(In thousands)                    1998           1997           1996

Proceeds                        $20,933        $86,005        $19,392
Gross gains                         476            998             97
Gross losses                         74            570             73

At December 31, 1998 and 1997, investments available-for-sale with a carrying value of $211,579,000 and $84,962,000, respectively, were pledged as collateral for certain government deposits and for other purposes as required or permitted by law. The outstanding balance of no single issuer, except for U.S. Government and U.S. Government Agency securities, exceeded ten percent of stockholders' equity at December 31, 1998 and 1997.

The Company has had covered call options which are subject to disclosure as derivative financial instruments in accordance with Statements of Financial Accounting Standards Nos. 119 and 133. These options are incident to an established plan to enhance the yield on certain of the Bank's equity securities in the available-for-sale portfolio. The option contracts do not exhibit credit risk since the Bank is holder of the premiums paid. Market risk is mitigated by the fact that the option price is stated in the contract and that the underlying securities held have a significant unrealized gain position.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

The Company had covered call options at the beginning of 1998 which expired during 1998, resulting in total premiums of $7,000. The Company had no covered call options at December 31, 1998.

At December 31, 1997, the Bank had outstanding covered call option contracts for 3,000 shares of Sallie Mae common stock, with expiration dates of January 17, 1998 (1,000 shares), and April 18, 1998 (2,000 shares). Premiums received on these options amounted to $35,000. The contracts have an average option price of $156.67 per share and the underlying securities have a quoted market price of $139.13 per share. Excluding option premiums, these Sallie Mae holdings had an unrealized gain at December 31, 1997 of $1,004,000 ($138.83 per share). Generally, the option contracts have a term of approximately one to four months. During 1997, the Bank received total option premiums of $70,000.

NOTE 4--INVESTMENTS HELD-TO-MATURITY AND OTHER EQUITY SECURITIES

The amortized cost and estimated fair values of investments held-to-maturity at December 31 are as follows:

                                                             1998
                                                      Gross          Gross          Estimated
                                    Amortized       Unrealized     Unrealized          Fair
(In thousands)                        Cost            Gains          Losses            Value
U.S. Agency                         $  3,346        $      0        $     (3)        $  3,343
State and municipal                   52,111             963            (653)          52,421
Mortgage-backed securities                 0               0               0                0
                                    --------        --------        --------         --------
  Total Investments
    Held-to-Maturity                $ 55,457        $    963        $   (656)        $ 55,764
                                    ========        ========        ========         ========

                                                               1997
                                                      Gross             Gross         Estimated
                                    Amortized       Unrealized       Unrealized          Fair
(In thousands)                        Cost            Gains            Losses           Value
U.S. Agency                         $ 32,294        $    235         $    (54)        $ 32,475
State and municipal                   49,371           1,032              (40)          50,363
Mortgage-backed securities            27,326             304              (31)          27,599
                                    --------        --------         --------         --------
  Total Investments
    Held-to-Maturity                $108,991        $  1,571         $   (125)        $110,437
                                    ========        ========         ========         ========

Upon adoption of FASB 133 on July 1, 1998, as permitted by the Statement, the Bank made a one-time transfer of $51,515,000 of held-to-maturity securities into the available-for-sale category with net unrealized losses of $177,000.

The amortized cost and estimated fair values of debt securities held-to-maturity at December 31 by contractual maturity, except mortgage-backed securities for which an average life is used, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                             1998                                     1997
                                                                     Estimated                               Estimated
                                                 Amortized             Fair               Amortized            Fair
(In thousands)                                     Cost                Value                Cost               Value
Due in one year or less                          $    347            $    347            $ 14,247            $ 14,267
Due after one year through five years               4,957               5,007              52,507              53,327
Due after five years through ten years             12,921              13,322              18,197              18,454
Due after ten years                                37,232              37,088              24,040              24,389
                                                 --------            --------            --------            --------
  Total Debt Securities Held-to-Maturity         $ 55,457            $ 55,764            $108,991            $110,437
                                                 ========            ========            ========            ========

At December 31, 1998 and 1997, investments held-to-maturity with a book value of $2,998,000 and $10,132,000, respectively, were pledged as collateral for certain government deposits and for other purposes as required or permitted by law. The outstanding balance of no single issuer, except for U.S. Government and U.S. Government Agency securities, exceeded ten percent of stockholders' equity at December 31, 1998 or 1997.

Other equity securities at December 31, are as follows:

(In thousands)                        1998           1997

Federal Reserve Bank stock          $ 1,826        $ 1,826
Federal Home Loan Bank stock         16,654          9,659
                                    -------        -------
                                    $18,480        $11,485
                                    =======        =======

--------------------------------------------------------------------------------
34

NOTE 5--LOANS

Major loan categories at December 31 are presented below:


(In thousands)                                  1998                 1997

Real estate--mortgage                        $ 424,690            $ 393,661
Real estate--construction                       71,948               57,687
Consumer                                        48,515               35,021
Commercial                                      79,259               72,511
Tax exempt                                           0                   13
                                             ---------            ---------
  Total Loans                                  624,412              558,893
Less: Allowance for credit losses               (7,350)              (7,016)
                                             ---------            ---------
NET LOANS                                    $ 617,062            $ 551,877
                                             =========            =========

Loan fees amounting to $352,000 (1998), $316,000 (1997) and $254,000 (1996) were included in interest and fees on loans. The servicing portfolio of mortgage loans sold totaled $59,138,000 at December 31, 1998 and $78,344,000 at December 31, 1997. Escrow balances relating to the servicing portfolio amounted to $558,000 and $663,000 at December 31, 1998 and 1997, respectively.

Activity in the allowance for credit losses for the preceding three years ended December 31 is shown below:

(In thousands)                          1998           1997            1996

Balance at beginning of year          $ 7,016        $ 6,391         $ 6,597
Provision for credit losses               552            986             308

Loan charge-offs                         (335)          (541)           (615)
Loan recoveries                           117            180             101
                                      -------        -------         -------
  Net charge-offs                        (218)          (361)           (514)
                                      -------        -------         -------
BALANCE AT END OF YEAR                $ 7,350        $ 7,016         $ 6,391
                                      =======        =======         =======

Information with respect to impaired loans at December 31, 1998 and 1997 and for the respective years ended is as follows:

(In thousands)                                                           1998                   1997
Impaired loans with a valuation allowance                               $    0                $    0
Impaired loans without a valuation allowance                               773                   890
                                                                        ------                ------
  Total impaired loans                                                  $  773                $  890
                                                                        ======                ======
Allowance for credit losses related to impaired loans                   $    0                $    0
Allowance for credit losses related to other than impaired loans         7,350                 7,016
                                                                        ------                ------
  Total allowance for credit losses                                     $7,350                $7,016
                                                                        ======                ======
Average impaired loans for the year                                     $  920                $1,101
Interest income on impaired loans recognized on the cash basis          $    0                $    0


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 6--PREMISES AND EQUIPMENT


Premises and equipment at December 31 consist of:

(In thousands)                                           1998              1997
Land                                                   $  8,776         $  8,745
Buildings and leasehold improvements                     19,124           18,358
Equipment                                                13,834           13,233
                                                       --------         --------
  Total                                                  41,734           40,336
Less: Accumulated depreciation and amortization         (13,814)         (11,868)
                                                       --------         --------
NET PREMISES AND EQUIPMENT                             $ 27,920         $ 28,468
                                                       ========         ========

Depreciation and amortization expense for premises and equipment amounted to $2,338,000 for 1998, $1,825,000 for 1997 and $1,726,000 for 1996.

Total rental expenses (net of rental income) for premises and equipment for the three years ended December 31 were $908,000 (1998), $513,000 (1997) and $303,000
(1996). Lease commitments entered into by the Company bear initial terms varying from 3 to 10 years, or they are 20-year ground leases, and are associated with premises. Future minimum payments as of December 31, 1998 for all noncancelable operating leases are:
                                                            Operating
(Dollars in thousands)                                        Leases

1999                                                        $   992
2000                                                            977
2001                                                          1,024
2002                                                          1,030
2003                                                            825
Thereafter                                                    5,408
                                                            -------
  TOTAL MINIMUM LEASE PAYMENTS                              $10,256
                                                            =======

NOTE 7--DEPOSITS

Deposits outstanding at December 31 consist of:

(In thousands)                             1998            1997

Noninterest-bearing Deposits             $185,900        $150,957
Interest-bearing Deposits:
  Demand                                  128,006         115,391
  Money market savings                    150,073         150,465
  Regular savings                          98,446          91,853
  Time deposits less than $100,000        315,234         281,378
  Time deposits--$100,000 or more          76,912          62,967
                                         --------        --------
    Total Interest-bearing                768,671         702,054
                                         --------        --------
      TOTAL DEPOSITS                     $954,571        $853,011
                                         ========        ========

Interest expense on time deposits of $100,000 or more amounted to $3,756,000, $3,256,000 and $2,640,000 for 1998, 1997 and 1996, respectively.

--------------------------------------------------------------------------------
36

--------------------------------------------------------------------------------


NOTE 8--SHORT-TERM BORROWINGS

Information relating to short-term borrowings is as follows for the years ended December 31:

                                                  1998                    1997                        1996

(Dollars in thousands)                    Amount        Rate       Amount         Rate         Amount         Rate
At Year-End:
  Federal Home Loan Bank advances        $175,200       4.90%     $ 84,200        5.27%        $20,200       5.58%
  Repurchase agreements                    74,545       4.25        58,196        4.80          44,193       4.65
  Other short-term borrowings               7,281       5.00         2,030        6.44           2,375       6.19
                                         --------                 --------                     -------
    Total                                $257,026       4.71%     $144,426        5.09%        $66,768       4.99%
                                         ========                 ========                     =======
Average for the Year:
  Federal Home Loan Bank advances        $104,790       5.16%     $ 53,965        5.27%        $ 7,316       5.59%
  Repurchase agreements                    67,668       4.82        49,836        4.78          34,125       4.66
  Other short-term borrowings                 896       5.47         1,743        4.50             523       4.43
Maximum Month-end Balance:
  Federal Home Loan Bank advances        $175,200                 $ 84,200                     $20,200
  Repurchase agreements                    81,004                   59,868                      44,193
  Other short-term borrowings               7,281                    3,575                       2,375

The Bank pledges U.S. Government Agency Securities, based upon their market values, as collateral for 102% of the principal and accrued interest of its repurchase agreements.

The Company has a line of credit arrangement with the Federal Home Loan Bank of Atlanta under which it may borrow up to $247,300,000 at interest rates based upon current market conditions.

NOTE 9--LONG-TERM BORROWINGS

The Company had long-term borrowings with the Federal Home Loan Bank of Atlanta
(FHLB) at December 31 as follows:

(Dollars in thousands)          1998           1997

8.21% Advance due 1999        $     0        $ 1,000
5.58% Advance due 2003              0         10,000
6.12% Advance due 2003          2,020          2,020
6.45% Advance due 2006            650            750
6.68% Advance due 2006            650            750
5.04% Advance due 2008         11,000              0
                              -------        -------
                              $14,320        $14,520
                              =======        =======

The 2006 advances are principal reducing with payments of $50,000 each semi-annually. The 2008 advance is callable in 2000. Interest on these instruments is generally paid monthly. FHLB advances are fully collateralized by pledges of loans and U.S. agency securities. The Bank has pledged, under a blanket lien, all qualifying residential mortgage loans as collateral under the borrowing agreement with the FHLB.

The Company also had outstanding mortgages with balances due of $46,000 at December 31, 1998 and $72,000 at December 31, 1997. Interest rates range up to 10% and the maximum maturity is July 2000.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


NOTE 10--STOCKHOLDERS' EQUITY

Bancorp's Articles of Incorporation authorize 15,000,000 shares of capital stock (par value $1.00 per share) which were initially classified as common stock with the provision that remaining unissued shares may later be designated as either common or preferred stock.

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

On April 16, 1997, the Company announced that its Board of Directors had authorized the repurchase of up to 5%, or 492,084 shares (adjusted to give retroactive effect to a 2-for-1 stock split declared on January 28, 1998), of Bancorp's outstanding common stock, par value $1.00 per share, in connection with shares expected to be reissued pursuant to the Company's dividend reinvestment and stock purchase plan, incentive stock option plan, employee benefit plans, and for other corporate purposes. The share repurchases would be made from time to time, either on the open market or in privately negotiated transactions, until March 31, 1999, or earlier, upon termination of the program by the Board.

Bank and holding company regulations, as well as Maryland law, impose certain restrictions on dividend payments by the Bank, as well as restricting extensions of credit and transfers of assets between the Bank and Bancorp. At December 31, 1998, the Bank could have paid dividends to its parent company amounting to $32,893,000. There were no loans outstanding between the Bank and Bancorp at December 31, 1998 and 1997.

NOTE 11--INCENTIVE STOCK OPTION PLAN

The Company's 1992 Stock Option Plan, which essentially replaced the expired 1982 Incentive Stock Option Plan, provides for the granting of incentive and non-qualifying options to selected key employees on a periodic basis at the discretion of the Board. Share amounts and prices which follow have been adjusted to give retroactive effect to the 2-for-1 stock split declared on January 28, 1998. The 1992 Plan authorizes the issuance of up to 540,000 shares of common stock, has a term of ten years, and is administered by the Compensation Committee of the Board. Options are granted at market value at date of grant and must be exercised within ten years. Options granted prior to February 1996 were immediately exercisable. Options granted since February 1996 become exercisable over a period of two years.

A total of 207,800 shares of common stock were granted under the 1982 Plan, of which 12,000 are outstanding, and the outstanding options will continue until exercise or expiration.

The following is a summary of changes in shares under option for the years ended December 31:

                                                   1998                          1997                          1996

                                          Number           Weighted      Number       Weighted         Number        Weighted
                                            of             Average         of          Average           of          Average
                                          Shares       Exercise Price    Shares     Exercise Price     Shares     Exercise Price
Balance, beginning of year               116,002            $17.21       72,002        $12.67         153,872        $ 8.95
Granted                                   30,300             30.50       44,000         24.63          12,000         16.83
Exercised                                 (4,502)            10.50            0             0         (93,870)         7.10
                                         -------                        -------                       -------
BALANCE, END OF YEAR                     141,800            $20.26      116,002        $17.21          72,002        $12.67
                                         =======                        =======                       =======
Weighted average fair value
  of options granted during the year                        $15.57                     $ 4.79                        $ 3.84

--------------------------------------------------------------------------------
38

--------------------------------------------------------------------------------


The following table summarizes information about options outstanding at December 31, 1998:

                                   Options Outstanding                             Options Exercisable
                                    Weighted Average
                                       Remaining
Range of                            Contractual Life     Weighted Average                     Weighted Average
Exercise Price           Number        (in years)        Exercise Price        Number         Exercise Price
$ 8.00-$12.25            45,000           4.6                $10.42            45,000             $10.42
$16.63-$18.50            22,500           7.4                 17.61            22,500              17.61
$24.63-$30.50            74,300           9.4                 27.02            39,410              26.13
                        -------                                               -------
                        141,800                              $20.26           106,910             $17.72
                        =======                                               =======

The fair value of each option grant is estimated on the date of grant using the extended binomial option-pricing model with the following weighted-average assumptions used for grants during the three years ended December 31:

                                     1998          1997           1996

Dividend yield                       2.42%         2.14%         2.67%
Expected volatility                 44.85%        20.41%        25.00%
Risk-free interest rate              4.64%         5.48%         5.58%
Expected lives (in years)              10            10            10

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FASB
123), but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plans. No compensation expense related to the plans was recorded during the three years ended December 31, 1998. If the Company had elected to recognize compensation cost based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by FASB 123, net income and earnings per share would have been changed to the pro forma amounts as follows for the years ended December 31:

(In thousands, except per share data)       1998          1997            1996

Net income:
  As reported                             $16,105        $13,195        $11,494
  Pro forma                                15,947         12,984         11,475
Basic net income per share:
  As reported                             $  1.67        $  1.35        $  1.18
  Pro forma                                  1.65           1.33           1.18
Diluted net income per share:
  As reported                             $  1.66        $  1.34        $  1.18
  Pro forma                                  1.65           1.32           1.18

The pro forma amounts are not representative of the effects on reported net income for future years.

NOTE 12--PENSION, PROFIT SHARING AND OTHER EMPLOYEE BENEFIT PLANS

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

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


The Plan's funded status as of December 31 is as follows:

(In thousands)                                                 1998                        1997
Reconciliation of Benefit Obligation:
  Obligation at January 1                                     $5,766                      $4,590
  Service cost                                                   620                         436
  Interest cost                                                  428                         340
  Actuarial loss                                               1,443                         522
  Benefit payments                                              (164)                       (122)
                                                              ------                      ------
  Obligation at December 31                                    8,093                       5,766
                                                              ------                      ------
Reconciliation of Fair Value of Plan Assets:
  Fair value of plan assets at January 1                       6,110                       4,903
  Actual return on plan assets                                   944                         698
  Employer contributions                                         754                         631
  Benefit payments                                              (164)                       (122)
                                                              ------                      ------
  Fair value of plan assets at December 31                     7,644                       6,110
                                                              ------                      ------
Funded Status:
  Funded status at December 31                                  (449)                        344
  Unrecognized transition asset                                   (3)                         (6)
  Unrecognized prior service cost                                  7                           8
  Unrecognized loss                                            2,214                       1,199
                                                              ------                      ------
PREPAID PENSION COST INCLUDED IN OTHER ASSETS                 $1,769                      $1,545
                                                              ======                      ======

Weighted Average Assumptions as of December 31:                1998          1997          1996
Discount rate                                                  6.75%         7.50%         7.50%
Expected return on plan assets                                 8.50          8.50          8.50
Rate of compensation increase                                  4.50          5.50          5.50

Net pension expense for the previous three years includes the following components:


(In thousands)                                                 1998          1997          1996
Service cost for benefits earned                              $ 620         $ 436         $ 377
Interest cost on projected benefit obligation                   428           340           351
Expected return on plan assets                                 (565)         (455)         (443)
Amortization of prior service cost                                1             1             1
Amortization of transition asset                                 (3)           (3)           (3)
Recognized net actuarial loss                                    50            41            38
                                                              -----         -----         -----
PENSION EXPENSE FOR THE YEAR                                  $ 531         $ 360         $ 321
                                                              =====         =====         =====

The Company has a qualified, noncontributory profit sharing plan that covers all employees after ninety days of service. The plan permits employees to purchase shares of Sandy Spring Bancorp common stock with their profit sharing allocations and other contributions under the plan. Profit sharing contributions by the Company, which are included in operating expenses, totaled $482,000 in 1998, $465,000 in 1997 and $442,000 in 1996. Beginning in 1996, the Company
expanded its benefit plans to include a performance based compensation benefit which provides additional incentives to employees based on the Company's financial performance as measured against key performance indicator goals set by management. Payments are made quarterly and total expense under the plan amounted to $1,327,000 in 1998, $465,000 in 1997 and $510,000 in 1996.

The Company has Supplemental Executive Retirement Agreements (SERAs) with its executive officers providing for retirement income benefits as well as pre-retirement death benefits for selected executives. Retirement benefits payable under the SERAs, if any, are integrated with other pension plan and Social Security retirement benefits expected to be received by the officer. The Company is accruing the present value of these benefits over the remaining number of years to the officers' retirement dates. Benefit accruals included in operating expenses for 1998, 1997 and 1996 were $112,000, $55,000 and $25,000, respectively.

--------------------------------------------------------------------------------
40

--------------------------------------------------------------------------------


The Company has an Executive Health Plan effective January 1, 1991 that provides for payment of defined medical and dental expenses not otherwise covered for selected executives including their families. Benefits, which are paid during both employment and retirement, are subject to a $5,000 limitation for each executive per year. Expenses under the plan, covering insurance premium and out-of-pocket expense reimbursement benefits, totaled $50,000 in 1998 and 1997, and $7,000 in 1996.

NOTE 13--INCOME TAXES

Income tax expense for the years ended December 31 consists of:

(In thousands)

                                               1998         1997          1996
Current Income Taxes:
  Federal                                    $ 6,252      $ 5,718       $ 4,692
  State                                          558          975         1,249
                                             -------      -------       -------
    Total Current                              6,810        6,693         5,941
Deferred Income Taxes (Benefit):
  Federal                                        104          (86)         (122)
  State                                           22          (19)          (30)
                                             -------      -------       -------
    Total Deferred                               126         (105)         (152)
                                             -------      -------       -------
      TOTAL INCOME TAX EXPENSE               $ 6,936      $ 6,588       $ 5,789
                                             =======      =======       =======

Temporary differences between the amounts reported in the financial statements and the tax bases of assets and liabilities result in deferred taxes. Deferred tax assets and liabilities, shown as the sum of the appropriate tax effect for each significant type of temporary difference, are presented below for the years ended December 31:

(In thousands)                                               1998         1997

Deferred Tax Assets:
  Allowance for credit losses                              $ 2,391     $ 2,262
  Deferred loan fees and costs                                 504         542
  Net operating loss carry forward                             355         395
  Other                                                        183         300
                                                           -------     -------
    Gross Deferred Tax Assets                                3,433       3,499
Deferred Tax Liabilities:
  Depreciation                                              (1,042)       (928)
  Pension plan costs                                          (967)       (823)
  Unrealized gains on Investments available-for-sale        (1,341)     (1,309)
  Other                                                       (300)       (366)
                                                           -------     -------
    Gross Deferred Tax Liabilities                          (3,650)     (3,426)
                                                           -------     -------
      NET DEFERRED TAX (LIABILITY) ASSET                   $  (217     $    73
                                                           =======     =======

No valuation allowance exists with respect to deferred tax items. The Company has a net operating loss carryforward (NOL) of $920,000 which expires in 2008. The NOL is a result of an acquisition in 1993 and is subject to annual limitations under IRS Code Section 382.

A three year reconcilement of the difference between the statutory federal income tax rate and the effective tax rate for the Company is as follows:


                                                              1998                1997                1996
FEDERAL INCOME TAX RATE                                       35.0%               35.0%               35.0%
  Increase (decrease) resulting from:
    Tax-exempt interest income                                (6.7)               (5.2)               (5.8)
    State income taxes, net of federal income tax benefits     1.6                 5.0                 4.6
    Other                                                       .2                (1.5)               (0.3)
                                                              ----                ----                ----
      EFFECTIVE TAX RATE                                      30.1%               33.3%               33.5%
                                                              ====                ====                ====

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 14--NET INCOME PER COMMON SHARE

In February 1997, the Financial Accounting Standards Board issued FASB No. 128, "Earnings Per Share" (FASB 128), which became effective for the Company for reporting periods ending after December 15, 1997. Under the provisions of FASB 128, primary and fully-diluted earnings per share were replaced with basic and diluted earnings per share in an effort to simplify the computation of these measures and align them more closely with the methodology used internationally. Basic earnings per share is arrived at by dividing net income available to common stockholders by the weighted-average number of common shares outstanding and does not include the impact of any potentially dilutive common stock equivalents. The diluted earnings per share calculation method is arrived at by dividing net income by the weighted-average number of shares outstanding, adjusted for the dilutive effect of outstanding stock options and warrants. For purposes of comparability, all prior-period earnings per share data has been restated. All per share data and share amounts below have been adjusted to give retroactive effect to a 2-for-1 stock split declared on January 28, 1998.

The calculation of net income per common share for the years ended December 31 was as follows:


(In thousands, except per share data)                       1998                 1997                   1996
Basic:
  Net income (available to common stockholders)           $16,105               $13,195               $11,494
  Average common shares outstanding                         9,636                 9,799                 9,736
  Basic net income per share                              $  1.67               $  1.35               $  1.18
                                                          -------               -------               -------
Diluted:
  Net income (available to common stockholders)           $16,105               $13,195               $11,494
  Average common shares outstanding                         9,636                 9,799                 9,736
  Stock option adjustment                                      50                    13                    22
  Warrant stock adjustment                                      1                     5                     5
                                                          -------               -------               -------
    Average common shares outstanding--diluted              9,687                 9,817                 9,763
  Diluted net income per share                            $  1.66               $  1.34               $  1.18
                                                          -------               -------               -------

NOTE 15--RELATED PARTY TRANSACTIONS

Certain directors and executive officers have loan transactions with the Company. Such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with outsiders. The following schedule summarizes changes in amounts of loans outstanding, both direct and indirect, to these persons during 1998 and 1997.

(In thousands)                  1998            1997

Balance at January 1          $ 6,426         $ 7,401
Additions                       2,686           1,090
Repayments                     (2,618)         (2,065)
                              -------         -------
BALANCE AT DECEMBER 31        $ 6,494         $ 6,426
                              =======         =======

NOTE 16--FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

--------------------------------------------------------------------------------
42

--------------------------------------------------------------------------------


Loan and credit line commitments, excluding unused portions of home equity lines of credit, totaled $121,171,000 at December 31, 1998 and $105,229,000 at
December 31, 1997. These commitments are contingent upon continuing customer compliance with the terms of the agreement.

Unused portions of equity lines at year end amounted to $63,757,000 in 1998 and $59,157,000 in 1997. The Company's home equity line accounts, which are secured by the borrower's residence, are reviewed annually.

Irrevocable letters of credit, totaling $4,137,000 at December 31, 1998 and $4,124,000 at December 31, 1997, are obligations to make payments under certain conditions to meet contingencies related to customers' contractual agreements. They are primarily used to guarantee a customer's contractual and/or financial performance, and are seldom exercised.

NOTE 17--LITIGATION

In the normal course of business, the Company may become involved in litigation arising from banking, financial, and other activities of the Company. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of these matters will have a material effect on the Company's financial condition, operating results or liquidity.

NOTE 18--FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments" (FASB 107), as amended by Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" (FASB 119), requires the disclosure in statement form of estimated fair values of financial instruments. Financial instruments have been defined broadly to encompass 97.2% of the Company's assets and 99.7% of its liabilities.

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

The estimated fair values of the Company's financial instruments at December 31 are as follows:

                                                                           1998                               1997
                                                                    Book           Estimated          Book           Estimated
(In thousands)                                                      Value          Fair Value         Value          Fair Value
FINANCIAL ASSETS
  Cash and temporary investments(1)                               $  62,464         $ 62,621         $ 55,737         $ 55,866
  Investments available-for-sale                                    539,642          539,642          344,258          344,258
  Investments held-to-maturity and other equity securities           73,937           74,244          120,476          121,922
  Loans, net of allowance                                           617,062          636,777          551,877          568,565
  Accrued interest receivable and other assets(2)                    11,774           11,774           10,254           10,254
FINANCIAL LIABILITIES
  Deposits                                                        $ 954,571         $952,777         $853,011         $853,184
  Short-term borrowings                                             257,026          258,445          144,426          144,423
  Long-term borrowings                                               14,366           14,527           14,592           14,583
  Accrued interest payable and other liabilities(2)                   3,025            3,025            2,749            2,749

                                                                                   Estimated                          Estimated
(In thousands)                                                     Amount          Fair Value         Amount          Fair Value
OFF-BALANCE SHEET FINANCIAL ASSETS
Commitments to extend credit(3)                                   $184,928          $   (898)        $164,386         $   (567)
Irrevocable letters of credit                                        4,137               (21)           4,124              (21)
Servicing rights on mortgages sold                                  59,138               532           78,344              783

(1) Temporary investments include interest-bearing deposits with banks, federal funds sold and residential mortgage loans held for sale.
(2) Only financial instruments as defined in FASB 107 are included in other assets and other liabilities.
(3) Includes loan and credit line commitments and unused portions of equity lines.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------
44

--------------------------------------------------------------------------------

NOTE 19--PARENT COMPANY FINANCIAL INFORMATION

The condensed financial statements for Sandy Spring Bancorp (Parent Only) pertaining to the periods covered by the Company's consolidated financial statements are presented below:


BALANCE SHEETS                                                             December 31,
(In thousands)                                                   1998                        1997
ASSETS
  Cash and due from banks                                      $  1,326                    $  6,280
  Investments available-for-sale (at fair value)                  5,667                       3,702
  Investment in subsidiary                                      102,402                      93,756
  Other assets                                                      256                         258
                                                               --------                    --------
    Total Assets                                               $109,651                    $103,996
                                                               ========                    ========
LIABILITIES
  Other liabilities                                            $    311                    $    496
                                                               --------                    --------
    Total Liabilities                                               311                         496
STOCKHOLDERS' EQUITY
  Common stock                                                    9,586                       4,862
  Surplus                                                        22,913                      31,695
  Retained earnings                                              76,305                      66,261
  Accumulated other comprehensive income                            536                         682
                                                               --------                    --------
    Total Stockholders' Equity                                  109,340                     103,500
                                                               --------                    --------
    Total Liabilities and Stockholders' Equity                 $109,651                    $103,996
                                                               ========                    ========

STATEMENTS OF INCOME                                                                               Years Ended December 31,
(In thousands)                                                                              1998             1997            1996
Income:
  Cash dividends from subsidiary                                                          $  7,583         $  4,601        $  3,620
  Interest and dividends on securities                                                         187              379             366
                                                                                          --------         --------        --------
    Total Income                                                                             7,770            4,980           3,986
Interest and other expenses                                                                    386              395             647
                                                                                          --------         --------        --------
Income before income taxes and equity in undistributed income of subsidiary                  7,384            4,585           3,339
Income tax expense (benefit)                                                                   (75)              12             (14)
                                                                                          --------         --------        --------
Income before equity in undistributed income of subsidiary                                   7,459            4,573           3,353
Equity in undistributed income of subsidiary                                                 8,646            8,622           8,141
                                                                                          --------         --------        --------
    NET INCOME                                                                            $ 16,105         $ 13,195        $ 11,494
                                                                                          ========         ========        ========

STATEMENTS OF CASH FLOWS                                                                           Years Ended December 31,
(In thousands)                                                                              1998             1997            1996
Cash Flows from Operating Activities:
  Net Income                                                                              $ 16,105         $ 13,195        $ 11,494
  Adjustments to reconcile net income to net cash provided by operating activities:
    Equity in undistributed income--subsidiary                                              (8,646)          (8,622)         (8,141)
    Other--net                                                                                 (65)              14              73
                                                                                          --------         --------        --------
      NET CASH PROVIDED BY OPERATING ACTIVITIES                                              7,394            4,587           3,426
Cash Flows from Investing Activities:
  Purchase of investments available-for-sale                                                (2,203)          (2,126)              0
                                                                                          --------         --------        --------
      NET CASH USED BY INVESTING ACTIVITIES                                                 (2,203)          (2,126)              0
Cash Flows from Financing Activities:
  Retirement of long-term debt                                                                 (26)             (23)            (21)
  Common stock purchased and retired                                                        (6,614)          (3,857)              0
  Proceeds from issuance of common stock                                                     2,556            2,038           1,741
  Dividends paid                                                                            (6,061)          (4,603)         (3,763)
                                                                                          --------         --------        --------
      NET CASH USED BY FINANCING ACTIVITIES                                                (10,145)          (6,445)         (2,043)
                                                                                          --------         --------        --------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                        (4,954)          (3,984)          1,383
Cash and Cash Equivalents at Beginning of Year                                               6,280           10,264           8,881
                                                                                          --------         --------        --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                                  $  1,326         $  6,280        $ 10,264
                                                                                          ========         ========        ========

--------------------------------------------------------------------------------

NOTE 20--REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 1998 and 1997, the capital levels of the Company and the Bank substantially exceed all capital adequacy requirements to which they are subject.

As of December 31, 1998, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's or the Bank's category.

The Company's and the Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                               To Be Well
                                                                                                            Capitalized Under
                                                                                   For Capital              Prompt Corrective
                                                           Actual                Adequacy Purposes          Action Provisions
(Dollars in thousands)                              Amount          Ratio       Amount          Ratio      Amount          Ratio
As of December 31, 1998:
  Total Capital (to risk weighted assets):
    Company                                        $115,652         15.67%     $ 59,060         8.00%
    Sandy Spring National Bank of Maryland          108,858         14.86        58,612         8.00      $ 73,265         10.00%
  Tier 1 Capital (to risk weighted assets):
    Company                                         107,596         14.58        29,530         4.00
    Sandy Spring National Bank of Maryland          101,195         13.81        29,306         4.00        43,959          6.00
  Tier 1 Capital (to average assets):
    Company                                         107,596          8.50        37,961         3.00
    Sandy Spring National Bank of Maryland          101,195          8.03        37,784         3.00        62,973          5.00

As of December 31, 1997:
  Total Capital (to risk weighted assets):
    Company                                         109,043         17.07        51,116         8.00
    Sandy Spring National Bank of Maryland           99,981         15.73        50,834         8.00        63,542         10.00
  Tier 1 Capital (to risk weighted assets):
    Company                                         102,027         15.97        25,558         4.00
    Sandy Spring National Bank of Maryland           92,965         14.63        25,417         4.00        38,125          6.00
  Tier 1 Capital (to average assets):
    Company                                         102,027          9.46        41,262         4.00
    Sandy Spring National Bank of Maryland           92,965          8.63        41,224         4.00        51,530          5.00

--------------------------------------------------------------------------------
46

--------------------------------------------------------------------------------

NOTE 21--QUARTERLY FINANCIAL RESULTS (UNAUDITED)

A summary of selected consolidated quarterly financial data for the two years ended December 31, 1998 is reported as follows, with per share amounts retroactively adjusted to give effect to a 2-for-1 stock split declared on January 28, 1998:


                                                  First          Second         Third          Fourth
(Dollars in thousands, except per share data)     Quarter        Quarter        Quarter        Quarter
1998
Interest income                                   $20,011        $20,498        $21,882        $21,881
Net interest income                                10,904         11,210         11,721         11,688
Provision for credit losses                           267            275              0             10
Income before income taxes                          5,610          5,460          5,996          5,975
Net income                                          3,860          3,875          4,289          4,081
Basic net income per share                        $  0.40        $  0.40        $  0.45        $  0.42
Diluted net income per share                         0.40           0.40           0.44           0.42

Interest income                                   $17,592        $18,693        $19,411        $19,869
Net interest income                                 9,719         10,244         10,328         10,788
Provision for credit losses                           100            125            300            461
Income before income taxes                          4,817          4,815          5,277          4,874
Net income                                          3,203          3,120          3,514          3,358
Basic net income per share                        $  0.33        $  0.32        $  0.36        $  0.34
Diluted net income per share                         0.33           0.32           0.35           0.34

NOTE 22--CONTINGENCIES

In the fourth quarter of 1996, the Bank learned that it had not fully complied with certain requirements of the federal Bank Secrecy Act and related regulations, including obligations to monitor and file reports of certain types of currency transactions. Financial institutions that fail to comply with the requirements of the Bank Secrecy Act may be subject to penalties, including civil money penalties. It is not now known whether such penalties or any other action will be sought against the Bank in connection with its noncompliance, or, if they are, the amount or nature of such penalties. Since 1996, the Bank has complied with several requests to file amendments to currency transaction reports (CTR's) for periods before the fourth quarter of 1996. The Bank was advised on June 30, 1998 by the Internal Revenue Service that no additional amendments of CTR's would be required for those periods.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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

Oversight of the financial reporting process is provided by the Audit Committee of the Board of Directors, which consists of outside directors. This Committee meets on a regular basis, in private, with the internal auditor, who reports directly to the Board of Directors, to approve the audit schedule and scope, discuss the adequacy of the internal control system and the quality of financial reporting, review audit reports and address problems. The Committee also reviews the Company's annual report to shareholders and the annual report to the Securities and Exchange Commission on Form 10-K. The Audit Committee meets at least annually with the external auditors, and has direct and private access to them at any time.

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

Hunter R. Hollar                           James H. Langmead
President and Chief Executive Officer      Vice President and Treasurer



Report of Independent Auditors

STEGMAN & COMPANY
Certified Public Accountants

BOARD OF DIRECTORS AND SHAREHOLDERS
SANDY SPRING BANCORP
OLNEY, MARYLAND

We have audited the accompanying consolidated balance sheets of Sandy Spring Bancorp and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the management of Sandy Spring Bancorp and Subsidiaries. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sandy Spring Bancorp and Subsidiaries as of December 31, 1998 and 1997, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                       /s/ Stegman & Company

Baltimore, Maryland
January 29, 1999

--------------------------------------------------------------------------------
48