Form 10-K405, Exhibit 13
period 1999-12-31
SANDY SPRING BANCORP INC
filed 2000-03-23
CIK 824410

                                  EXHIBIT 13
                      1999 ANNUAL REPORT TO SHAREHOLDERS

--------------------------------------------------------------------------------

Sandy Spring Bancorp is the holding company for Sandy Spring National Bank of Maryland, the oldest banking business native to Montgomery County. Independent and community-oriented, Sandy Spring National Bank traces its origin to 1868 and conducts a full-service commercial banking business through 30 community offices located in Montgomery, Howard, Prince George's and Anne Arundel counties and through its subsidiaries, Sandy Spring Mortgage Corporation and Sandy Spring Insurance Corporation.

--------------------------------------------------------------------------------

Corporate Information

Annual Meeting
The Annual Meeting of shareholders will be held at:

  Indian Spring Country Club
  13501 Layhill Road
  Silver Spring, Maryland
  on Tuesday, April 18, 2000 at 3 p.m.

Form 10-K
The Company's Form 10-K may be obtained free of charge by writing:

  Ronald E. Kuykendall
  Corporate Secretary
  Sandy Spring Bancorp
  17801 Georgia Avenue
  Olney, Maryland 20832

Member Federal Deposit Insurance Corporation
Member Federal Reserve System
Equal Housing Lender
Affirmative Action/Equal Opportunity Employer

Stock Listing
Common shares of Sandy Spring Bancorp are traded on the National Association of Security Dealers (NASDAQ) National Market under the symbol SASR. Trust preferred securities of Sandy Spring Capital Trust I are traded on the NASDAQ National Market under the symbol SASRP.

Transfer Agent and Registar
American Stock Transfer and Trust Company
40 Wall Street
New York, New York 10005

--------------------------------------------------------------------------------

Contents

Letter to Shareholders ....................................................... 2
Financial Highlights ......................................................... 3
Board of Directors ........................................................... 7
Branch Locations ............................................................. 8
Financials ................................................................... 9

--------------------------------------------------------------------------------

Forward-Looking Statements

The Company makes forward looking statements in this following letter to shareholders and other portions of this Annual Report that are subject to risks and uncertainties. These forward looking statements include: statements of goals, intentions, and expectations; estimates of risks and of future costs and benefits; and statements of the ability to achieve financial and other goals. These forward looking statements are subject to significant uncertainties because they are based upon or are affected by: management's estimates and projections of future interest rates and other economic conditions; future laws and regulations; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward looking statements. In addition, the Company's past results of operations do not necessarily indicate its future results.
--------------------------------------------------------------------------------

1999 WAS A YEAR OF CONTINUED GROWTH FOR SANDY SPRING BANCORP. WE EXPANDED THROUGH ACQUISITION, ADDING NEW BRANCHES IN STRATEGIC LOCATIONS AND BROADENING OUR ARRAY OF SERVICES.

                                   [PHOTO]

[PHOTO]

                                                                 W. Drew Stabler
                                              Chairman of the Board of Directors

                                                                Hunter R. Hollar
                                           President and Chief Executive Officer

Letter to Shareholders

1999 was a year of profitability and growth for Sandy Spring Bancorp, continuing a long-standing record of consistent performance.

Now the fifth largest banking company headquartered in Maryland, Sandy Spring Bancorp encompasses thirty community-banking offices, a solid mortgage banking operation and a $230 million trust operation. Following the completion of four acquisitions in the past six years, Sandy Spring Bancorp has $1.6 billion in assets and a $260 million market capitalization at year-end 1999.

As an institution, our greatest strength lies in the relationships that we have and which we can develop with our clients. We believe our sustained emphasis on high levels of client service combined with a focus on increasing noninterest income and productivity will lead to growth in revenues and net earnings in the future.

1999 Performance:
Another good year

We accomplished a great deal in 1999. Our subsidiary, Sandy Spring National Bank, undertook the largest acquisition in its history with the purchase of seven branch offices from Mellon Bank Corporation. The purchase included approximately $219 million in deposits and a portfolio of $34 million in con-sumer and small business loans. This acquisition expands our presence in the high-income, densely populated areas of Anne Arundel and Montgomery counties, including Annapolis, Bethesda, and Chevy Chase, and sets the stage for further growth in the years ahead.

Our results speak to a continuing ability to achieve high performance goals. For 1999, income before investment gains of $17.5 million was up 12 percent from prior year's $15.6 million. Earnings for the year ended December 31, 1999, of $1.82 per diluted share, were up 9 percent from the 1998 level of $1.66 per diluted share.

Return on Average Equity
percent

[GRAPH]

1995            12.37
1996            12.81
1997            13.25
1998            15.02
1999            15.91

Composition of Revenue
dollars in millions

[GRAPH]

1995            37.3
1996            42.9
1997            50.2
1998            57.6
1999            64.6

Noninterest
income
Net interest
income

Net Income
dollars in millions

[GRAPH]

1995            10.0
1996            11.5
1997            13.2
1998            16.1
1999            17.5
--------------------------------------------------------------------------------

Financial Highlights

(Dollars in thousands, except per share data)
                                     1999           1998         % Change
--------------------------------------------------------------------------------
Profitability for the Year:

  Net Interest Income             $   52,259    $   45,523           15%
  Provision for Credit Losses          1,216           552          120
  Noninterest Income, excluding
    Securities Gains                  12,230        11,270            9
  Securities Gains                       101           853          (88)
  Noninterest Expenses                39,528        34,053           16
  Income before Taxes                 23,846        23,041            3
  Net Income                          17,516        16,105            9
    Return on Average Assets            1.26%         1.36%
    Return on Average Equity           15.91%        15.02%
    Net Interest Margin                 4.35%         4.40%
    Net Overhead Ratio                 46.55%        45.92%
    Efficiency Ratio                   56.06%        56.01%

Per Share Data:

  Basic Net Income Per Share      $     1.82    $     1.67            9%
  Diluted Net Income Per Share          1.82          1.66           10
  Dividends Declared Per Share          0.75          0.63           19
  Book Value Per Share                 11.27         11.57           (3)
  Tangible Book Value Per Share         9.15         11.45          (20)

At Year End:

  Assets                          $1,591,281    $1,343,471           18%
  Deposits                         1,165,372       954,571           22
  Loans                              826,125       624,412           32
  Securities                         630,039       613,579            3
  Stockholders' Equity               108,720       110,937           (2)

Capital and Credit Quality Ratios:

  Average Equity to Average Assets      7.92%         9.02%
  Total Risk-based Capital Ratio       15.23%        15.67%
  Allowance for Credit Losses to Loans  1.00%         1.18%
  Nonperforming Assets to Total Assets  0.13%         0.13%
  Net Charge-Offs to Average Loans      0.05%         0.04%

--------------------------------------------------------------------------------

Return on average equity increased to 15.91 percent in 1999, from 15.02 percent in 1998. Deposits grew by a full 22 percent, buoyed by the acquisition of the Mellon branches. Accelerated loan growth, which built momentum as the year progressed, resulted in a 32 percent increase in outstanding balances at year-end compared to 1998.

Revenue growth was a major contributor to earnings increases. For the year, net interest income was up 15 percent from the prior year; and non-interest income, excluding the impact of gains on securities transactions and non-recurring income, increased 9 percent for the year. This was due primarily to higher transaction-based fees related to strong growth in checking and other transaction accounts. In addition, sales of mutual funds and annuities continued to post healthy increases.

Sandy Spring Bancorp (including its predecessor organizations) has paid regular dividends to shareholders for 99 consecutive years and we continued that tradition in 1999, paying out a total of $7,201,000 in dividends to our shareholders. Overall, these dividends were up 19 percent from prior year levels. While the total rate of return on our stock declined during 1999, we still compare favorably to other peer banks in the region. Financial institutions' stock prices were adversely affected by a trend toward high technology stocks. However, Sandy Spring Bancorp stock has performed well over the long haul. The average annual total rate of return has been 18.8 percent over the last five years and 21.8 percent over the last three years. Three stock analysts recently rated us,

OUR GOAL IS TO BE "A HIGH-PERFORMANCE BANK"--THAT IS, TO BE AMONG THE TOP 25 PERCENT OF PEER BANKS IN THE UNITED STATES.

recently rated us, "outperform," "hold," and "buy." We believe this coverage, positive ratings, and continued strong performance will raise the awareness of potential investors in our stock.

In November, Sandy Spring Bancorp announced the issuance of $35 million of 9.375 percent Cumulative Trust Preferred Securities. The proceeds from the sale of these securities were used for general corporate purposes, including capital contributions to the Bank. We were still well capitalized following the Mellon purchase in July, but the sale of these securities gives us the ability to respond quickly to new opportunities to expand, build new branches or make acquisitions without reducing our capital ratios below levels we believe are appropriate.

A leader in customer service in a growth market

Today, Sandy Spring National Bank of Maryland is a leader in customer service within the four-county service area of Montgomery, Howard, Anne Arundel, and Prince George's. We will continue to grow within these counties with a focus on expanding further into western Anne Arundel County, southern Howard County and northern Prince George's County. In the regular course of our business, we seek to identify and evaluate possible non-bank and bank business acquisitions that would complete our growth strategy and add to shareholder value. A new branch office opened in Edgewater, Anne Arundel County, in February 2000. In addition, an Annapolis area financial center, housing mortgage, business banking, and asset and trust management personnel, also opened in February adjacent to our current Jennifer Road branch. Finally, a 55,000 square foot facility has been leased in the Rivers Corporate Park in the Columbia area in Howard County. This facility, opening in the second half of 2000, will allow the relocation of central operations, loan operations, consumer lending, the Howard County business banking team, and our mortgage banking operation.

We operate in strong and growing markets. Our service area is one of the most affluent and well educated in the nation. The State of Maryland boasts more professional and technical workers than any other state; it is number one in the rate of high school completions and number two in the percentage of college graduates. Maryland is also second in the nation in median household income, and all four counties that we serve--Montgomery, Howard, Anne Arundel, and Prince George's--have higher median income levels than the state average, making these counties among the most affluent in the nation. Over the past decade, both Anne Arundel and Montgomery counties have experienced steady growth and Howard County has achieved household growth in excess of 30 percent.

Our service strategy is driven, in part, by the markets we serve. Our clients are sophisticated consumers, comfortable

Our community banking offices in Congressional Plaza (below) and Chevy Chase (right) allow us to expand our coverage in high income, densely populated areas of Montgomery County.

             [PHOTO]                                      [PHOTO]

with advanced technology. A large percentage of them have personal computers and an ever-increasing number are taking advantage of our electronic banking services. This year we added five additional offsite ATMs and purchased a mobile ATM to be used at community events. Our electronic banking capabilities are at the forefront and we will continue to concentrate on expanding and updating these delivery channels.

Our leadership in the electronic marketplace supports our goal of serving the whole client--an initiative that demands a high-tech, high-touch approach. In today's market, electronic banking is highly compatible with an intimate client relationship. On the one hand, our clients want speed, convenience and efficiency in the retail banking arena. On the other, they want a personal relationship with their banker for other financial needs. We work to fulfill both needs.

Major strategic initiatives

One of our major goals is to be "a high-performance bank"--that is, to be among the top 25 percent of peer banks in the United States based on return on equity. We are nearly there. This goal takes on great importance in achieving higher shareholder returns. We expect to increase profitability by increasing our non-interest income, becoming more of a full-service bank by broadening the products we offer, and meeting the needs of a growing base of individual clients by providing even more customized, personal service. In addition, we have a number of productivity improvement programs in place and are continuing to practice efficient cost control as we strive to meet this strategic objective.

Our energies as an organization are focused on three other strategic areas to stimulate growth and ensure long-term viability--building a sales organization, creating a decision support system, and strengthening our client relationships.

Building a sales organization. We are building a dedicated sales force throughout the branch system. The sole purpose of this new organization is to seek out and find ways to help existing and potential clients, including retail customers, small- to medium-size businesses, and professionals. We have expanded our information systems capabilities and redesigned some of our branches to enhance our ability to better understand and meet client needs. In addition, incentive-based compensation, employee recognition, and ongoing professional training programs support this initiative. The net result: we are building business by being more proactive in meeting our existing clients' needs and by actively seeking out new relationships.

Establishing a decision support system. In 1999, we began developing methods to analyze various components of our business, identifying those that are profitable and why they are profitable. Understanding organizational, product, and client profitability will enable us to

[PHOTO]
                                                 Our Potomac office, located at
                                                       Falls and River Roads,
                                                   allows us to bring community
                                                         banking to Potomac.

improve quality and return in each of these areas. That means identifying which areas of the bank, which products, and which segments of the market generate the highest returns and which can generate improved returns by deepening relationships. In 2000, we will be reviewing organizational profitability--looking closely at each specific area of the bank to pinpoint potential profit improvement. We will go through the same process with our products--identifying those that are most profitable, modifying those that need improvement, and marketing those that not only fulfill client needs and desires, but also generate strong earnings. Finally, we'll explore which segments of the market are most profitable, and which can be developed into mutually beneficial long-term relationships. Today, approximately 20 percent of our relationships provide 125 percent of profitability; so we are striving to develop ways to build deeper relationships with a larger percentage of our customer base.

Relationship management. Sandy Spring Bancorp is becoming a more customer-centric organization. We are using cross-functional teams to serve our clients better and to proactively identify and meet their needs. Simultaneously, we focus on deepening relationships with our clients, because, as an organization, our ability to provide the best in personal service is what distinguishes us from other area banks. We believe that, ultimately, by being proactive in better understanding and meeting customer needs, we will increase our revenues and productivity in the process.

In closing

This year marked the retirement of our long-time corporate secretary, Marjorie
S. Holsinger. Marjorie was with us for 25 years. She was the primary liaison between our shareholders and the Company during this period of significant growth. Marjorie did a remarkable job and she will be sorely missed. Ronald E. Kuykendall, the bank's first General Counsel, will succeed her in the role of corporate secretary. Ron has over 23 years of experience with financial institutions and private law practice. We welcome him.

We are very proud of the past year's accomplishments. Our employees have worked diligently to realize our goals, which included a very successful Y2K transition. We are grateful for the continuing loyalty of our shareholders, clients, and friends.

/s/W. Drew Stabler

W. Drew Stabler
Chairman of the Board

/s/Hunter R. Hollar

Hunter R. Hollar
President and Chief Executive Officer

Board of Directors

W. Drew Stabler, Chairman
Partner in Pleasant Valley Farm

John Chirtea
Real Estate Consultant

Susan D. Goff
President of M.D.IPA, Inc.

Solomon Graham
President and Chief Executive Officer
  of Quality Biological, Inc.

Gilbert L. Hardesty
Retired Bank Executive

Joyce Riggs Hawkins
Real Estate Agent

Hunter R. Hollar
President and Chief Executive Officer
  of the Bank and Bancorp

Thomas O. Keech
Retired as Vice President of the
  Bancorp and Executive
  Vice President of the Bank

Charles F. Mess, M.D.
General Orthopedic Practice

Robert L. Mitchell
President and Chief Executive Officer
  of C-I/Mitchell & Best Company

Robert L. Orndorff, Jr.
President of RLO Contractors, Inc.

David E. Rippeon
President and Chief Executive Officer
  of Gaithersburg Farmers Supply, Inc.

Lewis R. Schumann
Partner in the law firm of
  Miller, Miller and Canby, Chtd.

Directors Emeritus

Willard H. Derrick
Chairman Emeritus

Daniel Ligon
Chairman Emeritus

Samuel Riggs, IV
Chairman Emeritus

Thomas A. Ladson

Charles H. Ligon

Louisa W. Riggs

Francis Snowden

Clyde Unglesbee

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
The Annapolis Advisory Board
                                                                         [PHOTO]
left to right:
E. Steuart Chaney; Frank T. Lowman, III; Veronica T. Meneely; Gilbert L. Hardesty; Chairman, William P. Beatson, Jr.; Leonard A. Blackshear.

Branch Locations
*ATM available

[PHOTO]

Airpark*
7653 Lindbergh Drive
Gaithersburg, Maryland 20879

Annapolis West*
2051 West Street
Annapolis, Maryland 21401

Ashton*
1 Ashton Road
Ashton, Maryland 20861

Aspenwood
14400 Homecrest Road
Silver Spring, Maryland 20906

Bedford Court
3701 International Drive
Silver Spring, Maryland 20906

Bethesda*
7126 Wisconsin Avenue
Bethesda, Maryland 20814

Bethesda Metro*
7475 Wisconsin Avenue
Bethesda, Maryland 20814

Burtonsville*
3535 Spencerville Road
Burtonsville, Maryland 20866

Chevy Chase*
5418 Wisconsin Avenue
Chevy Chase, Maryland 20815

Clarksville*
12276 Clarksville Pike
Clarksville, Maryland 21029

Colesville*
13300 New Hampshire Avenue
Silver Spring, Maryland 20904

Congressional*
1647 Rockville Pike
Rockville, Maryland 20852

Damascus*
26250 Ridge Road
Damascus, Maryland 20872

East Gude Drive*
1601 East Gude Drive
Rockville, Maryland 20850

Edgewater*
116 Mitchells Chance Road
Edgewater, Maryland 21037

Gaithersburg Square*
596 A North Frederick Avenue
Gaithersburg, Maryland 20877

Jennifer Road*
166 Jennifer Road
Annapolis, Maryland 21401

Laurel Lakes*
14404 Baltimore Avenue
Laurel, Maryland 20707

Layhill*
14241 Layhill Road
Silver Spring, Maryland 20906

Leisurewood Plaza*
3801 International Drive
Suite 100
Silver Spring, Maryland 20906

Lisbon*
710-M Lisbon Centre Drive
Woodbine, Maryland 21797

Milestone Center*
20930 Frederick Avenue
Germantown, Maryland 20876

Montgomery General Hospital*
18101 Prince Philip Drive
Olney, Maryland 20832

Montgomery Village*
9921 Stedwick Road
Montgomery Village, Maryland 20886

Olney*
17801 Georgia Avenue
Olney, Maryland 20832

Potomac*
9822 Falls Road
Potomac, Maryland 20854

Rockville
611 Rockville Pike
Rockville, Maryland 20852

Sandy Spring
908 Olney-Sandy Spring Road
Sandy Spring, Maryland 20860

Tysons Corner*
Tysons Dulles Plaza II
1430 Spring Hill Road, Suite 105
McLean, Virginia 22101

Wildwood*
10329 Old Georgetown Road
Bethesda, Maryland 20814

ADDITIONAL AUTOMATED TELLER
MACHINE (ATM) SITES

Airpark Amoco Station
19230 Woodfield Road
Gaithersburg, Maryland

Bethesda-Chevy Chase Shell Station
8240 Wisconsin Avenue
Bethesda, Maryland

Flecher's Amoco Station
17901 Georgia Avenue
Olney, Maryland

Galaxic Cleaners
4965 Elm Street
Bethesda, Maryland

Gardens Ice House
13800 Old Gunpowder Road
Laurel, Maryland

Germantown Chevron Station
20510 Frederick Road
Germantown, Maryland

Lakeforest Mall
701 Russell Avenue
Gaithersburg, Maryland

Middlebrook Chevron Station
12301 Middlebrook Road
Germantown, Maryland

Montgomery County Fairgrounds
16 Chestnut Street
Gaithersburg, Maryland

Washingtonian Chevron Station
10003 Fields Road
Gaithersburg, Maryland

Wheaton Chevron Station
2204 University Boulevard
Wheaton, Maryland

Woodfield Country Market
23716 Westfield Road
Gaithersburg, Maryland

Woodmont Shell Station
1250 West Montgomery Avenue
Rockville, Maryland

SANDY SPRING MORTGAGE
CORPORATION

12501 Prosperity Drive
Suite 100
Silver Spring, Maryland 20904
(301) 680-0200

SANDY SPRING NATIONAL BANK
FINANCIAL CENTER

148 Jennifer Road
Annapolis, Maryland 21401
(410) 266-3000

HOWARD COUNTY BUSINESS
BANKING

10715 Charter Drive
Suite 170
Columbia, Maryland 21040
(410) 740-8005

Index to Financial Section

Recent Stock Prices and Dividends ...........................................  9

Management's Discussion and Analysis of Operations and Financial Condition .. 10

Consolidated Financial Statements:

  Balance Sheets At December 31, 1999 and 1998: ............................. 24

  For the Years Ended December 31, 1999, 1998 and 1997:

    Statements of Income .................................................... 25

    Statements of Cash Flows ................................................ 26

    Statements of Changes in Stockholders' Equity ........................... 27

Notes to the Consolidated Financial Statements .............................. 28

Management's Statement of Responsibility .................................... 46

Report of Independent Auditors .............................................. 46

Recent Stock Prices and Dividends

Shareholders received quarterly cash dividends totaling $7,201,000 in 1999 and $6,061,000 in 1998. Regular dividends have been declared for ninety-nine consecutive years. The Company has increased its dividends per share each year for the past nineteen years. Since 1994, dividends per share have risen at a compound annual growth rate of 25.6%. The increase in dividends per share was 19.0% in 1999.

The ratio of dividends per share to diluted net income per share was 41.2% in 1999, compared to 38.0% for 1998. The dividend amount is established by the Board of Directors each quarter. In making its decision on dividends, the Board considers operating results, financial condition, capital adequacy, regulatory requirements, shareholder returns and other factors.

Shares issued under the dividend reinvestment and stock purchase plan totaled 90,318 in 1999 and 76,447 in 1998.

The Company adopted a new stock repurchase program in 1999 that permits the repurchase of up to 5% (approximately 480,000 shares) of its outstanding common stock. The new program replaces the Company's previously authorized repurchase program. Repurchases are made in connection with shares expected to be reissued under the Company's dividend reinvestment, stock option and benefit plans, as well as for other corporate purposes. Total shares repurchased under these programs were 29,529 in 1999 and 227,586 in 1998. A total of 441,715 shares have been repurchased from 1997, when stock repurchases began, through December 31, 1999.

The number of common shareholders of record was approximately 2,400 as of February 10, 2000 and 1999.

Sandy Spring Bancorp's common stock trades on The Nasdaq Stock Market's National Market under the trading symbol SASR. The price information provided below reflects annual high and low sales prices as quoted on The Nasdaq Stock Market.

Quarterly Stock Information

                                1999                                               1998
                          Stock Price Range            Per Share             Stock Price Range           Per Share
Quarter               Low                High           Dividend            Low           High           Dividend
------------------------------------------------------------------------------------------------------------------
1st                  $27.25             $30.63            $0.18            $25.00        $37.00           $0.13
2nd                   26.50              29.25             0.19             30.00         34.88            0.15
3rd                   24.88              31.00             0.19             29.31         34.06            0.17
4th                   25.88              31.00             0.19             26.75         34.00            0.18
                                                          -----                                           -----
Total                                                     $0.75                                           $0.63
                                                          =====                                           =====

Management's Discussion and Analysis of Operations and Financial Condition


Overview

For the full year 1999, Sandy Spring Bancorp, Inc. and subsidiaries (the "Company") achieved significant growth in both deposits and loans and continued a trend of increasing net earnings and return on average equity (ROE). According to the latest (September 1999) Bank Holding Company Performance Report from the Federal Reserve, the Company's ROE was in the 73rd percentile of all US Bank Holding companies with assets between $1-3 billion. This position is up from the 40th percentile at the end of 1994, the 53rd percentile at the end of 1996, and the 69th percentile at the end of 1998.

Income before investment gains increased 12% in 1999 over 1998, from $15,581,569 ($1.61 per diluted share) to $17,453,889 ($1.81 per diluted share) in 1999. On a net income basis, earnings were $17,515,673 ($1.82 per diluted share) in 1999 versus $16,105,303 ($1.66 per diluted share) in 1998, a 9% increase. For the year 1999, return on average equity increased to 15.91% from 15.02% for 1998, while return on average assets declined from 1.36% to 1.26%, due to a lower net interest margin and higher leverage in 1999 than in 1998.

In 1999, average deposits increased 14% as compared to a five year compound growth rate of 8%; while total average loans increased 20% as compared to a five year compound growth rate of 12%. This increased rate of growth over the most recent 12 month period was due in part to the acquisition of seven banking offices of Mellon Bank in September 1999, which contributed approximately $219 million of deposits and $34 million of loans. These offices were located primarily in markets which have been targeted by the Company for growth and are a natural extension of the existing four county franchise of community offices. This growth during the past year resulted in a 15.5% increase in tax-equivalent net interest income.

Importantly, during 1999, average noninterest bearing deposits grew by 20% as compared to a five year compound growth rate of 16%. This continued significant growth in noninterest funds, including gains in both commercial and retail accounts, has allowed the Company to maintain a lower cost source of funds at a time when competitive pressures persist in generating net interest margins. Since margin earnings (net interest income) contributed approximately 82% of the Company's revenues in 1999, managing the net interest margin and achieving asset growth is significant to achieving earnings growth. For 1999, the Company's net interest margin was 4.35%, down slightly from 4.40% for the full year 1998 as a result of the Company's leverage program, which is intended to increase returns on equity and earnings per share. This program uses borrowed funds to invest in securities at positive spreads that can be lower than spreads on other earning assets. The net interest margin was negatively impacted in 1999 by lower margins available in the Company's leveraging portfolio. Excluding the effect of the leverage program, the net interest margin improved in 1999 over 1998.

Noninterest income growth (exclusive of securities gains) slowed to 9% for 1999, while the five year compound growth rate was 23%. This important category of earnings, which amounted to 18% of revenue in 1999, saw substantially lower income from mortgage banking activities in 1999 as compared to 1998 as gains on loan sales amounted to $1.7 million as compared to $2.6 million in 1998. Increasing interest rates during the latter half of 1999 had the effect of significantly reducing mortgage loan refinancings, which had been a major contributor to the strong residential mortgage market.

For 1999, noninterest expenses increased 16% over 1998 compared to a five year compound growth rate of 13%. The overhead ratio, which measures the proportion that net operating expenses bear to tax-equivalent net interest income, was essentially stable at 47% as compared to 46% for 1998. The Company measures its productivity effectiveness by reference to the overhead ratio as opposed to any absolute change in noninterest expenses.

Finally, the year of 1999 was marked by continued strength in asset quality measures. The level of net credit losses to average loans was at .05%, versus
 .04% in 1998, a low level. The year-end loan loss reserve represented 4.1 times the level of year-end non-performing loans, also a favorable position. The additional provision for credit losses as compared to 1998 ($1.2 million versus $.6 million) reflects the significant loan growth described above.

Changes in Diluted Net Income per Common Share

                                                 1998 to 1999     1997 to 1998

Prior Year Diluted Net Income Per Share             $ 1.66           $ 1.34
  Change from differences in:
    Net interest income                               0.53             0.34
    Provision for credit losses                      (0.05)            0.03
    Noninterest income                                0.02             0.20
    Noninterest expenses                             (0.37)           (0.31)
    Income Taxes                                      0.02             0.04
    Shares outstanding                                0.01             0.02
                                                    ------           ------
      Total                                           0.16             0.32
                                                    ------           ------
DILUTED NET INCOME PER SHARE                        $ 1.82           $ 1.66
                                                    ======           ======
10

Historical Trends in Financial Data 1995-1999(1)

(Dollars in thousands, except per share data)


                                                       1999(2)            1998            1997            1996               1995
RESULTS OF OPERATIONS:
Interest Income                                      $   94,387       $   84,272       $   75,565       $   66,621       $   62,115
Interest Expense                                         42,128           38,749           34,486           30,233           29,342
  Net Interest Income                                    52,259           45,523           41,079           36,388           32,773
Provision for Credit Losses                               1,216              552              986              308              180
Net Interest Income after Provision
  for Credit Losses                                      51,043           44,971           40,093           36,080           32,593
Noninterest Income, Excluding
  Securities (Gains) Losses                              12,230           11,270            8,495            6,517            4,757
Securities Gains (Losses)                                   101              853              637               30             (279)
Noninterest Expenses                                     39,528           34,053           29,442           25,344           22,424
Income before Taxes                                      23,846           23,041           19,783           17,283           14,647
Income Tax Expense                                        6,330            6,936            6,588            5,789            4,653
Net Income                                               17,516           16,105           13,195           11,494            9,994


PER SHARE DATA:
Basic Earnings Per Share                             $     1.82       $     1.67       $     1.35       $     1.18       $     1.05
Diluted Earnings Per Share                                 1.82             1.66             1.34             1.18             1.04
Dividends Declared                                         0.75             0.63             0.47             0.39             0.32
Book Value (at year end)                                  11.27            11.57            10.77             9.85             9.02
Tangible Book Value (at year end)(3)                       9.15            11.45            10.60             9.66             8.96


FINANCIAL CONDITION (at year end):
Assets                                               $1,591,281       $1,343,471       $1,121,333       $  978,595       $  876,203
Deposits                                              1,165,372          954,571          853,011          806,341          743,592
Loans                                                   826,125          624,412          558,893          523,166          492,540
Securities                                              630,039          613,579          464,734          361,806          290,786
Stockholders' Equity                                    108,720          110,937          104,675           96,581           86,941


PERFORMANCE RATIOS (for the year):
Return on Average Assets                                   1.26%            1.36%            1.28%            1.27%            1.18%
Return of Average Equity                                  15.91            15.02            13.25            12.81            12.37
Net Interest Margin                                        4.35             4.40             4.42             4.45             4.32
Net Overhead Ratio(4)                                     46.55            45.92            48.30            49.67            51.02
Efficiency Ratio(4)                                       56.06            56.01            56.82            56.90            56.96
Dividends Declared Per Share
  to Diluted Earnings Per Share                           41.21            37.95            35.07            33.05            30.77

CAPITAL AND CREDIT QUALITY RATIOS:
Average Equity to Average Assets                           7.92%            9.02%            9.65%            9.90%            9.57%
Allowance for Credit Losses to Loans                       1.00             1.18             1.26             1.22             1.34
Nonperforming Assets to Total Assets                       0.13             0.13             0.26             0.48             0.11
Net Charge-offs to Average Loans                           0.05             0.04             0.07             0.10             0.05

(1) Adjusted to give retroactive effect to 2-for-1 stock splits declared on March 29, 1995 and January 28, 1998 and, except with respect to dividends declared per share, the acquisition of Annapolis Bancshares, Inc. on August 29, 1996, which was accounted for as a pooling of interests.

(2) Reflects the acquisition of loans, deposits, and other assets and liabilities associated with seven bank offices in September 1999 and the issuance of trust preferred securities in November 1999. See notes 2 and 10 to the consolidated financial statements.

(3) Total stockholders' equity, net of goodwill and other intangible assets, divided by the number of shares of common stock outstanding at year end.

(4) The Net Overhead Ratio equals net operating expenses (noninterest expenses less noninterest income) as a percentage of tax-equivalent net interest income. The Efficiency Ratio equals noninterest expenses as a percentage of tax-equivalent net interest income plus noninterest income. For both ratios, noninterest expenses exclude the amortization of intangibles and noninterest income excludes gains and losses on sales of securities and other real estate owned.

Management's Discussion and Analysis of Operations and Financial Condition

                                          1999                           1998                            1997
-----------------------------------------------------------------------------------------------------------------------
                              Average             Yield/     Average             Yield/     Average             Yield/
                              Balance   Interest  Rate       Balance   Interest  Rate       Balance    Interest Rate
-----------------------------------------------------------------------------------------------------------------------
ASSETS
Loans:(2)
  Real estate(3)             $  480,411   $40,529   8.44%   $  411,887   $36,945   8.97%   $  374,032   $34,239   9.15%
  Consumer                      137,234    11,283   8.22       102,862     9,169   8.91        98,915     8,877   8.97
  Commercial                     82,330     7,374   8.96        76,867     7,114   9.25        71,211     6,856   9.63
                             ----------   -------           ----------   -------            ---------    ------
    Total loans                 699,975    59,186   8.46       591,616    53,228   9.00       544,158    49,972   9.18
Securities:
  Taxable                       444,146    28,874   6.50       403,562    26,434   6.55       329,319    20,931   6.36
  Nontaxable                    135,952     9,575   7.04        92,168     6,733   7.31        68,198     5,053   7.41
                             ----------   -------           ----------   -------            ---------    ------
    Total securities            580,098    38,449   6.63       495,730    33,167   6.69       397,517    25,984   6.54
Interest-bearing
 deposits with banks              4,006       218   5.44         2,088       100   4.79         1,398        74   5.29
Federal funds sold               15,357       793   5.16        22,278     1,181   5.30        22,938     1,196   5.21
                             ----------   -------           ----------   -------            ---------    ------
    TOTAL EARNING
     ASSETS                   1,299,436    98,646   7.59%    1,111,712    87,676   7.89       966,011    77,226   7.99
Less: allowance for
 credit losses                   (7,590)                        (7,298)                        (6,478)
Cash and due from banks          37,234                         30,061                         28,602
Premises and
 equipment, net                  28,606                         28,326                         24,133
Other assets                     32,823                         25,445                         19,277
                             ----------                     ----------                      ---------
    Total Assets             $1,390,509                     $1,188,246                     $1,031,545
                             ==========                     ==========                      =========

LIABILITIES AND
 STOCKHOLDERS' EQUITY
Interest-bearing
 demand deposits             $  134,151   $ 1,860   1.39%   $  117,217   $ 2,605   2.22%   $  103,474   $ 2,496   2.41%
Regular savings deposits        104,808     2,114   2.02        94,900     2,392   2.52        92,911     2,593   2.79
Money market
 savings deposits               191,836     5,710   2.98       154,677     4,844   3.13       157,716     5,150   3.27
Time deposits                   394,236    19,453   4.93       366,604    19,353   5.28       347,496    18,461   5.31
                             ----------   -------           ----------   -------            ---------   -------
  Total interest-bearing
   deposits                     825,031    29,137   3.53       733,398    29,194   3.98       701,597    28,700   4.09
Short-term borrowings           233,600    11,249   4.82       173,354     8,722   5.03       105,544     5,438   5.15
Long-term borrowings             33,690     1,742   5.17        15,140       833   5.50         5,047       348   6.90
                             ----------   -------           ----------   -------            ---------   -------
    TOTAL INTEREST-
     BEARING
     LIABILITIES              1,092,321    42,128   3.86       921,892    38,749   4.20       812,188    34,486   4.25
                                          ------- ------                 -------                        -------   ----
    Net Interest Income
     and Spread                           $56,518   3.73%                $48,927   3.69%                $42,740   3.74%
                                          ======= ======                 =======  =====                 =======   ====
Noninterest-bearing
 demand deposits                186,145                        154,866                        117,148
Other liabilities                 1,922                          4,254                          2,628
Stockholders' equity            110,121                        107,234                         99,581
                             ----------                     ----------                      ---------
    Total Liabilities and
     Stockholders' Equity    $1,390,509                     $1,188,246                     $1,031,545
                             ==========                     ==========                     ==========
Interest income/
earning assets                                      7.59%                          7.89%                          7.99%
Interest expense/
earning assets                                      3.24                           3.49                           3.57
                                                 -------                          -----                           ----
Net Interest Margin                                 4.35%                          4.40%                          4.42%
                                                 -------                        -------                         ------

(1) Income and yields are presented on a tax-equivalent basis using the applicable federal income tax rate.

(2)  Non-accrual loans are included in the average balances.

(3) Includes residential mortgage loans held for sale. Home equity loans and lines are classified as consumer loans.

Management's Discussion and Analysis of Operations and Financial Condition



Net Interest Income

The largest source of operating revenue is net interest income, which is the difference between the interest earned on earning assets and the interest expense paid on interest-bearing liabilities.

Net interest income for 1999 was $52,259,000, representing an increase of $6,736,000 or 14.8% from 1998. A 10.8% increase was achieved in 1998, compared to 1997, resulting in net interest income of $45,523,000.

For purposes of the discussion and analysis, the interest earned on tax-exempt assets is adjusted to an amount comparable to interest subject to normal income taxes. The result is referred to as tax-equivalent interest income and tax-equivalent net interest income.

The analysis of net interest income performance presented in the "Consolidated Average Balances, Yields and Rates" table shows that a slight decline in net interest margin has been accompanied by the substantial increase in average earning assets over the three year period. As a result, the Company was able to achieve tax-equivalent net interest income of $56,518,000 in 1999, representing a 15.5% annual increase, and $48,927,000 in 1998, representing a 14.5% annual increase, preceded by $42,740,000 in 1997. The table below shows that the increases in net interest income during 1999 and 1998, compared to each prior year, were primarily attributable to increases in the volumes of earning assets.

Effect of Volume and Rate Changes on Net Interest Income

                                                                      1999 vs. 1998                    1998 vs. 1997
------------------------------------------------------------------------------------------------------------------------------------

                                                          Increase          Due to Change      Increase           Due to Change
                                                             or              in Average:*         or              in Average:*
(In thousands and tax-equivalent)                         (Decrease)    Volume        Rate     (Decrease)      Volume         Rate
------------------------------------------------------------------------------------------------------------------------------------


Interest income from earning assets:
  Loans                                                   $  5,958     $  9,309     $ (3,351)    $  3,256     $  4,286     $ (1,030)
  Taxable securities                                         2,440        2,639         (199)       5,503        4,843          660
  Nontaxable securities                                      2,845        3,093         (248)       1,680        1,752          (72)
  Other investments                                           (273)        (261)         (12)          11            2            9
                                                          --------                                 ------
    Total Interest Income                                   10,970       14,362       (3,392)      10,450       11,500       (1,050)
Interest expense on funding of earning assets:
  Interest-bearing demand deposits                            (745)         337       (1,082)         109          315         (206)
  Regular savings deposits                                    (278)         233         (511)        (201)          55         (256)
  Money market savings deposits                                866        1,116         (250)        (306)         (98)        (208)
  Time deposits                                                 99        1,408       (1,309)         892        1,010         (118)
  Borrowings                                                 3,437        3,844         (407)       3,769        3,955         (186)
                                                          --------                                 ------
    Total Interest Expense                                   3,379        6,750       (3,371)       4,263        4,615         (352)
                                                          --------     --------    ---------     --------     --------     --------
      Net Interest Income                                 $  7,591     $  7,612     $    (21)    $  6,187     $  6,885     $   (698)
                                                          ========     ========    =========     =========    ========     ========

* Variances are computed on a line-by-line basis and are non-additive. Combined rate/volume variances, a third element of the calculation, are allocated to the volume and rate variances based on their relative size.

Interest Income

The Company's tax-equivalent total interest income increased by 12.5%, or $10,970,000, in 1999, compared to 1998. This improvement was primarily the result of a 16.9%, or $187,724,000, increase in average earning assets, partially offset by the effect of a 30 basis point decline in average yield earned on those funds.

During 1999, average loans, yielding 8.46%, rose 18.3% to $699,975,000. While all loan categories increased, most of the $108,359,000 increase was attributable to growth in commercial and residential mortgages and consumer loans. As a percentage of average earning assets, average loans increased to 53.9% in 1999 from 53.2% in 1998. Average total securities, yielding 6.63%, increased 17.0% to $580,098,000 in 1999. They represented 44.6% of average earning assets in 1999 and 1998. A large part of the growth in the investment portfolio during 1999 was funded by Federal Home Loan Bank of Atlanta advances under a leverage program. The leverage program had the effect of reducing the net interest margin by 46 basis points while, under management's plans, increasing the return on average equity. Tax-equivalent interest income increased by 13.5% or $10,450,000 in 1998, compared to 1997, due to higher average earning assets.

Management's Discussion and Analysis of Operation and Financial



Interest Expense

Interest expense increased 8.7% or $3,379,000 in 1999, compared to 1998. The change was attributable to 18.5% or $170,429,000 greater average interest-bearing liabilities. The average rate paid for those funds declined by 34 basis points, to 3.86% from 4.20%.

All major categories of interest-bearing liabilities increased, with the largest increases occurring in money market savings and time deposits, and short-term borrowings. There was, as in 1998, an increase in leverage on the average balance sheet. The average rate paid on interest-bearing deposits declined by 45 basis points (representing an 11.3% decline) in 1999, compared to 1998, while the average rate for borrowings declined by 21 basis points (representing a 4.1% decline).

Interest expense increased 12.4% or $4,263,000 in 1998, as compared to 1997, due to a 13.5% or $109,704,000 higher average interest-bearing liabilities, while the average rate paid for those funds declined slightly.


Interest Rate Performance

Consistent interest rate performance has been achieved for the years 1997 through 1999. Over this period, the net interest spread has declined 1 basis point and the net interest margin has declined 7 basis points. The net interest margin for 1999 of 4.35% declined slightly from 4.40% achieved in 1998. The interest rate spread increased slightly to 3.73% in 1999 from 3.69% in 1998.

On an average basis, the Company experienced lower interest rates during 1999 than in 1998, and the decline was more pro- nounced for interest-bearing liabilities than for earning assets. Thus, favorable overall interest rate performance was achieved despite narrowing spreads for commercial loans due to competitive pricing pressures, for consumer loans due to increased indirect marine loan refinancings and for the Company's leverage program due to a higher relative cost of funds. The net interest margin was adversely affected by a decline in the ratio of interest free funding to earning assets.


Noninterest Income

Total noninterest income was $12,331,000 in 1999, a 1.7% or $208,000 increase from 1998. An increase of 32.8% or $2,991,000 was posted for 1998 versus 1997. The Company has made it an organizational priority to grow and diversify its sources of noninterest income. During 1999, the large decrease in gains on mortgage sales due to market rate conditions, coupled with the decrease in securities gains, offset significant increases in fee generation from varied sources such as sales of mutual fund and tax-deferred annuity products, debit card usage, and trust services.

Securities gains were $101,000 in 1999, a decrease of $752,000 from $853,000 for 1998. Securities gains of $637,000 were recorded in 1997. During 1999, the sale of available-for-sale debt securities generated net losses of $122,000, while net gains of $223,000 were realized on sales of available-for-sale equity securities.

Sales of available-for-sale debt securities generated $17,000 in net losses for 1998, compared with $419,000 in net gains on sales of available-for-sale equity securities and $439,000 in net gains from securities calls. Also, there were trading securities gains of $12,000 in 1998.

Service charges on deposit accounts increased 13.9% in 1999 and 18.8% in 1998. A large part of the change in both years was attributable to increases in return check charges from higher transaction volume and a larger customer base while the fee charged remained the same. Commercial and small business account fees also posted significant increases in 1999 and in 1998.

Gains on mortgage sales decreased $783,000 or 30.6% for 1999, when compared to 1998, due to rising mortgage rates and because of management's decision to retain more loans for the Bank's portfolio. By comparison, a 105.1% increase in gains on mortgage sales was recorded in 1998 in a low interest rate environment which fueled strong refinance and purchase markets. During 1999, Sandy Spring Mortgage Corporation achieved gains of $1,772,000 for the year from sales of $145,074,000. These results compare to gains of $2,555,000 achieved on sales of $196,589,000 for 1998 and gains of $1,246,000 from sales of $80,233,000 for
1997.

Management's Discussion and Analysis of Operations and Financial Condition



Trust income amounted to $1,560,000 for 1999, an increase of $148,000 or 10.5% over 1998. Revenues of $1,412,000 for 1998 represented an increase of $224,000 or 18.9% over 1997. These results primarily reflect higher fees attributable to growth in assets under management.

Other income increased $1,034,000 or 31.7% to $4,293,000 for 1999, compared to $3,259,000 for 1998. The majority of the increase during 1999 was higher investment product fees, up $377,000 or 68.8%, and higher debit card fees, which posted an increase of $329,000 or 64.4%.

The rise in other income was $601,000 or 22.6% in 1998, compared to 1997, attributable primarily to higher debit card fees and to increases in other fee based products, especially investment product fees, ATM access fees, and gains on sales or student loans.


Noninterest Expenses

Noninterest expenses increased $5,475,000 or 16.1% in 1999 over 1998 and $4,611,000 or 15.7% in 1998 over 1997.

The major categories of noninterest expenses include salaries and employee benefits, occupancy and equipment expenses, market- ing expenses, outside data services costs, intangible asset amortization and other noninterest expenses associated with the day- to-day operations of the Company.

Cost containment has been achieved in part through management's ongoing efforts to reduce costs through investment in tech- nology and competitive bidding. Electronic banking has been emphasized as associated technology costs have decreased signifi- cantly.The Company's electronic banking includes automated teller machines, Automated Clearing House and electronic fund transfers and home personal computer banking. These are efficient service delivery channels that provide time/place convenience to customers for routine business after banking hours.

Salaries and employee benefits, the largest component of noninterest expenses, increased $2,640,000 or 13.3% in 1999 and $2,998,000 or 17.8% in 1998. Increases
in both years reflected growth in staff, branch expansion, and higher benefit costs. The Company acquired seven branches in September 1999 and opened one new branch in 1998. Efficient staffing is a goal of manage- ment. Staff additions are made carefully with a view toward achieving gains in financial performance.

Average full-time equivalent employees reached 445 in 1999, representing an increase of 6.7% from 417 in 1998, which was 5.6% above 395 recorded for 1997. Despite the increase in staff, the ratio of net income per average full-time equivalent employee was $39,000 in 1999 and 1998, preceded by $33,000 recorded for 1997.

In 1999, occupancy expense rose 17.7% or $491,000. The rate of increase was 17.6% in 1998. Higher occupancy expense in both years primarily reflected increases in rental expenses related to increases in leased premises and, in 1998, the opening of a new administrative and training center.

Equipment expenses for 1999 were 4.4% below 1998 due in part to a decrease in depreciation charges resulting from lower tech- nology costs. Equipment expenses increased 26.4% in 1998, as compared to 1997, reflecting the write-off of equipment that was not year 2000 compliant.

Marketing expense increased by $552,000 or 54.6% to $1,563,000 after declining in 1998. Much of the increase in 1999 versus 1998 was attributable to cable television and radio advertising for name recognition and image awareness. This advertising reached all of the Company's markets, including newer markets in Anne Arundel County and areas served by Montgomery County branches acquired in 1999.

Outside data services costs rose 30.0% or $449,000 in 1999. The increase was 17.5% or $223,000 in 1998, as compared to 1997. Increases in both years reflected growth in the number of customer accounts, related data processing costs and increased use of products offered. The branch acquisition caused an increase in these costs in the fourth quarter of 1999.

Intangible asset amortization increased by $613,000 or 165.2% to $984,000 in 1999 reflecting the branch acquisition, after being level in 1998, compared to 1997.

Other noninterest expenses of $6,647,000 were $854,000 or 14.7% above 1998 due to expense increases related to growth of the Company and development of its services. The 12.3% rise in other expenses in 1998 also reflected growth-related expense increases, especially increased consulting fees, personal property taxes and correspondent service charges.

Management's Discussion and Analysis of Operations and Financial Condition



Operating Expense Performance

Management views the net overhead ratio as an important measure of overall operating expense performance and cost manage- ment. The ratio represents the level of net operating expenses (noninterest expenses less noninterest income) as a percentage of tax-equivalent net interest income. Lower ratios indicate improved productivity. The computation excludes significant non-operating items of noninterest expense and income. These items include intangible asset amortization and gains and losses on sales of securities and other real estate owned.

During 1999, the Company's net overhead ratio was 46.6%, as compared to ratios of 45.9% achieved in 1998 and 48.3% in 1997. Ratios less than 50% are considered desirable.


Provision for Income Taxes

Income tax expense amounted to $6,330,000 in 1999, compared with $6,936,000 in 1998 and $6,588,000 in 1997. The Company's effective tax rate for 1999 was 26.5%, compared with 30.1% in 1998 and 33.3% in 1997. Improvement in the effective tax rate was due principally to an increase in tax exempt interest income in 1999 and 1998.



Balance Sheet Analysis

The Company's total assets reached $1,591,281,000 at December 31, 1999, an increase of 18.4% or $247,810,000 from $1,343,471,000 at December 31, 1998. By comparison, the growth rate for 1998 was 19.8%, an increase of $222,138,000. Earning assets increased 16.7% or $210,366,000 in 1999, to $1,467,205,000 at
December 31, 1999 from $1,256,839,000 at the prior year end. The branch acquisition, consummated on September 24, 1999, added approximately $221,000,000 to total assets and $196,000,000 to earning assets.


Loans

Real estate mortgage loans rose $110,234,000 or 30.4% to $473,077,000 in 1999.
Included in this category are commercial mort- gages, which increased $27,845,000 during 1999 and totaled $237,924,000 at December 31, 1999. The
Company's commercial mortgages consist in large part of owner occupied properties where an established banking relationship exists. Asignificant amount of the commercial mortgages at December 31, 1999 were secured by investment properties for warehouse, retail, and office space. These credits generally involved established properties with a history of occupancy and cash flow. Residential mort- gages,up $82,389,000 including $50,960,000 in purchased loans, represented $235,153,000 of the real estate mortgage portfolio at December 31, 1999.

Real estate construction loans increased $5,029,000 or 7.0% to $76,977,000 from 1998, attributable to a rise in commercial con- struction activity. The Company conducts its commercial construction lending in the markets it knows and understands, works selectively with local, top-quality builders and developers, and requires substantial equity from its borrowers.

The Sandy Spring Mortgage Corporation conducts a mortgage banking operation, originating and selling residential real estate mortgage loans and originating and servicing residential construction loans. The Bank, in order to build its own portfolio, is an investor in loans originated by its mortgage banking subsidiary.

The consumer loan portfolio rose $73,035,000 or 66.2% to $183,397,000 at December 31, 1999. Consumer lending is an important component of the full service community banking business the Company conducts. This category of loans includes primarily home equity loans and lines, installment loans, credit card and consumer lines of credit and student loans. The increase in con- sumer loans in 1999 was due in large part to growth in installment loans and home equity loans and lines. Consumer installment loans rose $44,014,000 due primarily to growth in marine loan financings. Home equity loans and lines increased $30,698,000 due largely to the branch acquisition.

The Company places significant emphasis on commercial lending. A majority of the commercial loan portfolio represents loans to a diverse cross-section of small and mid-size local businesses, many of which are established customers of the Company. These types of banking relationships are a natural business for the Company, which is experienced in serving and lending to this market segment and has knowledge of the marketplace through its community roots and involvement. Commercial loans increased $13,415,000 or 16.9% in 1999, with the majority resulting from the branch acquisition.

Management's Discussion and Analysis of Operations and Financial Condition



Analysis of Loans

The following table presents the trends in the composition of the loan portfolio over the previous five years.

                                                                                December 31,
------------------------------------------------------------------------------------------------------------------------------------
(In thousands)                               1999                1998             1997                1996                   1995
------------------------------------------------------------------------------------------------------------------------------------
Real estate--mortgage(1)                  $473,007            $362,843          $326,713            $310,785              $302,006
Real estate--construction(2)                76,977              71,948            57,687              47,654                41,725
Consumer                                   183,397             110,362           101,969              96,233                90,683
Commercial                                  92,674              79,259            72,524              68,494                58,126
                                          --------            --------          --------            --------              --------
TOTAL LOANS                               $826,125            $624,412          $558,893            $523,166              $492,540
                                          ========            ========          ========            ========              ========

(1) Consists of fixed and adjustable rate residential first mortgage loans, residential lot loans and commercial mortgage loans. Home equity loans and home equity lines are classified as consumer loans.

(2)  Includes both residential and commercial properties.

Securities

The investment portfolio, consisting of available-for-sale, held-to-maturity and other equity securities, increased 2.7% or $16,460,000 to $630,039,000 at December 31, 1999 from $613,579,000 at December 31, 1998. The Company's overall investment goal is to maximize earnings while maintaining liquidity in securities having minimal credit risk. The types and maturities of securities purchased are primarily based on the Company's current and projected liquidity requirements and interest rate sensitivity positions.

Available-for-sale securities decreased by $30,927,000 to $508,715,000 at December 31, 1999 from $539,642,000 at December 31, 1998. The Company has a leverage program in which available-for-sale securities are funded by Federal Home Loan Bank of Atlanta advances. Fundings designated for the leverage program decreased to $119,714,000 at December 31, 1999, compared to $184,700,000 at the prior year end. This decrease in leverage was a large factor in the decline in available-for-sale securities. The Company manages the leverage program to obtain maximum utilization of its available capital, with the goal of increasing the return on equity and earnings per share. Held-to-maturity securities recorded a $49,660,000 increase in 1999 to $105,117,000 from $55,457,000 at
December 31, 1998, reflecting in large part the purchase of state and municipal securities which bear attractive tax-equivalent yields. Other equity securities fell $2,273,000.

Management's Discussion and Analysis of Operations and Financial Condition

Analysis of Securities

The composition of securities at December 31 for each of the latest three fiscal years was:

(In thousands)                              1999           1998           1997
--------------------------------------------------------------------------------
AVAILABLE-FOR-SALE:(1)
  U.S. Treasury                          $       0      $       0      $  3,003
  U.S. Agency                              422,665        441,775       288,901
  State and municipal                       57,797         60,957        31,818
  Corporate debt obligations                     0              0         1,496
  Mortgage-backed securities(2)             22,550         30,547        14,315
  Marketable equity securities               5,703          6,363         4,725
                                           -------        -------       -------
    Total                                  508,715        539,642       344,258

HELD-TO-MATURITY AND OTHER EQUITY:
  U.S. Agency                                6,538          3,346        32,294
  State and municipal                       98,579         52,111        49,371
  Mortgage-backed securities(2)                  0              0        27,326
  Other equity securities                   16,207         18,480        11,485
                                           -------        -------       -------
    Total                                  121,324         73,937       120,476
                                           -------        -------       -------
      TOTAL SECURITIES(3)                 $630,039       $613,579      $464,734
                                          ========       ========      ========

(1)  At estimated fair value.
(2)  Issued by a federal agency or secured by U.S. Agency collateral.
(3) The outstanding balance of no single issuer, except for U.S. Government and U.S. Government Agency securities, exceeded ten percent of stockholders' equity at December 31, 1999, 1998 or 1997.


17




























































Maturities and weighted average yields for debt securities available-for-sale and held-to-maturity at December 31, 1999 are shown below. Amounts in the table represent stated maturities adjusted for estimated calls.

                                                         Years to Maturity
------------------------------------------------------------------------------------------------------------------------------------
                                     Within                Over 1              Over 5             Over
                                       1                 through 5           through 10            10
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)         Amount      Yield      Amount    Yield    Amount    Yield     Amount    Yield        Total     Yield
------------------------------------------------------------------------------------------------------------------------------------
INVESTMENTS AVAILABLE-
 FOR-SALE: (1)
  U.S. Agency                 $361,899    6.16%    $ 78,195     6.77%   $ 1,020    6.42%   $      0        0%    $441,114    6.27%
  State and municipal(2)         8,736    7.43       21,788     7.25     10,554    7.07      17,690     6.99       58,768    7.17
  Mortgage-backed Securities     8,172    6.13        3,021     6.59      4,627    6.15       7,040     6.93       22,860    6.44
                              --------              -------             -------             -------             ---------
    TOTAL DEBT SECURITIES
    AVAILABLE-FOR-SALE        $378,807    6.19%    $103,004     6.87%   $16,201    6.77%    $24,730     6.97%    $522,742    6.38%
                              ========              =======             =======             =======              ========
INVESTMENTS HELD-
 TO-MATURITY:
  U.S. Agency                 $      0      0%     $  6,538     7.54%   $     0       0%    $     0        0%    $  6,538    7.54%
  State and municipal(2)             0      0         4,795     6.99     11,640    7.20      82,144     7.26       98,579    7.24
                              --------              -------             -------             -------             ---------
    TOTAL DEBT SECURITIES
    HELD-TO-MATURITY          $      0      0%      $11,333     7.31%   $11,640    7.20%    $82,144     7.26%    $105,117    7.26%
                              ========              =======             =======             =======              ========

(1)  Amounts shown at amortized cost without market value adjustments.
(2) The yields on state and municipal securities have been calculated on a tax-equivalent basis using the applicable federal income tax rate.

Other Earning Assets

Residential mortgage loans held for sale decreased $11,010,000 in 1999 while the aggregate of federal funds sold and interest-bearing deposits with banks increased $3,203,000.

Deposits and Borrowings

Total deposits were $1,165,372,000 at December 31, 1999, increasing $210,801,000 or 22.1% from $954,571,000 at December 31, 1998. The branch acquisition provided deposits totaling approximately $219,000,000, with nearly half being money market deposits. Growth was achieved for noninterest-bearing demand deposits, up 11.1% or $20,562,000 (with approximately $16,700,000 of the overall increase attributable to the branch acquisition). Small business and personal checking recorded the greatest increases. Interest-bearing deposits increased $190,239,000 or 24.7%, with the increase attributable to the branch acquisition. Categories increasing the most were money market savings (up 82.5%), time deposits of $100,000 or more (up 26.7%) and interest-bearing demand deposits (up 20.7%).

Total borrowings increased by $40,704,000 or 15.0% to $312,096,000 at December 31, 1999 from $271,392,000 at December 31, 1998. Short-term borrowings decreased by $18,050,000 as the decline in Federal Home Loan Bank of Atlanta advances offset significant increases in federal funds purchased and repurchase agreements. The $58,000,000 decline in Federal Home Loan Bank of Atlanta advances reflected the $64,986,000 decrease in the leverage program discussed above in the section entitled "Securities." The majority of the $58,754,000 increase in long-term borrowings was attributable to the long-term debt associated with the issuance of Trust Preferred Securities in 1999 (see Note 10--Long-term Borrowings of the Notes to the Consolidated Financial Statements).

Capital Management

Management monitors historical and projected earnings, dividends and asset growth, as well as risks associated with the various types of on- and off-balance sheet assets and liabilities, in order to determine appropriate capital levels. During 1999, stockholders' equity decreased 2.0% or $2,217,000 to $108,720,000 at December 31, 1999, from $110,937,000 at December 31, 1998.
This decline reflects the change in accumulated other comprehensive income, comprised of net unrealized gains and losses on available-for-sale securities, from $2,133,000 at December 31, 1998 to $(12,024,000) at December 31, 1999, a
decrease of $14,157,000 due to higher interest rates in the latter half of 1999. Excluding accumulated other comprehensive income, stockholders' equity rose $11,940,000 or 11.0%. Internal capital generation (net income less dividends) provided $10,315,000 in additional equity during 1999, representing a rate, when considered as a percentage of average total stockholders' equity, of 9.4% for 1999, the same as that recorded for 1998.

Management's Discussion and Analysis Operations and Financial Condition



External capital formation, primarily from stock issuances under the dividend reinvestment and stock purchase plan, totaled $2,458,000 during 1999. Share repurchases amounted to $833,000 over the same period, for a net increase in stockholders' equity from these sources of $1,625,000. The ratio of average equity to average assets was 7.92% for 1999, as compared to 9.02% for 1998 and 9.65% for 1997.

Bank holding companies and banks are required to maintain capital ratios in accordance with guidelines adopted by the federal bank regulators. The guidelines are commonly known as Risk-Based Capital Guidelines. On December 31, 1999, the Company exceeded all applicable capital requirements, with a total risk-based capital ratio of 15.23%, a tier 1 risk-based capital ratio of 14.34%, and a leverage ratio of 8.74%. Tier 1 and total capital included $33,422,000 of the $35,000,000 in trust preferred securities issued in November 1999, as permitted under Federal Reserve Guidelines (see Note 10 - Long-term Borrowings of the Notes to the Consolidated Financial Statements). As of December 31, 1999, the Bank met the criteria for classification as a "well-capitalized" institution under the prompt corrective action rules of the Federal Deposit Insurance Act. Designation as a well-capitalized institution under these regulations is not a recommendation or endorsement of the Company or the Bank by federal bank regulators. Additional information regarding regulatory capital ratios is included in Note 21 of the Notes to the Consolidated Financial Statements.


Credit Risk Management

The allowance for credit losses is a valuation reserve established by management in an amount it deems adequate to provide for losses in the loan portfolio. Management assesses the adequacy of the allowance for credit losses based upon a number of factors including, among others: lending risks associated with growth and entry into new markets, loss allocations for specific problem credits, the level of the allowance to nonperforming loans, historical loss experience, economic conditions, portfolio trends and credit concentrations, changes in the size and character of the loan portfolio, and management's judgment with respect to current and expected economic conditions and their impact on the existing loan portfolio.

The allowance for credit losses is increased by provisions for credit losses charged to expense. Charge-offs of loan amounts determined by management to be uncollectible or impaired decrease the allowance, and recoveries of previous charge-offs are added to the allowance. The Company makes provisions for credit losses in amounts necessary to maintain the allowance for credit losses at the level the Company deems appropriate. The provision was $1,216,000 in 1999, compared with $552,000 in 1998, an increase of $664,000. Net charge-offs of $335,000, $218,000 and $361,000, were recorded in 1999, 1998 and 1997, respectively. The ratio of net charge-offs to average loans was 0.05% in 1999, compared to 0.04% in 1998. Although the provision exceeded net charge-offs in 1999, the ratio of the allowance for credit losses to year-end loans decreased over the period due to loan growth. At December 31, 1999, the allowance for credit losses was $8,231,000, or 1.00% of total loans, compared to $7,350,000, or 1.18% of total loans, at December 31, 1998.

In establishing the level of the allowance for December 31, 1999, management considered a number of factors, including the increased risk inherent in commercial loans, which are viewed as entailing greater risk than certain other categories of loans, charge-off history, and the growth of the loan portfolio over the last several years, including growth resulting from the branch acquisition. Management also considered other factors, including the levels of types of credits, such as residential mortgage loans, deemed to be of relatively low risk. Management conducted a similar analysis in order to determine the appropriate allowance as of December 31, 1998.

At December 31, 1999, total nonperforming loans were $1,985,000, or 0.24% of total loans, compared to $1,801,000, or 0.29% of total loans, at December 31, 1998. The allowance for credit losses represented 415% of nonperforming loans at December 31, 1999, compared to coverage of 408% a year earlier, with the change attributable primarily to the increase in the allowance. Significant variation in the coverage ratio may occur from period to period because the amount of nonperforming loans depends largely on the condition of a small number of individual loans and borrowers relative to the total loan portfolio. There was $163,000 in other real estate owned at December 31, 1999, compared to no other real estate owned at December 31, 1998. The balance of impaired loans was $219,000 at December 31, 1999, with reserves against those loans of $50,000, compared to $773,000 at December 31, 1998, with no reserves.

The Company's borrowers are concentrated in four counties in the State of Maryland and in one Virginia County. Real estate secured credits, including home equity loans and lines, represented 68.5% of total loans at December 31, 1999, compared to 79.5% at December 31, 1998, a significant decline. In the past, the Company has experienced low loss levels, especially in real estate secured loans, through various economic cycles and conditions. The risk of the Company's real estate loan concentration is mitigated by the nature of real estate collateral, the Company's substantial experience in most of its markets and its lending practices.

Management's Discussion and Analysis of Operations and Financial Condition



Analysis of Credit Risk

Activity in the allowance for credit losses for the five years ended December 31 is shown below:


(Dollars in thousands)                                  1999         1998       1997        1996        1995
-----------------------------------------------------------------------------------------------------------------------
Balance, January 1                                    $ 7,350     $ 7,016     $ 6,391     $ 6,597     $ 6,663
Provision for credit losses                             1,216         552         986         308         180
Loan charge-offs:
  Real estate--mortgage                                  (105)        (20)        (60)         (3)          0
  Real estate--construction                                 0           0         (79)          0           0
  Consumer                                               (225)       (196)       (167)       (143)       (242)
  Commercial                                              (85)       (119)       (235)       (469)       (507)
                                                      -------     -------     -------     -------     -------
    Total charge-offs                                    (415)       (335)       (541)       (615)       (749)
Loan recoveries:
  Real estate--mortgage                                     0           0           0           0         135
  Real estate--construction                                 0           0           0           0           0
  Consumer                                                 48          35          39          37          48
  Commercial                                               32          82         141          64         320
                                                      -------     -------     -------     -------     -------
    Total recoveries                                       80         117         180         101         503
                                                      -------     -------     -------     -------     -------
Net charge-offs                                          (335)       (218)       (361)       (514)       (246)
                                                      -------     -------     -------     -------     -------
Balance, December 31                                  $ 8,231     $ 7,350     $ 7,016     $ 6,391     $ 6,597
                                                      =======     =======     =======     =======     =======
Net charge-offs to average loans                         0.05%       0.04%       0.07%       0.10%       0.05%
Allowance to total loans                                 1.00%       1.18%       1.26%       1.22%       1.34%

The following table presents nonperforming assets at year end for the last five years:

                                                                              December 31,
-----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                   1999        1998        1997        1996        1995
-----------------------------------------------------------------------------------------------------------------------
Non-accrual loans(1)                                  $   275     $   832     $   890     $ 1,291     $   590
Loans 90 days past due                                  1,710         965       1,764       3,337         272
Restructured loans                                          0           4          18          27          36
                                                      -------     -------     -------     -------     -------
  Total Nonperforming Loans(2)(3)                       1,985       1,801       2,672       4,655         898
Other real estate owned, net                              163           0         296           0          47
                                                      -------     -------     -------     -------     -------
  Total Nonperforming Assets                           $2,148      $1,801      $2,968      $4,655      $  734
                                                      =======     =======     =======     =======     =======
Nonperforming loans to total loans                       0.24%       0.29%       0.48%       0.89%       0.18%
Allowance for loan losses to nonperforming loans          415%        408%        263%        137%        735%
Nonperforming assets to total assets                     0.13%       0.13%       0.26%       0.48%       0.11%


(1) Gross interest income that would have been recorded in 1999 if non-accrual loans had been current and in accordance with their original terms was $44,927, while interest actually recorded on such loans was $2,936.
(2) Performing loans considered potential problem loans, as defined and identified by management, amounted to $5,401,000 at December 31, 1999. Although these are loans where known information about the borrowers' possible credit problems causes management to have doubts as to the borrowers' ability to comply with the present loan repayment terms, most are well collateralized and are not believed to present significant risk of loss. Loans classified for regulatory purposes not included in nonper-forming loans consist only of "other loans especially mentioned" and do not, in management's opinion, represent or result from trends or uncertainties reasonably expected to materially impact future operating results, liquidity or capital resources or represent material credits where known information about the borrowers' possible credit problems causes management to have doubts as to the borrowers' ability to comply with the loan repayment terms.
(3) Installment loans past due by 90 days or more are included in the totals for the "Loans 90 days past due" line in the table above and were not significant in amount at December 31, 1999 and 1998.

Management's Discussion and Analysis of Operations and Financial Condition


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

The Bank's interest rate sensitivity, as measured by the repricing of its interest sensitive assets and liabilities at December 31, 1999, is presented in the following table. As indicated in the note to the table, the data was based in part on assumptions that are regularly reviewed for propriety. The accompanying analysis indicates a liability sensitive one-year cumulative GAP position of (16)% of total assets based on the Bank's having approximately 32% of rate sensitive assets and approximately 57% of rate sensitive liabilities subject to maturity or repricing within a one-year period from December 31, 1999 (termed GAP analysis). The Bank's one year cumulative gap has widened during 1999 as the duration of the overall asset base has lengthened. This was due to a steadily rising interest rate environment which has primarily lengthened the average life of the Bank's investment portfolio. The investment portfolio is composed of various securities that contain imbedded call options or prepayments that are not likely to occur as interest rates move in an upward direction. While the Bank's senior management, through its Asset Liability Management Committee (ALCO), has a preference for maintaining a moderate level of interest rate risk as measured by the repricing GAP, the Company's interest rate risk policies are guided by results of simulation analysis which takes into account more factors than does GAP analysis. The simulation results presented below show that the Bank's exposure to changing interest rates is well within policy limits for acceptable levels of risks. The ALCO analyzes balance sheet, income statement, and margin trends monthly. A detailed quarterly interest rate risk profile is performed for ALCO and is reviewed with the Board of Directors.

The following GAP analysis schedule sets out the time frames from December 31, 1999, in which the Bank's assets and liabilities are subject to repricing;


                                                0-90          91-365        Over 1-3       Over 3-5        Over 5
(Dollars in thousands)                          Days           Days           Years          Years          Years
RATE SENSITIVE ASSETS (RSA):
  Loans                                      $ 300,909      $ 107,936      $ 175,809      $ 105,693      $ 135,778
  Taxable securities                            11,540         32,635         74,204        123,045        232,239
  Nontaxable securities                          2,940          6,180         16,200         12,935        118,121
  Other investments                             11,041              0              0              0              0
                                             ---------      ---------      ---------      ---------      ---------
     Total RSA                                 326,430        146,751        266,213        241,673        486,138
RATE SENSITIVE LIABILITIES (RSL):
  Interest-bearing demand deposits              46,896          7,230         19,276         19,276         61,845
  Regular savings deposits                       4,098         12,294         32,781         32,772         23,215
  Money market savings deposits                 19,796         59,391        127,641         67,122              0
  Time deposits                                109,759        194,120         98,172         22,910            316
  Short-term borrowing and other RSL           218,876         55,180            400          2,420         33,865
                                             ---------      ---------      ---------      ---------      ---------
     Total RSL                                 399,425        328,215        278,270        144,500        119,241
                                             ---------      ---------      ---------      ---------      ---------
     CUMULATIVE GAP*                         $ (72,995)     $(254,459)     $(266,516)     $(169,343)     $ 197,554
                                             =========      =========      =========      =========      =========
        As a Percent of Total Assets             (4.59)%       (15.99)%       (16.75)%       (10.64)%        12.41%
     CUMULATIVE RSA TO RSL                        0.82           0.65           0.74           0.85           1.16

* This analysis is based upon a number of significant assumptions including the following; Loans are repaid/rescheduled by contractual maturity and repricings. Securities, except mortgage-backed securities, are repaid according to contractual maturity adjusted for call features. Mortgage-backed security repricing is adjusted for estimated early paydowns. Interest-bearing demand, regular savings, and money market savings deposits are estimated to exhibit some rate sensitivity based on management's analysis of deposit withdrawals. Time deposits are shown in the table based on contractual maturity.

Management's Discussion and Analysis of Operations and Financial Condition



The Bank's Board of Directors has established a comprehensive interest rate risk management policy, which is administered by ALCO. The policy establishes limits of risk, which are quantitative measures of the percentage change in net interest income and the fair value of equity capital resulting from a hypothetical change of plus or minus 200 basis points in U.S. Treasury interest rates for maturities from one day to thirty years. By employing simulation analysis through use of a computer model, the Bank intends to effectively manage the potential adverse impacts that changing interest rates can have on the institution's short term earnings, long term value, and liquidity. The simulation model captures optionality factors such as call features and interest rate caps floors imbedded in investment and loan portfolio contracts. As of December 31, 1999, the Bank had the following estimated sensitivity profile for net interest income and the fair value of equity.


                                             Immediate Change in Rates

                                      +200 basis points     -200 basis points      Policy Limit
% Change in Net Interest Income            (6.29)%              (4.65)%                15%
% Change in Fair Value of Equity          (11.04)%               6.51%                 25%

As with any method of gauging interest rate risk, there are certain shortcomings inherent in the interest rate modeling methodology used by the Company. When interest rates change, actual movements in different categories of interest-earnings assets and interest-bearing liabilities, loan prepayments, and withdrawals of time and other deposits, may deviate significantly from assumptions used in the model. Finally, the methodology does not measure or reflect the impact that higher rates may have on adjustable-rate loan customers ability to service their debts, or the impact of rate changes on demand for loan or deposit products.

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


Liquidity

Liquidity is measured by a financial institution's ability to raise funds through loan repayments, maturing investments, deposits, borrowed funds, capital, or the sale of highly marketable assets such as residential mortgage loans. The Company's liquidity position, considering both internal and external sources available, exceeded anticipated short- and long-term needs at December 31, 1999. Core deposits considered to be stable funding sources and defined to include all deposits of $100,000 or more, equaled 72.8% of total earning assets at December 31, 1999. In addition, loan payments, maturities, calls and paydowns of securities, deposit growth and earnings contribute a flow of funds available to meet liquidity requirements. In assessing liquidity, management considers operating requirements, the seasonality of deposit flows, investment, loan and deposit maturities and calls, expected funding of loans and deposit withdrawals, and the market values of available-for-sale investments, so that sufficient funds are available on short notice to meet obligations as they arise and to ensure that the company is able to pursue new business opportunities.

The Bank's liquidity position is measured monthly, looking forward ninety days, Liquid assets, defined to include cash on hand, federal funds sold, interest-bearing deposits with banks, loans held for sale, investments held-to-maturity maturing within ninety days and investments available-for-sale maturing within one year, net of projected loan growth over the following ninety days, totaled $49,190,000 or 3.1% of total assets at December 31, 1999. This represents a liquidity position, net of estimated potential cash outflows for deposits and borrowings, of $(44,217,000) or (2.8)% of total assets. Given external sources of liquidity available to the Company, investments available-for-sale not included as liquid assets in the computation above, and budgeted deposit growth, management believes the liquidity position at December 31, 1999 is appropriate.

Management's Discussion and Analysis of Operations and Financial Condition


The primary external source of liquidity available is a line of credit for $308,000,000 with the Federal Home Loan Bank of Atlanta, of which $155,320,000 was outstanding at December 31, 1999. Other external sources of liquidity available to the Company in the form of lines of credit granted by the Federal Reserve, correspondent banks and other institutions totaled $238,400,000 at December 31, 1999 against which there were outstanding of $27,070,000.

The Company's time deposits of $100,000 or more represented 8.4% of total deposits at December 31,1999 and are shown by maturity in the table below.

                                                    Months to Maturity

                                        3 or        Over 3     Over 6         Over
(In thousands)                          less         to 6       to 12         12          TOTAL
Time deposits--$100,000 or more        $25,744     $12,963     $25,481      $33,242      $97,450


Year 2000 Issue

Many computer programs now in use were not designed to properly recognize years after 1999., If not corrected, these programs could fail or create erroneous results.

The Company created a task force to establish a Year 2000 (Y2K) plan to prevent or mitigate the adverse effects of the Y2K issue on the Company and its customers. Goals of the Y2K plan included identifying Y2K risks of information systems and equipment used by the Company, informing customers of Y2K issues and risks, establishing a contingency plan for operating if Y2K issues cause important systems or equipment to fail, implementing changes necessary to achieve Y2K compliance, and verifying that these changes were effective. The Comptroller of Currency examined the Company's Y2K compliance plan and the Company's progress in implementation. In addition, the Board of Directors monitored progress under the plan on a monthly basis.

The Company has successfully managed the Y2K transition through the date of this report. No Y2K problems have been detected in the systems used by the Company, and the Company is not aware of any material Y2K problems encountered by its customers that would be likely to adversely affect the Company. Although considered unlikely, unanticipated problems in the Company's core business processes, including problems associated with non-compliant third parties and disruptions to the economy in general, could still occur. The Company will continue to monitor all business processes in the year 2000 to address any issues and ensure all processes continue to function properly.

The Company's total cash outlay for Y2K compliance in 1999 was less than $250,000. This amount included approximately $165,000 in costs of software and equipment upgrades or replacements and approximately $78,000 in consulting, legal, marketing and miscellaneous costs. The Company estimates that the total effect on net income through year-end 1999, after tax deductions, of these Y2K expenditures and the accelerated write-off of replaced software and equipment was less than $350,000. These amounts do not include allocations of the salary and other costs of the Bank's regular personnel. The Company is funding Y2K expenditures through continuing operations. Final project costs of approximately $50,000 are expected to be incurred in 2000 for ongoing monitoring and support activities.

Sandy Spring Bancorp and Subsidiaries
Consolidated Balance Sheets

(Dollars in thousands, except per share data)

                                                                                                           December 31,
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                         1999           1998
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks                                                                         $    44,701    $    43,616
  Federal funds sold                                                                                    5,518          4,582
  Interest-bearing deposits with banks                                                                  3,701          1,434
  Residential mortgage loans held for sale                                                              1,822         12,832
  Investments available-for-sale (at fair value)                                                      508,715        539,642
  Investments held-to-maturity--fair value of $99,189 (1999) and $55,764 (1998)                       105,117         55,457
  Other equity securities                                                                              16,207         18,480

  Total loans                                                                                         826,125        624,412
    Less: Allowance for credit losses                                                                  (8,231)        (7,350)
                                                                                                  ------------   ------------
      Net loans                                                                                       817,894        617,062

  Premises and equipment, net                                                                          32,023         27,920
  Accrued interest receivable                                                                          12,765         11,719
  Other real estate owned                                                                                 163              0
  Goodwill and other intangible assets                                                                 20,479          1,208
  Other assets                                                                                         22,176          9,519
                                                                                                  ------------   ------------
      Total Assets                                                                                $ 1,591,281    $ 1,343,471
                                                                                                  ============   ============
LIABILITIES
  Noninterest-bearing deposits                                                                    $   206,462    $   185,900
  Interest-bearing deposits                                                                           958,910        768,671
                                                                                                  ------------   ------------
    Total deposits                                                                                  1,165,372        954,571

  Short-term borrowings                                                                               238,976        257,026
  Guaranteed preferred beneficial interests in the Company's subordinated debentures                   35,000              0
  Other long-term borrowings                                                                           38,120         14,366
  Accrued interest payable and other liabilities                                                        5,093          6,571
                                                                                                  ------------   ------------
      Total Liabilities                                                                             1,482,561      1,232,534

STOCKHOLDERS' EQUITY
  Common stock--par value $1.00; shares authorized 15,000,000; shares issued
   and outstanding 9,647,975 (1999) and 9,586,021 (1998)                                                9,648          9,586
  Surplus                                                                                              24,476         22,913
  Retained earnings                                                                                    86,620         76,305
  Accumulated other comprehensive income                                                              (12,024)         2,133
                                                                                                  ------------   ------------
      Total Stockholders' Equity                                                                       108,720        110,937
                                                                                                  ------------   ------------
      Total Liabilities and Stockholders' Equity                                                   $ 1,591,281    $ 1,343,471
                                                                                                  ============   ============

See Notes to Consolidated Financial Statements

Sandy Spring Bancorp and Subsidiaries
Consolidated Statements of Income

(In thousands, except per share data)

                                                                     Years Ended December 31,
-----------------------------------------------------------------------------------------------------
                                                                  1999         1998         1997
-----------------------------------------------------------------------------------------------------
Interest income:
  Interest and fees on loans                                   $58,822      $52,538      $49,658
  Interest on loans held for sale                                  364          690          320
  Interest on deposits with banks                                  218          100           74
  Interest and dividends on securities:
    Taxable                                                     27,773       25,355       20,931
    Exempt from federal income taxes                             6,417        4,408        3,386
  Interest on federal funds sold                                   793        1,181        1,196
                                                               -------      -------      -------
    TOTAL INTEREST INCOME                                       94,387       84,272       75,565
Interest expense:
  Interest on deposits                                          29,137       29,194       28,700
  Interest on short-term borrowings                             11,249        8,722        5,438
  Interest on long-term borrowings                               1,742          833          348
                                                               -------      -------      -------
    TOTAL INTEREST EXPENSE                                      42,128       38,749       34,486
                                                               -------      -------      -------
NET INTEREST INCOME                                             52,259       45,523       41,079
Provision for Credit Losses                                      1,216          552          986
                                                               -------      -------      -------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES           51,043       44,971       40,093
Noninterest Income:
  Securities gains                                                 101          853          637
  Service charges on deposit accounts                            4,605        4,044        3,403
  Gains on mortgage sales                                        1,772        2,555        1,246
  Trust department income                                        1,560        1,412        1,188
  Other income                                                   4,293        3,259        2,658
                                                               -------      -------      -------
    TOTAL NONINTEREST INCOME                                    12,331       12,123        9,132
Noninterest Expenses:
  Salaries and employee benefits                                22,462       19,822       16,824
  Occupancy expense of premises                                  3,260        2,769        2,355
  Equipment expenses                                             2,667        2,791        2,208
  Marketing                                                      1,563        1,011        1,254
  Outside data services                                          1,945        1,496        1,273
  Intangible asset amortization                                    984          371          370
  Other expenses                                                 6,647        5,793        5,158
                                                               -------      -------      -------
    TOTAL NONINTEREST EXPENSES                                  39,528       34,053       29,442
                                                               -------      -------      -------
Income before income taxes                                      23,846       23,041       19,783
Income tax expense                                               6,330        6,936        6,588
                                                               -------      -------      -------
NET INCOME                                                     $17,516      $16,105      $13,195
                                                               =======      =======      =======
BASIC NET INCOME PER COMMON SHARE                              $  1.82      $  1.67      $  1.35
DILUTED NET INCOME PER COMMON SHARE                            $  1.82      $  1.66      $  1.34

See Notes to Consolidated Financial Statements.

Sandy Spring Bancorp and Subsidiaries
Consolidated Statements of Cash Flows

(In thousands)

                                                                                                    Years Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                 1999         1998         1997
-----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
  Net Income                                                                                  $  17,516    $  16,105    $  13,195
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization                                                                 3,243        2,709        2,197
    Provision for credit losses                                                                   1,216          552          986
    Deferred income taxes                                                                          (408)        (126)         105
    Origination of loans held for sale                                                         (132,292)    (200,196)     (77,672)
    Proceeds from sales of loans held for sale                                                  145,074      196,589       80,233
    Gains on sales of loans held for sale                                                        (1,772)      (2,555)      (1,246)
    Purchases of trading securities                                                                   0       (9,376)           0
    Proceeds from sales of trading securities                                                         0        9,388            0
    Securities gains                                                                               (101)        (853)        (637)
    Net change in:
      Accrued interest receivable                                                                  (883)      (1,811)      (1,991)
      Accrued income taxes                                                                           32       (1,092)        (469)
      Other accrued expenses                                                                     (1,957)       3,033        1,012
    Other--net                                                                                   (3,830)        (757)      (4,442)
                                                                                                 ------         ----       ------
        Net Cash Provided by Operating Activities                                                25,838       11,610       11,271
Cash Flows from Investing Activities:
  Net (increase) decrease in interest-bearing deposits with banks                                (2,267)      (1,047)         474
  Purchases of investments held-to-maturity                                                     (56,278)     (27,215)     (22,897)
  Purchases of other equity securities                                                           (7,561)     (10,318)      (7,622)
  Purchases of investments available-for-sale                                                  (360,521)    (758,292)    (456,306)
  Proceeds from sales of investments available-for-sale                                          83,976       20,933       86,005
  Proceeds from maturities, calls and principal payments of investments held-to-maturity          6,598       29,313       36,380
  Proceeds from maturities, calls and principal payments of investments available-for-sale      284,684      594,352      262,918
  Proceeds from sales of other equity securities                                                  9,833        3,324        1,248
  Proceeds from sales of other real estate owned                                                     49          745          500
  Net increase in loans receivable                                                             (117,120)     (65,912)     (36,457)
  Purchases of loans                                                                            (50,960)           0            0
  Acquisition of branches, net of cash acquired                                                 165,457            0            0
  Expenditures for premises and equipment                                                        (4,942)      (1,790)     (10,689)
                                                                                                 ------       ------       ------
        Net Cash Used by Investing Activities                                                   (49,052)    (215,907)    (146,446)
Cash Flows from Financing Activities:
  Net increase in demand and savings accounts                                                    18,678       53,759       40,224
  Net (decrease) increase in time and other deposits                                            (27,216)      47,801        6,446
  Net (decrease) increase in short-term borrowings                                              (29,250)     101,400       77,458
  Proceeds from long-term borrowings                                                             68,645       11,000       10,000
  Retirement of long-term borrowings                                                                (46)         (26)         (28)
  Common stock purchased and retired                                                               (833)      (6,614)      (3,857)
  Proceeds from issuance of common stock                                                          2,458        2,556        2,038
  Dividends paid                                                                                 (7,201)      (6,061)      (4,603)
                                                                                                 ------       ------       ------
        Net Cash Provided by Financing Activities                                                25,235      203,815      127,678
                                                                                                 ------      -------      -------
Net Increase (Decrease) in Cash and Cash Equivalents                                              2,021         (482)      (7,497)
Cash and Cash Equivalents at Beginning of Year                                                   48,198       48,680       56,177
                                                                                                 ------       ------       ------
Cash and Cash Equivalents at End of Year*                                                     $  50,219    $  48,198    $  48,680
                                                                                              =========    =========    =========
Supplemental Disclosures:
  Interest payments                                                                           $  42,031    $  38,277    $  33,421
  Income tax payments                                                                             6,176        7,819        7,491
Noncash Investing Activities:
  Transfers from loans to other real estate owned                                             $     225    $     393    $     730
  Reclassification of borrowings from long-term to short-term                                    11,200       11,200          200
  Investment transfers from held-to-maturity to available-for-sale                                    0       51,515            0
Details of acquisition:
  Fair value of assets acquired                                                               $  36,188    $       0    $       0
  Fair value of liabilities assumed                                                            (221,141)           0            0
  Purchase price in excess of net assets acquired                                                20,254            0            0
                                                                                                 ------            -            -
    Cash received                                                                              (164,699)           0            0
  Less cash acquired                                                                                758            0            0
                                                                                                    ---            -            -
  Net cash received for acquisition                                                           $(165,457)   $       0    $       0
                                                                                              =========    =========    =========

* Cash and cash equivalents include those amounts under the captions "Cash and due from banks" and "Federal funds sold" on the Consolidated Balance Sheets.
     See Notes to Consolidated Financial Statements.

Sandy Spring Bancorp and Subsidiaries
Consolidated Statements of Changes in Stockholders' Equity

(Dollars in thousands, except per share data)

                                                                                                   Accumulated Other     Total
                                                                   Common                Retained    Comprehensive    Stockholders'
                                                                   Stock     Surplus     Earnings        Income          Equity
-----------------------------------------------------------------------------------------------------------------------------------
Balances at January 1, 1997                                        $4,902    $33,474      $57,669       $    536        $ 96,581
Comprehensive Income:
  Net income                                                                               13,195                         13,195
  Other comprehensive income, net of tax
   (unrealized gains on securities of $615, net
   of reclassification adjustment for losses of $706)                                                      1,321           1,321
                                                                                                                        --------
    Total comprehensive income                                                                                            14,516
Cash dividends--$0.47 per share                                                            (4,603)                        (4,603)
Common stock issued pursuant to:
  Profit sharing plan--9,358 shares                                     9        283                                         292
  Dividend reinvestment and stock purchase
   plan--43,327 shares                                                 43      1,703                                       1,746
Stock repurchases--92,300 shares                                      (92)    (3,765)                                     (3,857)
                                                                  -------    -------      -------        -------         -------
Balances at December 31, 1997                                       4,862     31,695       66,261          1,857         104,675
Increase in beginning shares as a result of 2-for-1
 stock split in the form of a stock dividend                        4,863     (4,863)                                          0
Comprehensive Income:
  Net income                                                                               16,105                         16,105
  Other comprehensive income, net of tax
   (unrealized gains on securities of $162, net
   of reclassification adjustment for losses of $114)                                                        276             276
                                                                                                                         -------
    Total comprehensive income                                                                                            16,381
Cash dividends--$0.63 per share                                                            (6,061)                        (6,061)
Common stock issued pursuant to:
  Incentive stock option plan--4,502 shares                             5         43                                          48
  Dividend reinvestment and stock purchase
   plan--76,447 shares                                                 76      2,382                                       2,458
Stock repurchases--227,586 shares                                    (228)    (6,386)                                     (6,614)
Exercise of warrants of pooled bank--7,510 shares                       8         42                                          50
                                                                  -------    -------      -------        -------         -------
Balances at December 31, 1998                                       9,586     22,913       76,305          2,133         110,937
Comprehensive Income:
  Net income                                                                               17,516                         17,516
  Other comprehensive income, net of tax
   (unrealized losses on securities of $14,220, net
   of reclassification adjustment for losses of $63)                                                     (14,157)        (14,157)
                                                                                                                         -------
    Total comprehensive income                                                                                             3,359
Cash dividends--$0.75 per share                                                            (7,201)                        (7,201)
Common stock issued pursuant to:
  Incentive stock option plan--1,165 shares                             1         28                                          29
  Dividend reinvestment and stock
   purchase plan--90,318 shares                                        90      2,339                                       2,429
Stock repurchases--29,529 shares                                      (29)      (804)                                       (833)
                                                                  -------    -------      -------        -------         -------
Balances at December 31, 1999                                      $9,648    $24,476      $86,620       $(12,024)       $108,720
                                                                  =======    =======      =======        =======         =======

   See Notes to Consolidated Financial Statements.

Sandy Spring Bancorp and Subsidiaries
Notes to the Consolidated Financial Statements



Note 1--Significant Accounting Policies

The accounting and reporting policies of the Company, which includes Sandy Spring Bancorp, Inc., its wholly owned subsidiary, Sandy Spring National Bank of Maryland (the "Bank") and its subsidiaries, Sandy Spring Insurance Corporation and Sandy Spring Mortgage Corporation, conform to generally accepted accounting principles and to general practice within the banking industry. Certain reclassifications have been made to amounts previously reported to conform with the classifications made in 1999. The following is a summary of the more significant accounting policies:


Nature of Operations

Through its subsidiary bank, the Company conducts a full-service commercial banking, mortgage banking and trust business. Services to individuals and businesses include accepting deposits, extending real estate, consumer and commercial loans and lines of credit, and personal trust services. The Company operates in the four Maryland counties of Montgomery, Howard, Prince George's and Anne Arundel and in Fairfax County, Virginia, and continues to show a concentration in loans secured by residential and commercial real estate.


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


Residential Mortgage Loans Held for Sale

The Company engages in sales of residential mortgage loans. Those loans are originated and sold by Sandy Spring Mortgage Corporation. Loans held for sale are carried at the lower of aggregate cost or fair value. Fair value is derived from secondary market quotations for similar instruments. Gains and losses on sales of these loans are recorded as a component of noninterest income in the Consolidated Statements of Income.

When the Company retains the servicing rights to collect and remit principal and interest payments, manage escrow account matters and handle borrower relationships on mortgage loans sold, resulting service fee income is included in noninterest income. The Company's current practice is to sell loans only on a servicing released basis, and, therefore, it has no intangible asset recorded for the value of such servicing.


Trading Securities

Trading securities are carried at fair value. Changes in fair value, as well as realized gains and losses, are recorded as securities gains or losses. As of December 31, 1999 and 1998, the Company had no securities classified as trading.


Investments Available-for-Sale

Marketable equity securities and debt securities not classified as held-to-maturity or trading are classified as available-for-sale. Securities available-for-sale are acquired as part of the Company's asset/liability management strategy and may be sold in response to changes in interest rates, loan demand, changes in prepayment risk and other factors. Securities available-for-sale are carried at fair value, with unrealized gains or losses based on the difference between amortized cost and fair value reported as accumulated other comprehensive income, a separate component of stockholders' equity, net of deferred tax. Realized gains and losses, using the specific identification method, are included as a separate component of noninterest income. Related interest and dividends are included in interest income.

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

Loans are considered impaired when, based on current information, it is probable that the Company will not collect all principal and interest payments according to contractual terms. Generally, loans are considered impaired once principal or interest payments become ninety days or more past due and they are placed on non-accrual. Management also considers the financial condition of the borrower, cash flows of the loan and the value of the related collateral. Impaired loans do not include large groups of smaller balance homogeneous loans such as residential real estate and consumer installment loans which are evaluated collectively for impairment. Loans specifically reviewed for impairment are not considered impaired during periods of "minimal delay" in payment (ninety days or less) provided eventual collection of all amounts due is expected. The impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if repayment is expected to be provided by the collateral. Generally, the Company's impairment on such loans is measured by reference to the fair value of the collateral. Interest income on impaired loans is recognized on the cash basis.


Allowance for Credit Losses

The allowance for credit losses represents an amount which, in management's judgement, will be adequate to absorb probable losses on existing loans and other extensions of credit that may become uncollectible. The adequacy of the allowance for credit losses is determined through careful and continuous review and evaluation of the loan portfolio and involves the balancing of a number of factors to establish a prudent level. Among the factors considered are lending risks associated with growth and entry into new markets, loss allocations for specific nonperforming credits, the level of the allowance to nonperforming loans, historical loss experience, economic conditions, portfolio trends and credit concentrations, changes in the size and character of the loan portfolio, and management's judgment with respect to current and expected economic conditions and their impact on the existing loan portfolio. Allowances for impaired loans are generally determined based on collateral values. Loans deemed uncollectible are charged against, while recoveries are credited to, the allowance. Management adjusts the level of the allowance through the provision for credit losses, which is recorded as a current period operating expense.

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


Goodwill and Other Intangible Assets

Goodwill and other intangible assets represent the excess of the cost of assets acquired in business combinations accounted for under the purchase method over the fair value of the net assets at dates of acquisition and are being amortized on the straight line method over varying periods not exceeding ten years.


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


Note 2--Acquisition

In September 1999, Sandy Spring National Bank of Maryland assumed $219.3 million of deposit liabilities, purchased $33.9 million of loans and $1.4 million of fixed assets, and recorded $20.3 million of intangible assets, relating to seven branches acquired from Mellon Bank (MD), NA. Five of the acquired branches are in Montgomery County, Maryland, one is in Anne Arundel County, Maryland, and one is in Fairfax County, Virginia. The acquisition resulted in recognition of a core deposit premium of approximately $2.9 million (to be amortized into noninterest expense over four years) and goodwill of approximately $17.4 million (to be amortized into noninterest expense over ten years). The acquisition of these branches has been accounted for under the purchase method of accounting.


Note 3--Cash and Due from Banks

Regulation D of the Federal Reserve Act requires that banks maintain reserve balances with the Federal Reserve Bank based principally on the type and amount of their deposits. At its option, the Company maintains additional balances to compensate for clearing and safekeeping services. The average daily balance maintained in 1999 was $13,445,000 and in 1998 was $8,178,000.


Note 4--Investments Available-for-Sale

The amortized cost and estimated fair values of investments available-for-sale at December 31 are as follows:

                                                    1999                                             1998
--------------------------------------------------------------------------------------------------------------------------------
                                             Gross        Gross     Estimated                  Gross        Gross     Estimated
                              Amortized   Unrealized   Unrealized     Fair      Amortized   Unrealized   Unrealized     Fair
(In thousands)                  Cost         Gains       Losses       Value       Cost         Gains       Losses       Value
--------------------------------------------------------------------------------------------------------------------------------
U.S. Agency                    $441,114       $    0     $(18,449)   $422,665    $441,583       $1,150       $ (958)   $441,775
State and municipal              58,768          217       (1,188)     57,797      59,328        1,637           (8)     60,957
Mortgage-backed securities       22,860           50         (360)     22,550      30,462          108          (23)     30,547
                               --------       ------     --------    --------    --------       ------      -------    --------
  Total Debt Securities         522,742          267      (19,997)    503,012     531,373        2,895         (989)    533,279
Marketable equity securities      5,566        1,018         (881)      5,703       4,794        1,670         (101)      6,363
                               --------       ------     --------    --------    --------       ------      -------    --------
  Total Investments
    Available-for-Sale         $528,308       $1,285     $(20,878)   $508,715    $536,167       $4,565      $(1,090)   $539,642
                               ========       ======     ========    ========    ========       ======      =======    ========

The amortized cost and estimated fair values of debt securities available-for-sale at December 31, 1999 and 1998 by contractual maturity, except mortgage-backed securities for which an average life is used, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      1999                       1998
-------------------------------------------------------------------------------------------------
                                                          Estimated                   Estimated
                                            Amortized       Fair        Amortized       Fair
(In thousands)                                Cost          Value         Cost          Value
-------------------------------------------------------------------------------------------------
Due in one year or less                      $378,807      $361,127      $ 30,110      $ 30,222
Due after one year through five years         103,004       102,396       202,826       203,835
Due after five years through ten years         16,201        15,959       269,513       269,937
Due after ten years                            24,730        23,530        28,924        29,285
                                             --------      --------      --------      --------
Total Debt Securities Available-for-Sale     $522,742      $503,012      $531,373      $533,279
                                             ========      ========      ========      ========
Sale of investments available-for-sale during 1999, 1998 and 1997 resulted in the following:

(In thousands)                                                1999          1998          1997
------------------------------------------------------------------------------------------------------
Proceeds                                                    $83,976       $20,933       $86,005
Gross gains                                                     253           476           998
Gross losses                                                    152            74           570

At December 31, 1999 and 1998, investments available-for-sale with a carrying value of $235,675,000 and $211,579,000, respectively, were pledged as collateral for certain government deposits and for other purposes as required or permitted by law. The outstanding balance of no single issuer, except for U.S. Government and U.S. Government Agency securities, exceeded ten percent of stockholders' equity at December 31, 1999 and 1998.


Note 5--Investments Held-to-Maturity and Other Equity Securities

The amortized cost and estimated fair values of investments held-to-maturity at December 31 are as follows:

                                             1999                                              1998
------------------------------------------------------------------------------------------------------------------------
                                      Gross        Gross     Estimated                  Gross        Gross     Estimated
                       Amortized   Unrealized   Unrealized     Fair      Amortized   Unrealized   Unrealized     Fair
(In thousands)           Cost         Gains       Losses       Value       Cost         Gains       Losses       Value
------------------------------------------------------------------------------------------------------------------------
U.S. Agency             $  6,538          $ 0      $  (142)    $ 6,396     $ 3,346         $  0        $  (3)    $ 3,343
State and municipal       98,579           67       (5,853)     92,793      52,111          963         (653)     52,421
                        --------          ---      -------     -------     -------         ----        -----     -------
  Total Investments
   Held-to-Maturity     $105,117          $67      $(5,995)    $99,189     $55,457         $963        $(656)    $55,764
                        ========          ===      =======     =======     =======         ====        =====     =======

Upon adoption of SFAS No. 133 on July 1, 1998, as permitted by the Statement, the Company made a one-time transfer of $51,515,000 of held-to-maturity securities into the available-for-sale category with net unrealized losses of $177,000.

The amortized cost and estimated fair values of debt securities held-to-maturity at December 31 by contractual maturity, except mortgage-backed securities for which an average life is used, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                     1999                         1998
------------------------------------------------------------------------------------------------
                                                          Estimated                   Estimated
                                            Amortized       Fair        Amortized       Fair
(In thousands)                                Cost          Value         Cost          Value
------------------------------------------------------------------------------------------------
Due in one year or less                      $      0       $     0       $   347       $   347
Due after one year through five years          11,332        11,193         4,957         5,007
Due after five years through ten years         11,641        11,571        12,921        13,322
Due after ten years                            82,144        76,425        37,232        37,088
                                             --------       -------       -------       -------
  Total Debt Securities Held-to-Maturity     $105,117       $99,189       $55,457       $55,764
                                             ========       =======       =======       =======

At December 31, 1999 and 1998, investments held-to-maturity with a book value of $44,610,000 and $2,998,000, respectively, were pledged as collateral for certain government deposits and for other purposes as required or permitted by law. The outstanding balance of no single issuer, except for U.S. Government and U.S. Government Agency securities, exceeded ten percent of stockholders' equity at December 31, 1999 or 1998.

Other equity securities at December 31, are as follows:

(In thousands)                                               1999        1998
--------------------------------------------------------------------------------
Federal Reserve Bank stock                                 $  1,826    $  1,826
Federal Home Loan Bank stock                                 14,381      16,654
                                                           --------    --------
                                                           $ 16,207    $ 18,480
                                                           ========    ========
Note 6--Loans

Major loan categories at December 31 are presented below:

(In thousands)                                               1999        1998
--------------------------------------------------------------------------------
Real estate--mortgage                                      $473,077    $362,843
Real estate--construction                                    76,977      71,948
Consumer                                                    183,397     110,362
Commercial                                                   92,674      79,259
                                                           --------    --------
  Total Loans                                               826,125     624,412
Less: Allowance for credit losses                            (8,231)     (7,350)
                                                           --------    --------
NET LOANS                                                  $817,894    $617,062
                                                           ========    ========

Real estate--mortgage does not include home equity loans and home equity lines which are classified as consumer.

Loan fees amounting to $331,000 (1999), $352,000 (1998) and $316,000 (1997) were included in interest and fees on loans. The servicing portfolio of mortgage loans sold totaled $46,982,000 at December 31, 1999 and $59,138,000 at December 31, 1998. Escrow balances relating to the servicing portfolio amounted to $895,000 and $558,000 at December 31, 1999 and 1998, respectively.

Activity in the allowance for credit losses for the preceding three years ended December 31 is shown below:

(In thousands)                             1999          1998          1997
--------------------------------------------------------------------------------
Balance at beginning of year              $7,350        $7,016        $6,391
Provision for credit losses                1,216           552           986

Loan charge-offs                            (415)         (335)         (541)
Loan recoveries                               80           117           180
                                          ------        ------        ------
Net charge-offs                             (335)         (218)         (361)
                                          ------        ------        ------
BALANCE AT END OF YEAR                    $8,231        $7,350        $7,016
                                          ======        ======        ======

Information with respect to impaired loans at December 31, 1999 and 1998 and for the respective years ended is as follows:

(In thousands)                                                            1999           1998
-----------------------------------------------------------------------------------------------
Impaired loans with a valuation allowance                                $  113         $    0
Impaired loans without a valuation allowance                                106            773
                                                                         ------         ------
Total impaired loans                                                     $  219         $  773
                                                                         ======         ======

Allowance for credit losses related to impaired loans                    $   50         $    0
Allowance for credit losses related to other than impaired loans          8,181          7,350
                                                                         ------         ------

Total allowance for credit losses                                        $8,231         $7,350
                                                                         ======         ======

Average impaired loans for the year                                      $  410         $  920

Interest income on impaired loans recognized on the cash basis           $    3         $    0

Note 7--Premises and Equipment

Premises and equipment at December 31 consist of:

(In thousands)                                             1999          1998
--------------------------------------------------------------------------------
Land                                                    $  8,665      $  8,776
Buildings and leasehold improvements                      23,512        19,124
Equipment                                                 15,854        13,834
                                                        --------      --------
  Total                                                   48,031        41,734
Less: Accumulated depreciation and amortization          (16,008)      (13,814)
                                                        --------      --------
NET PREMISES AND EQUIPMENT                              $ 32,023      $ 27,920
                                                        ========      ========

Depreciation and amortization expense for premises and equipment amounted to $2,246,000 for 1999, $2,338,000 for 1998 and $1,825,000 for 1997.

Total rental expense (net of rental income) for premises and equipment for the three years ended December 31 was $1,244,000 (1999), $908,000 (1998) and
$513,000 (1997). Lease commitments entered into by the Company bear initial terms varying from 3 to 15 years, or they are 20-year ground leases, and are associated with premises. Future minimum payments as of December 31, 1999 for all noncancelable operating leases are:

                                                        Operating
(Dollars in thousands)                                    Leases
--------------------------------------------------------------------------------
2000                                                    $  2,522
2001                                                       2,563
2002                                                       2,536
2003                                                       2,249
2004                                                       2,294
Thereafter                                                17,186
                                                        --------
TOTAL MINIMUM LEASE PAYMENTS                            $ 29,350
                                                        ========

Note 8--Deposits

Deposits outstanding at December 31 consist of:

(In thousands)                                             1999          1998
--------------------------------------------------------------------------------
Noninterest-bearing Deposits                          $  206,462      $185,900
Interest-bearing Deposits:
  Demand                                                 154,523       128,006
  Money market savings                                   273,950       150,073
  Regular savings                                        105,160        98,446
  Time deposits less than $100,000                       327,827       315,234
  Time deposits--$100,000 or more                         97,450        76,912
                                                      ----------      --------
    Total Interest-bearing                               958,910       768,671
                                                      ----------      --------
      TOTAL DEPOSITS                                  $1,165,372      $954,571
                                                      ==========      ========

Interest expense on time deposits of $100,000 or more amounted to $4,289,000, $3,756,000 and $3,256,000 for 1999, 1998 and 1997, respectively.

Note 9--Short-Term Borrowings

Information relating to short-term borrowings is as follows for the years ended December 31:

                                            1999                    1998                    1997
-------------------------------------------------------------------------------------------------------
(Dollars in thousands)                 Amount    Rate          Amount    Rate          Amount    Rate
-------------------------------------------------------------------------------------------------------
At Year-End:
  Federal Home Loan Bank advances     $117,200   5.27%        $175,200   4.90%        $ 84,200   5.27%
  Repurchase agreements                 94,706   4.75           74,545   4.25           58,196   4.80
  Other short-term borrowings           27,070   5.44            7,281   5.00            2,030   6.44
                                      --------                --------                --------
    Total                             $238,976   5.08%        $257,026   4.71%        $144,426   5.09%
                                      ========                ========                ========
Average for the Year:
  Federal Home Loan Bank advances     $142,727   5.10%        $104,790   5.16%        $ 53,965   5.27%
  Repurchase agreements                 89,379   4.37           67,668   4.82           49,836   4.78
  Other short-term borrowings            1,494   4.22              896   5.47            1,743   4.50
Maximum Month-end Balance:
  Federal Home Loan Bank advances     $186,200                $175,200                $ 84,200
  Repurchase agreements                 98,534                  81,004                  59,868
  Other short-term borrowings           27,070                   7,281                   3,575

The Company pledges U.S. Government Agency Securities, based upon their market values, as collateral for 102% of the principal and accrued interest of its repurchase agreements.

The Company has a line of credit arrangement with the Federal Home Loan Bank of Atlanta (the "FHLB") under which it may borrow up to $308,000,000 at interest rates based upon current market conditions, of which $155,320,000 was outstanding at December 31, 1999. The Company also had lines of credit available from the Federal Reserve, correspondent banks, and other institutions of $238,400,000 at December 31, 1999, against which there were outstandings of $27,070,000.


Note 10--Long-Term Borrowings

On November 29, 1999, Sandy Spring Capital Trust I, a newly formed subsidiary of Sandy Spring Bancorp, issued 1,400,000 of its 9.375% Trust Preferred Securities (the "Preferred Securities") in an underwritten public offering for an aggregate price of $35,000,000. Proceeds of the Preferred Securities were invested in the 9.375% Junior Subordinated Debentures (the "Subordinated Debentures") of Bancorp. After deducting underwriter's compensation and other expenses of the offering, the net proceeds were available to the Company for general corporate purposes, including capital contributions to Sandy Spring National Bank of Maryland, and for use in investment activities and for working capital.

Sandy Spring Capital Trust I is a Delaware business trust created for the purpose of issuing the Preferred Securities and purchasing the Subordinated Debentures, which are its sole assets. The Company owns all of the outstanding common securities of Sandy Spring Capital Trust I. The Company and Sandy Spring Capital Trust I believe that, taken together, the Company's obligations under the Junior Subordinated Debentures, the Indenture, the Trust Agreement, and the Guarantee entered into in connection with the offering of the Preferred Securities and the Subordinated Debentures, in the aggregate constitute a full, irrevocable and unconditional guarantee of Sandy Spring Capital Trust I's obligations under the Preferred Securities.

The Preferred Securities and the Subordinated Debentures each mature on November 30, 2029. If certain conditions are met, the maturity dates of the Preferred Securities and the Subordinated Debentures may be shortened to a date not earlier than November 30, 2004. The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debentures at maturity. Dividend payments on the Preferred Securities may be deferred at any time or from time to time for a period not to exceed 20 consecutive quarters in a deferral period.

The Preferred Securities may meet the regulatory criteria for tier 1 capital, subject to Federal Reserve guidelines that limit the amount of the Preferred Securities to an aggregate of 25% of tier 1 capital.

The Company had other long-term borrowings at December 31 as follows:

(Dollars in thousands)                                    1999           1998
--------------------------------------------------------------------------------
Other borrowings at 10% due 1999                        $     0        $    46
FHLB 6.12% Advance due 2003                               2,020          2,020
FHLB 6.45% Advance due 2006                                 550            650
FHLB 6.68% Advance due 2006                                 550            650
FHLB 5.04% Advance due 2008                                   0         11,000
FHLB 4.61% Advance due 2009                              10,000              0
FHLB 4.50% Advance due 2009                              25,000              0
                                                        -------        -------
  Total other long-term borrowings                      $38,120        $14,366
                                                        =======        =======

The 2006 advances are principal reducing with payments of $50,000 semi-annually. Interest on these instruments is generally paid monthly. FHLB advances are fully collateralized by pledges of loans and U.S. Agency securities. The Company has pledged, under a blanket lien, all qualifying residential mortgage loans as collateral under the borrowing agreement with the FHLB.

The Company had outstanding mortgages with balances due of $0 at December 31, 1999 and $46,000 at December 31, 1998.


Note 11--Stockholders'  Equity

Bancorp's Articles of Incorporation authorize 15,000,000 shares of capital stock (par value $1.00 per share) which were initially classified as common stock with the provision that remaining unissued shares may later be designated as either common or preferred stock.

Sandy Spring Bancorp has a Dividend Reinvestment and Stock Purchase Plan which provides shareholders with the opportunity to increase their equity ownership in Bancorp by electing to have cash dividends automatically reinvested in additional shares of common stock without payment of any brokerage commission or service charge. Pursuant to the plan, shareholders are also permitted to make optional quarterly cash purchases of stock, subject to minimum and maximum dollar amounts. The Board has reserved 800,000 shares for issuance under the plan.

On April 5, 1999, the Company announced that its Board of Directors had authorized the repurchase of up to 5%, or approximately 480,000 shares, of Bancorp's outstanding common stock, par value $1.00 per share, in connection with shares expected to be issued pursuant to Bancorp's dividend reinvestment and stock purchase plan, stock option plan, and employee benefit plans, and for other corporate purposes. The share repurchases would be made on the open market and in privately negotiated transactions, from time to time until March 31, 2001, or earlier termination of the program by the Board. Bancorp's previous repurchase program expired on March 31, 1999.

Bank and holding company regulations, as well as Maryland law, impose certain restrictions on dividend payments by the Bank, as well as restricting extensions of credit and transfers of assets between the Bank and Bancorp. At December 31, 1999, the Bank could have paid dividends to its parent company without regulatory approval amounting to $26,813,000. In conjunction with the Sandy Spring Capital Trust I Preferred Securities, the Bank issued a subordinated note to Bancorp for $33,565,000 which was outstanding at December 31, 1999. There were no loans outstanding between the Bank and Bancorp at December 31, 1998.



Note 12--Stock Option Plan

On April 14, 1999, the shareholders approved the Sandy Spring Bancorp 1999 Stock Option Plan ("Option Plan"). The Option Plan provides for the granting of incentive and non-qualifying stock options to the Company's directors and to selected key employees on a periodic basis at the discretion of the Board. The Option Plan authorizes the issuance of up to 400,000 shares of common stock, has a term of ten years, and is administered by a committee of at least three directors appointed by the Board of Directors. In general, the options have an exercise price which may not be less than 100% of the fair market value of the common stock on the date of grant, must be exercised within ten years and vest over a period of two years. Outstanding options granted under the expired 1982 and 1992 option plans will continue until exercise or expiration.

The following is a summary of changes in shares under option for the years ended December 31:

                                                       1999                      1998                        1997
------------------------------------------------------------------------------------------------------------------------------
                                                Number      Weighted       Number      Weighted       Number      Weighted
                                                  of         Average         of         Average         of         Average
                                                Shares   Exercise Price    Shares   Exercise Price    Shares   Exercise Price
------------------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                     141,800       $20.26       116,002       $17.21        72,002       $12.67
Granted                                         73,350        25.82        30,300        30.50        44,000        24.63
Cancelled                                       (1,135)       26.40             0            0             0            0
Exercised                                       (1,165)       28.77        (4,502)       10.50             0            0
                                               -------                    -------                    -------
BALANCE, END OF YEAR                           212,850       $22.11       141,800       $20.26       116,002       $17.21
                                               =======                    =======                    =======
Weighted average fair value of options
  granted during the year                                    $11.06                     $15.57                     $ 4.79

The following table summarizes information about options outstanding at December 31, 1999:

                                             Options Outstanding                      Options Exercisable
---------------------------------------------------------------------------------------------------------------
                                              Weighted Average
                                                  Remaining           Weighted                     Weighted
Range of                                      Contractual Life         Average                      Average
Exercise Price                     Number        (in years)        Exercise Price     Number    Exercise Price
---------------------------------------------------------------------------------------------------------------
$8.00-$12.25                        45,000          3.6                $10.42         45,000        $10.42
$16.63-$18.50                       22,500          6.4                 17.61         22,500         17.61
$24.63-$30.50                      145,350          9.2                 26.42         86,653         26.30
                                   -------                                           -------
                                   212,850                             $22.11        154,153        $20.40
                                   =======                                           =======

The fair value of each option grant is estimated on the date of grant using the extended binomial option-pricing model with the following weighted-average assumptions used for grants during the three years ended December 31:

                                                          1999                 1998                    1997
----------------------------------------------------------------------------------------------------------------
Dividend yield                                            3.20%                2.42%                   2.14%
Expected volatility                                      36.26%               44.85%                  20.41%
Risk-free interest rate                                   6.61%                4.64%                   5.48%
Expected lives (in years)                                   10                   10                      10

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plans. No compensation expense related to the plans was recorded during the three years ended December 31, 1999. If the Company had elected to recognize compensation cost based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by SFAS No. 123, net income and earnings per share would have been changed to the pro forma amounts as follows for the years ended December 31:

(In thousands, except per share data)                    1999                 1998                    1997
----------------------------------------------------------------------------------------------------------------
Net income:
  As reported                                          $17,516              $16,105                 $13,195
  Pro forma                                             17,088               15,947                  12,984
Basic net income per share:
  As reported                                          $  1.82              $  1.67                 $  1.35
  Pro forma                                               1.78                 1.65                    1.33
Diluted net income per share:
  As reported                                          $  1.82              $  1.66                 $  1.34
  Pro forma                                               1.77                 1.65                    1.32

The pro forma amounts are not representative of the effects on reported net income for future years.

Note 13--Pension, Profit Sharing, and Other Employee Benefit Plans

The Company has a qualified, noncontributory, defined benefit pension plan covering substantially all employees. Benefits are based on years of service and the employees' compensation during the last five years of employment. The Company's funding policy is to contribute the maximum amount deductible for federal income tax purposes. The Plan invests primarily in a diverse portfolio of managed fixed income and equity funds. Contributions provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

The Plan's funded status as of December 31 is as follows:

(In thousands)                                               1999        1998
--------------------------------------------------------------------------------
Reconciliation of Benefit Obligation:
  Obligation at January 1                                   $8,093      $5,766
  Service cost                                                 807         620
  Interest cost                                                542         428
  Actuarial (gain) loss                                       (901)      1,443
  Benefit payments                                            (180)       (164)
                                                            ------      ------
  Obligation at December 31                                  8,361       8,093
                                                            ------      ------
Reconciliation of Fair Value of Plan Assets:
  Fair value of plan assets at January 1                     7,644       6,110
  Actual return on plan assets                               1,046         944
  Employer contributions                                       908         754
  Benefit payments                                            (180)       (164)
                                                            ------      ------
  Fair value of plan assets at December 31                   9,418       7,644
                                                            ------      ------
Funded Status:
  Funded status at December 31                               1,057        (449)
  Unrecognized transition asset                                  0          (3)
  Unrecognized prior service cost                                6           7
  Unrecognized loss                                            850       2,214
                                                            ------      ------
PREPAID PENSION COST INCLUDED IN OTHER ASSETS               $1,913      $1,769
                                                            ======      ======

Weighted Average Assumptions as of December 31:


                                                   1999        1998       1997
--------------------------------------------------------------------------------
Discount rate                                      7.50%       6.75%      7.50%
Expected return on plan assets                     8.50        8.50       8.50
Rate of compensation increase                      4.50        4.50       5.50

Net pension expense for the previous three years includes the following components:

(In thousands)                                     1999        1998       1997
--------------------------------------------------------------------------------
Service cost for benefits earned                  $ 807       $ 620      $ 436
Interest cost on projected benefit obligation       542         428        340
Expected return on plan assets                     (704)       (565)      (455)
Amortization of prior service cost                    1           1          1
Amortization of transition asset                     (3)         (3)        (3)
Recognized net actuarial loss                       120          50         41
                                                  -----       -----      -----
PENSION EXPENSE FOR THE YEAR                      $ 763       $ 531      $ 360
                                                  =====       =====      =====

The Company has a qualified, noncontributory profit sharing plan that covers all employees after ninety days of service. The Plan permits employees to purchase shares of Sandy Spring Bancorp common stock with their profit sharing allocations and other contributions under the Plan. Profit sharing contributions by the Company, which are included in operating expenses, totaled $347,000 in 1999, $482,000 in 1998 and $465,000 in 1997. The Company also has a performance based compensation benefit which provides additional incentives to employees based on the Company's financial performance as measured against key performance indicator goals set by management. Payments are made quarterly and total expense under the plan amounted to $1,528,000 in 1999, $1,327,000 in 1998 and $465,000
in 1997.

The Company has Supplemental Executive Retirement Agreements (SERAs) with its executive officers providing for retirement income benefits as well as pre-retirement death benefits for selected executives. Retirement benefits payable under the SERAs, if any, are integrated with other pension plan and Social Security retirement benefits expected to be received by the executive. The Company is accruing the present value of these benefits over the remaining number of years to the executives'retirement dates. Benefit accruals included in operating expenses for 1999, 1998 and 1997 were $207,000, $112,000 and $55,000, respectively.

The Company has an Executive Health Plan that provides for payment of defined medical and dental expenses not otherwise covered by insurance for selected executives and their families. Benefits, which are paid during both employment and retirement, are subject to a $5,000 limitation for each executive per year. Expenses under the plan, covering insurance premium and out-of-pocket expense reimbursement benefits, totaled $81,000 in 1999 and $50,000 in 1998 and 1997.

Note 14--Income Taxes

Income tax expense for the years ended December 31 consists of:

(In thousands)                                   1999       1998       1997

Current Income Taxes:
  Federal                                      $5,842     $6,252     $5,718
  State                                            80        558        975
                                               ------     ------     ------
    Total Current                               5,922      6,810      6,693
Deferred Income Taxes (Benefit):
  Federal                                         400        104        (86)
  State                                             8         22        (19)
                                               ------     ------     ------
    Total Deferred                                408        126       (105)
                                               ------     ------     ------
      TOTAL INCOME TAX EXPENSE                 $6,330     $6,936     $6,588
                                               ======     ======     ======

Temporary differences between the amounts reported in the financial statements and the tax bases of assets and liabilities result in deferred taxes. Deferred tax assets and liabilities, shown as the sum of the appropriate tax effect for each significant type of temporary difference, are presented below for the years ended December 31:

(In thousands)                                             1999       1998

Deferred Tax Assets:
  Allowance for credit losses                            $ 2,731    $ 2,391
  Deferred loan fees and costs                                 0        504
  Net operating loss carry forward                           316        355
  Unrealized losses on investments available-for-sale      7,560          0
  Other                                                      275        183
                                                         -------    -------
    Gross Deferred Tax Assets                             10,882      3,433
Deferred Tax Liabilities:
  Depreciation                                            (1,054)    (1,042)
  Pension plan costs                                        (946)      (967)
  Unrealized gains on investments available-for-sale           0     (1,341)
  Deferred loan fees and costs                              (241)         0
  Other                                                     (365)      (300)
                                                         -------    -------
Gross Deferred Tax Liabilities                            (2,606)    (3,650)
                                                         -------    -------
      NET DEFERRED TAX ASSET (LIABILITY)                 $ 8,276    $  (217)
                                                         =======    =======

No valuation allowance exists with respect to deferred tax items. The Company has a net operating loss carryforward (NOL) of $818,000 which expires in 2008. The NOLis a result of an acquisition in 1993 and is subject to annual limitations under IRS Code Section 382.

A three year reconcilement of the difference between the statutory federal income tax rate and the effective tax rate for the Company is as follows:

                                                          1999    1998    1997
--------------------------------------------------------------------------------
Federal Income Tax Rate                                   35.0%   35.0%   35.0%
  Increase (decrease) resulting from:
    Tax-exempt interest income                            (8.5)   (6.7)   (5.2)
    State income taxes, net of federal income tax benefits  .2     1.6     5.0
    Other                                                  (.2)     .2    (1.5)
                                                          ----    ----    ----
Effective Tax Rate                                        26.5%   30.1%   33.3%
                                                          ====    ====    ====

Note 15--Net Income per Common Share

In the following table, basic earnings per share is arrived at by dividing net income available to common stockholders by the weighted-average number of common shares outstanding and does not include the impact of any potentially dilutive common stock equivalents. The diluted earnings per share calculation method is arrived at by dividing net income by the weighted-average number of shares outstanding, adjusted for the dilutive effect of outstanding stock options and warrants.

The calculation of net income per common share for the years ended December 31 was as follows:

(In thousands, except per share data)             1999        1998         1997
--------------------------------------------------------------------------------
Basic:
  Net income available to common stockholders    $17,516     $16,105     $13,195
  Average common shares outstanding                9,602       9,636       9,799
  Basic net income per share                     $  1.82     $  1.67     $  1.35
                                                 =======     =======     =======
Diluted:
  Net income available to common stockholders    $17,516     $16,105     $13,195
  Average common shares outstanding                9,602       9,636       9,799
  Stock option adjustment                             41          50          13
  Warrant stock adjustment                             0           1           5
                                                 -------     -------     -------
    Average common shares outstanding--diluted     9,643       9,687       9,817
  Diluted net income per share                   $  1.82     $  1.66     $  1.34
                                                 =======     =======     =======

Note 16--Related Party Transactions

Certain directors and executive officers have loan transactions with the Company. Such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with outsiders. The following schedule summarizes changes in amounts of loans outstanding, both direct and indirect, to these persons during 1999 and 1998.

(In thousands)                                   1999                 1998

Balance at January 1                          $ 6,494              $ 6,426
Additions                                       4,899                2,686
Repayments                                     (1,667)              (2,618)
                                              -------              -------
BALANCE ATDECEMBER 31                         $ 9,726              $ 6,494
                                              =======              =======

Note 17--Financial Instruments with Off-Balance Sheet Risk

In the normal course of business, the Company has various outstanding credit commitments which are properly not reflected in the financial statements. These commitments are made to satisfy the financing needs of the Company's clients. The associated credit risk is controlled by subjecting such activity to the same credit and quality controls as exist for the Company's lending and investment activities. The commitments involve diverse business and consumer customers and are generally well collateralized. Management does not anticipate that losses, if any, which may occur as a result of these commitments would materially affect the stockholders'equity of the Company. Since a portion of the commitments have some likelihood of not being exercised, the amounts do not necessarily represent future cash requirements.

Loan and credit line commitments, excluding unused portions of home equity lines of credit, totaled $148,962,000 at December 31, 1999 and $121,171,000 at
December 31, 1998. These commitments are contingent upon continuing customer compliance with the terms of the agreement.

Unused portions of equity lines at year end amounted to $82,904,000 in 1999 and $63,757,000 in 1998. The Company's home equity line accounts, which are secured by the borrower's residence, are reviewed annually.

Irrevocable letters of credit, totaling $13,862,000 at December 31, 1999 and $4,137,000 at December 31, 1998, are obligations to make payments under certain conditions to meet contingencies related to customers' contractual agreements. They are primarily used to guarantee a customer's contractual and/or financial performance, and are seldom exercised.


Note 18--Litigation

In the normal course of business, the Company may become involved in litigation arising from banking, financial, and other activities of the Company. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of these matters will have a material effect on the Company's financial condition, operating results or liquidity.


Note 19--Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments" (SFAS No. 107), as amended by Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" (SFAS No. 119), requires the disclosure in statement form of estimated fair values of financial instruments. Financial instruments have been defined broadly to encompass 95.9% of the Company's assets and 99.7% of its liabilities.

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

The estimated fair values of the Company's financial instruments at December 31 are as follows:

                                                                1999                      1998
----------------------------------------------------------------------------------------------------------
                                                          Book       Estimated      Book     Estimated
(In thousands)                                            Value      Fair Value     Value    Fair Value
----------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Cash and temporary investments(1)                      $   55,742    $   55,767    $ 62,464     $62,621
Investments available-for-sale                            508,715       508,715     539,642     539,642
Investments held-to-maturity and
  other equity securities                                 121,324       115,396      73,937      74,244
Loans, net of allowance                                   817,894       827,440     617,062     636,777
Accrued interest receivable and other assets(2)            21,675        21,675      11,774      11,774
FINANCIAL LIABILITIES
Deposits                                               $1,165,372    $1,158,125    $954,571    $952,777
Short-term borrowings                                     238,976       236,824     257,026     258,445
Long-term borrowings                                       73,120        81,639      14,366      14,527
Accrued interest payable and other liabilities(2)           2,359         2,359       3,025       3,025

----------------------------------------------------------------------------------------------------------
                                                        Estimated    Estimated
(In thousands)                                            Amount     Fair Value    Amount    Fair Value
--------------------------------------------------------------------------------------------------------
OFF-BALANCE SHEET FINANCIAL ASSETS
Commitments to extend credit(3)                          $231,866         $(566)   $184,928       $(898)
Irrevocable letters of credit                              13,862           (69)      4,137         (21)
Servicing rights on mortgages sold                         46,982           489      59,138         532

(1) Temporary investments include interest-bearing deposits with banks, federal funds sold and residential mortgage loans held for sale.
(2) Only financial instruments as defined in SFAS No. 107 are included in other assets and other liabilities.
(3) Includes loan and credit line commitments and unused portions of equity lines.

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

Deposit liabilities. Under SFAS No. 107, the fair value of demand, money market savings and regular savings deposits, which have no stated maturity, must be considered equal to their book value, representing the amount payable on demand, regardless of any value which may be derived from retaining those deposits for an expected future period of time (the deposit base intangible).

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

Note 20--Parent Company Financial Information

The condensed financial statements for Sandy Spring Bancorp (Parent Only) pertaining to the periods covered by the Company's consolidated financial statements are presented below:

Balance Sheets
                                                             December 31,
--------------------------------------------------------------------------------
(In thousands)                                          1999            1998
--------------------------------------------------------------------------------
ASSETS
  Cash and due from banks                             $  2,998        $  1,326
  Investments available-for-sale (at fair value)         5,291           5,667
  Investment in subsidiary                             113,025         102,402
  Receivable from subsidiary                            33,565               0
  Other assets                                             158             256
                                                      --------        --------
    Total Assets                                      $155,037        $109,651
                                                      ========        ========
LIABILITIES
  Long-term borrowings                                $ 33,645        $     46
  Other liabilities                                        816             265
                                                      --------        --------
    Total Liabilities                                   34,461             311
STOCKHOLDERS'EQUITY
  Common stock                                           9,648           9,586
  Surplus                                               24,476          22,913
  Retained earnings                                     86,620          76,305
  Accumulated other comprehensive income                  (168)            536
                                                      --------        --------
    Total Stockholders'Equity                          120,576         109,340
                                                      --------        --------
    Total Liabilities and Stockholders'Equity         $155,037        $109,651
                                                      ========        ========

Statements of Income
                                                                 Years Ended December 31,
---------------------------------------------------------------------------------------------
(In thousands)                                                 1999        1998        1997
---------------------------------------------------------------------------------------------
Income:
  Cash dividends from subsidiary                             $ 8,177     $ 7,583     $ 4,601
  Securities gains                                                65           0           0
  Other income, principally interest                             293         187         379
                                                             -------     -------     -------
    Total Income                                               8,535       7,770       4,980
Interest and other expenses                                      739         386         395
                                                             -------     -------     -------
Income before income taxes and equity in undistributed
  income of subsidiary                                         7,796       7,384       4,585
Income tax (benefit) expense                                    (176)        (75)         12
                                                             -------     -------     -------
Income before equity in undistributed income of subsidiary     7,972       7,459       4,573
Equity in undistributed income of subsidiary                   9,544       8,646       8,622
                                                             -------     -------     -------
  NET INCOME                                                 $17,516     $16,105     $13,195
                                                             =======     =======     =======

Statements of Cash Flows
                                                                  Years Ended December 31,
---------------------------------------------------------------------------------------------
(in thousands)                                                 1999        1998        1997
---------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
  Net Income                                                 $17,516     $16,105     $13,195
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Equity in undistributed income--subsidiary                (9,544)     (8,646)     (8,622)
    Securities gains                                             (65)          0           0
    Net change in other liabilities                              (88)        (67)          8
    Other--net                                                     3           2           6
                                                             -------     -------     -------
      Net Cash Provided by Operating Activities                7,822       7,394       4,587
Cash Flows from Investing Activities:
  Purchase of investments available-for-sale                    (870)     (2,203)     (2,126)
  Proceeds from sales of investments available-for-sale          164           0           0
  Purchase of receivable from subsidiary                     (33,565)          0           0
  Disposal of premises and equipment                              98           0           0
                                                             -------     -------     -------
      Net Cash Used by Investing Activities                  (34,173)     (2,203)     (2,126)
Cash Flows from Financing Activities:
  Proceeds from long-term borrowings                          33,645           0           0
  Retirement of long-term debt                                   (46)        (26)        (23)
  Common stock purchased and retired                            (832)     (6,614)     (3,857)
  Proceeds from issuance of common stock                       2,457       2,556       2,038
  Dividends paid                                              (7,201)     (6,061)     (4,603)
                                                             -------     -------     -------
      Net Cash Provided (Used) by Financing Activities        28,023     (10,145)     (6,445)
                                                             -------     -------     -------
Net Increase (Decrease) in Cash and Cash Equivalents           1,672      (4,954)     (3,984)
Cash and Cash Equivalents at Beginning of Year                 1,326       6,280      10,264
                                                             -------     -------     -------
Cash and Cash Equivalents at End of Year                     $ 2,998     $ 1,326     $ 6,280
                                                             =======     =======     =======

Note 21--Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that Involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain amounts and ratios (set forth in the table below) of total and tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined). and of tier 1 capital (as defined) to average assets (as defined). As of December 31, 1999 and 1998, the capital levels of the Company and the Bank substantially exceed all capital adequacy requirements to which they are subject.

As of December 31, 1999, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, tier 1 risk-based, and tier 1 leverage ratios as set froth in the table. There are no conditions or events since that notification that management believes have changed the Company's or the Bank's category.

The Company's and the Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                                   To Be Well
                                                                                                               Capitalized Under
                                                                                     For Capital               Prompt Corrective
                                                          Actual                  Adequacy Purposes             Action Provision
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                          Amount           Ratio          Amount         Ratio            Amount      Ratio
-----------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1999:
  Total Capital (to risk weighted assets):
    Company                                     $141,979        15.23%          $74,596         8.00%
    Sandy Spring National Bank of Maryland       133,446        14.40            74,124         8.00            $92,656      10.00%
  Tier 1 Capital (to risk weighted assets):
    Company                                      133,687        14.34            37,298         4.00
    Sandy Spring National Bank of Maryland        91,465         9.87            37,062         4.00             55,594       6.00
  Tier 1 Capital (to average assets):
    Company                                      133,687         8.74            45,876         3.00
    Sandy Spring National Bank of Maryland        91,465         6.00            45,703         3.00             76,171       5.00

As of December 31, 1998:
  Total Capital (to risk weighted assets):
    Company                                      115.652        15.67            59,060         8.00
    Sandy Spring National Bank of Maryland       108,858        14.86            59,612         8.00             73,265      10.00
  Tier 1 Capital (to risk weighted assets):
    Company                                      107,596        14.58            29,530         4.00
    Sandy Spring national Bank of Maryland       101,195        13.81            29,306         4.00             43,959       6.00
  Tier 1 Capital (to average assets):
    Company                                      107,596         8.50            37,961         3.00
    Sandy Spring National Bank of Maryland       101,195         8.03            37,784         3.00             62,973       5.00

44

Note 22--Quarterly Financial Results (unaudited)

A summary of selected consolidated quarterly financial data for the two years ended December 31, 1999 is reported as follows:


                                                 First          Second           Third          Fourth
(in thousands, except per share data)           Quarter         Quarter         Quarter         Quarter
------------------------------------------------------------------------------------------------------------------------------------
1999
Interest income                                 $22,175         $22,594         $23,123         $26,495
Net interest income                              12,092          12,846          13,211          14,110
Provision for credit losses                         200             275             266             475
Income before Income taxes                        5,864           6,026           6,543           5,413
Net Income                                        4,264           4,404           4,714           4,144
Basic net income per share                       $ 0.44         $  0.46         $  0.49          $ 0.43
Diluted net income per share                       0.44            0.46            0.49            0.43

1998
Interest income                                 $20,011         $20,498         $21,882         $21,881
Net interest income                              10,904          11,210          11,721          11,688
Provision for credit losses                         267             275               0              10
Income before income taxes                        5,610           5,460           5,996           5,975
Net income                                        3,860           3,875           4,289           4,081
Basic net income per share                      $  0.40         $  0.40         $  0.45         $  0.42
Diluted net income per share                       0.40            0.40            0.45            0.42

                                                                                                45

Sandy Spring Bancorp and Subsidiaries
Management's Statement of Responsibility


Management acknowledges its responsibility for financial reporting (both audited and unaudited) which provides a fair representa- tion of the Company's operations and is reliable and relevant to a meaningful appraisal of the Company.

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

/s/ Hunter R. Hollar                              /s/ James H. Langmead

Hunter R. Hollar                                             James H. Langmead
President and Chief Executive Officer             Vice President and Treasurer



Report of Independent Auditors

Stegman & Company
Certified Public Accountants

Board of Directors and Shareholders
Sandy Spring Bancorp, Inc.
Olney, Maryland

We have audited the accompanying consolidated balance sheets of Sandy Spring Bancorp, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders'equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the management of Sandy Spring Bancorp, Inc. and Subsidiaries. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sandy Spring Bancorp, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                                         /s/ Stegman & Company

Baltimore, Maryland
January 24, 2000

Officers

Sandy Spring Bancorp

Executive Officers

Hunter R. Hollar
President and
Chief Executive Officer

James H. Langmead
Vice President and Treasurer

Corporate Secretary

Ronald E. Kuykendall

Auditor

Mark G. Shullenbarger

Sandy Spring National
Bank of Maryland

Executive Officers

Hunter R. Hollar
President and
Chief Executive Officer

James H. Langmead
Executive Vice President
and Chief Financial Officer

Lawrence T. Lewis, III
Executive Vice President

Frank H. Small
Executive Vice President

James R. Farmer
Senior Vice President

Stanley L. Merson
Senior Vice President

Sara E. Watkins
Senior Vice President

General Counsel
and Corporate Secretary

Ronald E. Kuykendall

Auditor

Mark G. Shullenbarger

Senior Vice Presidents

Frank L. Bentz
R. Louis Caceres
Carole A. Corrigan
Dennis P. Neville
Kathleen E. Pieper
Daniel J. Schrider

Vice Presidents

Steven E. Anderson
C. Louise Basore
John A. Beck, Jr.
James A. Berkey
Frederick T. Billig
Linda S. Drecchio
E. Silvia Fajardo
Lynn M. Gallagher
Victoria L. Gillespie
Chrystina M. Giorgio
Patricia M. Green
Susan N. Haybyrne
Patricia D. Hevner
Peter L. Hickling
Brian J. Hiley
Patricia M. Huber
Donna L. Lampe
Susan D. Lemmon
John G. Lipman
A. Elizabeth Lipscomb
Debra L.C. Liverpool
Ronda M. Long
Martha M. Lord
Marsha E. Maloney
Robert E. Mann
Philip J. Mantua
Tina M. Mathes
Thomas H. McDowell
David S. Miller
James P. Morison, Jr.
Nicol M. Morris
Richard M. Owens
Douglas A. Parker
Michael R. Penyak
Richard S. Prin
Pamela M. Roberts
Eric J. Schrider
Sally A. Shelton
William M. Slade
Cheryl A. Spell
Sandra B. Stocksdale
Russell R. Till
Anthony F. Topita
Janet M. Van Albert
William A. Walker, II
William C. Watkins
Debra A. Whelan
Jeffrey A. Wood

Assistant Vice Presidents

Richard A. Adamson, Jr.
Lee E. Briggs
Joseph F. Brown
Richard W. Burns
George T. Chaney, II
M. Hugh Chow
Mary Jo Clark
Wendy J. Collins
Elenore W. Cone
Shirley A. Connelly
Todd G. Ellis
Donald S. Emel
Sharon J. Fall
Eileen F. Heiss
Alison Hubbard
Laura E.C. Johnson
Deborah J. Macon
Sandra D. Maxey
Peter J. McGinnity
Matthew L. Meyer
Bratati B. Mukherjee
Susan F. Paschal
Sharon L. Rhodes
Danielle A. Riley
Marsha K. Ritter
Thomas E. Spilman
Marcia V. Street
Carla S. Taylor
Tennyson A. Townsley
John R. Unthank
Marcia M. Wong

Other Officers

Mark D. Averell
Kulley A. Bancroft
Charlette J. Bell
Gaye A. Bowers
Jennifer M. Braden
Natalie L. Burch
Diana S. Chaves
Tina L. Dasler
Carolyn S. Devan
Terri L. Ferrara
Tanya M. Ford
Glenna D. Franca
Jeffrey S. Garfinkel
Gail C. Gloyd
Anna N. Gottlieb
Christine L. Hill
Joyce C. Howes
E. Michelle Hughes
Richard E. Irvin
Maureen N. Jesuorobo
Judy D. Johnson
Brita M. Jones
Edward W. Kinsella
Silvia Kodjanian
Kenneth G. Kubu
Walter J. Laderer
Michael T. Lancaster
Eric J. Lottes
Jean M. Montgomery
Lauretta K. Morgan
Jerome C. Nicolella
Charles W. Nicolson, Jr.
Gizelle Petit
Dale W. Rice
Valerie K. Rivenbark
Lisa R. Saunders
Junnie C. Shen
Ani Simonian
Tracy L. Smith
Martin R. Smolley
Norma J. Talley-Maccow
Sheila L. Thomas
Anne E. Thommen
Teresa V. Thornton
Douglas E. Tufts
Cindy G. Watkins
David M. Welker
Tina M. Westervelt
Kenneth V. Wilhelm
George Williams, III
Shelia A. Winstead
Rita A. Woodward
Sandra S. Wright
Jacquelyn M. Yankanich
Eugene P. Zeiser
Cathryn D. Zinkgraf

Sandy Spring
Mortage Corporation

Executive Officers

Hunter R. Hollar
Chairman

Stanley L. Merson
President

James H. Langmead
Treasurer

Vice President

David W. Pulford, Jr

Vice President and Secretary

S. Lynne White

Assistant Vice Presidents

Jeffrey D. Bacigalupo
Kyle E. Becraft
Michael P. Farrell
Barbara E. Gregory
Jay T. Kaminski
Guy W. Silas

Other Officer

Karen E. Garvin

Sandy Spring Insurance
Corporation

Officers

Hunter R. Hollar
President

James H. Langmead
Vice President

Lawrence T. Lewis, III
Vice President

Sara E. Watkins
Vice President

Sandra B. Stocksdale
Secretary and Treasurer